Exhibit 4.1

INDENTURE

by and between

NEWSTAR COMMERCIAL LOAN FUNDING 2014-1 LLC

Issuer

and

U.S. BANK NATIONAL ASSOCIATION

Trustee

Dated as of April 17, 2014

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(continued)

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(continued)

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(continued)

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(continued)

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Schedules and Exhibits

Schedule 1	Schedule of Initial Collateral Obligations
Schedule 2	Moody’s Industry Classification Group List
Schedule 3	Diversity Score Classification
Schedule 4	Moody’s Rating Definitions
Schedule 5	Moody’s RiskCalc Calculation

Exhibit A	Forms of Notes
A-1	Form of Global Note
A-2	Form of Certificated Note

Exhibit B	Forms of Transfer and Exchange Certificates
B-1	Form of Transferor Certificate for Transfer of Rule 144A Global Note or Certificated Note to Regulation S Global Note
B-2	Form of Purchaser Representation Letter for Class [A][B-1][B-2][C][D] Certificated Notes
B-3	Form of Purchaser Representation Letter for Class [E][F] Certificated Notes
B-4	Form of Transferor Certificate for Transfer of Regulation S Global Note or Certificated Note to Rule 144A Global Note
B-5	Form of Class [E][F] Note ERISA Certificate
B-6	Form of Transferee Certificate for Rule 144A Global Note
B-7	Form of Transferee Certificate for Regulation S Global Note

Exhibit C	Calculation of LIBOR
Exhibit D	Form of Note Owner Certificate
Exhibit E	Form of Notice of Substitution
Exhibit F	Interests Payment Account Information
Exhibit G	Form of Retention of Net Economic Interest Letter

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INDENTURE, dated as of April 17, 2014, between NewStar Commercial Loan Funding 2014-1 LLC, a Delaware limited liability company (together with its permitted successors and assigns, the “Issuer”), and U.S. Bank National Association, as trustee (herein, together with its permitted successors and assigns in the trusts hereunder, the “Trustee”).

PRELIMINARY STATEMENT

The Issuer is duly authorized to execute and deliver this Indenture to provide for the Notes issuable as provided herein. The Issuer is entering into this Indenture, and the Trustee is accepting the trusts created hereby, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

All things necessary to make this Indenture a valid agreement of the Issuer in accordance with the agreement’s terms have been done.

GRANTING CLAUSES

The Issuer hereby Grants to the Trustee, for the benefit and security of the Holders of the Notes, the Trustee, the Collateral Manager and the Transferor (collectively, the “Secured Parties”), all of its right, title and interest in, to and under, in each case, whether now owned or existing, or hereafter acquired or arising, (a) the Collateral Obligations (listed, as of the Closing Date, in Schedule 1 to this Indenture) which the Issuer causes to be delivered to the Trustee (directly or through an intermediary or bailee) herewith and all payments thereon or with respect thereto, and all Collateral Obligations which are delivered to the Trustee in the future pursuant to the terms hereof and all payments thereon or with respect thereto, (b) each of the Accounts, and any Eligible Investments purchased with funds on deposit in any of the Accounts, and all income from the investment of funds therein, (c) the Collateral Management Agreement as set forth in Article XV hereof, the Securities Account Control Agreement and the Master Loan Sale Agreement, (d) all Cash or Money delivered to the Trustee (or its bailee) from any source for the benefit of the Secured Parties or the Issuer, (e) any Equity Securities received by the Issuer, (f) all accounts (including health-care-insurance receivables), chattel paper (whether tangible or electronic), commercial tort claims, deposit accounts, documents (including, if applicable, electronic documents), financial assets, general intangibles (including all payment intangibles), goods (including inventory and equipment), instruments, investment property, letters of credit, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), promissory notes and other supporting obligations relating to the foregoing (in each case as defined in the UCC), (g) any other property of the Issuer (whether or not constituting Collateral Obligations or Eligible Investments), and (h) all proceeds with respect to the foregoing (the assets referred to in (a) through (h) are collectively referred to as the “Assets”).

The above Grant is made in trust to secure the Notes and certain other amounts payable by the Issuer as described herein. Except as set forth in the Priority of Payments and Article XIII of this Indenture, the Notes are secured by the Grant equally and ratably without prejudice, priority or distinction between any Note and any other Note by reason of difference in time of issuance or otherwise. The Grant is made to secure, in accordance with the priorities set forth in the Priority of Payments and Article XIII of this Indenture, (i) the payment of all amounts due on the Notes in accordance with their terms, (ii) the payment of all other sums (other than in respect of the Interests) payable under this Indenture, (iii) the payment of amounts owing by the Issuer under the Collateral Management Agreement and the Master Loan Sale Agreement and (iv) compliance with the provisions of this Indenture, all as provided herein. The foregoing Grant shall, for the purpose of determining the property subject to the lien of this Indenture, be deemed to include any securities and any investments granted to the Trustee by or on behalf of the Issuer, whether or not such securities or investments satisfy the criteria set forth in the definitions of “Collateral Obligation” or “Eligible Investments”, as the case may be.

The Trustee acknowledges such Grant, accepts the trusts hereunder in accordance with the provisions hereof, and agrees to perform the duties herein in accordance with the terms hereof.

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Except as otherwise specified herein or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Indenture, and the definitions of such terms are equally applicable both to the singular and plural forms of such terms and to the masculine, feminine and neuter genders of such terms. The word “including” shall mean “including without limitation”. All references herein to designated “Articles”, “Sections”, “sub-Sections” and other subdivisions are to the designated articles, sections, sub-sections and other subdivisions of this Indenture. The words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular article, section, sub-section or other subdivision.

“17g-5 Information”: The meaning specified in Section 14.16.

“17g-5 Website”: A password-protected website which shall initially be located at https://www.structuredfn.com. Any change of the 17g-5 Website shall only occur after notice has been delivered by the Issuer to the Trustee, the Collateral Manager, the Initial Purchaser, and Moody’s setting the date of change and new location of the 17g-5 Website.

“1940 Act”: The Investment Company Act of 1940, as amended from time to time.

“25% Limitation”: The meaning specified in Section 2.5(c).

“Accountants’ Certificate”: The meaning specified in Section 7.18(d).

“Accounts”: (i) The Payment Account, (ii) the Collection Account, (iii) the Ramp-Up Account, (iv) the Revolver Funding Account, (v) the Interest Reserve Account and (vi) the Custodial Account.

“Accredited Investor”: The meaning set forth in Rule 501(a) under the Securities Act.

“Act”: The meaning specified in Section 14.2.

“Adjusted Collateral Principal Amount”: As of any date of determination, (a) the Aggregate Principal Balance of the Collateral Obligations (other than Defaulted Obligations, Discount Obligations and Long Dated Obligations), plus (b) without duplication, the amounts on deposit in the Collection Account and the Ramp-Up Account (including Eligible Investments therein) representing Principal Proceeds, plus (c) the aggregate of the Defaulted Obligation Balances for each Defaulted Obligation, plus (d) the aggregate of the purchase prices for each Discount Obligation, excluding accrued interest, expressed as a percentage of par and multiplied by the Principal Balance thereof, for such Discount Obligation, plus (e) the Aggregate Principal Balance of Long Dated Obligations multiplied by 70%, minus (f) the Excess Caa Adjustment Amount; provided that, with respect to any Collateral Obligation that satisfies more than one of the definitions of Defaulted Obligation and Discount Obligation, or any asset that falls into the Excess Caa Adjustment Amount, such Collateral Obligation shall, for the purposes of this definition, be treated as belonging to the category of Collateral Obligations which results in the lowest Adjusted Collateral Principal Amount on any date of determination.

“Adjusted Weighted Average Moody’s Rating Factor”: As of any date of determination, a number equal to the Weighted Average Moody’s Rating Factor determined in the following manner: for purposes of determining a Moody’s Default Probability Rating, Moody’s Rating or Moody’s Derived Rating in connection with determining the Weighted Average Moody’s Rating Factor for purposes of this definition, the paragraph immediately preceding the last paragraph of the definition of “Moody’s Rating” and the last paragraph of the definition of each of “Moody’s Default Probability Rating” and “Moody’s Derived Rating” shall be disregarded, and instead each applicable rating on credit watch by Moody’s that is on (a) positive watch will be treated as having been upgraded by one rating subcategory, (b) negative watch will be treated as having been downgraded by two rating subcategories and (c) negative outlook will be treated as having been downgraded by one rating subcategory.

“Administrative Expense Cap”: An amount equal on any Payment Date (when taken together with any Administrative Expenses paid during the period since the preceding Payment Date or in the case of the first Payment Date, the period since the Closing Date), to the sum of (a) 0.025% per annum (prorated for the related Interest Accrual Period on the basis of a 360-day year and the actual number of days elapsed) of the Fee Basis Amount on the related Determination Date and (b) U.S.$161,500 per annum (prorated for the related Interest Accrual Period on the basis of a 360-day year consisting of twelve 30-day months); provided that (1) in respect of any Payment Date after the third Payment Date following the Closing Date, if the aggregate amount of Administrative Expenses paid pursuant to Section 11.1(a)(i)(A), Section 11.1(a)(ii)(A) and Section 11.1(a)(iii)(B) (including any excess applied in accordance with this proviso) on the three immediately preceding Payment Dates and during the related Collection Periods is less than the stated Administrative Expense Cap (without regard to any excess applied in accordance with this proviso) in the aggregate for such three preceding Payment Dates, then the excess may be applied to the Administrative Expense Cap with respect to the then-current Payment Date; and (2) in respect of the third Payment Date following the Closing Date, such excess amount shall be calculated based on the Payment Dates preceding such Payment Date.

“Administrative Expenses”: The fees, expenses (including indemnities) and other amounts due or accrued with respect to any Payment Date (including, with respect to any Payment Date, any such amounts that were due and not paid on any prior Payment Date in accordance with the Priority of Payments) and payable in the following order by the Issuer: first, to the Trustee pursuant to Section 6.7 and the other provisions of this Indenture, second, to the Bank in any of its other capacities, third, on a pro rata basis, the following amounts (excluding indemnities) to the following parties: (i) the Independent Review Party, if any, Independent accountants, agents (other than the Collateral Manager) and counsel of the Issuer for fees and expenses; (ii) Moody’s for fees and expenses (including any annual fee, amendment fees and surveillance fees) in connection with any rating of the Notes or in connection with the rating of (or provision of credit estimates in respect of) any Collateral Obligations; (iii) the Collateral Manager under this Indenture and the Collateral Management Agreement, including without limitation reasonable expenses of the Collateral Manager (including fees for its accountants, agents and counsel) incurred in connection with the purchase or sale of any Collateral Obligations, any other expenses incurred in connection with the Collateral Obligations and any other amounts payable pursuant to the Collateral Management Agreement but excluding the Aggregate Collateral Management Fees; (iv) the Independent Manager for any fees or expenses due under the management agreement between the Issuer and the Independent Manager; and (v) any other Person in respect of any other fees or expenses permitted under this Indenture and the documents delivered pursuant to or in connection with this Indenture (including without limitation the payment of all legal and other fees and expenses incurred in connection with the purchase or sale of any Collateral Obligations and any other expenses incurred in connection with the Collateral Obligations) and the Notes, including but not limited to, any amounts due in respect of the listing of the Notes on any stock exchange or trading system, any Re-Pricing, redemption, Refinancing or additional issuance of Notes and fourth, on a pro rata basis, indemnities payable to any Person pursuant to any Transaction Document; provided, that, for the avoidance of doubt, amounts that are expressly payable to any Person under the Priority of Payments in respect of an amount that is stated to be payable as an amount other than as Administrative Expenses (including, without limitation, interest and principal in respect of the Notes) shall not constitute Administrative Expenses.

“Affected Class”: Any Class of Notes that, as a result of the occurrence of a Tax Event, has not received 100% of the aggregate amount of principal and interest that would otherwise be due and payable to such Class on any Payment Date.

“Affiliate”: With respect to a Person, (i) any other Person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such Person or (ii) any other Person who is a director, Officer, employee or general partner (a) of such Person, (b) of any subsidiary or parent company of such Person or (c) of any Person described in clause (i) above. For the purposes of this definition, “control” of a Person shall mean the power, direct or indirect, (x) to vote more than 50% (or, solely for purposes of determining control in connection with a Portfolio Company, 35%) of the securities or other interests having ordinary voting power for the election of directors of such Persons or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Affiliate Originated Collateral Obligation”: Any Collateral Obligation with respect to which the Transferor, either itself or through related entities, directly or indirectly, was involved in the original agreement which created such obligation.

“Agent Members”: Members of, or participants in, DTC, Euroclear or Clearstream.

“Aggregate Collateral Management Fee”: The Aggregate Senior Collateral Management Fee and the Aggregate Subordinate Collateral Management Fee.

“Aggregate Coupon”: As of any Measurement Date, the sum of the products obtained by multiplying, in the case of each Fixed Rate Obligation (including, for any Permitted Deferrable Obligation, only the required current cash interest required by the Underlying Documents thereon), (i) the stated coupon on such Collateral Obligation expressed as a percentage and (ii) the Principal Balance of such Collateral Obligation.

“Aggregate Funded Spread”: As of any Measurement Date, the sum of: (a) in the case of each Floating Rate Obligation (other than a Defaulted Obligation) that bears interest at a spread over a Libor-based index (including, for any Permitted Deferrable Obligation, only the excess of the required current cash pay interest required by the Underlying Documents thereon over the applicable index and excluding the unfunded portion of any Delayed Drawdown Collateral Obligation and Revolving Collateral Obligation), (i) the stated interest rate spread on such Collateral Obligation above such index multiplied by (ii) the outstanding principal balance of such Collateral Obligation; provided that, with respect to any LIBOR Floor Obligation, the stated interest rate spread on such Collateral Obligation over the applicable index shall be deemed to be equal to the sum of (x) the stated interest rate spread over the applicable index and (y) the excess, if any, of the specified “floor” rate relating to such Collateral Obligation over the applicable index; and (b) in the case of each Floating Rate Obligation (other than a Defaulted Obligation) (including, for any Permitted Deferrable Obligation, only the required current cash pay interest required by the Underlying Documents thereon and excluding the unfunded portion of any Delayed Drawdown Collateral Obligation and Revolving Collateral Obligation) that bears interest at a spread over an index other than a Libor-based index, (i) the excess of the sum of such spread and such index over LIBOR as of the immediately preceding Interest Determination Date (which spread or excess may be expressed as a negative percentage) multiplied by (ii) the outstanding principal balance of each such Collateral Obligation.

“Aggregate Outstanding Amount”: With respect to any of the Notes as of any date, the aggregate unpaid principal amount of such Notes Outstanding on such date.

“Aggregate Principal Balance”: When used with respect to all or a portion of the Collateral Obligations or the Assets, the sum of the Principal Balances of all or of such portion of the Collateral Obligations or Assets, respectively.

“Aggregate Senior Collateral Management Fee”: Without duplication, all accrued and unpaid Senior Collateral Management Fees, Current Deferred Senior Management Fees, Cumulative Deferred Senior Management Fees and Senior Collateral Management Fee Shortfall Amounts (including accrued interest).

“Aggregate Subordinate Collateral Management Fee”: Without duplication, all accrued and unpaid Subordinate Collateral Management Fees, Current Deferred Subordinate Management Fees, Cumulative Deferred Subordinate Management Fees and Subordinate Collateral Management Fee Shortfall Amounts (including accrued interest).

“Aggregate Unfunded Spread”: As of any Measurement Date, the sum of the products obtained by multiplying (i) for each Delayed Drawdown Collateral Obligation and Revolving Collateral Obligation (other than Defaulted Obligations), the related commitment fee rate then in effect as of such date and (ii) the undrawn commitments of each such Delayed Drawdown Collateral Obligation and Revolving Collateral Obligation as of such date.

“Applicable Advance Rate”: For each Collateral Obligation and for the applicable number of Business Days between the certification date for a sale or participation required by Section 9.4 and the expected date of such sale or participation, the percentage specified below:

	Same day	1-2 days	3-5 days	6-15 days
Senior Secured Loans with a Market Value of:
90% or more of par	100%	93%	92%	88%
Below 90% of par	100%	80%	73%	60%
Other Collateral Obligations with a Moody’s Rating of at least “B3” and a Market Value of 90% or more of par	100%	89%	85%	75%
All other Collateral Obligations	100%	75%	65%	45%

“Articles 404-410”: The meaning specified in the definition of “Retention Requirement Laws”.

“Asset Quality Matrix”: The following chart used to determine which of the “row/column combinations” are applicable for purposes of determining compliance with the Moody’s Diversity Test, the Maximum Moody’s Rating Factor Test and the Minimum Floating Spread Test, as set forth in Section 7.18(g).

Minimum Weighted Average Spread	Minimum Diversity Score
	24	27	30	33	36	39	42	45	48
3.85%	2600	2670	2730	2780	2810	2850	2890	2930	2960
3.95%	2670	2740	2800	2850	2880	2920	2960	3000	3030
4.05%	2740	2810	2870	2920	2950	2990	3030	3070	3100
4.15%	2790	2870	2930	2980	3020	3060	3100	3140	3170
4.25%	2850	2930	2990	3040	3080	3120	3160	3200	3230
4.35%	2910	2990	3050	3100	3140	3180	3220	3260	3290
4.45%	2930	3020	3090	3150	3200	3240	3280	3320	3350
4.55%	2980	3070	3140	3200	3250	3290	3330	3370	3400
4.65%	3030	3120	3190	3250	3300	3340	3380	3420	3450
4.75%	3065	3155	3230	3290	3340	3380	3420	3460	3500
4.85%	3105	3195	3270	3330	3380	3420	3460	3500	3540
4.95%	3135	3225	3310	3370	3420	3460	3500	3540	3580
5.05%	3160	3245	3330	3400	3450	3490	3530	3570	3610
5.15%	3180	3270	3360	3430	3480	3520	3560	3600	3640
5.25%	3200	3290	3380	3450	3510	3550	3590	3630	3670
5.35%	3230	3310	3400	3480	3540	3580	3620	3660	3700
5.45%	3250	3340	3420	3500	3570	3620	3670	3720	3770
5.55%	3270	3370	3450	3530	3600	3650	3700	3750	3800
5.65%	3290	3390	3480	3560	3630	3680	3730	3780	3830
5.75%	3320	3420	3510	3590	3660	3710	3760	3810	3860
5.85%	3350	3450	3540	3620	3690	3740	3790	3840	3890
5.95%	3380	3480	3570	3650	3720	3770	3820	3870	3920
6.05%	3410	3510	3600	3680	3750	3800	3850	3900	3950
	Maximum Weighted Average Rating Factor

“Asset-backed Commercial Paper”: Commercial paper or other short-term obligations of a program that primarily issues externally rated commercial paper backed by assets or exposures held in a bankruptcy-remote, special purpose entity.

“Assets”: The meaning specified in the Granting Clauses.

“Assumed Reinvestment Rate”: LIBOR (as determined on the most recent Interest Determination Date relating to an Interest Accrual Period beginning on a Payment Date or the Closing Date) minus 0.25% per annum; provided that the Assumed Reinvestment Rate shall not be less than 0.00%.

“Authenticating Agent”: With respect to the Notes or a Class of the Notes, the Person designated by the Trustee to authenticate such Notes on behalf of the Trustee pursuant to Section 6.14 hereof.

“Balance”: On any date, with respect to Cash or Eligible Investments in any account, the aggregate of the (i) current balance of Cash, demand deposits, time deposits, certificates of deposit and federal funds; (ii) principal amount of interest-bearing corporate and government securities, money market accounts and repurchase obligations; and (iii) purchase price (but not greater than the face amount) of non-interest-bearing government and corporate securities and commercial paper.

“Bank”: U.S. Bank National Association, in its individual capacity and not as Trustee, or any successor thereto.

“Bankruptcy Code”: The federal Bankruptcy Code, Title 11 of the United States Code, as amended from time to time.

“Beneficial Ownership Certificate”: The meaning specified in Section 14.2(e).

“Benefit Plan Investor”: A “benefit plan investor” as defined in 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, which includes (a) any employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to the fiduciary responsibility provisions of Title I of ERISA, (b) any plan to which Section 4975 of the Code applies and (c) any entity whose underlying assets include “plan assets” by reason of such an employee benefit plan’s or a plan’s investment in such entity.

“Bond”: A debt security (that is not a Loan) that is (i) issued by a corporation, limited liability company, partnership or trust and (ii) secured by an interest on specified collateral.

“Bridge Loan”: Any loan or other obligation that (i) is incurred in connection with a merger, acquisition, consolidation, or sale of all or substantially all of the assets of a Person or similar transaction and (ii) by its terms, is required to be repaid within one year of the incurrence thereof with proceeds from additional borrowings or other refinancings (it being understood that any such loan or debt security that has a nominal maturity date of one year or less from the incurrence thereof but has a term-out or other provision whereby (automatically or at the sole option of the Obligor thereof) the maturity of the indebtedness thereunder may be extended to a later date is not a Bridge Loan).

“Business Day”: Any day other than (i) a Saturday or a Sunday or (ii) a day on which commercial banks are authorized or required by applicable law, regulation or executive order to close in New York, New York or in the city in which the Corporate Trust Office of the Trustee is located or, for any final payment of principal, in the relevant place of presentation.

“Caa Collateral Obligation”: A Collateral Obligation (other than a Defaulted Obligation) with a Moody’s Default Probability Rating of “Caa1” or lower.

“Caa Excess”: The amount equal to the excess, if any, of the Principal Balance of all Caa Collateral Obligations over an amount equal to 17.5% of the Collateral Principal Amount as of such date of determination; provided that, in determining which of the Caa Collateral Obligations shall be included in the Caa Excess, the Caa Collateral Obligations with the lowest Market Value (expressed as a percentage of the outstanding principal balance of such Collateral Obligations as of such date of determination) shall be deemed to constitute such Caa Excess.

“Calculation Agent”: The meaning specified in Section 7.16.

“Cash”: Such funds denominated in currency of the United States of America as at the time shall be legal tender for payment of all public and private debts, including funds standing to the credit of an Account.

“Certificate of Authentication”: The meaning specified in Section 2.1.

“Certificated Note”: The meaning specified in Section 2.2(b)(iii).

“Certificated Security”: The meaning specified in Section 8-102(a)(4) of the UCC.

“Class”: All of the Notes having the same Interest Rate, Stated Maturity and class designation, it being agreed and understood that the Class B-1 Notes and the Class B-2 Notes shall constitute a single Class except as otherwise expressly provided or as the context may otherwise require.

“Class A/B Coverage Tests”: The Overcollateralization Ratio Test and the Interest Coverage Test, each as applied with respect to the Class A Notes and the Class B Notes.

“Class A Notes”: The Class A Senior Secured Floating Rate Notes issued pursuant to this Indenture and having the characteristics specified in Section 2.3.

“Class B Notes”: The Class B-1 Notes and the Class B-2 Notes, collectively.

“Class B-1 Notes”: The Class B-1 Senior Secured Floating Rate Notes issued pursuant to this Indenture and having the characteristics specified in Section 2.3.

“Class B-2 Notes”: The Class B-2 Senior Secured Fixed Rate Notes issued pursuant to this Indenture and having the characteristics specified in Section 2.3.

“Class C Coverage Tests”: The Overcollateralization Ratio Test and the Interest Coverage Test, each as applied with respect to the Class C Notes.

“Class C Notes”: The Class C Secured Deferrable Floating Rate Notes issued pursuant to this Indenture and having the characteristics specified in Section 2.3.

“Class D Coverage Tests”: The Overcollateralization Ratio Test and the Interest Coverage Test, each as applied with respect to the Class D Notes.

“Class D Notes”: The Class D Secured Deferrable Floating Rate Notes issued pursuant to this Indenture and having the characteristics specified in Section 2.3.

“Class E Notes”: The Class E Secured Deferrable Floating Rate Notes issued pursuant to this Indenture and having the characteristics specified in Section 2.3.

“Class E Overcollateralization Ratio Test”: The Overcollateralization Ratio Test as applied with respect to the Class E Notes.

“Class F Notes”: The Class F Secured Deferrable Floating Rate Notes issued pursuant to this Indenture and having the characteristics specified in Section 2.3.

“Clearing Agency”: An organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Clearing Corporation”: (i) Clearstream, (ii) DTC, (iii) Euroclear and (iv) any entity included within the meaning of “clearing corporation” under Section 8-102(a)(5) of the UCC.

“Clearing Corporation Security”: Securities which are in the custody of or maintained on the books of a Clearing Corporation or a nominee subject to the control of a Clearing Corporation and, if they are Certificated Securities in registered form, properly endorsed to or registered in the name of the Clearing Corporation or such nominee.

“Clearstream”: Clearstream Banking, société anonyme, a corporation organized under the laws of the Duchy of Luxembourg (formerly known as Cedelbank, société anonyme).

“Closing Date”: April 17, 2014.

“Code”: The United States Internal Revenue Code of 1986, as amended.

“Collateral Interest Amount”: As of any date of determination, without duplication, the aggregate amount of Interest Proceeds that has been received or that is expected to be received (other than Interest Proceeds expected to be received from Defaulted Obligations, but including

Interest Proceeds actually received from Defaulted Obligations), in each case during the Collection Period in which such date of determination occurs (or after such Collection Period but on or prior to the related Payment Date if such Interest Proceeds would be treated as Interest Proceeds with respect to such Collection Period).

“Collateral Management Agreement”: The agreement dated as of the Closing Date, between the Issuer and the Collateral Manager relating to the management of the Collateral Obligations and the other Assets by the Collateral Manager on behalf of the Issuer, as amended from time to time in accordance with the terms thereof.

“Collateral Manager”: NewStar Financial, Inc., a Delaware corporation, until a successor Person shall have become the Collateral Manager pursuant to the provisions of the Collateral Management Agreement, and thereafter “Collateral Manager” shall mean such successor Person.

“Collateral Manager Standard”: The meaning specified in the Collateral Management Agreement.

“Collateral Obligation”: A Senior Secured Loan (including, but not limited to, interests in middle market loans acquired by way of a purchase or assignment), or Participation Interest therein, a Second Lien Loan or Participation Interest therein, or a DIP Collateral Obligation or a Participation Interest therein, that as of the date of acquisition by the Issuer:

(i)	is U.S. Dollar denominated and is neither convertible by the issuer thereof into, nor payable in, any other currency;

(ii)	is not a Defaulted Obligation or a Credit Risk Obligation;

(iii)	other than in the case of a capital lease that is an extension of credit and not a security, is not a lease;

(iv)	if it is a Deferrable Obligation, it is a Permitted Deferrable Obligation;

(v)	provides for a fixed amount of principal payable in Cash on scheduled payment dates and/or at maturity and does not by its terms provide for earlier amortization or prepayment at a price of less than par;

(vi)	does not constitute Margin Stock;

(vii)	gives rise only to payments that are not subject to withholding tax, other than withholding tax as to which the Obligor must make additional payments so that the net amount received by the Issuer after satisfaction of such tax is the amount due to the Issuer before the imposition of any withholding tax;

(viii)	has a Moody’s Rating;

(ix)	is not a debt obligation whose repayment is subject to substantial non-credit related risk as determined by the Collateral Manager;

(x)	except for Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations, is not an obligation pursuant to which any future advances or payments to the borrower or the Obligor thereof may be required to be made by the Issuer;

(xi)	[intentionally omitted];

(xii)	is not a repurchase obligation, a Bond, a High-Yield Bond, a Zero Coupon Bond, an Unsecured Loan, a Bridge Loan, a Commercial Real Estate Loan, a Structured Finance Obligation, a Step-Down Obligation or a Step-Up Obligation;

(xiii)	will not require the Issuer or the pool of Assets to be registered as an investment company under the 1940 Act;

(xiv)	is not an Equity Security or by its terms convertible into or exchangeable for an Equity Security at the option of the issuer thereof or any other Person other than the Issuer;

(xv)	is not the subject of an Offer of exchange, or tender by its issuer, for cash, securities or any other type of consideration other than a Permitted Offer;

(xvi)	does not have a Moody’s Default Probability Rating that is below “Caa3”;

(xvii)	does not mature after the Stated Maturity of the Notes;

(xviii)	other than in the case of a Fixed Rate Obligation, accrues interest at a floating rate determined by reference to (a) the Dollar prime rate, federal funds rate or Libor or (b) a similar interbank offered rate, commercial deposit rate or any other index in respect of which the Moody’s Rating Condition is satisfied;

(xix)	is Registered;

(xx)	is not a Synthetic Security;

(xxi)	does not pay interest less frequently than semi-annually;

(xxii)	is not a letter of credit and does not support a letter of credit (except to the extent that an Obligor may make draws under a Revolving Collateral Obligation for the purpose of funding its obligations with respect to letters of credit);

(xxiii)	is not an interest in a grantor trust;

(xxiv)	is purchased at a price at least equal to 65% of its outstanding principal balance;

(xxv)	is not issued by an Obligor Domiciled in Cyprus, Greece, Ireland, Italy, Portugal or Spain;

(xxvi)	is issued by a Non-Emerging Market Obligor Domiciled in the United States, Canada, a Group I Country, a Group II Country, a Group III Country or a Tax Jurisdiction;

(xxvii)	if it is a Participation Interest, the Moody’s Counterparty Criteria is satisfied with respect to the acquisition thereof;

(xxviii)	is an Eligible Asset;

(xxix)	is not an obligation of a Portfolio Company; and

(xxx)	does not have attached equity warrants.

“Collateral Principal Amount”: As of any date of determination, the sum of (a) the Aggregate Principal Balance of the Collateral Obligations (other than Defaulted Obligations except as otherwise expressly set forth herein) and (b) without duplication, the amounts on deposit in any Account (including Eligible Investments therein) representing Principal Proceeds; provided that for purposes of calculating the Concentration Limitations, Defaulted Obligations shall be included in the Collateral Principal Amount with a Principal Balance equal to the Defaulted Obligation Balance thereof.

“Collateral Quality Test”: A test satisfied, as of the Effective Date and any other date thereafter on which such test is required to be determined hereunder if, in the aggregate, the Collateral Obligations owned (or in relation to a proposed purchase of a Collateral Obligation, proposed to be owned) by the Issuer satisfy each of the tests set forth below (or, after the Effective Date, if not in compliance at the time of reinvestment, the relevant requirements must be maintained or improved as described in the Investment Criteria):

(i)	the Minimum Floating Spread Test;

(ii)	the Minimum Weighted Average Coupon Test;

(iii)	the Maximum Moody’s Rating Factor Test;

(iv)	the Moody’s Diversity Test;

(v)	the Minimum Weighted Average Moody’s Recovery Rate Test; and

(vi)	the Weighted Average Life Test.

“Collection Account”: The trust account established pursuant to Section 10.2 which consists of the Principal Collection Subaccount and the Interest Collection Subaccount.

“Collection Period”: (i) With respect to the first Payment Date, the period commencing on the Closing Date and ending at the close of business on the tenth day of the calendar month in which the first Payment Date occurs; and (ii) with respect to any other Payment Date, the period commencing on the day immediately following the prior Collection Period and ending (a) in the case of the final Collection Period preceding the latest Stated Maturity of any Class of Notes, on the day of such Stated Maturity, (b) in the case of the final Collection Period preceding an Optional Redemption or Tax Redemption in whole of the Notes, on the Redemption Date and (c) in any other case, at the close of business on the tenth day of the calendar month in which such Payment Date occurs; provided, that, in each case, if such tenth day is not a Business Day, the next succeeding Business Day.

“Commercial Real Estate Loan”: Any Loan for which the underlying collateral consists primarily of real property owned by the Obligor and is evidenced by a note or other evidence of indebtedness.

“Concentration Account”: The meaning specified in Section 10.2.

“Concentration Limitations”: Limitations satisfied on each Measurement Date on or after the Effective Date and during the Reinvestment Period if, in the aggregate, the Collateral Obligations owned (or in relation to a proposed purchase of a Collateral Obligation, proposed to be owned) by the Issuer comply with all of the requirements set forth below (or in relation to a proposed purchase after the Effective Date, if not in compliance, the relevant requirements must be maintained or improved after giving effect to the purchase), calculated in each case as required by Section 1.3 herein:

(i)	not less than 97.0% of the Collateral Principal Amount may consist of Senior Secured Loans, Cash and Eligible Investments;

(ii)	not more than 3.0% of the Collateral Principal Amount may consist of Second Lien Loans;

(iii)	not more than 2.5% of the Collateral Principal Amount may consist of obligations issued by a single Obligor and its Affiliates, except that, without duplication, Collateral Obligations issued by up to seven Obligors and their respective Affiliates may each constitute up to 3.0% of the Collateral Principal Amount;

(iv)	not more than 17.5% of the Collateral Principal Amount may consist of Collateral Obligations with a Moody’s Default Probability Rating of “Caa1” or below (other than a Defaulted Obligation);

(v)	not more than 5.0% of the Collateral Principal Amount may consist of Fixed Rate Obligations;

(vi)	not more than 5.0% of the Collateral Principal Amount may consist of Current Pay Obligations;

(vii)	not more than 10.0% of the Collateral Principal Amount may consist, in the aggregate, of unfunded commitments under Delayed Drawdown Collateral Obligations and unfunded and funded commitments under Revolving Collateral Obligations;

(viii)	(a) not more than 5.0% of the Collateral Principal Amount may consist of Participation Interests, and (b) each such Participation Interest shall satisfy the Moody’s Counterparty Criteria;

(ix)	not more than 10.0% of the Collateral Principal Amount may have a Moody’s Rating or Moody’s Default Probability Rating derived from an S&P Rating as set forth in clause (b) of the definition of the term “Moody’s Derived Rating”;

(x)	no more than the percentage listed below of the Collateral Principal Amount may be issued by Obligors Domiciled in the country or countries set forth opposite such percentage:

% Limit	Country or Countries

10.0%	All countries (in the aggregate) other than the United States;

10.0%	Canada;

5.0%	all countries (in the aggregate) other than the United States, Canada and the United Kingdom;

2.5%	any individual Group I Country;

2.0%	all Group II Countries in the aggregate;

2.0%	any individual Group II Country;

1.5%	all Group III Countries in the aggregate;

1.5%	all Tax Jurisdictions in the aggregate; and

1.0%	any individual country other than the United States, the United Kingdom, Canada, the Netherlands, any Group II Country or any Group III Country;

(xi)	not more than 12.5% of the Collateral Principal Amount may consist of Collateral Obligations that are issued by Obligors that belong to any single Moody’s Industry Classification, except that (x) the largest Moody’s Industry Classification may represent up to 20.0% of the Collateral Principal Amount; (y) the next largest Moody’s Industry Classification may represent up to 17.5% of the Collateral Principal Amount; and (z) the next largest Moody’s Industry Classification may represent up to 15.0% of the Collateral Principal Amount;

(xii)	not more than 5.0% of the Collateral Principal Amount may consist of Collateral Obligations that pay interest at least semi-annually, but less frequently than quarterly;

(xiii)	not more than 10.0% of the Collateral Principal Amount may consist of Collateral Obligations that are Discount Obligations;

(xiv)	not more than 5.0% of the Collateral Principal Amount may consist of Collateral Obligations that are Permitted Deferrable Obligations;

(xv)	not more than 12.5% of the Collateral Principal Amount may consist of Collateral Obligations that are Cov-Lite Loans; and

(xvi)	not more than 2.5% of the Collateral Principal Amount may consist of DIP Collateral Obligations.

“Confidential Information”: The meaning specified in Section 14.15(b).

“Controlling Class”: The Class A Notes so long as any Class A Notes are Outstanding; then the Class B Notes so long as any Class B Notes are Outstanding; then the Class C Notes so long as any Class C Notes are Outstanding; then the Class D Notes so long as any Class D Notes are Outstanding; then the Class E Notes so long as any Class E Notes are Outstanding; then the Class F Notes so long as any Class F Notes are Outstanding; and then the Interests.

“Controlling Person”: A Person (other than a Benefit Plan Investor) who has discretionary authority or control with respect to the assets of an entity or any Person who provides investment advice for a fee (direct or indirect) with respect to such assets or any affiliate of any such Person. For this purpose, an “affiliate” of a Person includes any Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Person. “Control,” with respect to a Person other than an individual, means the power to exercise a controlling influence over the management or policies of such Person, and “Controlling” shall have the meaning correlative to the foregoing.

“Corporate Trust Office”: The principal corporate trust office of the Trustee at which this Indenture is administered, currently located at (a) for Note transfer purposes and for presentment and surrender of the Notes for final payment thereon, 60 Livingston Avenue, St. Paul, Minnesota 55107, Attention: NewStar Commercial Loan Funding 2014-1 LLC, and (b) for all other purposes, One Federal Street, 3rd Floor, Boston, Massachusetts 02110, Attention: NewStar Commercial Loan Funding 2014-1 LLC (Kyle Harcourt); or in each case, such other address as the Trustee may designate from time to time by notice to the Holders, the Collateral Manager and the Issuer or the principal corporate trust office of any successor Trustee.

“Cov-Lite Loan”: A Collateral Obligation the Underlying Documents for which do not (i) contain any financial covenants or (ii) require the borrower thereunder to comply with any Maintenance Covenant (regardless of whether compliance with one or more Incurrence Covenants is otherwise required by such Underlying Documents).

“Coverage Tests”: The Overcollateralization Ratio Test and the Interest Coverage Test, each as applied to each specified Class or Classes of Notes.

“Credit Improved Criteria”: The criteria that will be met if, with respect to any Collateral Obligation, any of the following occur:

(a)	such Collateral Obligation has experienced a reduction in its credit spread of 10% or more compared to the credit spread in effect as of the Cut-Off Date for such Collateral Obligation, such reduction in spread being determined by reference to an Eligible Loan Index; or

(b)	such Collateral Obligation has a Market Value above the higher of (i) par and (ii) the initial purchase price paid by the Issuer for such Collateral Obligation.

“Credit Improved Obligation”: Any Collateral Obligation which, in the Collateral Manager’s reasonable commercial judgment, has significantly improved in credit quality after it was acquired by the Issuer; provided, that during a Restricted Trading Period, a Collateral Obligation will qualify as a Credit Improved Obligation only if (i) it has been upgraded by Moody’s at least one rating subcategory or has been placed and remains on a credit watch with positive implication by Moody’s since it was acquired by the Issuer, (ii) the Credit Improved Criteria are satisfied with respect to such Collateral Obligation or (iii) a Majority of the Controlling Class consents to treat such Collateral Obligation as a Credit Improved Obligation.

“Credit Risk Criteria”: The criteria that will be met if, with respect to any Collateral Obligation, any of the following occur:

(a)	the spread over LIBOR or other Eligible Loan Index for such Collateral Obligation has been increased since the date of purchase by the Issuer by (A) 0.25% or more (in the case of a Collateral Obligation with a spread over the applicable reference rate selected by the Collateral Manager in the exercise of its reasonable business judgment (prior to such increase) less than or equal to 2%), (B) 0.375% or more (in the case of a Collateral Obligation with a spread over the applicable reference rate selected by the Collateral Manager in the exercise of its reasonable business judgment (prior to such increase) greater than 2% but less than or equal to 4%) or (C) 0.5% or more (in the case of a Collateral Obligation with a spread over the applicable reference rate selected by the Collateral Manager in the exercise of its reasonable business judgment (prior to such increase) greater than 4%) due, in each case, to a deterioration in the related Obligor’s financial ratios or financial results in accordance with the Underlying Documents relating to such Collateral Obligation; or

(b)	the Market Value of such Collateral Obligation has decreased by at least 2.5% of the price paid by the Issuer for such Collateral Obligation due to a deterioration in the related Obligor’s financial ratios or financial results in accordance with the Underlying Documents relating to such Collateral Obligation.

“Credit Risk Obligation”: Any Collateral Obligation that, in the Collateral Manager’s reasonable commercial judgment, has a significant risk of declining in credit quality or price; provided that, during a Restricted Trading Period, a Collateral Obligation will qualify as a Credit Risk Obligation for purposes of sales of Collateral Obligations only if (i) such Collateral

Obligation has been downgraded by Moody’s at least one rating subcategory or has been placed and remains on a credit watch with negative implication by Moody’s since it was acquired by the Issuer, (ii) the Credit Risk Criteria are satisfied with respect to such Collateral Obligation or (iii) a Majority of the Controlling Class consents to treat such Collateral Obligation as a Credit Risk Obligation.

“CRR”: The meaning specified in the definition of “Retention Requirement Laws”.

“Cumulative Deferred Senior Management Fee”: All or a portion of the previously deferred Senior Collateral Management Fees or Senior Collateral Management Fee Shortfall Amounts (including accrued interest prior to the Payment Date on which the payment of such Senior Collateral Management Fee Shortfall Amount was deferred by the Collateral Manager), which may be declared due and payable by the Collateral Manager on any Payment Date.

“Cumulative Deferred Subordinate Management Fee”: All or a portion of the previously deferred Subordinate Collateral Management Fees or Subordinate Collateral Management Fee Shortfall Amounts (including accrued interest prior to the Payment Date on which the payment of such Subordinate Collateral Management Fee Shortfall Amount was deferred by the Collateral Manager), which may be declared due and payable by the Collateral Manager on any Payment Date.

“Current Deferred Senior Management Fee”: With respect to a Payment Date, all or a portion of the Senior Collateral Management Fees or Senior Collateral Management Fee Shortfall Amounts (including accrued interest), due and owing to the Collateral Manager the payment of which is voluntarily deferred (for payment on a subsequent Payment Date), without interest, by the Collateral Manager.

“Current Deferred Subordinate Management Fee”: With respect to a Payment Date, all or a portion of the Subordinate Collateral Management Fees or Subordinate Collateral Management Fee Shortfall Amounts (including accrued interest), due and owing to the Collateral Manager the payment of which is voluntarily deferred (for payment on a subsequent Payment Date), without interest, by the Collateral Manager.

“Current Pay Obligation”: Any Collateral Obligation (other than a DIP Collateral Obligation) that would otherwise be treated as a Defaulted Obligation but as to which no payments are due and payable that are unpaid and with respect to which the Collateral Manager has certified to the Trustee in writing that it believes, in its reasonable business judgment, that (a) the Obligor of such Collateral Obligation is current on all interest payments, principal payments and other amounts due and payable thereunder and will continue to make scheduled payments of interest thereon and will pay the principal thereof and all other amounts due and payable thereunder by maturity or as otherwise contractually due, (b) if the Obligor is subject to a bankruptcy proceeding, it has been the subject of an order of a bankruptcy court that permits it to make the scheduled payments on such Collateral Obligation and all interest payments, principal payments and other amounts due and payable thereunder have been paid in Cash when due, (c) the Collateral Obligation has a Market Value of at least 80% of its par value and (d) if the Notes are then rated by Moody’s, (A) has a Moody’s Rating of at least “Caa1” and a Market Value of at least 80% of its par value or (B) has a Moody’s Rating of at least “Caa2” and its

Market Value is at least 85% of its par value (Market Value being determined, solely for the purposes of clauses (c) and (d), without taking into consideration clause (iii) of the definition of the term “Market Value”).

“Current Portfolio”: At any time, the portfolio of Collateral Obligations, Cash and Eligible Investments representing Principal Proceeds (determined in accordance with Section 1.3 to the extent applicable), then held by the Issuer.

“Custodial Account”: The custodial account established pursuant to Section 10.3(b).

“Custodian”: The meaning specified in the first sentence of Section 3.3(a) with respect to items of collateral referred to therein, and each entity with which an Account is maintained, as the context may require, each of which shall be a Securities Intermediary.

“Cut-Off Date”: Each date on or after the Closing Date on which a Collateral Obligation is transferred to the Issuer.

“Default”: Any Event of Default or any occurrence that is, or with notice or the lapse of time or both would become, an Event of Default.

“Defaulted Obligation”: Any Collateral Obligation included in the Assets as to which:

(a)	a default as to the payment of principal and/or interest has occurred and is continuing with respect to such Collateral Obligation (without regard to any grace period applicable thereto (except as otherwise provided in this clause (a)), or waiver or forbearance thereof, after the passage (in the case of a default that in the Collateral Manager’s judgment, as certified to the Trustee in writing, is not due to credit-related causes) of five Business Days or seven calendar days, whichever is greater, but in no case beyond the passage of any grace period applicable thereto);

(b)	a default as to the payment of principal and/or interest has occurred and is continuing on another debt obligation of the same Obligor which is senior or pari passu in right of payment to such Collateral Obligation (without regard to any grace period applicable thereto (except as otherwise provided in this clause (b)), or waiver or forbearance thereof, after the passage (in the case of a default that in the Collateral Manager’s judgment, as certified to the Trustee in writing, is not due to credit-related causes) of five Business Days or seven calendar days, whichever is greater, but in no case beyond the passage of any grace period applicable thereto; provided that both the Collateral Obligation and such other debt obligation are full recourse obligations of the applicable Obligor or secured by the same collateral);

(c)	the Obligor or others have instituted proceedings to have the Obligor adjudicated as bankrupt or insolvent or placed into receivership and such proceedings have not been stayed or dismissed or such Obligor has filed for protection under Chapter 11 of the Bankruptcy Code;

(d)	the Obligor on such Collateral Obligation has a “probability of default” rating assigned by Moody’s of “D” or “LD”;

(e)	such Collateral Obligation is pari passu in right of payment as to the payment of principal and/or interest to another debt obligation of an Obligor which has a “probability of default” rating assigned by Moody’s of “D” or “LD”; provided that both the Collateral Obligation and such other debt obligation are full recourse obligations of the applicable Obligor or secured by the same collateral;

(f)	the Collateral Manager has received notice or a Responsible Officer thereof has actual knowledge that a default has occurred under the Underlying Documents and any applicable grace period has expired and the holders of such Collateral Obligation have accelerated the repayment of the Collateral Obligation (but only until such acceleration has been rescinded) in the manner provided in the Underlying Documents;

(g)	the Collateral Manager has in its reasonable commercial judgment otherwise declared such debt obligation to be a “Defaulted Obligation”;

(h)	such Collateral Obligation is a Participation Interest with respect to which the Selling Institution has defaulted in any respect in the performance of any of its payment obligations under the Participation Interest;

(i)	such Collateral Obligation is a Participation Interest in a Loan that would, if such Loan were a Collateral Obligation, constitute a “Defaulted Obligation”; or

(j)	such Collateral Obligation is a Deferring Obligation;

provided that a Collateral Obligation shall not constitute a Defaulted Obligation pursuant to (1) clauses (b) through (e) above if such Collateral Obligation (or, in the case of a Participation Interest, the underlying Loan) is a Current Pay Obligation (provided that the Aggregate Principal Balance of Current Pay Obligations exceeding 5.0% of the Collateral Principal Amount will be treated as Defaulted Obligations) and (2) clauses (b), (c) and (e) above if such Collateral Obligation (or, in the case of a Participation Interest, the underlying Loan), is a DIP Collateral Obligation.

Notwithstanding anything in this Indenture to the contrary, the Collateral Manager shall give the Trustee prompt written notice should any Collateral Obligation become a Defaulted Obligation. Until so notified or until a Trust Officer obtains or reasonably should have obtained actual knowledge that a Collateral Obligation has become a Defaulted Obligation, the Trustee shall not be deemed to have any notice or knowledge that a Collateral Obligation has become a Defaulted Obligation. Notwithstanding the foregoing, the Trustee shall remain obligated to perform its duties set forth in and in accordance with Section 6.13 hereof.

“Defaulted Obligation Balance”: For any Defaulted Obligation, the Moody’s Collateral Value of such Defaulted Obligation; provided that the Defaulted Obligation Balance will be zero if the Issuer has owned such Defaulted Obligation for more than three years after its default date.

“Deferrable Notes”: The Class C Notes, the Class D Notes, the Class E Notes and/or the Class F Notes.

“Deferrable Obligation”: A Collateral Obligation (including any Permitted Deferrable Obligation) that by its terms permits the deferral or capitalization of payment of accrued, unpaid interest.

“Deferred Interest”: The meaning specified in Section 2.7(a).

“Deferring Obligation”: A Deferrable Obligation that is deferring the payment of the cash interest due thereon and has been so deferring the payment of such cash interest due thereon (i) with respect to Collateral Obligations that have a Moody’s Rating of at least “Baa3”, for the shorter of two consecutive accrual periods or one year, and (ii) with respect to Collateral Obligations that have a Moody’s Rating of “Ba1” or below, for the shorter of one accrual period or six consecutive months, which deferred capitalized interest has not, as of the date of determination, been paid in Cash.

“Delayed Drawdown Collateral Obligation”: A Collateral Obligation that (a) requires the Issuer to make one or more future advances to the borrower under the Underlying Documents relating thereto, (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates, and (c) does not permit the re-borrowing of any amount previously repaid by the borrower thereunder; but any such Collateral Obligation will be a Delayed Drawdown Collateral Obligation only until all commitments by the Issuer to make advances to the borrower expire or are terminated or are reduced to zero.

“Deliver” or “Delivered” or “Delivery”: The taking of the following steps:

(i)	in the case of each Certificated Security (other than a Clearing Corporation Security), Instrument and Participation Interest in which the underlying loan is represented by an Instrument,

(a)	causing the delivery of such Certificated Security or Instrument to the Custodian by registering the same in the name of the Custodian or its affiliated nominee or by endorsing the same to the Custodian or in blank;

(b)	causing the Custodian to indicate continuously on its books and records that such Certificated Security or Instrument is credited to the applicable Account; and

(c)	causing the Custodian to maintain continuous possession of such Certificated Security or Instrument;

(ii)	in the case of each Uncertificated Security (other than a Clearing Corporation Security),

(a)	causing such Uncertificated Security to be continuously registered on the books of the issuer thereof to the Custodian; and

(b)	causing the Custodian to indicate continuously on its books and records that such Uncertificated Security is credited to the applicable Account;

(iii)	in the case of each Clearing Corporation Security,

(a)	causing the relevant Clearing Corporation to credit such Clearing Corporation Security to the securities account of the Custodian, and

(b)	causing the Custodian to indicate continuously on its books and records that such Clearing Corporation Security is credited to the applicable Account;

(iv)	in the case of each security issued or guaranteed by the United States of America or agency or instrumentality thereof and that is maintained in book-entry records of a Federal Reserve Bank (“FRB”) (each such security, a “Government Security”),

(a)	causing the creation of a Security Entitlement to such Government Security by the credit of such Government Security to the securities account of the Custodian at such FRB, and

(b)	causing the Custodian to indicate continuously on its books and records that such Government Security is credited to the applicable Account;

(v)	in the case of each Security Entitlement not governed by clauses (i) through (iv) above,

(a)	causing a Securities Intermediary (x) to indicate on its books and records that the underlying Financial Asset has been credited to the Custodian’s securities account, (y) to receive a Financial Asset from a Securities Intermediary or acquire the underlying Financial Asset for a Securities Intermediary, and in either case, accepting it for credit to the Custodian’s securities account or (z) to become obligated under other law, regulation or rule to credit the underlying Financial Asset to a Securities Intermediary’s securities account,

(b)	causing such Securities Intermediary to make entries on its books and records continuously identifying such Security Entitlement as belonging to the Custodian and continuously indicating on its books and records that such Security Entitlement is credited to the Custodian’s securities account, and

(c)	causing the Custodian to indicate continuously on its books and records that such Security Entitlement (or all rights and property of the Custodian representing such Security Entitlement) is credited to the applicable Account;

(vi)	in the case of Cash or Money,

(a)	causing the delivery of such Cash or Money to the Trustee for credit to the applicable Account or to the Custodian,

(b)	if delivered to the Custodian, causing the Custodian to treat such Cash or Money as a Financial Asset maintained by such Custodian for credit to the applicable Account in accordance with the provisions of Article 8 of the UCC or causing the Custodian to deposit such Cash or Money to a deposit account over which the Custodian has control (within the meaning of Section 9-104 of the UCC), and

(c)	causing the Custodian to indicate continuously on its books and records that such Cash or Money is credited to the applicable Account; and

(vii)	in the case of each general intangible (including any Participation Interest in which neither the Participation Interest nor the underlying loan is represented by an Instrument),

(a)	causing the filing of a Financing Statement in the office of the Secretary of State of the State of Delaware.

In addition, the Collateral Manager on behalf of the Issuer will obtain any and all consents required by the Underlying Documents relating to any general intangibles for the transfer of ownership and/or pledge hereunder (except to the extent that the requirement for such consent is rendered ineffective under Section 9-406 of the UCC).

“Depositor”: NewStar Commercial Loan Depositor 2014-1 LLC, a Delaware limited liability company, together with its successors and assigns.

“Determination Date”: The last day of each Collection Period.

“DIP Collateral Obligation”: A loan made to a debtor-in-possession pursuant to Section 364 of the Bankruptcy Code having the priority allowed by either Section 364(c) or 364(d) of the Bankruptcy Code and fully secured by senior liens.

“Discount Obligation”: Any Collateral Obligation forming part of the Assets which was purchased (as determined without averaging prices of purchases on different dates) for less than (a) 85.0% of its outstanding principal balance, if such Collateral Obligation has a Moody’s Rating lower than “B3”, or (b) 80.0% of its outstanding principal balance, if such Collateral Obligation has a Moody’s Rating of “B3” or higher; provided that (x) such Collateral Obligation shall cease to be a Discount Obligation at such time as the Market Value (expressed as a percentage of the par amount of such Collateral Obligation) determined for such Collateral Obligation on each day during any period of 30 consecutive days since the acquisition by the Issuer of such Collateral Obligation, equals or exceeds 90% on each such day; (y) any Collateral Obligation that would otherwise be considered a Discount Obligation, but that is purchased in accordance with the Investment Criteria with the proceeds of a sale of a Collateral Obligation that was not a Discount Obligation at the time of its purchase, so long as such purchased

Collateral Obligation (A) is purchased or committed to be purchased within five Business Days of such sale, (B) is purchased at a purchase price (expressed as a percentage of the par amount of such Collateral Obligation) equal to or greater than the sale price of the sold Collateral Obligation, (C) is purchased at a purchase price (expressed as a percentage of the par amount of such Collateral Obligation) not less than 65.0% of its outstanding principal balance and (D) has a Moody’s Default Probability Rating equal to or greater than the Moody’s Default Probability Rating of the sold Collateral Obligation, will not be considered to be a Discount Obligation; and (z) clause (y) above in this proviso shall not apply to any such Collateral Obligation at any time on or after the acquisition by the Issuer of such Collateral Obligation if, as determined at the time of such acquisition, such application would result in (A) more than 5% of the Collateral Principal Amount consisting of Collateral Obligations to which such clause (y) has been applied (or more than 2.5% of the Collateral Principal Amount consisting of Collateral Obligations to which such clause (y) has been applied if the purchase price of the Collateral Obligation is less than 75% of the outstanding principal balance thereof) or (B) the Aggregate Principal Balance of all Collateral Obligations to which such clause (y) has been applied since the Closing Date being more than 10% of the Target Initial Par Amount.

“Dissolution Expenses”: The amount of expenses reasonably likely to be incurred in connection with the discharge of this Indenture, the liquidation of the Assets and the dissolution of the Issuer and the Depositor, as reasonably calculated by the Collateral Manager or the Issuer, based in part on expenses incurred by the Trustee and reported to the Collateral Manager or Issuer.

“Distressed Exchange”: In connection with any Collateral Obligation, a distressed exchange or other debt restructuring has occurred, as reasonably determined by the Collateral Manager, pursuant to which the Obligor of such Collateral Obligation has issued to the holders of such Collateral Obligation a new obligation or security or package of obligations or securities that, in the sole judgment of the Collateral Manager, amounts to a diminished financial obligation or has the purpose of helping the Obligor of such Collateral Obligation avoid imminent default; provided that no Distressed Exchange shall be deemed to have occurred if the obligations or securities received by the Issuer in connection with such exchange or restructuring satisfy the definition of “Collateral Obligation” (provided that the Aggregate Principal Balance of all obligations and securities to which this proviso applies or has applied, measured cumulatively from the Closing Date onward, may not exceed 50% of the Target Initial Par Amount).

“Distribution Report”: The meaning specified in Section 10.7(b).

“Diversity Score”: A single number that indicates collateral concentration in terms of both issuer and industry concentration, calculated as set forth in Schedule 3 hereto.

“Dodd-Frank”: The Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended.

“Dollar”, “USD” or “U.S.$”: A dollar or other equivalent unit in such coin or currency of the United States of America as at the time shall be legal tender for all debts, public and private.

“Domicile” or “Domiciled”: With respect to any Obligor with respect to a Collateral Obligation:

(a)	except as provided in clause (b) below, its country of organization; or

(b)	if it is organized in a Tax Jurisdiction, each of such jurisdiction and the country in which, in the Collateral Manager’s good faith estimate, a substantial portion of its operations are located or from which a substantial portion of its revenue is derived, in each case directly or through subsidiaries (which shall be any jurisdiction and country known at the time of designation by the Collateral Manager to be the source of the majority of revenues, if any, of such Obligor).

“DTC”: The Depository Trust Company, its nominees, and their respective successors.

“Due Date”: Each date on which any payment is due on an Asset in accordance with its terms.

“EBA”: The meaning specified in the definition of “Retention Requirement Laws”.

“Effective Date”: The earlier to occur of (i) August 18, 2014, and (ii) the first date on which the Collateral Manager certifies to the Trustee that the Target Initial Par Condition has been satisfied.

“Effective Date Moody’s Condition”: A condition satisfied if (i) the Trustee is provided with an Accountants’ Certificate indicating the level of compliance with, or satisfaction or non-satisfaction of Effective Date Specified Tested Items and (ii) Moody’s is provided with (a) a report identifying the Collateral Obligations and (b) an Effective Date Moody’s Report. For the avoidance of doubt, the Effective Date Moody’s Report shall not include or refer to the Accountants’ Certificate.

“Effective Date Moody’s Report”: A report prepared by the Trustee and determined as of the Effective Date, containing (i) the information required in a Monthly Report, (ii) a calculation with respect to whether the Target Initial Par Condition is satisfied and (iii) the results of calculations indicating satisfaction of the Effective Date Specified Tested Items.

“Effective Date Specified Tested Items”: The Collateral Quality Test, the Overcollateralization Ratio Tests, the Concentration Limitations and the Target Initial Par Condition.

“Eligible Assets”: Financial assets, either fixed or revolving, that by their terms convert into Cash within a finite time period plus any rights or other assets designed to assure the servicing or timely distribution of proceeds to securityholders.

“Eligible Investment Required Ratings”: If such obligation or security (i) has both a long-term and a short-term credit rating from Moody’s, such ratings are “Aa3” or better (not on credit watch for possible downgrade) and “P-1” (not on credit watch for possible downgrade), respectively, (ii) has only a long-term credit rating from Moody’s, such rating is (x) at least equal to or higher than the sovereign rating of the United States government and (y) in no event less than “Baa2” and (iii) has only a short-term credit rating from Moody’s, such rating is “P-1” (not on credit watch for possible downgrade).

“Eligible Investments”: Either Cash or any Dollar investment that, at the time it is Delivered (directly or through an intermediary or bailee), (x) matures not later than the earlier of (A) the date that is 60 days after the date of Delivery thereof and (B) the Business Day immediately preceding the Payment Date immediately following the date of Delivery thereof, and (y) is one or more of the following obligations or securities:

(i)	direct Registered obligations of, and Registered obligations the timely payment of principal and interest on which is fully and expressly guaranteed by, the United States of America or any agency or instrumentality of the United States of America the obligations of which are expressly backed by the full faith and credit of the United States of America and which satisfy the Eligible Investment Required Ratings;

(ii)	demand and time deposits in, certificates of deposit of, trust accounts with, bankers’ acceptances issued by, or federal funds sold by any depository institution or trust company incorporated under the laws of the United States of America (including the Bank and its Affiliates) or any state thereof and subject to supervision and examination by federal and/or state banking authorities, in each case payable within 183 days after issuance, so long as the commercial paper and/or the debt obligations of such depository institution or trust company at the time of such investment or contractual commitment providing for such investment have the Eligible Investment Required Ratings;

(iii)	commercial paper or other short-term obligations (other than extendible commercial paper or Asset-backed Commercial Paper) with the Eligible Investment Required Ratings and that either bear interest or are sold at a discount from the face amount thereof and have a maturity of not more than 183 days from their date of issuance; and

(iv)	registered money market funds that have, at all times, credit ratings of “Aaa-mf” by Moody’s;

provided that (1) Eligible Investments purchased with funds in the Collection Account shall be held until maturity except as otherwise specifically provided herein and shall include only such obligations or securities as mature (or are putable at par to the issuer thereof) no later than the earlier of 60 days and the Business Day prior to the next Payment Date unless such Eligible Investments are issued by the Trustee in its capacity as a banking institution, in which event such Eligible Investments may mature on such Payment Date; and (2) none of the foregoing obligations or securities shall constitute Eligible Investments if (a) all, or substantially all, of the remaining amounts payable thereunder consist of interest and not principal payments, (b) payments with respect to such obligations or securities or proceeds of disposition are subject to withholding taxes by any jurisdiction unless the payor is required to make “gross-up” payments that cover the full amount of any such withholding tax on an after-tax basis, (c) such obligation or security is secured by real property, (d) such obligation or security is purchased at a price greater than 100% of the principal or face amount thereof, (e) such obligation or security is subject of a tender offer, voluntary redemption, exchange offer, conversion or other similar action, (f) in the Collateral Manager’s judgment, such obligation or security is subject to material non-credit related risks, (g) such obligation is a Structured Finance Obligation or (h) such obligation or security is represented by a certificate of interest in a grantor trust. Eligible Investments may include, without limitation, those investments issued by or made with the Bank or for which the Bank or the Trustee or an Affiliate of the Bank or the Trustee provides services and receives compensation.

“Eligible Loan Index”: With respect to each Collateral Obligation that is a Senior Secured Loan or a Second Lien Loan, one of the following indices as selected by the Collateral Manager in writing delivered to the Trustee upon acquisition of such Collateral Obligation: CS Leveraged Loan Index (formerly CSFB Leveraged Loan Index), the Deutsche Bank Leveraged Loan Index, the Goldman Sachs/Loan Pricing Corporation Liquid Leveraged Loan Index, the Banc of America Securities Leveraged Loan Index, the S&P/LSTA Leveraged Loan Indices or any other loan index for which the Moody’s Rating Condition has been obtained.

“Enforcement Event”: The meaning specified in Section 11.1(a)(iii).

“Entitlement Order”: The meaning specified in Section 8-102(a)(8) of the UCC.

“Equity Security”: Any security that by its terms does not provide for periodic payments of interest at a stated coupon rate and repayment of principal at a stated maturity and any other security that is not eligible for purchase by the Issuer as a Collateral Obligation and is not an Eligible Investment (other than a loan received in exchange for a Defaulted Obligation or portion thereof in connection with an insolvency, bankruptcy, reorganization, debt restructuring or workout of the Obligor thereof which shall be deemed to be a Defaulted Obligation); it being understood that Equity Securities may not be purchased by the Issuer but may be received by the Issuer in exchange for a Collateral Obligation or a portion thereof in connection with an insolvency, bankruptcy, reorganization, debt restructuring or workout of the Obligor thereof.

“ERISA”: The United States Employee Retirement Income Security Act of 1974, as amended.

“Euroclear”: Euroclear Bank S.A./N.V.

“Event of Default”: The meaning specified in Section 5.1.

“Excel Default Model Input File”: The meaning specified in Section 7.18(c).

“Excess Caa Adjustment Amount”: As of any date of determination, an amount equal to the excess, if any, of the Aggregate Principal Balance of all Collateral Obligations included in the Caa Excess, over the sum of the Market Values of all Collateral Obligations included in the Caa Excess.

“Excess Weighted Average Coupon”: A percentage equal as of any date of determination to a number obtained by multiplying (a) the excess, if any, of the Weighted Average Coupon over the Minimum Weighted Average Coupon by (b) the number obtained by dividing the Aggregate Principal Balance of all Fixed Rate Obligations by the Aggregate Principal Balance of all Floating Rate Obligations.

“Excess Weighted Average Floating Spread”: A percentage equal as of any date of determination to a number obtained by multiplying (a) the excess, if any, of the Weighted Average Floating Spread over the Minimum Floating Spread by (b) the number obtained by dividing the Aggregate Principal Balance of all Floating Rate Obligations by the Aggregate Principal Balance of all Fixed Rate Obligations.

“Exchange Act”: The United States Securities Exchange Act of 1934, as amended.

“Exercise Notice”: The meaning specified in Section 9.7(c).

“Failed Optional Redemption”: Any announced Optional Redemption (i) with respect to which notice of redemption has been given pursuant to Section 9.4, (ii) such notice is no longer capable of being withdrawn pursuant to Section 9.4(c), and (iii) the Issuer has sold or entered into commitments to sell Assets in connection with such Optional Redemption and has insufficient funds to pay the Redemption Prices due and payable on the Notes in respect of such announced Optional Redemption on the related Redemption Date in accordance with the Priority of Payments; provided that any Optional Redemption with respect to which an expected Refinancing fails to occur shall not be a Failed Optional Redemption.

“FATCA”: Sections 1471 to 1474 of the Code.

“Federal Reserve Board”: The Board of Governors of the Federal Reserve System.

“Fee Basis Amount”: As of any date of determination, the sum of (a) the Collateral Principal Amount, (b) the Aggregate Principal Balance of all Defaulted Obligations and (c) the aggregate amount of all Principal Financed Accrued Interest and Principal Financed Capitalized Interest.

“Financial Asset”: The meaning specified in Section 8-102(a)(9) of the UCC.

“Financing Statements”: The meaning specified in Section 9-102(a)(39) of the UCC.

“Fixed Rate Notes”: Notes that bear a fixed rate of interest.

“Fixed Rate Obligation”: Any Collateral Obligation that bears a fixed rate of interest.

“Floating Rate Notes”: Notes that bear interest at a floating rate of interest.

“Floating Rate Obligation”: Any Collateral Obligation that bears a floating rate of interest.

“GAAP”: The meaning specified in Section 6.3(j).

“Global Note”: Any Regulation S Global Note or Rule 144A Global Note.

“Grant” or “Granted”: To grant, bargain, sell, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of setoff against, deposit, set over and confirm. A Grant of the Assets, or of any other instrument, shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including, the immediate continuing right to claim for, collect, receive and receipt for principal and interest payments in respect of the Assets, and all other Monies payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring Proceedings in the name of the granting party or otherwise, and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto.

“Group I Country”: The Netherlands, Australia, New Zealand and the United Kingdom (or such other countries as may be notified by Moody’s to the Collateral Manager from time to time).

“Group II Country”: Germany, Sweden and Switzerland (or such other countries as may be notified by Moody’s to the Collateral Manager from time to time).

“Group III Country”: Austria, Belgium, Denmark, Finland, France, Iceland, Liechtenstein, Luxembourg and Norway (or such other countries as may be notified by Moody’s to the Collateral Manager from time to time).

“Holder” or “holder”: With respect to any Note, the Person whose name appears on the Register as the registered holder of such Note or the holder of a beneficial interest in (i.e., a beneficial owner of) such Note except as otherwise provided herein or, with respect to any Interest, the Person whose name appears on the books and records of the Issuer as the owner of such Interest.

“IAI”: An Institutional Accredited Investor.

“IAI/QP”: Any Person that, at the time of its acquisition, purported acquisition or proposed acquisition of Notes is both an Institutional Accredited Investor and a Qualified Purchaser.

“Incurrence Covenant”: A covenant by any borrower to comply with one or more financial covenants only upon the occurrence of certain actions of the borrower, including a debt issuance, dividend payment, share purchase, merger, acquisition or divestiture.

“Indenture”: This instrument as originally executed and, if from time to time supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof, as so supplemented or amended.

“Independent”: As to any Person, any other Person (including, in the case of an accountant or lawyer, a firm of accountants or lawyers, and any member thereof, or an investment bank and any member thereof) who (i) does not have and is not committed to acquire any material direct or any material indirect financial interest in such Person or in any Affiliate of such Person, and (ii) is not connected with such Person as an Officer, employee, promoter, underwriter, voting trustee, partner, manager, director or Person performing similar functions.

“Independent” when used with respect to any accountant may include an accountant who audits the books of such Person if in addition to satisfying the criteria set forth above, the accountant is independent with respect to such Person within the meaning of Rule 101 of the Code of Professional Conduct of the American Institute of Certified Public Accountants. For purposes of this definition, no manager, director or independent review party of any Person will fail to be Independent solely because such Person acts as an independent manager, independent director or independent review party thereof or of any such Person’s affiliates.

Any pricing service, certified public accountant or legal counsel that is required to be Independent of another Person under this Indenture must satisfy the criteria above with respect to the Issuer, the Collateral Manager and their Affiliates.

“Independent Manager”: A natural person who, (A) for the five-year period prior to his or her appointment as Independent Manager, has not been, and during the continuation of his or her service as Independent Manager is not: (i) an employee, director, member, manager, or officer or direct or indirect legal or beneficial owner (or a person who controls, whether directly, indirectly, or otherwise any of the foregoing) of the Issuer or any of its Affiliates (other than his or her service as independent manager of the Issuer or other Affiliates that are structured to be “bankruptcy remote”); (ii) a substantial customer, consultant, creditor, contractor or supplier (or a person who controls, whether directly, indirectly, or otherwise any of the foregoing) of the Issuer, the member of the Issuer or any of their respective Affiliates (other than an Independent Manager provided by a nationally recognized company that provides independent managers and other corporate services in the ordinary course of its business (including providing the Independent Review Party)); or (iii) any member of the immediate family of a person described in (i) or (ii) (other than with respect to clause (i), or (ii) relating to his or her service as (y) an Independent Manager of the Issuer or (z) an independent manager of any Affiliate of the Issuer which is a bankruptcy remote limited purpose entity), and (B) has, (i) prior experience as an independent special member, independent director or independent manager for a trust, corporation or limited liability company whose charter documents required the unanimous consent of all independent special members, independent directors or independent managers thereof before such trust, corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.

“Independent Review Party”: The meaning set forth in the Collateral Management Agreement.

“Index Maturity”: With respect to any Class of Notes, the period indicated with respect to such Class in Section 2.3.

“Ineligible Collateral Obligation”: The meaning set forth in the Master Loan Sale Agreement.

“Information”: S&P’s “Credit Estimate Information Requirements” dated April 2011, and any other available information S&P reasonably requests in order to produce a credit estimate for a particular asset.

“Initial Purchaser”: Wells Fargo Securities, in its capacity as an initial purchaser of the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes and all or a portion of the Class E Notes under the Purchase Agreement.

“Initial Rating”: With respect to the Notes, the rating or ratings, if any, indicated in Section 2.3.

“Initial Sale and Contribution”: The initial sale and contribution of Collateral Obligations from the Transferor to the Depositor and from the Depositor to the Issuer on the Closing Date.

“Institutional Accredited Investor”: The meaning set forth in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Instrument”: The meaning specified in Section 9-102(a)(47) of the UCC.

“Interest Accrual Period”: (i) With respect to the initial Payment Date (or, in the case of a Re-Priced Class or a Class that is subject to a Refinancing, the first Payment Date following the Re-Pricing Date or the Refinancing, respectively), the period from and including the Closing Date (or, in the case of (x) a Re-Pricing, the Re-Pricing Date and (y) a Refinancing, the date of issuance of the replacement notes or debt obligations) to but excluding such Payment Date; and (ii) with respect to each succeeding Payment Date, the period from and including the immediately preceding Payment Date to but excluding the following Payment Date until the principal of the Notes is paid or made available for payment; provided, that, for purposes of determining any Interest Accrual Period in the case of the Class B-2 Notes, the Payment Date shall be assumed to be the twentieth (20th) day of the relevant month (irrespective of whether such day is a Business Day).

“Interest Collection Subaccount”: The trust account established pursuant to Section 10.2(a).

“Interest Coverage Ratio”: For any designated Class or Classes of Notes, as of any date of determination, the percentage derived from the following equation: (A – B) / C, where:

A = The Collateral Interest Amount as of such date of determination;

B = Amounts payable (or expected as of the date of determination to be payable) on the following Payment Date as set forth in clauses (A) and (B) in Section 11.1(a)(i); and

C = Interest due and payable on the Notes of such Class or Classes and each Class of Notes that rank senior to or pari passu with such Class or Classes (excluding Deferred Interest but including any interest on Deferred Interest with respect to the Deferrable Notes) on such Payment Date.

“Interest Coverage Test”: A test that is satisfied with respect to any Class or Classes of Notes as of the Determination Date immediately preceding the second Payment Date and any other date thereafter on which such test is required to be determined hereunder, if (i) the Interest Coverage Ratio for such Class or Classes on such date is at least equal to the Required Interest Coverage Ratio for such Class or Classes or (ii) such Class or Classes of Notes are no longer outstanding.

“Interest Determination Date”: The second London Banking Day preceding the first day of each Interest Accrual Period.

“Interest Proceeds”: With respect to any Collection Period or Determination Date, without duplication, the sum of:

(i)	all payments of interest and delayed compensation (representing compensation for delayed settlement) received in Cash by the Issuer during the related Collection Period on the Collateral Obligations and Eligible Investments, including the accrued interest received in connection with a sale thereof during the related Collection Period, less any such amount that represents Principal Financed Accrued Interest or Principal Financed Capitalized Interest;

(ii)	all principal and interest payments received by the Issuer during the related Collection Period on Eligible Investments purchased with Interest Proceeds;

(iii)	all amendment and waiver fees, late payment fees and other fees received by the Issuer during the related Collection Period, except for those in connection with (a) the lengthening of the maturity of the related Collateral Obligation or (b) the reduction of the par amount of the related Collateral Obligation, as determined by the Collateral Manager with notice to the Trustee;

(iv)	commitment fees and other similar fees received by the Issuer during such Collection Period in respect of Revolving Collateral Obligations and Delayed Drawdown Collateral Obligations;

(v)	any amounts deposited in the Collection Account from the Interest Reserve Account that are designated as Interest Proceeds in the sole discretion of the Collateral Manager pursuant to this Indenture in respect of the related Determination Date; and

(vi)	any capital contributions made to the Issuer which are designated as Interest Proceeds as permitted by this Indenture;

provided that (a) any amounts received in respect of any Defaulted Obligation will constitute Principal Proceeds (and not Interest Proceeds) until the aggregate of all collections in respect of such Defaulted Obligation and, if such Defaulted Obligation is a Revolving Collateral Obligation or a Delayed Drawdown Collateral Obligation, any amounts transferred from the Revolver Funding Account to the Principal Collection Subaccount with respect thereto, since it became a Defaulted Obligation equals the outstanding principal balance of such Collateral Obligation at the time it became a Defaulted Obligation; (b) capitalized interest shall not constitute Interest

Proceeds; and (c) any amounts relating to Maturity Amendments or Spread Amendments that are required to be treated as Principal Proceeds under this Indenture shall not constitute Interest Proceeds.

“Interest Rate”: With respect to each Class of Notes, the per annum stated interest rate payable on such Class with respect to each Interest Accrual Period, which rate (a) for each Class of Floating Rate Notes shall be equal to LIBOR for such Interest Accrual Period plus the spread specified in Section 2.3 and (b) for each Class of Fixed Rate Notes shall be equal to the interest rate for such Interest Accrual Period specified in Section 2.3; provided that with respect to any Interest Accrual Period during which a Re-Pricing has occurred, the applicable Interest Rate of any Re-Priced Class shall reflect the applicable Re-Pricing Rate from, and including, the applicable Re-Pricing Date.

“Interest Reserve Account”: The meaning set forth in Section 10.3(d).

“Interest Reserve Amount”: U.S.$350,000.

“Interests”: The membership interests in the Issuer.

“Investment Criteria”: The criteria specified in Section 12.2.

“Irish Listing Agent”: The meaning specified in Section 7.2.

“Issuer”: The Person named as such on the first page of this Indenture until a successor Person shall have become the Issuer pursuant to the applicable provisions of this Indenture, and thereafter “Issuer” shall mean such successor Person.

“Issuer Limited Liability Company Agreement”: The Limited Liability Company Agreement of the Issuer, dated on or before the Closing Date.

“Issuer Order” and “Issuer Request”: A written order or request (which may be a standing order or request) dated and signed in the name of the Issuer or by a Responsible Officer of the Issuer or by the Collateral Manager by a Responsible Officer thereof, on behalf of the Issuer.

“Joinder Agreement”: The Joinder in Intercreditor and Concentration Account Administration Agreement, dated as of the Closing Date, by U.S. Bank National Association, as Trustee for NewStar Commercial Loan Funding 2014-1 LLC, and the Issuer, as such agreement may be amended, modified, waived, supplemented or restated from time to time.

“Junior Class”: With respect to a particular Class of Notes, each Class of Notes that is subordinated to such Class, as indicated in Section 2.3.

“Libor”: The London interbank offered rate.

“LIBOR”: The meaning set forth in Exhibit C hereto.

“LIBOR Floor Obligation”: As of any date of determination, a Floating Rate Obligation (a) the interest in respect of which is paid based on LIBOR and (b) that provides that such LIBOR rate is (in effect) calculated as the greater of (i) a specified “floor” rate per annum and (ii) the LIBOR for the applicable interest period for such Collateral Obligation.

“Lien”: Any grant of a security interest in, mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing (including any UCC financing statement or any similar instrument filed against a Person’s assets or properties).

“Listed Notes”: The Notes specified as such in Section 2.3.

“Loan”: Any obligation for the payment or repayment of borrowed money that is documented by a term loan agreement, revolving loan agreement or other similar credit agreement.

“London Banking Day”: A day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in London, England.

“Long Dated Obligation”: A Collateral Obligation, the stated maturity date of which is extended to occur after the Stated Maturity pursuant to an amendment or modification of its terms following its acquisition by the Issuer.

“Maintenance Covenant”: A covenant by any borrower to comply with one or more financial covenants during each reporting period, whether or not such borrower has taken any specified action.

“Majority”: With respect to (a) any Class or Classes of Notes, the Holders of more than 50% of the Aggregate Outstanding Amount of the Notes of such Class or Classes, as applicable, and (b) the Interests, the holders of more than 50% of the Interests.

“Margin Stock”: “Margin Stock” as defined under Regulation U issued by the Federal Reserve Board, including any debt security which is by its terms convertible into “Margin Stock”.

“Market Value”: With respect to any loans or other assets, the amount (determined by the Collateral Manager) equal to the product of the outstanding principal balance thereof and the price (expressed as a percentage of par) determined in the following manner:

(i)	the bid price determined by the Loan Pricing Corporation, LoanX Inc. or Markit Group Limited; or

(ii)	if a price described in clause (i) is not available,

(A)	the average of the bid prices determined by three broker-dealers active in the trading of such asset that are Independent (without giving effect to the last sentence in the definition thereof) from each other and the Issuer and the Collateral Manager;

(B)	if only two such bids can be obtained, the lower of the bid prices of such two bids; or

(C)	if only one such bid can be obtained, and such bid was obtained from a Qualified Broker/Dealer, such bid; or

(iii)	if a value cannot be obtained by the Collateral Manager exercising reasonable efforts pursuant to the means contemplated by clauses (i) or (ii), the value determined as the bid side market value of such Collateral Obligation as reasonably determined by the Collateral Manager (so long as the Collateral Manager is a Registered Investment Adviser) consistent with the Collateral Manager Standard and certified by the Collateral Manager to the Trustee; provided that if such Collateral Obligation has a public rating from Moody’s, the Market Value of such Collateral Obligation for a period of 30 days after such date of determination shall be the lower of:

(A)	the bid side market value thereof as reasonably determined by the Collateral Manager consistent with the Collateral Manager Standard and certified by the Collateral Manager to the Trustee; and

(B)	seventy percent (70%) multiplied by the outstanding principal balance of such Collateral Obligation,

and, if such Collateral Obligation has a public rating from Moody’s and if a value cannot be obtained by the Collateral Manager exercising reasonable efforts pursuant to the means contemplated by clauses (i) or (ii), following such 30-day period, the Market Value of such Collateral Obligation shall be zero; or

(iv)	if the Market Value of an asset is not determined in accordance with clause (i), (ii) or (iii) above, then such Market Value shall be deemed to be zero until such determination is made in accordance with clause (i), (ii) or (iii) above.

“Master Loan Sale Agreement”: That certain Master Loan Sale Agreement, dated as of the Closing Date, as amended from time to time in accordance with the terms thereof, by and among the Transferor, the Depositor and the Issuer whereby the Transferor will sell and/or contribute to the Depositor, and the Depositor will sell and/or contribute to the Issuer, without recourse except as set forth therein, all of the right, title and interest of the Transferor and the Depositor, as applicable, in and to the Collateral Obligations and the proceeds thereof.

“Material Covenant Default”: A default by an Obligor with respect to any Collateral Obligation, and subject to any grace periods contained in the related Underlying Document, that gives rise to the right of the lender(s) thereunder to accelerate the principal of such Collateral Obligation.

“Maturity”: With respect to any Note, the date on which the unpaid principal of such Note becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

“Maturity Amendment”: The meaning specified in Section 7.21.

“Maximum Moody’s Rating Factor Test”: A test that will be satisfied on any date of determination if the Adjusted Weighted Average Moody’s Rating Factor of the Collateral Obligations is less than or equal to the sum of (i) the number set forth in the Asset Quality Matrix at the intersection of the applicable “row/column combination” chosen by the Collateral Manager (or interpolating between two adjacent rows and/or two adjacent columns, as applicable) as set forth in Section 7.18(g) plus (ii) the Moody’s Weighted Average Recovery Adjustment.

“Measurement Date”: (i) Any day on which a purchase of a Collateral Obligation occurs, (ii) any Determination Date, (iii) the date as of which the information in any Monthly Report is calculated, (iv) with five Business Days’ prior written notice, any Business Day requested by Moody’s and (v) the Effective Date.

“Merging Entity”: The meaning specified in Section 7.10.

“Minimum Denomination”: In terms of (a) the Class A Notes, Class B Notes, Class C Notes and Class D Notes, U.S.$250,000 and integral multiples of U.S.$1 in excess thereof and (b) the Class E Notes and Class F Notes, U.S.$500,000 and integral multiples of U.S.$1 in excess thereof.

“Minimum Floating Spread”: The number set forth in the column entitled “Minimum Weighted Average Spread” in the Asset Quality Matrix based upon the applicable “row/column combination” chosen by the Collateral Manager (or interpolating between two adjacent rows and/or two adjacent columns, as applicable) in accordance with Section 7.18(g).

“Minimum Floating Spread Test”: The test that is satisfied on any date of determination if the Weighted Average Floating Spread plus the Excess Weighted Average Coupon equals or exceeds the Minimum Floating Spread.

“Minimum Weighted Average Coupon”: If any of the Collateral Obligations are Fixed Rate Obligations, 6.00%.

“Minimum Weighted Average Coupon Test”: A test that is satisfied on any date of determination as of which the Collateral Obligations include any Fixed Rate Obligations if the Weighted Average Coupon plus the Excess Weighted Average Floating Spread equals or exceeds the Minimum Weighted Average Coupon.

“Minimum Weighted Average Moody’s Recovery Rate Test”: The test that will be satisfied on any date of determination if the Weighted Average Moody’s Recovery Rate equals or exceeds 46.0%.

“Money”: The meaning specified in Section 1-201(24) of the UCC.

“Monthly Report”: The meaning specified in Section 10.7(a).

“Monthly Report Determination Date”: The meaning specified in Section 10.7(a).

“Moody’s”: Moody’s Investors Service, Inc. and any successor thereto.

“Moody’s Collateral Value”: On any date of determination, with respect to any Defaulted Obligation, the lesser of (i) the Moody’s Recovery Amount of such Defaulted Obligation as of such date and (ii) the Market Value of such Defaulted Obligation as of such date.

“Moody’s Counterparty Criteria”: With respect to any Participation Interest proposed to be acquired by the Issuer, criteria that will be met if, immediately after giving effect to such acquisition, (x) the percentage of the Collateral Principal Amount that consists in the aggregate of Participation Interests with Selling Institutions that have the same or a lower Moody’s credit rating does not exceed the “Aggregate Percentage Limit” set forth below for such Moody’s credit rating and (y) the percentage of the Collateral Principal Amount that consists in the aggregate of Participation Interests with any single Selling Institution that has the Moody’s credit rating set forth below or a lower credit rating does not exceed the “Individual Percentage Limit” set forth below for such Moody’s credit rating:

Moody’s credit rating of Selling Institution (at or below)	Aggregate Percentage Limit	Individual Percentage Limit

Aaa	20.0%	20.0%
Aa1	20.0%	10.0%
Aa2	20.0%	10.0%
Aa3	15.0%	10.0%
A1	10.0%	5.0%
A2 and P-1 (both)	5.0%	5.0%
A3 or below	0.0%	0.0%

“Moody’s Default Probability Rating”: With respect to any Collateral Obligation, the rating determined pursuant to Schedule 4 hereto.

“Moody’s Derived Rating”: With respect to any Collateral Obligation, the rating determined pursuant to Schedule 4 hereto.

“Moody’s Diversity Test”: A test that will be satisfied on any date of determination if the Diversity Score (rounded to the nearest whole number) equals or exceeds the number set forth in the column entitled “Minimum Diversity Score” in the Asset Quality Matrix based upon the applicable “row/column combination” chosen by the Collateral Manager (or interpolating between two adjacent rows and/or two adjacent columns, as applicable) in accordance with Section 7.18(g).

“Moody’s Industry Classification”: The industry classifications set forth in Schedule 2 hereto, as such industry classifications shall be updated at the option of the Collateral Manager if Moody’s publishes revised industry classifications.

“Moody’s Ramp-Up Failure”: The meaning specified in Section 7.18(e).

“Moody’s Rating”: With respect to any Collateral Obligation, the rating determined pursuant to Schedule 4 hereto.

“Moody’s Rating Condition”: With respect to any action taken or to be taken by or on behalf of the Issuer, a condition that is satisfied if Moody’s has provided written confirmation (including by means of electronic message, facsimile transmission, press release, posting to its website, or other means then considered industry standard) to the Issuer and the Trustee (unless in the form of a press release or posted to its website or such other industry standard that does not require the Issuer and the Trustee to be identified as addressees) that no immediate withdrawal or reduction with respect to its then-current rating by Moody’s of any Class of Notes will occur as a result of such action; provided, that the Moody’s Rating Condition shall not be applicable if no Class of Notes then Outstanding is rated by Moody’s and provided, further, that such rating condition shall be deemed inapplicable with respect to such event or circumstance if (i) Moody’s has given notice to the effect that it will no longer review events or circumstances of the type requiring satisfaction of the Moody’s Rating Condition for purposes of evaluating whether to confirm the then-current ratings (or initial ratings) of obligations rated by Moody’s; or (ii) Moody’s has communicated to the Issuer, the Collateral Manager or the Trustee (or their counsel) that it will not review such event or circumstance for purposes of evaluating whether to confirm the then-current ratings (or Initial Ratings) of the Notes then rated by Moody’s.

“Moody’s Rating Factor”: For each Collateral Obligation, the number set forth in the table below opposite the Moody’s Default Probability Rating of such Collateral Obligation.

Moody’s Default Probability Rating	Moody’s Rating Factor	Moody’s Default Probability Rating	Moody’s Rating Factor
Aaa	1	Ba1	940
Aa1	10	Ba2	1,350
Aa2	20	Ba3	1,766
Aa3	40	B1	2,220
A1	70	B2	2,720
A2	120	B3	3,490
A3	180	Caa1	4,770
Baa1	260	Caa2	6,500
Baa2	360	Caa3	8,070
Baa3	610	Ca or lower	10,000

“Moody’s Recovery Amount”: With respect to any Collateral Obligation that is a Defaulted Obligation, an amount equal to (a) the applicable Moody’s Recovery Rate multiplied by (b) the Principal Balance of such Collateral Obligation.

“Moody’s Recovery Rate”: With respect to any Collateral Obligation, as of any date of determination, the recovery rate determined in accordance with the following, in the following order of priority:

(i)	if the Collateral Obligation has been specifically assigned a recovery rate by Moody’s (for example, in connection with the assignment by Moody’s of an estimated rating), such recovery rate;

(ii)	if the preceding clause does not apply to the Collateral Obligation, and the Collateral Obligation is not a DIP Collateral Obligation, the rate determined pursuant to the table below based on the number of rating subcategories difference between the Collateral Obligation’s Moody’s Rating and its Moody’s Default Probability Rating (for purposes of clarification, if the Moody’s Rating is higher than the Moody’s Default Probability Rating, the rating subcategories difference will be positive and if it is lower, negative):

Number of Moody’s Ratings Subcategories Difference Between the Moody’s Rating and the Moody’s Default Probability Rating	Senior Secured Loans*	Second-Lien Loans^	Senior Unsecured Loans
+2 or more	60.0%	55.0%	45.0%
+1	50.0%	45.0%	35.0%
0	45.0%	35.0%	30.0%
–1	40.0%	25.0%	25.0%
–2	30.0%	15.0%	15.0%
–3 or less	20.0%	5.0%	5.0%

*	Any Collateral Obligation that is not a first-lien first-out loan will be deemed to be a Second-Lien Loan for the purposes of this table.
^	If such Collateral Obligation does not have both a corporate family rating and an instrument rating assigned by Moody’s, such Collateral Obligation will be deemed to be a senior unsecured loan for the purposes of this table.

(iii)	if the Collateral Obligation is a DIP Collateral Obligation (other than a DIP Collateral Obligation which has been specifically assigned a recovery rate by Moody’s), 50%.

“Moody’s RiskCalc”: The meaning specified in Schedule 5.

“Moody’s Weighted Average Recovery Adjustment”: As of any date of determination, the greater of (a) zero and (b) the product of (i)(A) the Weighted Average Moody’s Recovery Rate as of such date of determination multiplied by 100 minus (B) 46.00 and (ii) with respect to the adjustment of the Maximum Moody’s Rating Factor Test, 60; provided, if the Weighted Average Moody’s Recovery Rate for purposes of determining the Moody’s Weighted Average Recovery Adjustment is greater than 60%, then such Weighted Average Moody’s Recovery Rate shall equal 60% unless the Moody’s Rating Condition is satisfied.

“Net Exposure Amount”: As of the applicable Cut-Off Date, with respect to any Substitute Collateral Obligation which is a Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation, the lesser of (i) the aggregate amount of the then unfunded funding obligations thereunder, and (ii) the amount necessary to cause, upon completion of such substitution on the applicable Cut-Off Date, the amount of funds on deposit in the Revolver Funding Account to be at least equal to the sum of the unfunded funding obligations under all Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations then included in the Assets.

“Net Purchased Loan Balance”: As of any date of determination, an amount equal to (a) the sum of (i) the Aggregate Principal Balance of all Collateral Obligations conveyed, directly or indirectly, by the Transferor to the Issuer under the Master Loan Sale Agreement prior to such date, calculated as of the respective Cut-Off Dates of such Collateral Obligations, and (ii) the Aggregate Principal Balance of all Collateral Obligations acquired by the Issuer other than directly or indirectly from the Transferor prior to such date minus (b) the Aggregate Principal Balance of all Collateral Obligations (other than Ineligible Collateral Obligations) repurchased or substituted by the Transferor prior to such date.

“NewStar”: NewStar Financial, Inc., a Delaware corporation, together with its successors and assigns by merger, consolidation or sale of substantially all of its assets.

“Non-Call Period”: The period from the Closing Date to but excluding the Payment Date in April 2016.

“Non-Emerging Market Obligor”: An Obligor that is Domiciled in (a) the United States of America, (b) any country that has a foreign currency government bond rating of at least “Aa2” by Moody’s or (c) a Tax Jurisdiction.

“Non-Permitted ERISA Holder”: The meaning specified in Section 2.11(c).

“Non-Permitted Holder”: The meaning specified in Section 2.11(b).

“Note Interest Amount”: With respect to any Class of Notes and any Payment Date, the amount of interest for the related Interest Accrual Period payable in respect of each U.S.$100,000 of outstanding principal amount of such Class of Notes.

“Note Payment Sequence”: The application, in accordance with the Priority of Payments, of Interest Proceeds or Principal Proceeds, as applicable, in the following order:

(i)	to the payment of principal of the Class A Notes until the Class A Notes have been paid in full;

(ii)	to the payment of principal of the Class B-1 Notes and the Class B-2 Notes (pro rata, based on their respective aggregate outstanding amounts) until the Class B Notes have been paid in full;

(iii)	to the payment of any accrued and unpaid interest and any Deferred Interest (and interest thereon) on the Class C Notes until such amounts have been paid in full;

(iv)	to the payment of principal of the Class C Notes until the Class C Notes have been paid in full;

(v)	to the payment of any accrued and unpaid interest and any Deferred Interest (and interest thereon) on the Class D Notes until such amounts have been paid in full;

(vi)	to the payment of principal of the Class D Notes until the Class D Notes have been paid in full;

(vii)	to the payment of any accrued and unpaid interest and any Deferred Interest (and interest thereon) on the Class E Notes until such amounts have been paid in full;

(viii)	to the payment of principal of the Class E Notes until the Class E Notes have been paid in full;

(ix)	to the payment of any accrued and unpaid interest and any Deferred Interest (and interest thereon) on the Class F Notes until such amounts have been paid in full; and

(x)	to the payment of principal of the Class F Notes until the Class F Notes have been paid in full;

provided that, in connection with any Tax Redemption or Optional Redemption of the Notes in whole, holders of 100% of the Aggregate Outstanding Amount of any Class of Notes may elect to receive less than 100% of the Redemption Price that would otherwise be payable to the Holders of such Class of Notes.

“Noteholder”: With respect to any Note, the Holder of such Note.

“Notes”: Collectively, the Class A Notes, the Class B-1 Notes, the Class B-2 Notes, the Class C Notes, the Class D Notes, the Class E Notes and the Class F Notes authorized by, and authenticated and delivered under, this Indenture (as specified in Section 2.3) together with any additional Notes issued pursuant to and accordance with this Indenture.

“Notice of Substitution”: The meaning specified in Section 12.3(a)(ii).

“NRSRO”: Any nationally-recognized statistical rating organization, other than Moody’s.

“NRSRO Certification”: A certification executed by an NRSRO in favor of the Issuer that states that such NRSRO has provided the Issuer with the appropriate certifications under Exchange Act Rule 17g-5(a)(3)(iii)(B) and that such NRSRO has access to the 17g-5 Website.

“Obligor”: With respect to any Collateral Obligation, any Person or Persons obligated to make payments pursuant to or with respect to such Collateral Obligation, including any guarantor thereof, but excluding, in each case, any such Person that is an obligor or guarantor that is in addition to the primary obligors or guarantors with respect to the assets, cash flows or credit on which the related Collateral Obligation is principally underwritten.

“Offer”: The meaning specified in Section 10.8(c).

“Offering”: The offering of any Notes pursuant to the relevant Offering Circular.

“Offering Circular”: Each offering circular relating to the offer and sale of the Notes, including any supplements thereto.

“Officer”: (a) With respect to any corporation, the Chairman of the Board of Directors, the President, the Chief Financial Officer, any Vice President, the Secretary, any Assistant Secretary, the Treasurer, any Assistant Treasurer or the Controller of such entity, (b) with respect to the Issuer and any limited liability company, any managing member or designated manager thereof or any person to whom the rights and powers of management thereof are delegated in accordance with the limited liability company agreement of such limited liability company and (c) with respect to the Collateral Manager, any manager or member of the Collateral Manager or any duly authorized officer of the Collateral Manager with direct responsibility for the administration of the Collateral Management Agreement and this Indenture and also, with respect to a particular matter, any other duly authorized officer of the Collateral Manager to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Opinion of Counsel”: A written opinion addressed to the Trustee and, if required by the terms hereof, Moody’s, in form and substance reasonably satisfactory to the Trustee (and, if so addressed, Moody’s), of an attorney admitted to practice, or a nationally or internationally recognized and reputable law firm one or more of the partners of which are admitted to practice, before the highest court of any State of the United States or the District of Columbia, which attorney or law firm, as the case may be, may, except as otherwise expressly provided herein, be counsel for the Issuer, and which attorney or law firm, as the case may be, shall be reasonably satisfactory to the Trustee. Whenever an Opinion of Counsel is required hereunder, such Opinion of Counsel may rely on opinions of other counsel who are so admitted and so satisfactory, which opinions of other counsel shall accompany such Opinion of Counsel and shall be addressed to the Trustee (and, if required by the terms hereof, Moody’s) or shall state that the Trustee (and, if required by the terms hereof, Moody’s) shall be entitled to rely thereon.

“Optional Redemption”: A redemption of the Notes in accordance with Section 9.2.

“Other Plan Law”: Any state, local, other federal or non-U.S. laws or regulations that are substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code.

“Outstanding”: With respect to the Notes or the Notes of any specified Class, as of any date of determination, all of the Notes or all of the Notes of such Class, as the case may be, theretofore authenticated and delivered under this Indenture, except:

(i)	Notes theretofore canceled by the Trustee or delivered to the Trustee for cancellation in accordance with the terms of Section 2.9;

(ii)	Notes or portions thereof for whose payment or redemption funds in the necessary amount have been theretofore irrevocably deposited with the Trustee or any Paying Agent in trust for the Holders of such Notes pursuant to Section 4.1(a)(ii); provided that if such Notes or portions thereof are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture or provision therefor satisfactory to the Trustee has been made;

(iii)	Notes in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture, unless proof satisfactory to the Trustee is presented that any such Notes are held by a “protected purchaser” (within the meaning of Section 8-303 of the UCC); and

(iv)	Notes alleged to have been mutilated, destroyed, lost or stolen for which replacement Notes have been issued as provided in Section 2.6;

provided that in determining whether the Holders of the requisite Aggregate Outstanding Amount have given any request, demand, authorization, direction, notice, consent or waiver hereunder, (a) Notes owned by the Issuer or (only in the case of a vote on (i) the removal of the Collateral Manager for “cause”, (ii) the approval of a successor Collateral Manager if the appointment of the Collateral Manager is being terminated pursuant to the Collateral Management Agreement for “cause” and (iii) the waiver of any event constituting “cause”) Notes owned by the Collateral Manager, an Affiliate thereof, or an account, fund, client or portfolio established and controlled by the Collateral Manager or an Affiliate thereof or for which the Collateral Manager or an Affiliate thereof acts as the investment adviser or with respect to which it or an Affiliate exercises discretionary authority shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Notes that a Trust Officer of the Trustee actually knows to be so owned shall be so disregarded and (b) Notes so owned that have been pledged in good faith shall be regarded as Outstanding if the pledgee establishes to the reasonable satisfaction of the Trustee the pledgee’s right so to act with respect to such Notes and that the pledgee is not one of the Persons specified above.

“Overcollateralization Ratio”: With respect to any specified Class or Classes of Notes as of any date of determination, the percentage derived from: (i) the Adjusted Collateral Principal Amount on such date divided by (ii) the Aggregate Outstanding Amount on such date of the Notes of such Class or Classes (including, in the case of the Class C Notes, the Class D Notes or the Class E Notes, any accrued Deferred Interest that remains unpaid) and each Priority Class of Notes.

“Overcollateralization Ratio Test”: A test that is satisfied with respect to any Class or Classes of Notes as of the Effective Date (and any other date thereafter on which such test is required to be determined hereunder), if (i) the Overcollateralization Ratio for such Class or Classes on such date is at least equal to the Required Overcollateralization Ratio for such Class or Classes or (ii) such Class or Classes of Notes is no longer outstanding.

“Participation Interest”: A participation interest in a loan that, at the time of acquisition, or the Issuer’s commitment to acquire the same, satisfies each of the following criteria: (i) such loan would constitute a Collateral Obligation were it acquired directly, (ii) the seller of the participation is the lender on the loan, (iii) the aggregate participation in the loan does not exceed the principal amount or commitment of such loan, (iv) such participation does not grant, in the aggregate, to the participant in such participation a greater interest than the seller holds in the loan or commitment that is the subject of the participation, (v) the entire purchase price for such participation is paid in full at the time of its acquisition (or, in the case of a participation in a Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation, at the time of the funding of such loan), and (vi) the participation provides the participant all of the economic benefit and risk of the whole or part of the loan or commitment that is the subject of the loan participation. For the avoidance of doubt, a Participation Interest shall not include a sub-participation interest in any loan.

“Paying Agent”: Any Person authorized by the Issuer to pay the principal of or interest on any Notes on behalf of the Issuer as specified in Section 7.2.

“Payment Account”: The payment account of the Trustee established pursuant to Section 10.3(a).

“Payment Date”: The twentieth day of January, April, July and October of each year (or, if such day is not a Business Day, the next succeeding Business Day), commencing on the Payment Date in October 2014, except that the final scheduled Payment Date (subject to any earlier redemption or payment of the Notes) shall be the Payment Date in April 2025.

“PBGC”: The United States Pension Benefit Guaranty Corporation.

“Permitted Deferrable Obligation”: Any Deferrable Obligation that (or the Underlying Document of which) carries a current cash pay interest rate of not less than (a) in the case of a Floating Rate Obligation, LIBOR plus 1.00% per annum or (b) in the case of a Fixed Rate Obligation, the zero-coupon swap rate in a fixed/floating interest rate swap with a term equal to five years.

“Permitted Liens”: With respect to the Assets: (i) security interests, liens and other encumbrances created pursuant to the Transaction Documents, (ii) with respect to agented Collateral Obligations, security interests, liens and other encumbrances in favor of the lead agent, the collateral agent or the paying agent on behalf of all holders of indebtedness of such Obligor under the related facility, (iii) with respect to any Equity Security, any security interests, liens and other encumbrances granted on such Equity Security to secure indebtedness of the related Obligor and/or any security interests, liens and other rights or encumbrances granted under any governing documents or other agreement between or among or binding upon the Issuer as the holder of equity in such Obligor and (iv) security interests, liens and other encumbrances, if any, which have priority over first priority perfected security interests in the Collateral Obligations or any portion thereof under the UCC or any other applicable law.

“Permitted Offer”: An Offer (i) pursuant to the terms of which the offeror offers to acquire a debt obligation (including a Collateral Obligation) in exchange for consideration consisting solely of Cash in an amount equal to or greater than the full face amount of such debt obligation plus any accrued and unpaid interest and (ii) as to which the Collateral Manager has determined in its reasonable commercial judgment that the offeror has sufficient access to financing to consummate the Offer.

“Person”: An individual, corporation (including a business trust), partnership, limited liability company, joint venture, association, joint stock company, statutory trust, trust (including any beneficiary thereof), unincorporated association or government or any agency or political subdivision thereof.

“Portfolio Acquisition and Disposition Requirements”: With respect to any acquisition (whether by purchase or substitution) or disposition of a Collateral Obligation, each of the following conditions: (a) such Collateral Obligation, if being acquired by the Issuer, is an Eligible Asset; (b) such Collateral Obligation is being acquired or disposed of in accordance with the terms and conditions set forth in this Indenture; (c) the acquisition or disposition of such Collateral Obligation does not result in a reduction or withdrawal of the then-current rating issued by Moody’s on any class of Notes then Outstanding; (d) such Collateral Obligation is not being acquired or disposed of for the primary purpose of recognizing gains or decreasing losses resulting from market value changes; and (e) so long as any Class A Notes, Class B Notes, Class C Notes, Class D Notes or Class E Notes remain outstanding, the Issuer will not purchase any Collateral Obligations from unaffiliated third parties unless at such time, and after taking into account any such proposed acquisition from unaffiliated third parties, over fifty percent (50%) of the Collateral Obligations then owned by the Issuer constitute Affiliate Originated Collateral Obligations.

“Portfolio Company”: Any company that is controlled by the Collateral Manager, an Affiliate thereof, or an account, fund, client or portfolio established and controlled by the Collateral Manager or an Affiliate thereof.

“Principal Balance”: Subject to Section 1.3, with respect to (a) any Asset other than a Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation, as of any date of determination, the outstanding principal amount of such Asset (excluding any capitalized interest) and (b) any Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation, as of any date of determination, the outstanding principal amount of such Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation (excluding any capitalized interest), plus (except as expressly set forth herein) any undrawn commitments that have not been irrevocably reduced or withdrawn with respect to such Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation; provided that for all purposes the Principal Balance of (1) any Equity Security or interest only strip shall be deemed to be zero and (2) any Defaulted Obligation that is not sold or terminated within three years after becoming a Defaulted Obligation shall be deemed to be zero.

“Principal Collection Subaccount”: The trust account established pursuant to Section 10.2(a).

“Principal Financed Accrued Interest”: The amount of Principal Proceeds, if any, applied towards the purchase of accrued interest on a Collateral Obligation.

“Principal Financed Capitalized Interest”: The amount of Principal Proceeds, if any, applied towards the purchase of capitalized interest on a Permitted Deferrable Obligation.

“Principal Proceeds”: With respect to any Collection Period or Determination Date, all amounts received by the Issuer during the related Collection Period that do not constitute Interest Proceeds and any other amounts that have been designated as Principal Proceeds pursuant to the terms of this Indenture.

“Priority Class”: With respect to any specified Class of Notes, each Class of Notes that ranks senior to such Class, as indicated in Section 2.3.

“Priority of Payments”: The meaning specified in Section 11.1(a).

“Proceeding”: Any suit in equity, action at law or other judicial or administrative proceeding.

“Proposed Portfolio”: The portfolio of Collateral Obligations and Eligible Investments resulting from the proposed purchase, sale, maturity or other disposition of a Collateral Obligation or a proposed reinvestment in an additional Collateral Obligation, as the case may be.

“Purchase Agreement”: The Purchase Agreement dated as of April 17, 2014, by and among the Issuer, the Depositor, the Transferor and the Initial Purchaser of the Notes, as amended from time to time in accordance with the terms thereof.

“QIB”: A Qualified Institutional Buyer.

“QIB/QP”: Any Person that, at the time of its acquisition, purported acquisition or proposed acquisition of Notes is both a Qualified Institutional Buyer and a Qualified Purchaser.

“QP”: A Qualified Purchaser.

“Qualified Broker/Dealer”: Any of Ares Capital Corporation; Bank of America/Merrill Lynch; The Bank of Montreal; The Bank of New York Mellon; Barclays Bank plc; BNP Paribas; Broadpoint Securities; Calyon; Citibank, N.A.; Credit Agricole S.A.; Canadian Imperial Bank of Commerce; Credit Suisse; Deutsche Bank AG; Dresdner Bank AG; GE Capital; Goldman Sachs & Co.; Golub Capital; Guggenheim; HSBC Bank; Imperial Capital LLC; Jefferies & Company, Inc.; JPMorgan Chase Bank, N.A.; KeyBank National Association; Lloyds TSB Bank; Madison Capital; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Morgan Stanley & Co.; Natixis; Northern Trust Company; NXT Capital, Inc.; Royal Bank of Canada; The Royal Bank of Scotland plc; Société Générale; SunTrust Banks, Inc.; The Toronto-Dominion Bank; UBS AG; U.S. Bank National Association; and Wells Fargo Bank, National Association.

“Qualified Institutional Buyer”: The meaning specified in Rule 144A under the Securities Act.

“Qualified Purchaser”: The meaning specified in Section 2(a)(51) of the 1940 Act and Rule 2a51-2 or 2a51-3 under the 1940 Act.

“Ramp-Up Account”: The account established pursuant to Section 10.3(c).

“Record Date”: With respect to the Global Notes and Certificated Notes, the date 15 days prior to the applicable Payment Date.

“Redemption Date”: Any Payment Date specified for a redemption of Notes pursuant to Section 9.2 or Section 9.3.

“Redemption Price”: For each Note to be redeemed or sold and transferred in connection with a Re-Pricing, (i) 100% of the Aggregate Outstanding Amount of such Note, plus (ii) accrued and unpaid interest thereon (including interest on any accrued and unpaid Deferred Interest and defaulted interest) to the Redemption Date or Re-Pricing Date; provided that, in connection with any Tax Redemption or Optional Redemption of the Notes in whole or of any such Class of Notes in connection with a Refinancing of such Class, holders of 100% of the Aggregate Outstanding Amount of any such Class of Notes may elect to receive less than 100% of the Redemption Price that would otherwise be payable to the Holders of such Class of Notes.

“Reference Banks”: The meaning specified in Exhibit C hereto.

“Refinancing”: A loan or an issuance of replacement securities, whose terms in each case will be negotiated by the Issuer or, upon request of the Issuer, by the Collateral Manager on behalf of the Issuer, from one or more financial institutions or purchasers to refinance the Notes in connection with an Optional Redemption.

“Refinancing Proceeds”: The net Cash proceeds from a Refinancing.

“Register”: The meaning specified in Section 2.5(a).

“Registered”: In registered form for U.S. federal income tax purposes and issued after July 18, 1984.

“Registered Investment Adviser”: A Person duly registered as an investment adviser in accordance with and pursuant to Section 203 of the Investment Advisers Act of 1940, as amended.

“Registrar”: The meaning specified in Section 2.5(a).

“Regulation S”: Regulation S, as amended, under the Securities Act.

“Regulation S Global Note”: The meaning specified in Section 2.2(b)(i).

“Reinvestment Period”: The period from and including the Closing Date to and including the earliest of (i) the Payment Date occurring in April 2018, (ii) the date of the acceleration of the Maturity of any Class of Notes pursuant to Section 5.2, and (iii) the date on which the Collateral Manager delivers written notice to the Trustee that it has reasonably determined that it can no longer reinvest in additional Collateral Obligations in accordance with the terms hereof or the Collateral Management Agreement.

“Reinvestment Target Par Balance”: As of any date of determination, the Target Initial Par Amount minus (i) the amount of any reduction in the Aggregate Outstanding Amount of the

Notes through the payment of Principal Proceeds plus (ii) the Aggregate Outstanding Amount of any additional Notes issued under and in accordance with Sections 2.13 and 3.2, or, if greater, the aggregate amount of Principal Proceeds that result from the issuance of such additional Notes.

“Related Person”: With respect to any Person, the owners of the equity interests therein, directors, officers, employees, personnel, managers, agents and professional advisors thereof.

“Re-Priced Class”: The meaning specified in Section 9.7(a).

“Re-Pricing”: The meaning specified in Section 9.7(a).

“Re-Pricing Date”: The meaning specified in Section 9.7(b).

“Re-Pricing Intermediary”: The meaning specified in Section 9.7(a).

“Re-Pricing Rate”: The meaning specified in Section 9.7(b)(i).

“Repurchase and Substitution Limit”: The meaning specified in Section 12.3(c).

“Required Interest Coverage Ratio”: (a) For the Class A Notes and the Class B Notes, 120.0%, (b) for the Class C Notes, 110.0%, and (c) for the Class D Notes, 105.0%.

“Required Overcollateralization Ratio”: (a) For the Class A Notes and the Class B Notes, 139.5%, (b) for the Class C Notes, 124.6%, (c) for the Class D Notes, 115.9%, and (d) for the Class E Notes, 110.6%.

“Resolution”: A resolution of the designated manager of the Issuer.

“Responsible Officer”: With respect to any Person, any duly authorized director, officer or manager of such Person with direct responsibility for the administration of the applicable agreement and also, with respect to a particular matter, any other duly authorized director, officer or manager of such Person to whom such matter is referred because of such director’s, officer’s or manager’s knowledge of and familiarity with the particular subject. Each party may receive and accept a certification of the authority of any other party as conclusive evidence of the authority of any Person to act, and such certification may be considered as in full force and effect until receipt by such other party of written notice to the contrary.

“Restricted Trading Period”: The period during which (a) the Moody’s rating of any of the Class A Notes or Class B Notes is one or more subcategories below its rating on the Closing Date, (b) the Moody’s rating of any of the Class C Notes, the Class D Notes, the Class E Notes or the Class F Notes is two or more subcategories below its rating on the Closing Date, or (c) the Moody’s rating of any Class of Notes (in each case then outstanding) has been withdrawn and not reinstated; provided, that such period will not be a Restricted Trading Period (so long as the Moody’s rating of any Class of Notes has not been further downgraded, withdrawn or put on watch for potential downgrade) upon the direction of the Issuer with the consent of a Majority of the Controlling Class.

“Retention Deficiency”: A failure of the Retention Provider to retain the Retention Interest as required by the Retention of Net Economic Interest Letter.

“Retention Interest”: At any time, a net economic interest in the securitised exposures (as such term is used in the applicable Retention Requirement Law), which will be comprised of an interest in the first loss tranche within the meaning of paragraph (d) of Article 405(1), by way of holding the minimum principal amount of Interests currently required by the applicable Retention Requirement Law, being an amount equal to 5% (or such lower amount, including 0%, if such lower amount is required or allowed under the applicable Retention Requirement Law as a result of amendment, repeal or otherwise and in no event an amount in excess of 5%) of the nominal value of the Collateral Obligations and Eligible Investments.

“Retention of Net Economic Interest Letter”: The letter relating to the retention of net economic interest in substantially the form of Exhibit G hereto, from NewStar and the Retention Provider and addressed to the Issuer, the Trustee and the Initial Purchaser.

“Retention Provider”: NewStar Commercial Loan Depositor 2014-1 LLC, a Delaware limited liability company.

“Retention Requirement Laws”: Articles 404-410 of the EU Capital Requirements Regulation (Regulation (EU) 575/2013), as published on June 27, 2013 (“Articles 404-410” or the “CRR”, as applicable), together with any draft or final guidance and technical standards published in relation thereto and the guidelines and related documents previously published in relation to the preceding risk retention legislation by the European Commission and the European Banking Authority (and/or its predecessor, the Committee of European Banking Supervisors, and together with any successor or replacement agency or authority, the “EBA”) that continues to apply the provisions of the CRR.

“Revolver Funding Account”: The meaning specified in Section 10.4.

“Revolving Collateral Obligation”: Any Collateral Obligation (other than a Delayed Drawdown Collateral Obligation) that is a loan (including, without limitation, revolving loans), including funded and unfunded portions of revolving credit lines (including any portions thereof that may be drawn by the borrower relating to its letter of credit facilities), unfunded commitments under specific facilities and other similar loans that by its terms may require one or more future advances to be made to the borrower by the Issuer; provided that any such Collateral Obligation will be a Revolving Collateral Obligation only until all commitments to make advances to the borrower expire or are terminated or irrevocably reduced to zero.

“Rule 17g-5”: The meaning specified in Section 14.16.

“Rule 144A”: Rule 144A, as amended, under the Securities Act.

“Rule 144A Global Note”: The meaning specified in Section 2.2(b)(ii).

“Rule 144A Information”: The meaning specified in Section 7.15.

“S&P”: Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor or successors thereto.

“S&P Rating”: With respect to any Collateral Obligation, as of any date of determination, the rating determined in accordance with the following methodology:

(i)	with respect to a Collateral Obligation that is not a DIP Collateral Obligation (a) if there is an issuer credit rating of the issuer of such Collateral Obligation by S&P as published by S&P, or the guarantor which unconditionally and irrevocably guarantees such Collateral Obligation pursuant to a form of guaranty approved by S&P for use in connection with this transaction, then the S&P Rating shall be such rating (regardless of whether there is a published rating by S&P on the Collateral Obligations of such issuer held by the Issuer; provided that private ratings (that is, ratings provided at the request of the Obligor) may be used for purposes of this definition if the related Obligor has consented to the disclosure thereof and a copy of such consent has been provided to S&P) or (b) if there is no issuer credit rating of the issuer by S&P but (1) there is a senior secured rating on any obligation or security of the issuer, then the S&P Rating of such Collateral Obligation shall be one subcategory below such rating; (2) if clause (1) above does not apply, but there is a senior unsecured rating on any obligation or security of the issuer, the S&P Rating of such Collateral Obligation shall equal such rating; and (3) if neither clause (1) nor clause (2) above applies, but there is a subordinated rating on any obligation or security of the issuer, then the S&P Rating of such Collateral Obligation shall be one subcategory above such rating if such rating is higher than “BB+”, and shall be two subcategories above such rating if such rating is “BB+” or lower;

(ii)	with respect to any Collateral Obligation that is a DIP Collateral Obligation, the S&P Rating thereof will be the credit rating assigned to such issue by S&P;

(iii)	if there is not a rating by S&P on the issuer or on an obligation of the issuer, then the S&P Rating may be determined pursuant to clauses (a) through (d) below:

(a)	if an obligation of the issuer is not a DIP Collateral Obligation and is publicly rated by Moody’s, then the S&P Rating will be determined in accordance with the methodologies for establishing the Moody’s Rating set forth above except that the S&P Rating of such obligation will be (1) one subcategory below the S&P equivalent of the Moody’s Rating if such Moody’s Rating is “Baa3” or higher and (2) two subcategories below the S&P equivalent of the Moody’s Rating if such Moody’s Rating is “Ba1” or lower;

(b)

the S&P Rating may be based on a credit estimate provided by S&P, and in connection therewith, the Issuer, the Collateral Manager on behalf of the Issuer or the issuer of such Collateral Obligation shall, prior to or within 30 days after the acquisition of such Collateral Obligation, apply (and concurrently submit all available Information in respect of such application) to S&P for a credit estimate which shall be its S&P Rating; provided that, if such Information is submitted within such 30-day period, then, pending receipt from S&P of such estimate, such Collateral Obligation shall have an S&P Rating as determined by the Collateral Manager in its sole discretion if the Collateral Manager certifies to the Trustee that it believes that such S&P Rating determined by the Collateral Manager is commercially reasonable and will be at least equal to such rating; provided, further, that if such Information is not submitted within such 30-day period, then, pending receipt from S&P of such estimate, the Collateral Obligation shall have (1) the S&P Rating as determined by the Collateral Manager for a period of up to 90 days after the acquisition of such Collateral Obligation and (2) an S&P Rating of “CCC-” following such 90-day period; unless, during such 90-day period, the Collateral Manager has requested the extension of such period and S&P, in its sole discretion, has granted such request; provided, further, that if such 90-day period (or other extended period) elapses pending S&P’s decision with respect to such application, the S&P Rating of such Collateral Obligation shall be “CCC-”; provided, further, that if the Collateral Obligation has had a public rating by S&P that S&P has withdrawn or suspended within six months prior to the date of such application for a credit estimate in respect of such Collateral Obligation, the S&P Rating in respect thereof shall be “CCC-” pending receipt from S&P of such estimate, and S&P may elect not to provide such estimate until a period of six months (or such other period as provided in S&P’s then-current criteria) have elapsed after the withdrawal or suspension of the public rating; provided, further that such credit estimate shall expire 12 months after the acquisition of such Collateral Obligation, following which such Collateral Obligation shall have an S&P Rating of “CCC-” unless, during such 12-month period, the Issuer applies for renewal thereof in accordance with Section 7.14(b) (and concurrently submits all available Information in respect of such renewal), in which case such credit estimate shall continue to be the S&P Rating of such Collateral Obligation until S&P has confirmed or revised such credit estimate, upon which such confirmed or revised credit estimate shall be the S&P Rating of such Collateral Obligation; provided, further that such confirmed or revised credit estimate shall expire on the next succeeding 12-month anniversary of the date of the acquisition of such Collateral Obligation and (when renewed annually in accordance with Section 7.14(b)) on each 12-month anniversary thereafter;

(c)	with respect to a DIP Collateral Obligation, if the S&P Rating cannot otherwise be determined pursuant to this definition, the S&P Rating of such Collateral Obligation will be “CCC-”; and

(d)

with respect to a Collateral Obligation that is not a Defaulted Obligation, the S&P Rating of such Collateral Obligation will at the election of the Issuer (at the direction of the Collateral Manager) be “CCC-”; provided that (i) neither the issuer of such Collateral Obligation nor any of its

Affiliates are subject to any bankruptcy or reorganization proceedings, (ii) the issuer has not defaulted on any payment obligation in respect of any debt security or other obligation of the issuer at any time within the two year period ending on such date of determination, all such debt securities and other obligations of the issuer that are pari passu with or senior to the Collateral Obligation are current and the Collateral Manager reasonably expects them to remain current, and (iii) prior to or within 30 days after such election, the Issuer shall have submitted all available Information in respect of such Collateral Obligation to S&P and thereafter shall submit such further available Information in respect of such Collateral Obligation as reasonably requested by S&P; or

(iv)	with respect to a Current Pay Obligation that is rated “D” or “SD” by S&P, the S&P Rating of such Current Pay Obligation will be, at the election of the Issuer (at the direction of the Collateral Manager), “CCC-” or the S&P Rating determined pursuant to clause (iii)(b) above; provided that the Collateral Manager may not determine such S&P Rating pursuant to clause (iii)(b)(1) above;

provided, that for purposes of the determination of the S&P Rating, (x) if the applicable rating assigned by S&P to an obligor or its obligations is on “credit watch positive” by S&P, such rating will be treated as being one subcategory above such assigned rating and (y) if the applicable rating assigned by S&P to an obligor or its obligations is on “credit watch negative” by S&P, such rating will be treated as being one subcategory below such assigned rating.

“Sale”: The meaning specified in Section 5.17.

“Sale Proceeds”: All proceeds (excluding accrued interest, if any) received with respect to Assets as a result of sales of such Assets in accordance with the restrictions described in Article XII less any reasonable expenses incurred by the Collateral Manager or the Trustee (other than amounts payable as Administrative Expenses) in connection with such sales. Sale Proceeds will include Principal Financed Accrued Interest and Principal Financed Capitalized Interest received in respect of such sale.

“Schedule of Collateral Obligations”: The schedule of Collateral Obligations attached as Schedule 1 hereto, which schedule shall include the borrower and Principal Balance of each Collateral Obligation included therein, as amended from time to time (without the consent of or any action on the part of any Person) to reflect the release of Collateral Obligations pursuant to Article X hereof and the inclusion of additional Collateral Obligations as provided in Section 12.2 and Section 12.3 hereof.

“Scheduled Distribution”: With respect to any Collateral Obligation, each payment of principal and/or interest scheduled to be made by the related Obligor under the terms of such Collateral Obligation (determined in accordance with the assumptions specified in Section 1.3 hereof) after (a) in the case of the initial Collateral Obligations, the Closing Date or (b) in the case of Collateral Obligations added or substituted after the Closing Date, the related Cut-Off Date, as adjusted pursuant to the terms of the related Underlying Documents.

“Second Lien Loan”: Any assignment of or Participation Interest in a Loan that: (a) is not (and cannot by its terms become) subordinate in right of payment to any other obligation of the Obligor of the Loan (other than with respect to liquidation, trade claims, capitalized leases or similar obligations) but which is subordinated (with respect to liquidation preferences with respect to pledged collateral) to a Senior Secured Loan of the Obligor; (b) is secured by a valid second-priority perfected security interest or lien in, to or on specified collateral (subject to customary exceptions for permitted liens, including, without limitation, any tax liens) securing the Obligor’s obligations under the Second Lien Loan the value of which is adequate (in the commercially reasonable judgment of the Collateral Manager) to repay the Loan in accordance with its terms and to repay all other Loans of equal or higher seniority secured by a lien or security interest in the same collateral and (c) is not secured solely or primarily by common stock or other equity interests; provided, that the limitation set forth in this clause (c) shall not apply with respect to a Loan made to a parent entity that is secured solely or primarily by the stock of one or more of the subsidiaries of such parent entity to the extent that the granting by any such subsidiary of a lien on its own property would violate law or regulations applicable to such subsidiary (whether the obligation secured is such Loan or any other similar type of indebtedness owing to third parties).

“Secured Parties”: The meaning specified in the Granting Clauses.

“Securities Account Control Agreement”: The Securities Account Control Agreement dated as of the Closing Date between the Issuer, the Trustee and U.S. Bank National Association, as custodian.

“Securities Act”: The United States Securities Act of 1933, as amended.

“Securities Intermediary”: The meaning specified in Section 8-102(a)(14) of the UCC.

“Security Entitlement”: The meaning specified in Section 8-102(a)(17) of the UCC.

“Selling Institution”: The entity obligated to make payments to the Issuer under the terms of a Participation Interest.

“Senior Collateral Management Fee”: The fee payable to the Collateral Manager in arrears on each Payment Date (prorated for the related Interest Accrual Period) pursuant to Section 8(a) of the Collateral Management Agreement and Section 11.1 of this Indenture, in an amount equal to 0.25% per annum (calculated on the basis of the actual number of days in the applicable Collection Period divided by 360) of the Fee Basis Amount at the beginning of the Collection Period relating to such Payment Date.

“Senior Collateral Management Fee Shortfall Amount”: To the extent the Senior Collateral Management Fee is not paid on a Payment Date due to insufficient Interest Proceeds or Principal Proceeds (and such fee was not voluntarily deferred or waived by the Collateral Manager), the Senior Collateral Management Fee due on such Payment Date (or the unpaid portion thereof, as applicable). Such amount is automatically deferred for payment on the succeeding Payment Date, with interest at the rate specified in the Collateral Management Agreement, as certified to the Trustee by the Collateral Manager, in accordance with the Priority of Payments.

“Senior Secured Loan”: Any assignment of or Participation Interest in a Loan that: (a) is not (and cannot by its terms become) subordinate in right of payment to any other obligation of the obligor of the Loan (other than with respect to liquidation, trade claims, capitalized leases or similar obligations); (b) is secured by a valid first-priority perfected security interest or lien in, to or on specified collateral securing the obligor’s obligations under the Loan (subject to customary exceptions for permitted liens, including, without limitation, any tax liens); (c) the value of the collateral securing the Loan at the time of purchase together with other attributes of the obligor (including, without limitation, its general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow) is adequate (in the commercially reasonable judgment of the Collateral Manager) to repay the Loan in accordance with its terms and to repay all other Loans of equal seniority secured by a first lien or security interest in the same collateral and (d) is not secured solely or primarily by common stock or other equity interests; provided, that the limitation set forth in this clause (d) shall not apply with respect to a Loan made to a parent entity that is secured solely or primarily by the stock of one or more of the subsidiaries of such parent entity to the extent that the granting by any such subsidiary of a lien on its own property would violate law or regulations applicable to such subsidiary (whether the obligation secured is such Loan or any other similar type of indebtedness owing to third parties).

“Similar Law”: Any federal, state, local, non-U.S. or other law or regulation that could cause the underlying assets of the Issuer to be treated as assets of the investor in any Note (or any interest therein) or the Interests by virtue of its interest therein and thereby subject the Issuer or the Collateral Manager (or other Persons responsible for the investment and operation of the Issuer’s assets) to Other Plan Law.

“Special Redemption”: The meaning specified in Section 9.6.

“Special Redemption Amount”: The meaning specified in Section 9.6.

“Special Redemption Date”: The meaning specified in Section 9.6.

“Specified Amendment”: With respect to any Collateral Obligation, any amendment, waiver or modification which would:

(a)	modify the amortization schedule with respect to such Collateral Obligation in a manner that (i) reduces the dollar amount of any Scheduled Distribution by more than the greater of (x) 25% and (y) U.S.$250,000, (ii) postpones any Scheduled Distribution by more than two payment periods or (iii) causes the Weighted Average Life of the applicable Collateral Obligation to increase by more than 25%;

(b)	reduce or increase the cash interest rate payable by the Obligor thereunder by more than 100 basis points (excluding any increase in an interest rate arising by operation of a default or penalty interest clause under a Collateral Obligation or as a result of an increase in the interest rate index for any reason other than such amendment, waiver or modification);

(c)	extend the stated maturity date of such Collateral Obligation by more than 24 months or beyond the Stated Maturity;

(d)	contractually or structurally subordinate such Collateral Obligation by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens (other than Permitted Liens) on any of the underlying collateral securing such Collateral Obligation;

(e)	release any party from its obligations under such Collateral Obligation, if such release would have a material adverse effect on the Collateral Obligation; or

(f)	reduce the principal amount of the applicable Collateral Obligation.

“Specified Obligor Information”: The meaning specified in Section 14.15(b).

“Spread Amendment”: The meaning specified in Section 7.21.

“Standby Directed Investment”: Shall mean, initially, the JP Morgan Prime Money Market Fund (which investment is, for the avoidance of doubt, an Eligible Investment); provided that the Issuer, or the Collateral Manager on behalf of the Issuer, may by written notice to the Trustee change the Standby Directed Investment to any other Eligible Investment of the type described in clause (ii) of the definition of “Eligible Investments” maturing not later than the earlier of (i) 30 days after the date of such investment (unless putable at par to the issuer thereof) or (ii) the Business Day immediately preceding the next Payment Date (or such shorter maturities expressly provided herein).

“Stated Maturity”: With respect to the Notes of any Class, the date specified as such in Section 2.3.

“Step-Down Obligation”: An obligation or security which by the terms of the related Underlying Documents provides for a decrease in the per annum interest rate on such obligation or security (other than by reason of any change in the applicable index or benchmark rate used to determine such interest rate) or in the spread over the applicable index or benchmark rate, solely as a function of the passage of time; provided that an obligation or security providing for payment of a constant rate of interest at all times after the date of acquisition by the Issuer shall not constitute a Step-Down Obligation.

“Step-Up Obligation”: An obligation or security which by the terms of the related Underlying Documents provides for an increase in the per annum interest rate on such obligation or security, or in the spread over the applicable index or benchmark rate, solely as a function of the passage of time; provided that an obligation or security providing for payment of a constant rate of interest at all times after the date of acquisition by the Issuer shall not constitute a Step-Up Obligation.

“Structured Finance Obligation”: Any obligation issued by a special purpose vehicle and secured directly by, referenced to, or representing ownership of, a pool of receivables or other financial assets of any Obligor, including collateralized debt obligations and mortgage-backed securities.

“Subordinate Collateral Management Fee”: The fee payable to the Collateral Manager in arrears on each Payment Date (prorated for the related Interest Accrual Period) pursuant to

Section 8(a) of the Collateral Management Agreement and Section 11.1 of this Indenture, in an amount equal to 0.50% per annum (calculated on the basis of the actual number of days in the applicable Collection Period divided by 360) of the Fee Basis Amount at the beginning of the Collection Period relating to such Payment Date.

“Subordinate Collateral Management Fee Shortfall Amount”: To the extent the Subordinate Collateral Management Fee is not paid on a Payment Date due to insufficient Interest Proceeds or Principal Proceeds (and such fee was not voluntarily deferred or waived by the Collateral Manager), the Subordinate Collateral Management Fee due on such Payment Date (or the unpaid portion thereof, as applicable). Such amount is automatically deferred for payment on the succeeding Payment Date, with interest at the rate specified in the Collateral Management Agreement, as certified to the Trustee by the Collateral Manager, in accordance with the Priority of Payments.

“Substitute Collateral Obligations”: Collateral Obligations conveyed by the Transferor to the Issuer as substitute Collateral Obligations pursuant to Section 12.3(a).

“Substitute Collateral Obligations Qualification Conditions”: The following conditions:

(i)	each Coverage Test, Collateral Quality Test or Concentration Limitation remains satisfied or, if not in compliance at the time of substitution, any such Coverage Test, Collateral Quality Test or Concentration Limitation is maintained or improved;

(ii)	the Principal Balance of such Substitute Collateral Obligation (or, if more than one Substitute Collateral Obligation will be added in replacement of a Collateral Obligation or Collateral Obligations, the Aggregate Principal Balance of such Substitute Collateral Obligations) equals or exceeds the Principal Balance of the Collateral Obligation being substituted for and the Net Exposure Amount, if any, with respect thereto shall have been deposited in the Revolver Funding Account;

(iii)	the Market Value of such Substitute Collateral Obligation (or, if more than one Substitute Collateral Obligation will be added in replacement of a Collateral Obligation or Collateral Obligations, the aggregate Market Value of such Substitute Collateral Obligations) equals or exceeds the Market Value of the Collateral Obligation being substituted;

(iv)	(x) if any of the Collateral Obligations being substituted for are Second Lien Loans, the Aggregate Principal Balance of all Substitute Collateral Obligations that are Second Lien Loans equals or is less than the Principal Balance of the Collateral Obligation being substituted for that are Second Lien Loans and (y) if none of the Collateral Obligations being substituted are Second Lien Loans, no Substitute Collateral Obligation is a Second Lien Loan;

(v)	the Moody’s Rating of each Substitute Collateral Obligation is equal to or higher than the Moody’s Rating of the Collateral Obligation being substituted for; and

(vi)	solely after the Reinvestment Period, the stated maturity date of each Substitute Collateral Obligation is the same or earlier than the stated maturity date of the Collateral Obligation being substituted for.

“Substitution Event”: An event which shall have occurred with respect to any Collateral Obligation that:

(i)	becomes a Defaulted Obligation;

(ii)	has a Material Covenant Default;

(iii)	becomes subject to a proposed Specified Amendment; or

(iv)	becomes a Credit Risk Obligation.

“Substitution Period”: The meaning specified in Section 12.3(a)(ii).

“Successor Entity”: The meaning specified in Section 7.10.

“Synthetic Security”: A security or swap transaction, other than a Participation Interest, that has payments associated with either payments of interest on and/or principal of a reference obligation or the credit performance of a reference obligation.

“Target Initial Par Amount”: U.S.$350,000,000.

“Target Initial Par Condition”: A condition satisfied as of the Effective Date if the Aggregate Principal Balance of Collateral Obligations (i) that are held by the Issuer and (ii) of which the Issuer has committed to purchase on such date, together with the amount of any proceeds of prepayments, maturities or redemptions of Collateral Obligations purchased by the Issuer prior to such date, will equal or exceed the Target Initial Par Amount; provided that for purposes of this definition, any Collateral Obligation that becomes a Defaulted Obligation prior to the Effective Date shall be treated as having a Principal Balance equal to its Moody’s Collateral Value.

“Tax”: Any tax, levy, impost, duty, charge, assessment, deduction, withholding or fee of any nature (including interest, penalties and additions thereto) imposed by any governmental taxing authority.

“Tax Event”: (i)(x) Any Obligor under any Collateral Obligation being required to deduct or withhold from any payment under such Collateral Obligation to the Issuer for or on account of any Tax for whatever reason and such Obligor is not required to pay to the Issuer such additional amount as is necessary to ensure that the net amount actually received by the Issuer (free and clear of Taxes, whether assessed against such Obligor or the Issuer) will equal the full amount that the Issuer would have received had no such deduction or withholding occurred and (y) the total amount of such deductions or withholdings on the Assets results in a payment by, or charge or tax burden to, the Issuer that results or will result in the withholding of 5% or more of Scheduled Distributions for any Collection Period, or (ii) any jurisdiction imposing net income, profits or similar Tax on the Issuer (including, for this purpose, any Tax required to be withheld under Section 1446 of the Code) in an aggregate amount in any Collection Period in excess of U.S.$1,000,000.

“Tax Jurisdiction”: The Bahamas, Bermuda, the British Virgin Islands, the Cayman Islands, the Channel Islands or the Netherlands Antilles so long as each such tax advantaged jurisdiction is rated at least “Aa2” by Moody’s and any other tax advantaged jurisdiction as may be notified by Moody’s to the Collateral Manager from time to time so long as each such other tax advantaged jurisdiction is rated at least “Aa2” by Moody’s.

“Tax Redemption”: The meaning specified in Section 9.3(a) hereof.

“Trading Plan”: The meaning specified in Section 12.2(b).

“Trading Plan Period”: The meaning specified in Section 12.2(b).

“Transaction Documents”: This Indenture, the Collateral Management Agreement, the Master Loan Sale Agreement, the Securities Account Control Agreement, the Joinder Agreement, the Purchase Agreement and the Retention of Net Economic Interest Letter.

“Transfer Agent”: The Person or Persons, which may be the Issuer, authorized by the Issuer to exchange or register the transfer of Notes.

“Transfer Deposit Amount”: On any date of determination with respect to any Collateral Obligation, an amount equal to the sum of the outstanding principal balance of such Collateral Obligation together with accrued interest thereon through such date of determination.

“Transferor”: NewStar Financial, Inc., a Delaware corporation, together with its successors and assigns.

“Trust Officer”: When used with respect to the Trustee, any officer within the Corporate Trust Office (or any successor group of the Trustee) including any vice president, assistant vice president or officer of the Trustee customarily performing functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred at the Corporate Trust Office because of such Person’s knowledge of and familiarity with the particular subject and, in each case, having direct responsibility for the administration of this transaction.

“Trustee”: The meaning specified in the first sentence of this Indenture.

“UCC”: The Uniform Commercial Code as in effect in the State of New York or, if different, the political subdivision of the United States that governs the perfection of the relevant security interest, as amended from time to time.

“Uncertificated Security”: The meaning specified in Section 8-102(a)(18) of the UCC.

“Underlying Document”: The indenture, loan agreement, credit agreement or other customary agreement pursuant to which an Asset has been created or issued and each other agreement that governs the terms of or secures the obligations represented by such Asset or of which the holders of such Asset are the beneficiaries.

“Unregistered Securities”: The meaning specified in Section 5.17(c).

“Unsecured Loan”: A senior unsecured Loan obligation of any Person which is not (and by its terms is not permitted to become) subordinate in right of payment to any other debt for borrowed money incurred by the Obligor under such Loan.

“U.S. person”: The meaning specified in Regulation S.

“U.S. Tax Person”: The meaning specified in Section 7701(a)(30) of the Code.

“Valuation”: With respect to any Collateral Obligation or Equity Security, a recent (as determined by the Collateral Manager in its commercially reasonable business judgment in accordance with the Collateral Manager Standard) valuation of the fair market value of such Collateral Obligation or Equity Security established by (a) reference to a third-party pricing service such as LoanX or LPC or other service selected by the Collateral Manager in accordance with the Collateral Manager Standard; provided that if a fair market value is available from more than one pricing service, the highest such value so obtained shall be used, or (b) if data for such Collateral Obligation or Equity Security is not available from such a pricing service, an analysis performed by a nationally-recognized valuation firm to establish a fair market value of such Collateral Obligation or Equity Security which reflects the price that would be paid by a willing buyer to a willing seller of such Collateral Obligation or Equity Security in an expedited sale on an arm’s-length basis.

“Volcker Rule”: Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

“Website”: The password-protected website maintained by the Trustee on behalf of NewStar which may be accessed by prospective investors who have entered into a non-disclosure agreement with NewStar.

“Weighted Average Coupon”: As of any Measurement Date, the number obtained by dividing:

(a)	the amount equal to the Aggregate Coupon; by

(b)	an amount equal to the Aggregate Principal Balance of all Fixed Rate Obligations as of such Measurement Date (in each case including, for any Permitted Deferrable Obligation, only the required current cash interest required by the Underlying Documents).

“Weighted Average Floating Spread”: As of any Measurement Date, the number obtained by dividing: (a) the amount equal to (A) the Aggregate Funded Spread plus (B) the Aggregate Unfunded Spread by (b) an amount equal to the Aggregate Principal Balance of all Floating Rate Obligations as of such Measurement Date.

“Weighted Average Life”: As of any date of determination with respect to all Collateral Obligations other than Defaulted Obligations, the number of years following such date obtained by summing the products obtained by multiplying:

(a)	the Average Life at such time of each such Collateral Obligation by (b) the outstanding principal balance of such Collateral Obligation and dividing such sum by:

(b)	the aggregate outstanding principal balance at such time of all such Collateral Obligations.

For the purposes of the foregoing, the “Average Life” is, on any date of determination with respect to any Collateral Obligation, the quotient obtained by dividing (i) the sum of the products of (a) the number of years (rounded to the nearest one hundredth thereof) from such date of determination to the respective dates of each successive Scheduled Distribution of principal of such Collateral Obligation and (b) the respective amounts of principal of such Scheduled Distributions by (ii) the sum of all successive Scheduled Distributions of principal on such Collateral Obligation.

“Weighted Average Life Test”: A test satisfied on any date of determination if the Weighted Average Life of all Collateral Obligations as of such date is less than or equal to the applicable number of years corresponding to the Closing Date or the most recent Payment Date preceding such date of determination set forth below:

Payment Date (or Closing Date)	Weighted Average Life
Closing Date	8.00
October 2014	7.50
January 2015	7.25
April 2015	7.00
July 2015	6.75
October 2015	6.50
January 2016	6.25
April 2016	6.00
July 2016	5.75
October 2016	5.50
January 2017	5.25
April 2017	5.00
July 2017	4.75
October 2017	4.50
January 2018	4.25
April 2018	4.00
July 2018	3.75
October 2018	3.50
January 2019	3.25

Payment Date (or Closing Date)	Weighted Average Life
April 2019	3.00
July 2019	2.75
October 2019	2.50
January 2020	2.25
April 2020	2.00
July 2020	1.75
October 2020	1.50
January 2021	1.25
April 2021	1.00
July 2021	0.75
October 2021	0.50
January 2022	0.25
April 2022	0.00

“Weighted Average Moody’s Rating Factor”: The number (rounded up to the nearest whole number) determined by:

(a)	summing the products of (i) the Principal Balance of each Collateral Obligation (excluding Equity Securities) multiplied by (ii) the Moody’s Rating Factor of such Collateral Obligation (as described below) and

(b)	dividing such sum by the Principal Balance of all such Collateral Obligations.

For purposes of the foregoing, the “Moody’s Rating Factor” relating to any Collateral Obligation is the number set forth in the table below opposite the Moody’s Default Probability Rating of such Collateral Obligation.

Moody’s Default Probability Rating	Moody’s Rating Factor	Moody’s Default Probability Rating	Moody’s Rating Factor
Aaa	1	Ba1	940
Aa1	10	Ba2	1,350
Aa2	20	Ba3	1,766
Aa3	40	B1	2,220
A1	70	B2	2,720
A2	120	B3	3,490
A3	180	Caa1	4,770
Baa1	260	Caa2	6,500
Baa2	360	Caa3	8,070
Baa3	610	Ca or lower	10,000

“Weighted Average Moody’s Recovery Rate”: As of any date of determination, the number, expressed as a percentage, obtained by summing the product of the Moody’s Recovery Rate on such Measurement Date of each Collateral Obligation and the Principal Balance of such Collateral Obligation, dividing such sum by the Aggregate Principal Balance of all such Collateral Obligations and rounding up to the first decimal place.

“Wells Fargo Securities”: Wells Fargo Securities, LLC.

“Zero Coupon Bond”: Any debt security that by its terms (a) does not bear interest for all or part of the remaining period that it is outstanding, (b) provides for periodic payments of interest in Cash less frequently than semi-annually or (c) pays interest only at its stated maturity.

Section 1.2 Usage of Terms. With respect to all terms in this Indenture, the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form; references to agreements and other contractual instruments include all amendments, modifications and supplements thereto or any changes therein entered into in accordance with their respective terms and not prohibited by this Indenture; references to Persons include their permitted successors and assigns; and the term “including” means “including without limitation.”

Section 1.3 Assumptions as to Assets. In connection with all calculations required to be made pursuant to this Indenture with respect to Scheduled Distributions on any Asset, or any payments on any other assets included in the Assets, with respect to the sale of and reinvestment in Collateral Obligations, and with respect to the income that can be earned on Scheduled Distributions on such Assets and on any other amounts that may be received for deposit in the Collection Account, the provisions set forth in this Section 1.3 shall be applied. The provisions of this Section 1.3 shall be applicable to any determination or calculation that is covered by this Section 1.3, whether or not reference is specifically made to Section 1.3, unless some other method of calculation or determination is expressly specified in the particular provision.

(a) All calculations with respect to Scheduled Distributions on the Assets securing the Notes shall be made on the basis of information as to the terms of each such Asset and upon reports of payments, if any, received on such Asset that are furnished by or on behalf of the issuer of such Asset and, to the extent they are not manifestly in error, such information or reports may be conclusively relied upon in making such calculations.

(b) For purposes of calculating the Coverage Tests, except as otherwise specified in the Coverage Tests, such calculations will not include scheduled interest and principal payments on Defaulted Obligations unless or until such payments are actually made.

(c) For each Collection Period and as of any date of determination, the Scheduled Distribution on any Asset (including Current Pay Obligations and DIP Collateral Obligations but excluding Defaulted Obligations, which, except as otherwise provided herein, shall be assumed to have a Scheduled Distribution of zero, except to the extent any payments have actually been received) shall be the sum of (i) the total amount of payments and collections to be received during such Collection Period in respect of such Asset (including the proceeds of the sale of such Asset received and, in the case of sales which have not yet settled, to be received during the Collection Period and not reinvested in additional Collateral Obligations or Eligible Investments or retained in the Collection Account for subsequent reinvestment pursuant to Section 12.2) that, if paid as scheduled, will be available in the Collection Account at the end of the Collection Period and (ii) any such amounts received in prior Collection Periods that were not disbursed on a previous Payment Date.

(d) Each Scheduled Distribution receivable with respect to an Asset shall be assumed to be received on the applicable Due Date, and each such Scheduled Distribution shall be assumed to be immediately deposited in the Collection Account to earn interest at the Assumed Reinvestment Rate. All such funds shall be assumed to continue to earn interest until the date on which they are required to be available in the Collection Account for application, in accordance with the terms hereof, to payments of principal of or interest on the Notes or other amounts payable pursuant to this Indenture. For purposes of the applicable determinations required by Section 10.7(b)(iv), Article XII and the definition of “Interest Coverage Ratio”, the expected interest on the Notes and Floating Rate Obligations will be calculated using the then current interest rates applicable thereto.

(e) References in Section 11.1(a) to calculations made on a “pro forma basis” shall mean such calculations after giving effect to all payments, in accordance with the Priority of Payments described herein, that precede (in priority of payment) or include the clause in which such calculation is made.

(f) For purposes of calculating all Concentration Limitations, in both the numerator and the denominator of any component of the Concentration Limitations, Defaulted Obligations will be treated as having a Principal Balance equal to the Defaulted Obligation Balance.

(g) If a Collateral Obligation included in the Assets would be deemed a Current Pay Obligation but for the applicable percentage limitation in the proviso to the definition of “Defaulted Obligation”, then the Current Pay Obligations with the lowest Market Value (expressed as a percentage of the Principal Balance of such Current Pay Obligations as of the date of determination) shall be deemed Defaulted Obligations. Each such Defaulted Obligation will be treated as a Defaulted Obligation for all purposes until such time as the Aggregate Principal Balance of Current Pay Obligations would not exceed, on a pro forma basis including such Defaulted Obligation, the applicable percentage of the Collateral Principal Amount as set forth in the proviso to the definition of “Defaulted Obligations.”

(h) Except where expressly referenced herein for inclusion in such calculations, Defaulted Obligations will not be included in the calculation of the Collateral Quality Test.

(i) For purposes of calculating compliance with the Investment Criteria, upon the direction of the Collateral Manager by notice to the Trustee, any Eligible Investment representing Principal Proceeds received upon the sale or other disposition of a Collateral Obligation shall be deemed to have the characteristics of such Collateral Obligation until reinvested in an additional Collateral Obligation. Such calculations shall be based upon the principal amount of such Collateral Obligation, except in the case of Defaulted Obligations and Credit Risk Obligations, in which case the calculations will be based upon the Principal Proceeds received on the disposition or sale of such Defaulted Obligation or Credit Risk Obligation.

(j) For the purposes of calculating compliance with each of the Concentration Limitations all calculations will be rounded to the nearest 0.1%. All other calculations, unless otherwise set forth herein or the context otherwise requires, shall be rounded to the nearest ten-thousandth if expressed as a percentage, and to the nearest one-hundredth if expressed otherwise.

(k) Notwithstanding any other provision of this Indenture to the contrary, all monetary calculations under this Indenture shall be in Dollars.

(l) Any reference herein to an amount of the Trustee’s fees calculated with respect to a period at a per annum rate shall be computed on the basis of the actual number of days in the applicable Interest Accrual Period divided by 360 and shall be based on the aggregate face amount of the Assets.

(m) For purposes of calculating compliance with any tests under this Indenture, the trade date (and not the settlement date) with respect to any acquisition or disposition of a Collateral Obligation or Eligible Investment shall be used to determine whether and when such acquisition or disposition has occurred.

(n) For all purposes where expressly used in this Indenture, the “outstanding principal balance” shall exclude capitalized interest, if any.

(o) For purposes of calculating the sale proceeds of a Collateral Obligation in sale transactions, sale proceeds will include any Principal Financed Accrued Interest and Principal Financed Capitalized Interest received in respect of such sale.

ARTICLE II

THE NOTES

Section 2.1 Forms Generally. The Notes and the Trustee’s or Authenticating Agent’s certificate of authentication thereon (the “Certificate of Authentication”) shall be in substantially the forms required by this Article, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon, as may be consistent herewith, determined by the Officer of the Issuer executing such Notes as evidenced by his or her execution of such Notes. Any portion of the text of any Note may be set forth on the reverse thereof, with an appropriate reference thereto on the face of the Note.

Section 2.2 Forms of Notes. (a) The forms of the Notes, including the forms of Certificated Notes, Regulation S Global Notes and Rule 144A Global Notes, shall be as set forth in the applicable part of Exhibit A hereto.

(b) Notes.

(i) The Notes of each Class (except for the Class E Notes and the Class F Notes) sold to Qualified Purchasers that are not U.S. Persons outside the United States in reliance on Regulation S shall each be issued initially in the form of one permanent global Note per Class in definitive, fully registered form without interest coupons substantially in the applicable form attached as Exhibit A-1 hereto (each, a “Regulation S Global Note”), and shall be deposited on behalf of the subscribers for such Notes represented thereby with the Trustee as custodian for, and registered in the name of Cede & Co., a nominee of, DTC for the respective accounts of Euroclear and Clearstream, duly executed by the Issuer and authenticated by the Trustee or the Authenticating Agent as hereinafter provided.

(ii) The Notes of each Class (except for the Class E Notes and the Class F Notes) sold to Persons that are QIB/QPs shall each be issued initially in the form of one permanent global Note per Class in definitive, fully registered form without interest coupons substantially in the applicable form attached as Exhibit A-1 hereto (each, a “Rule 144A Global Note”) and shall be deposited on behalf of the subscribers for such Notes represented thereby with the Trustee as custodian for, and registered in the name of Cede & Co., a nominee of, DTC, duly executed by the Issuer and authenticated by the Trustee or the Authenticating Agent as hereinafter provided.

(iii) The Class E Notes, the Class F Notes and the Notes sold to persons that are IAI/QPs (or a corporation, partnership, limited liability company or other entity (other than a trust), each shareholder, partner, member or other equity owner of which is a QP) shall be issued in the form of one or more definitive, fully registered notes without coupons substantially in the applicable form attached as Exhibit A-2 hereto (a “Certificated Note”) which shall be registered in the name of the beneficial owner or a nominee thereof, duly executed by the Issuer and authenticated by the Trustee or Authenticating Agent as hereinafter provided.

(iv) The aggregate principal amount of the Regulation S Global Notes and the Rule 144A Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee or DTC or its nominee, as the case may be, as hereinafter provided.

(c) Book Entry Provisions. This Section 2.2(c) shall apply only to Global Notes deposited with or on behalf of DTC.

The provisions of the “Operating Procedures of the Euroclear System” of Euroclear and the “Terms and Conditions Governing Use of Participants” of Clearstream, respectively, will be applicable to the Global Notes insofar as interests in such Global Notes are held by the Agent Members of Euroclear or Clearstream, as the case may be.

Agent Members shall have no rights under this Indenture with respect to any Global Notes held on their behalf by the Trustee, as custodian for DTC, and DTC may be treated by the Issuer, the Trustee, and any agent of the Issuer or the Trustee as the absolute owner of such Note for all payment purposes whatsoever, and for all other purposes except as provided in Section 14.2(e). Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee, or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

Section 2.3 Authorized Amount; Stated Maturity; Denominations. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is limited to U.S.$322,000,000 (except for (i) Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 2.5, Section 2.6 or Section 8.5 of this Indenture or (ii) additional securities issued in accordance with Sections 2.13 and 3.2).

Such Notes shall be divided into the Classes, having the designations, original principal amounts and other characteristics as follows:

Class Designation	A	B-1	B-2	C	D	E	F
Original Principal Amount[1]	U.S.$ 202,500,000	U.S.$ 20,000,000	U.S.$ 13,250,000	U.S.$ 30,250,000	U.S.$ 23,500,000	U.S.$ 18,500,000	U.S.$ 14,000,000
Stated Maturity	The Payment Date in April 2025	The Payment Date in April 2025	The Payment Date in April 2025	The Payment Date in April 2025	The Payment Date in April 2025	The Payment Date in April 2025	The Payment Date in April 2025
Interest Rate:
Fixed Rate Note	No	No	4.9020%	No	No	No	No
Floating Rate Note	Yes	Yes	No	Yes	Yes	Yes	Yes
Index	LIBOR	LIBOR	N/A	LIBOR	LIBOR	LIBOR	LIBOR
Index Maturity[2]	3 month	3 month	N/A	3 month	3 month	3 month	3 month
Spread[3]	1.80%	2.60%	N/A	3.60%	4.75%	6.00%	6.50%
Initial Moody’s Rating:	Aaa(sf)	Aa2(sf)	Aa2(sf)	A2(sf)	Baa3(sf)	Ba2(sf)	B2(sf)
Priority Classes	None	A	A	A, B	A, B, C	A, B, C, D	A, B, C, D, E
Pari Passu Classes	None	B-2	B-1	None	None	None	None
Junior Classes	B, C, D, E, F	C, D, E, F	C, D, E, F	D, E, F	E, F	F	None
Listed Notes	Yes	Yes	Yes	Yes	Yes	No	No
Interest deferrable	No	No	No	Yes	Yes	Yes	Yes
Form	Book-Entry (Physical for IAIs)	Book-Entry (Physical for IAIs)	Book-Entry (Physical for IAIs)	Book-Entry (Physical for IAIs)	Book-Entry (Physical for IAIs)	Physical	Physical

The Notes shall be issued in the Minimum Denominations. Notes shall only be transferred or resold in compliance with the terms of this Indenture.

[1]	As of the Closing Date.
[2]	LIBOR shall be calculated by reference to three-month LIBOR, in accordance with the definition of LIBOR set forth in Exhibit C hereto; provided that LIBOR for the first Interest Accrual Period shall equal 0.32460%.
[3]	The spread over LIBOR (or the stated interest rate, in the case of Fixed Rate Notes) with respect to any Class of Notes (except the Class A Notes) may be reduced in connection with a Re-Pricing of such Class of Notes, subject to the conditions set forth in Section 9.7.

Section 2.4 Execution, Authentication, Delivery and Dating. The Notes shall be executed on behalf of the Issuer by one of its Officers. The signature of such Officer on the Notes may be manual or facsimile.

Notes bearing the manual or facsimile signatures of individuals who were at the time of execution Officers of the Issuer shall bind the Issuer, notwithstanding the fact that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Notes or did not hold such offices at the date of issuance of such Notes.

At any time and from time to time after the execution and delivery of this Indenture, the Issuer may deliver Notes executed by the Issuer to the Trustee or the Authenticating Agent for authentication and the Trustee or the Authenticating Agent, upon Issuer Order, shall authenticate and deliver such Notes as provided herein and not otherwise.

Each Note authenticated and delivered by the Trustee or the Authenticating Agent upon Issuer Order on the Closing Date shall be dated as of the Closing Date. All other Notes that are authenticated after the Closing Date for any other purpose under this Indenture shall be dated the date of their authentication.

Notes issued upon transfer, exchange or replacement of other Notes shall be issued in authorized denominations reflecting the original aggregate principal amount of the Notes so transferred, exchanged or replaced, but shall represent only the current outstanding principal amount of the Notes so transferred, exchanged or replaced. If any Note is divided into more than one Note in accordance with this Article II, the original principal amount of such Note shall be proportionately divided among the Notes delivered in exchange therefor and shall be deemed to be the original aggregate principal amount of such subsequently issued Notes.

No Note shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose, unless there appears on such Note a Certificate of Authentication, substantially in the form provided for herein, executed by the Trustee or by the Authenticating Agent by the manual signature of one of their authorized signatories, and such Certificate of Authentication upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder.

Section 2.5 Registration, Registration of Transfer and Exchange. (a) The Issuer shall cause the Notes to be Registered and shall cause to be kept a register (the “Register”) at the office of the Trustee in which, subject to such reasonable regulations as it may prescribe, the Issuer shall provide for the registration of Notes and the registration of transfers of Notes. The Trustee is hereby initially appointed registrar (the “Registrar”) for the purpose of registering Notes and transfers of such Notes with respect to the Register maintained in the United States as herein provided. Upon any resignation or removal of the Registrar, the Issuer shall promptly appoint a successor or, in the absence of such appointment, assume the duties of Registrar.

If a Person other than the Trustee is appointed by the Issuer as Registrar, the Issuer will give the Trustee prompt written notice of the appointment of a Registrar and of the location, and any change in the location, of the Register, and the Trustee shall have the right to inspect the Register at all reasonable times and to obtain copies thereof and the Trustee shall have the right to rely upon a certificate executed on behalf of the Registrar by an Officer thereof as to the names and addresses of the Holders of the Notes and the principal or face amounts and numbers of such Notes. Upon written request at any time the Registrar shall provide to the Issuer, the Collateral Manager or the Initial Purchaser a current list of Holders as reflected in the Register.

Subject to this Section 2.5, upon surrender for registration of transfer of any Notes at the office or agency of the Issuer to be maintained as provided in Section 7.2, the Issuer shall execute, and the Trustee shall authenticate, or cause the Authenticating Agent to authenticate, and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denomination and of a like aggregate principal or face amount. At any time, upon request of the Issuer, the Collateral Manager or the Initial Purchaser, the Trustee shall provide such requesting Person a list of Holders of the Notes.

In addition, when permitted under this Indenture, the Issuer, the Trustee and the Collateral Manager shall be entitled to rely upon any certificate of ownership provided to the Trustee by a beneficial owner of a Note (including a Beneficial Ownership Certificate or a certificate in the form of Exhibit D) and/or other forms of reasonable evidence of such ownership as to the names and addresses of such beneficial owner and the Classes, principal amounts and CUSIP numbers of Notes beneficially owned thereby. At any time, upon request of the Issuer, the Collateral Manager or the Initial Purchaser, the Trustee shall provide such requesting Person a copy of each Beneficial Ownership Certificate that the Trustee has received.

At the option of the Holder, Notes may be exchanged for Notes of like terms, in any authorized denominations and of like aggregate principal amount, upon surrender of the Notes to be exchanged at such office or agency. Whenever any Note is surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate, or cause the Authenticating Agent to authenticate, and deliver, the Notes that the Holder making the exchange is entitled to receive.

All Notes issued and authenticated upon any registration of transfer or exchange of Notes shall be the valid obligations of the Issuer, evidencing the same debt (to the extent they evidence debt), and entitled to the same benefits under this Indenture as the Notes surrendered upon such registration of transfer or exchange.

Every Note presented or surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer in a form reasonably satisfactory to the Registrar, duly executed by the Holder thereof or such Holder’s attorney duly authorized in writing.

No service charge shall be made to a Holder for any registration of transfer or exchange of Notes, but the Trustee may require payment of a sum sufficient to cover any transfer, tax or other governmental charge payable in connection therewith. The Trustee shall be permitted to request such evidence reasonably satisfactory to it documenting the identity and/or signatures of the transferor and transferee.

(b) No Note may be sold or transferred (including, without limitation, by pledge or hypothecation) unless such sale or transfer is exempt from the registration requirements of the Securities Act, is exempt from the registration requirements under applicable state securities laws and will not cause the Issuer to become subject to the requirement that it register as an investment company under the 1940 Act.

(c) No transfer of any Class E Note or Class F Note (or any interest therein) will be effective, and the Trustee will not recognize any such transfer, if after giving effect to such transfer 25% or more of the Aggregate Outstanding Amount of the Class E Notes or of the Class F Notes would be held by Persons who are Benefit Plan Investors as calculated pursuant to 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA (the “25% Limitation”). For purposes of these calculations and all other calculations required by this sub-Section, any Notes of the Issuer held by a Person (other than a Benefit Plan Investor) who is a Controlling Person shall be disregarded and not treated as Outstanding. The Trustee shall be entitled to rely exclusively upon the information set forth on the face of the transfer certificates received pursuant to the terms of this Section 2.5 and only Notes that a Trust Officer of the Trustee actually knows to be so held shall be so disregarded.

(d) Each purchaser, beneficial owner and subsequent transferee of a Class A Note, a Class B Note, a Class C Note or a Class D Note or any interest therein will be required or deemed to represent that, if it is not a U.S. Tax Person, (i) either (A) it is not a bank (or an entity affiliated with a bank) extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business (within the meaning of Section 881(c)(3)(A) of the Code), (B) it is a person that is eligible for benefits under an income tax treaty with the United States that eliminates U.S. federal income taxation of U.S. source interest not attributable to a permanent establishment in the United States or (C) it has provided an Internal Revenue Service Form W-8ECI representing that all payments received or to be received by it on the Notes are effectively connected with the conduct of a trade or business in the United States, and (ii) it is not purchasing the Notes in order to reduce its U.S. federal income tax liability pursuant to a tax avoidance plan.

(e) Notwithstanding anything contained herein to the contrary, the Trustee shall not be responsible for ascertaining whether any transfer complies with, or for otherwise monitoring or determining compliance with, the registration provisions of or any exemptions from the Securities Act, applicable state securities laws or the applicable laws of any other jurisdiction, ERISA, the Code, the 1940 Act, or the terms hereof; provided that if a certificate is specifically required by the terms of this Section 2.5 to be provided to the Trustee by a prospective transferor or transferee, the Trustee shall be under a duty to receive and examine the same to determine whether or not the certificate substantially conforms on its face to the applicable requirements of this Indenture and shall promptly notify the party delivering the same and the Issuer if such certificate does not comply with such terms. Notwithstanding the foregoing, the Trustee, relying solely on representations made or deemed to have been made by Holders of the Class E Notes or Class F Notes, shall not permit any transfer of Class E Notes or Class F Notes if such transfer would result in a violation of the 25% Limitation.

(f) Transfers of Global Notes shall only be made in accordance with Section 2.2(b) and this Section 2.5(f).

(i) Rule 144A Global Note to Regulation S Global Note. If a holder of a beneficial interest in a Rule 144A Global Note deposited with DTC wishes at any time to exchange its interest in such Rule 144A Global Note for an interest in the corresponding Regulation S Global Note, or to transfer its interest in such Rule 144A Global Note to a Person who wishes to take delivery thereof in the form of an interest in the corresponding Regulation S Global Note, such holder (provided that such holder or, in the case of a transfer, the transferee is a Qualified Purchaser that is not a U.S. person) may, subject to the immediately succeeding sentence and the rules and procedures of DTC, exchange or transfer, or cause the exchange or transfer of, such interest for an equivalent beneficial interest in the corresponding Regulation S Global Note. Upon receipt by the Registrar of (A) instructions given in accordance with DTC’s procedures from an Agent Member directing the Registrar to credit or cause to be credited a beneficial interest in the corresponding Regulation S Global Note, but not less than the Minimum Denomination applicable to such holder’s Notes, in an amount equal to the beneficial interest in the Rule 144A Global Note to be exchanged or transferred, (B) a written order given in accordance with DTC’s procedures containing information regarding the participant account of DTC and the Euroclear or Clearstream account to be credited with such increase, (C) a certificate in the form of Exhibit B-1 attached hereto given by the holder of such beneficial interest stating that the exchange or transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Notes, including that the holder or the transferee, as applicable, is a Qualified Purchaser that is not a U.S. person and is purchasing such beneficial interest in reliance on Regulation S, and (D) a written certification in the form of Exhibit B-7 attached hereto given by the transferee in respect of such beneficial interest stating, among other things, that such transferee is a Qualified Purchaser that is not a U.S. person and is purchasing such beneficial interest outside the United States in reliance on Regulation S, then the Registrar shall approve the instructions at DTC to reduce the principal amount of the Rule 144A Global Note and to increase the principal amount of the Regulation S Global Note by the aggregate principal amount of the beneficial interest in the Rule 144A Global Note to be exchanged or transferred, and to credit or cause to be credited to the securities account of the Agent Member specified in such instructions a beneficial interest in the corresponding Regulation S Global Note equal to the reduction in the principal amount of the Rule 144A Global Note.

(ii) Regulation S Global Note to Rule 144A Global Note. If a holder of a beneficial interest in a Regulation S Global Note deposited with DTC wishes at any time to exchange its interest in such Regulation S Global Note for an interest in the corresponding Rule 144A Global Note or to transfer its interest in such Regulation S Global Note to a Person who wishes to take delivery thereof in the form of an interest in the corresponding Rule 144A Global Note, such holder may, subject to the immediately succeeding sentence and the rules and procedures of Euroclear, Clearstream and/or DTC, as the case may be, exchange or transfer, or cause the exchange or transfer of, such interest for an equivalent beneficial interest in the corresponding Rule 144A Global Note. Upon receipt by the Registrar of (A) instructions from Euroclear, Clearstream and/or DTC, as the case may be, directing the Registrar to cause to be credited a beneficial interest in the corresponding Rule 144A Global Note in an amount equal to the beneficial interest in such Regulation S Global Note, but not less than the Minimum Denomination applicable to such holder’s Notes to be exchanged or transferred, such instructions to contain information regarding the participant account with DTC to be credited with such increase, (B) a certificate in the form of Exhibit B-4 attached hereto given by the holder of such beneficial interest and stating, among other things, that, in the case of a transfer, the Person transferring such interest in such Regulation S Global Note reasonably believes that the Person acquiring such interest in a Rule 144A Global Note is a QIB/QP, is obtaining such beneficial interest in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction and (C) a written certification in the form of Exhibit B-6 attached hereto given by the transferee in respect of such beneficial interest stating, among other things, that such transferee is a QIB/QP, then the Registrar will approve the instructions at DTC to reduce, or cause to be reduced, the Regulation S Global Note by the aggregate principal amount of the beneficial interest in the Regulation S Global Note to be transferred or exchanged and the Registrar shall instruct DTC, concurrently with such reduction, to credit or cause to be credited to the securities account of the Agent Member specified in such instructions a beneficial interest in the corresponding Rule 144A Global Note equal to the reduction in the principal amount of the Regulation S Global Note.

(iii) Global Note to Certificated Note. Subject to Section 2.10(a), if a holder of a beneficial interest in a Global Note deposited with DTC wishes at any time to transfer its interest in such Global Note to a Person who wishes to take delivery thereof in the form of a corresponding Certificated Note, such holder may, subject to the immediately succeeding sentence and the rules and procedures of Euroclear, Clearstream and/or DTC, as the case may be, transfer, or cause the transfer of, such interest for a Certificated Note. Upon receipt by the Registrar of (A) certificates substantially in the form of Exhibit B-2 or Exhibit B-3 (as applicable) attached hereto executed by the transferee and (B) appropriate instructions from DTC, if required, the Registrar will approve the instructions at DTC to reduce, or cause to be reduced, the Global Note by the aggregate principal amount of the beneficial interest in the Global Note to be transferred and record the transfer in the Register in accordance with Section 2.5(a) and upon execution by the Issuer, authentication by the Trustee or the Authenticating Agent and delivery by the Trustee of one or more corresponding Certificated Notes, registered in the names specified in the instructions described in clause (B) above, in principal amounts designated by the transferee (the aggregate of such principal amounts being equal to the aggregate principal amount of the interest in such Global Note transferred by the transferor), and in authorized denominations.

(g) Transfers of Certificated Notes shall only be made in accordance with Section 2.2(b) and this Section 2.5(g).

(i) Certificated Notes to Global Notes. If a holder of a Certificated Note (other than a Class E Note or a Class F Note) wishes at any time to exchange its interest in such Certificated Note for a beneficial interest in a corresponding Global Note or to transfer such Certificated Note to a Person who wishes to take delivery thereof in the form of a beneficial interest in a corresponding Global Note, such holder may, subject to the immediately succeeding sentence and the rules and procedures of Euroclear, Clearstream and/or DTC, as the case may be, exchange or transfer, or cause the exchange or transfer of, such Certificated Note for a beneficial interest in a corresponding Global

Note. Upon receipt by the Registrar of (A) a Holder’s Certificated Note properly endorsed for assignment to the transferee, (B) a certificate substantially in the form of Exhibit B-1 or Exhibit B-4 (as applicable) attached hereto executed by the transferor and a certificate substantially in the form of Exhibit B-6 or B-7 (as applicable) attached hereto executed by the transferee, (C) instructions given in accordance with Euroclear, Clearstream or DTC’s procedures, as the case may be, from an Agent Member to instruct DTC to cause to be credited a beneficial interest in the applicable Global Notes in an amount equal to the Certificated Notes to be transferred or exchanged, and (D) a written order given in accordance with DTC’s procedures containing information regarding the Agent Member’s account at DTC and/or Euroclear or Clearstream to be credited with such increase, the Registrar shall cancel such Certificated Note in accordance with Section 2.9, record the transfer in the Register in accordance with Section 2.5(a) and approve the instructions at DTC, concurrently with such cancellation, to credit or cause to be credited to the securities account of the Agent Member specified in such instructions a beneficial interest in the corresponding Global Note equal to the principal amount of the Certificated Note transferred or exchanged.

(ii) Certificated Notes to Certificated Notes. If a holder of a Certificated Note wishes at any time to exchange such Certificated Note for one or more Certificated Notes or to transfer such Certificated Note to a Person who wishes to take delivery thereof in the form of a Certificated Note, such holder may exchange or transfer, or cause the exchange or transfer of, such Certificated Note. Upon receipt by the Registrar of (A) a Holder’s Certificated Note properly endorsed for assignment to the transferee, and (B) certificates substantially in the form of Exhibit B-2 or Exhibit B-3 (as applicable) attached hereto executed by the transferee, the Registrar shall cancel such Certificated Note in accordance with Section 2.9, record the transfer in the Register in accordance with Section 2.5(a) and upon execution by the Issuer, authentication by the Trustee or the Authenticating Agent and delivery by the Trustee, deliver one or more Certificated Notes bearing the same designation as the Certificated Note endorsed for transfer, registered in the names specified in the assignment described in clause (A) above, in principal amounts designated by the transferee (the aggregate of such principal amounts being equal to the aggregate principal amount of the Certificated Note surrendered by the transferor), and in authorized denominations.

(h) If Notes are issued upon the transfer, exchange or replacement of Notes bearing the applicable legends set forth in the applicable part of Exhibit A hereto, and if a request is made to remove such applicable legend on such Notes, the applicable legend shall not be removed unless there is delivered to the Trustee and the Issuer such satisfactory evidence, which may include an Opinion of Counsel acceptable to them, as may be reasonably required by the Issuer (and which shall by its terms permit reliance by the Trustee), to the effect that neither such applicable legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of the Securities Act, the 1940 Act, ERISA or the Code. Upon provision of such satisfactory evidence, the Trustee or its Authenticating Agent, at the written direction of the Issuer shall, after due execution by the Issuer authenticate and deliver Notes that do not bear such applicable legend.

(i) Each Person who becomes a beneficial owner of Notes represented by an interest in a Global Note will be deemed to have represented and agreed as follows:

(i) In connection with the purchase of such Notes: (A) none of the Issuer, the Collateral Manager, the Initial Purchaser, the Trustee or any of their respective affiliates is acting as a fiduciary or financial or investment adviser for such beneficial owner; (B) such beneficial owner is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the Issuer, the Collateral Manager, the Trustee, the Initial Purchaser or any of their respective affiliates other than any statements in the final Offering Circular for such Notes, and such beneficial owner has read and understands such final Offering Circular (including, without limitation, the descriptions therein of the structure of the transaction in which the Notes are being issued and the risks to purchasers of the Notes); (C) such beneficial owner has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent it has deemed necessary and has made its own investment decisions (including decisions regarding the suitability of any transaction pursuant to this Indenture) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the Issuer, the Collateral Manager, the Trustee, the Initial Purchaser or any of their respective affiliates; (D) such beneficial owner is either (1) (in the case of a beneficial owner of an interest in a Rule 144A Global Note) both (a) a QIB that is not a broker-dealer which owns and invests on a discretionary basis less than U.S.$25,000,000 in securities of issuers that are not affiliated persons of the dealer and is not a plan referred to in paragraph (a)(1)(d) or (a)(1)(e) of Rule 144A under the Securities Act or a trust fund referred to in paragraph (a)(1)(f) of Rule 144A under the Securities Act that holds the assets of such a plan, if investment decisions with respect to the plan are made by beneficiaries of the plan and (b) a Qualified Purchaser (or a corporation, partnership, limited liability company or other entity (other than a trust), each shareholder, partner, member or other equity owner of which is a Qualified Purchaser)) or (2)(a) a Qualified Purchaser that is not a U.S. person in a transaction outside the United States and is acquiring the Notes in reliance on the exemption from registration provided by Regulation S; (E) such beneficial owner is acquiring its interest in such Notes for its own account and not with a view to the resale, distribution or other disposition thereof in violation of the Securities Act; (F) such beneficial owner was not formed for the purpose of investing in such Notes; (G) such beneficial owner understands that the Issuer may receive a list of participants holding interests in the Notes from one or more book-entry depositories, (H) such beneficial owner will hold and transfer at least the Minimum Denomination of such Notes; (I) such beneficial owner is a sophisticated investor and is purchasing the Notes with a full understanding of all of the terms, conditions and risks thereof, and is capable of and willing to assume those risks; and (J) such beneficial owner will provide notice of the relevant transfer restrictions, representations, warranties and agreements to subsequent transferees.

(ii) Such beneficial owner agrees that (A) if such Person is, or is acting on behalf of, a Benefit Plan Investor, its acquisition, holding and disposition of such Notes does not and will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, and (B) if such Person is a governmental, church, non-U.S. or other plan which is subject to any Other Plan Law, (A) such Person is not subject to any Similar Law and (B) such Person’s acquisition, holding and disposition of such Notes will not constitute or result in a non-exempt violation of any such Other Plan Law.

(iii) Such beneficial owner understands that such Notes are being offered only in a transaction not involving any public offering in the United States within the meaning of the Securities Act, such Notes have not been and will not be registered under the Securities Act, and, if in the future such beneficial owner decides to offer, resell, pledge or otherwise transfer such Notes, such Notes may be offered, resold, pledged or otherwise transferred only in accordance with the provisions of this Indenture and the legend on such Notes. Such beneficial owner acknowledges that no representation has been made as to the availability of any exemption under the Securities Act or any state securities laws for resale of such Notes. Such beneficial owner understands that the Issuer has not been registered under the 1940 Act, and that the Issuer is exempt from registration as such by virtue of Rule 3a-7 of the 1940 Act and Section 3(c)(7) of the 1940 Act.

(iv) Such beneficial owner is aware that, except as otherwise provided herein, any Notes being sold to it in reliance on Regulation S will be represented by one or more Regulation S Global Notes and that beneficial interests therein may be held only through DTC for the respective accounts of Euroclear or Clearstream.

(v) Such beneficial owner will treat the Notes as indebtedness for U.S. federal, state and local income and franchise tax purposes.

(vi) Such beneficial owner understands and acknowledges that the failure to provide the Issuer and the Trustee (and any of their agents) with the properly completed and signed tax certifications (generally, in the case of U.S. federal income tax, an Internal Revenue Service Form W-9 (or applicable successor form) in the case of a U.S. Tax Person or the appropriate Internal Revenue Service Form W-8 (or applicable successor form) in the case of a person that is not a U.S. Tax Person) may result in withholding from payments in respect of such Note, including U.S. federal withholding or back-up withholding.

(vii) Such beneficial owner agrees to provide the Issuer and any relevant intermediary with any information or documentation that is required under FATCA or that the Issuer or relevant intermediary deems appropriate to enable the Issuer or relevant intermediary to determine their duties and liabilities with respect to any taxes they may be required to withhold pursuant to FATCA in respect of such Note or the holder of such Note or beneficial interest therein. In addition, each purchaser and subsequent transferee of such Notes (or any interest therein) will be deemed to understand and acknowledge that the Issuer has the right under the Indenture to withhold on any holder or any beneficial owner of an interest in a Note that fails to comply with FATCA.

(viii) If such Person is not a U.S. Tax Person, (a) either (i) it is not a bank (or an entity affiliated with a bank) extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business (within the meaning of Section 881(c)(3)(A)

of the Code), (ii) it is a person that is eligible for benefits under an income tax treaty with the United States that eliminates U.S. federal income taxation of U.S. source interest not attributable to a permanent establishment in the United States, or (iii) it has provided an Internal Revenue Service Form W-8ECI representing that all payments received or to be received by it on the Notes are effectively connected with the conduct of a trade or business in the United States, and (b) it is not purchasing the Notes or an interest in the Notes in order to reduce its U.S. federal income tax liability pursuant to a tax avoidance plan.

(ix) Such beneficial owner agrees not to seek to commence in respect of the Issuer, or cause the Issuer to commence, a bankruptcy proceeding before a year and a day has elapsed since the payment in full to the holders of the Notes issued pursuant to the Indenture or, if longer, the applicable preference period (plus one day) then in effect.

(x) Such beneficial owner agrees that (a)(i) the express terms of this Indenture govern the rights of the holders to direct the commencement of a Proceeding against any Person, (ii) this Indenture contains limitations on the rights of the holders to direct the commencement of any such Proceeding, and (iii) each beneficial owner shall comply with such express terms if it seeks to direct the commencement of any such Proceeding, (b) there are no implied rights under this Indenture to direct the commencement of any such Proceeding, and (c) notwithstanding any provision of this Indenture, or any provision of the Notes or of any other agreement, the Issuer shall be under no duty or obligation of any kind to the holders of the Notes (or of any interest therein), or any of them, to institute any legal or other proceedings of any kind, against any person or entity, including, without limitation, the Trustee, the Collateral Manager or the Calculation Agent.

(xi) Such beneficial owner agrees that the Issuer, or the Re-Pricing Intermediary on behalf of the Issuer, may enter into binding commitments to sell and transfer all Notes of a Re-Priced Class held by non-consenting holders pursuant to the Indenture, and if such beneficial owner is a non-consenting holder, it agrees to sell and transfer its Notes in accordance with the provisions of the Indenture and hereby irrevocably appoints the Issuer, or the Re-Pricing Intermediary on behalf of the Issuer, as its true and lawful agent and attorney-in-fact (with full power of substitution) in its name, place and stead and at its expense, in connection with such sale and transfer, and agrees to cooperate with the Issuer, the Re-Pricing Intermediary on behalf of the Issuer, or the Trustee to effect such sale and transfers.

(xii) Such beneficial owner will provide notice to each Person to whom it proposes to transfer any interest in the Notes of the transfer restrictions, representations, warranties and agreements set forth in this Indenture.

(j) Each Person who becomes an owner of a Certificated Note will be required to make the representations and agreements set forth in Exhibit B-2 or Exhibit B-3 (as applicable).

(k) Any purported transfer of a Note not in accordance with this Section 2.5 shall be null and void and shall not be given effect for any purpose whatsoever.

(l) To the extent required by the Issuer, as determined by the Issuer or the Collateral Manager on behalf of the Issuer, the Issuer may, upon written notice to the Trustee, impose additional transfer restrictions on the Notes to comply with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 or the Code and other similar laws or regulations, including, without limitation, requiring each transferee of a Note to make representations to the Issuer in connection with such compliance.

(m) The Registrar, the Trustee and the Issuer shall be entitled to conclusively rely on the information set forth on the face of any purchaser, transferor and transferee certificate delivered pursuant to this Section 2.5 and shall be able to presume conclusively the continuing accuracy thereof, in each case without further inquiry or investigation. Notwithstanding anything in this Indenture to the contrary, the Trustee shall not be required to obtain any certificate specifically required by the terms of this Section 2.5 if the Trustee is not notified of or in a position to know of any transfer requiring such a certificate to be presented by the proposed transferor or transferee.

(n) For the avoidance of doubt, notwithstanding anything in this Indenture to the contrary, the Initial Purchaser may hold a position in a Regulation S Global Note prior to the distribution of the applicable Notes represented by such position.

Section 2.6 Mutilated, Defaced, Destroyed, Lost or Stolen Note. If (a) any mutilated or defaced Note is surrendered to a Transfer Agent, or if there shall be delivered to the Issuer, the Trustee and the relevant Transfer Agent evidence to their reasonable satisfaction of the destruction, loss or theft of any Note, and (b) there is delivered to the Issuer, the Trustee and such Transfer Agent such security or indemnity as may be required by them to save each of them harmless, then, in the absence of notice to the Issuer, the Trustee or such Transfer Agent that such Note has been acquired by a protected purchaser, the Issuer shall execute and, upon Issuer Order, the Trustee shall authenticate, or cause the Authenticating Agent to authenticate, and deliver to the Holder, in lieu of any such mutilated, defaced, destroyed, lost or stolen Note, a new Note, of like tenor (including the same date of issuance) and equal principal or face amount, registered in the same manner, dated the date of its authentication, bearing interest from the date to which interest has been paid on the mutilated, defaced, destroyed, lost or stolen Note and bearing a number not contemporaneously outstanding.

If, after delivery of such new Note, a protected purchaser of the predecessor Note presents for payment, transfer or exchange such predecessor Note, the Issuer, the Transfer Agent and the Trustee shall be entitled to recover such new Note from the Person to whom it was delivered or any Person taking therefrom, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Issuer, the Trustee and the Transfer Agent in connection therewith.

In case any such mutilated, defaced, destroyed, lost or stolen Note has become due and payable, the Issuer in its discretion may, instead of issuing a new Note pay such Note without requiring surrender thereof except that any mutilated or defaced Note shall be surrendered.

Upon the issuance of any new Note under this Section 2.6, the Issuer may require the payment by the Holder thereof of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.

Every new Note issued pursuant to this Section 2.6 in lieu of any mutilated, defaced, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Issuer and such new Note shall be entitled, subject to the second paragraph of this Section 2.6, to all the benefits of this Indenture equally and proportionately with any and all other Notes of the same Class duly issued hereunder.

The provisions of this Section 2.6 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, defaced, destroyed, lost or stolen Notes.

Section 2.7 Payment of Principal and Interest and Other Amounts; Principal and Interest Rights Preserved. (a) The Notes of each Class shall accrue interest during each Interest Accrual Period at the applicable Interest Rate and such interest will be payable in arrears on each Payment Date on the Aggregate Outstanding Amount thereof on the first day of the related Interest Accrual Period (after giving effect to payments of principal thereof on such date), except as otherwise set forth below. Payment of interest on each Class of Notes will be subordinated to the payment of interest on each related Priority Class as provided in Section 11.1. So long as any Priority Class is Outstanding with respect to each Class of Deferrable Notes, any payment of interest due on such Class of Deferrable Notes which is not available to be paid in accordance with the Priority of Payments on any Payment Date (“Deferred Interest”) shall not be considered “due and payable” for the purposes of Section 5.1(a) (and the failure to pay such interest shall not be an Event of Default) until the earliest of (i) the Payment Date on which funds are available to pay such Deferred Interest in accordance with the Priority of Payments, (ii) the Redemption Date with respect to such Class of Deferrable Notes, and (iii) the Stated Maturity of such Class of Deferrable Notes. Deferred Interest on the Deferrable Notes shall be payable on the first Payment Date on which funds are available to be used for such purpose in accordance with the Priority of Payments, but in any event no later than the earlier of the Payment Date (i) which is the Redemption Date with respect to such Class of Deferrable Notes, and (ii) which is the Stated Maturity of such Class of Deferrable Notes. Regardless of whether any Priority Class is Outstanding with respect to a Class of Deferrable Notes, to the extent that funds are not available on any Payment Date (other than the Redemption Date with respect to, or Stated Maturity of, such Class of Deferrable Notes) to pay previously accrued Deferred Interest, such previously accrued Deferred Interest will not be due and payable on such Payment Date and any failure to pay such previously accrued Deferred Interest on such Payment Date will not be an Event of Default. Interest will cease to accrue on each Note, or in the case of a partial repayment, on such repaid part, from the date of repayment. To the extent lawful and enforceable, interest on any interest that is not paid when due on any Class A Notes or Class B Notes or, if no Class A Notes or Class B Notes are Outstanding, any Class C Notes, or if no Class C Notes are Outstanding, any Class D Notes, or if no Class D Notes are Outstanding, any Class E Notes, or if no Class E Notes are Outstanding, any Class F Notes, shall accrue at the Interest Rate for such Class until paid as provided herein.

(b) The principal of each Note of each Class matures at par and is due and payable on the date of the Stated Maturity for such Class, unless such principal has been previously repaid or unless the unpaid principal of such Note becomes due and payable at an earlier date by declaration of acceleration, call for redemption or otherwise. Notwithstanding the foregoing, the payment of principal of each Class of Notes may only occur in accordance with the Priority of Payments. Payments of principal on any Class of Notes which are not paid, in accordance with the Priority of Payments, on any Payment Date (other than the Payment Date which is the Stated Maturity of such Class of Notes or any Redemption Date), because of insufficient funds therefor shall not be considered “due and payable” for purposes of Section 5.1(a) until the Payment Date on which such principal may be paid in accordance with the Priority of Payments or all Priority Classes with respect to such Class have been paid in full.

(c) Principal payments on the Notes will be made in accordance with the Priority of Payments and Article IX.

(d) The Paying Agent shall require the previous delivery of properly completed and signed applicable tax certifications (generally, in the case of U.S. federal income tax, an Internal Revenue Service Form W-9 (or applicable successor form) in the case of a U.S. Tax Person or the applicable Internal Revenue Service Form W-8 (or applicable successor form) in the case of a Person that is not a U.S. Tax Person) or other certification acceptable to it to enable the Issuer, the Trustee and any Paying Agent to determine their duties and liabilities with respect to any taxes or other charges that they may be required to pay, deduct or withhold from payments in respect of such Note or the Holder or beneficial owner of such Note under any present or future law or regulation of the United States, any other jurisdiction or any political subdivision thereof or taxing authority therein or to comply with any reporting or other requirements under any such law or regulation and the delivery of any information required under Sections 1471-1474 of the Code to determine if the Issuer is subject to withholding or payments by the Issuer are subject to withholding. The Issuer shall not be obligated to pay any additional amounts to the Holders or beneficial owners of the Notes as a result of deduction or withholding for or on account of any present or future taxes, duties, assessments or governmental charges with respect to the Notes. Nothing herein shall be construed to obligate the Paying Agent to determine the duties or liabilities of the Issuer or any other paying agent with respect to any tax certification or withholding requirements, or any tax certification or withholding requirements of any jurisdiction, political subdivision or taxing authority outside the United States.

(e) Payments in respect of interest on and principal of any Note and any payment with respect to the Interests shall be made by the Trustee in Dollars to DTC or its designee with respect to a Global Note, to the Holder or its nominee with respect to a Certificated Note and to the Issuer with respect to the Interests, by wire transfer, as directed by such Person, in immediately available funds to a Dollar account maintained by DTC or its nominee with respect to a Global Note, to the Holder or its nominee with respect to a Certificated Note or to the holder or its nominee with respect to the Interests; provided that in the case of a Certificated Note (1) the Holder thereof shall have provided written wiring instructions to the Trustee on or before the related Record Date and (2) if appropriate instructions for any such wire transfer are not received by the related Record Date, then such payment shall be made by check drawn on a U.S. bank mailed to the address of the Holder specified in the Register. Upon final payment due on the Maturity of a Note, the Holder thereof shall present and surrender such Note at the Corporate

Trust Office of the Trustee or at the office of any Paying Agent on or prior to such Maturity; provided that if the Trustee and the Issuer shall have been furnished such security or indemnity as may be required by them to save each of them harmless and an undertaking thereafter to surrender such certificate, then, in the absence of notice to the Issuer or the Trustee that the applicable Note has been acquired by a protected purchaser, such final payment shall be made without presentation or surrender. Neither the Issuer, the Trustee, the Collateral Manager, nor any Paying Agent will have any responsibility or liability for any aspects of the records (or for maintaining, supervising or reviewing such records) maintained by DTC, Euroclear, Clearstream or any of the Agent Members or any of their nominees relating to or for payments made thereby on account of beneficial interests in a Global Note. In the case where any final payment of principal and interest is to be made on any Note (other than on the Stated Maturity thereof), the Trustee, in the name and at the expense of the Issuer shall prior to the date on which such payment is to be made, mail (by first class mail, postage prepaid) to the Persons entitled thereto at their addresses appearing on the Register, a notice which shall specify the date on which such payment will be made, the amount of such payment per U.S.$1,000 original principal amount of Notes and the place where such Notes may be presented and surrendered for such payment.

(f) Payments of principal to Holders of the Notes of each Class shall be made in the proportion that the Aggregate Outstanding Amount of the Notes of such Class registered in the name of each such Holder on the applicable Record Date bears to the Aggregate Outstanding Amount of all Notes of such Class on such Record Date.

(g) Interest accrued with respect to the Floating Rate Notes shall be calculated on the basis of the actual number of days elapsed in the applicable Interest Accrual Period divided by 360. Interest on the Fixed Rate Notes shall be calculated on the basis of a 360-day year consisting of twelve (12) 30-day months.

(h) All reductions in the principal amount of a Note (or one or more predecessor Notes) effected by payments of installments of principal made on any Payment Date or Redemption Date shall be binding upon all future Holders of such Note and of any Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, whether or not such payment is noted on such Note.

(i) Notwithstanding any other provision of this Indenture, the obligations of the Issuer under the Notes and this Indenture are limited recourse obligations of the Issuer payable solely from the Assets and following realization of the Assets, and application of the proceeds thereof in accordance with this Indenture, all obligations of and any claims against the Issuer hereunder or in connection herewith after such realization shall be extinguished and shall not thereafter revive. No recourse shall be had against any officer, director, manager, partner, member, employee, shareholder, authorized Person or incorporator of the Issuer, the Collateral Manager or their respective affiliates, successors or assigns for any amounts payable under the Notes or this Indenture. It is understood that the foregoing provisions of this paragraph (i) shall not (i) prevent recourse to the Assets for the sums due or to become due under any security, instrument or agreement which is part of the Assets or (ii) constitute a waiver, release or discharge of any indebtedness or obligation evidenced by the Notes or secured by this Indenture until such Assets have been realized. It is further understood that the foregoing provisions of this paragraph (i) shall not limit the right of any Person to name the Issuer as a party defendant in any

Proceeding or in the exercise of any other remedy under the Notes or this Indenture, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against any such Person or entity.

(j) Subject to the foregoing provisions of this Section 2.7, each Note delivered under this Indenture and upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to unpaid interest and principal (or other applicable amount) that were carried by such other Note.

Section 2.8 Persons Deemed Owners. The Issuer, the Trustee, and any agent of the Issuer or the Trustee shall treat as the owner of each Note the Person in whose name such Note is registered on the Register on the applicable Record Date for the purpose of receiving payments of principal of and interest on such Note and on, other than as otherwise expressly provided in this Indenture, any other date for all other purposes whatsoever (whether or not such Note is overdue), and neither the Issuer or the Trustee, or any agent of the Issuer or the Trustee shall be affected by notice to the contrary.

Section 2.9 Cancellation. All Notes surrendered for payment, registration of transfer, exchange or redemption, or deemed lost or stolen, shall be promptly canceled by the Trustee and may not be reissued or resold. No Note may be surrendered (including any surrender in connection with any abandonment thereof) except for payment as provided herein, or for registration of transfer or exchange in accordance with this Article II or redemption in accordance with Article IX hereof (and, in the case of Special Redemption or a mandatory redemption pursuant to Section 9.1, only to the extent that such Special Redemption or mandatory redemption results in payment in full of the applicable Class of Notes), or for replacement in connection with any Note deemed lost or stolen. Any Notes surrendered for cancellation as permitted by this Section 2.9 shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee. No Notes shall be authenticated in lieu of or in exchange for any Notes canceled as provided in this Section 2.9, except as expressly permitted by this Indenture. All canceled Notes held by the Trustee shall be destroyed or held by the Trustee in accordance with its standard retention policy unless the Issuer shall direct by an Issuer Order received prior to destruction that they be returned to it.

Section 2.10 DTC Ceases to be Depository. (a) A Global Note deposited with DTC pursuant to Section 2.2 shall be transferred in the form of a corresponding Certificated Note to the beneficial owners thereof only if (A) such transfer complies with Section 2.5 of this Indenture and (B) either (x) (i) DTC notifies the Issuer that it is unwilling or unable to continue as depository for such Global Note, or (ii) DTC ceases to be a Clearing Agency registered under the Exchange Act and, in each case, a successor depository is not appointed by the Issuer within 90 days after receiving notice of such event or (y) an Event of Default has occurred and is continuing and such transfer is requested by any beneficial owner of an interest in such Global Note.

(b) Any Global Note that is transferable in the form of a corresponding Certificated Note to the beneficial owner thereof pursuant to this Section 2.10 shall be surrendered by DTC to the Trustee’s Corporate Trust Office to be so transferred, in whole or from time to time in part, without charge, and the Issuer shall execute and the Trustee shall authenticate, or cause the

Authenticating Agent to authenticate, and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of definitive physical certificates (pursuant to the instructions of DTC) in authorized denominations. Any Certificated Note delivered in exchange for an interest in a Global Note shall, except as otherwise provided by Section 2.5, bear the legends set forth in the applicable Exhibit A and shall be subject to the transfer restrictions referred to in such legends.

(c) Subject to the provisions of sub-Section (b) of this Section 2.10, the Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which such Holder is entitled to take under this Indenture or the Notes.

(d) In the event of the occurrence of any of the events specified in sub-Section (a) of this Section 2.10, the Issuer will promptly make available to the Trustee a reasonable supply of Certificated Notes.

If Certificated Notes are not so issued by the Issuer to such beneficial owners of interests in Global Notes as required by sub-Section (a) of this Section 2.10, the Issuer expressly acknowledges that the beneficial owners shall be entitled to pursue any remedy that the Holders of a Global Note would be entitled to pursue in accordance with Article V of this Indenture (but only to the extent of such beneficial owner’s interest in the Global Note) as if corresponding Certificated Notes had been issued; provided that the Trustee shall be entitled to rely upon any certificate of ownership provided by such beneficial owners (including a certificate in the form of Exhibit D) and/or other forms of reasonable evidence of such ownership.

Neither the Trustee nor the Registrar shall be liable for any delay in the delivery of directions from the DTC, as depository, and may conclusively rely on, and shall be fully protected in relying on, such direction as to the names of the beneficial owners in whose names such Certificated Notes shall be registered or as to delivery instructions for such Certificated Notes.

Section 2.11 Non-Permitted Holders. (a) Notwithstanding anything to the contrary elsewhere herein, any transfer of a beneficial interest in any Note to (i) a U.S. person that is not a QIB/QP (other than a U.S. person that is an Institutional Accredited Investor and is also a Qualified Purchaser (or a corporation, partnership, limited liability company or other entity (other than a trust), each shareholder, partner, member or other equity owner of which is a Qualified Purchaser)) or (ii) a non-U.S. person that is not a Qualified Purchaser shall in either case be null and void and any such purported transfer of which the Issuer or the Trustee shall have notice may be disregarded by the Issuer and the Trustee for all purposes. In addition, the acquisition of Notes by a Non-Permitted Holder under Section 2.11(b) shall be null and void ab initio.

(b) If any (i) U.S. person that is not a QIB/QP (other than a U.S. person that is an Institutional Accredited Investor and is also a Qualified Purchaser (or a corporation, partnership, limited liability company or other entity (other than a trust), each shareholder, partner, member or other equity owner of which is a Qualified Purchaser)) or (ii) non-U.S. person that is not a Qualified Purchaser shall, in either case, become the holder or beneficial owner of an interest in any Note (any such Person a “Non-Permitted Holder”), the acquisition of such Notes by such holder shall be null and void ab initio. The Issuer (or the Collateral Manager on behalf of the Issuer) shall, promptly after discovery that such Person is a Non-Permitted Holder by the Issuer or upon notice to the Issuer from the Trustee (if a Trust Officer of the Trustee obtains actual knowledge, in which case the Trustee agrees to notify the Issuer of such discovery), send notice to such Non-Permitted Holder demanding that such Non-Permitted Holder transfer its interest in the Notes held by such Non-Permitted Holder to a Person that is not a Non-Permitted Holder within 30 days after the date of such notice. If such Non-Permitted Holder fails to so transfer such Notes, the Issuer or the Collateral Manager acting for the Issuer shall have the right, without further notice to the Non-Permitted Holder, to sell such Notes or interest in such Notes to a purchaser selected by the Issuer that is not a Non-Permitted Holder on such terms as the Issuer may choose. The Issuer, or the Collateral Manager acting on behalf of the Issuer, may select the purchaser by soliciting one or more bids from one or more brokers or other market professionals that regularly deal in securities similar to the Notes and selling such Notes to the highest such bidder; provided that the Collateral Manager, its Affiliates and accounts, funds, clients or portfolios established and controlled by the Collateral Manager shall be entitled to bid in any such sale. However, the Issuer or the Collateral Manager may select a purchaser by any other means determined by it in its sole discretion. The Holder of each Note, the Non-Permitted Holder and each other Person in the chain of title from the Holder to the Non-Permitted Holder, by its acceptance of an interest in the Notes, agrees to cooperate with the Issuer, the Collateral Manager and the Trustee to effect such transfers. The proceeds of such sale, net of any commissions, expenses and taxes due in connection with such sale shall be remitted to the Non-Permitted Holder. The terms and conditions of any sale under this sub-Section shall be determined in the sole discretion of the Issuer, and none of the Issuer, the Trustee or the Collateral Manager shall be liable to any Person having an interest in the Notes sold as a result of any such sale or the exercise of such discretion.

(c) If any Person shall become the beneficial owner of an interest in any Note or any Interest who has made or is deemed to have made a prohibited transaction, Benefit Plan Investor, Controlling Person, Similar Law or Other Plan Law representation required by Section 2.5 that is subsequently shown to be false or misleading or whose beneficial ownership causes a violation of the 25% Limitation (any such Person a “Non-Permitted ERISA Holder”), the Issuer (or the Collateral Manager on behalf of the Issuer) shall, promptly after discovery that such Person is a Non-Permitted ERISA Holder by the Issuer or upon notice to the Issuer from the Trustee (if a trust officer of the Trustee obtains actual knowledge, in which case the Trustee agrees to notify the Issuer of such discovery), send notice to such Non-Permitted ERISA Holder demanding that such Non-Permitted ERISA Holder transfer all or any portion of the Notes or Interests held by such Person to a Person that is not a Non-Permitted ERISA Holder within 10 days after the date of such notice. If such Non-Permitted ERISA Holder fails to so transfer its interest in such Notes or Interests, the Issuer shall have the right, without further notice to the Non-Permitted ERISA Holder, to sell such Non-Permitted ERISA Holder’s interest in such Notes or Interests to a purchaser selected by the Issuer that is not a Non-Permitted ERISA Holder on such terms as the Issuer may choose. The Issuer may select the purchaser by soliciting one or more bids from one or more brokers or other market professionals that regularly deal in securities similar to the Notes or Interests and selling such Notes or Interests to the highest such bidder. The holder of each Note or Interest, the Non-Permitted ERISA Holder and each other Person in the chain of title from the Holder to the Non-Permitted ERISA Holder, by its acceptance of an interest in the

Notes or Interests, agrees to cooperate with the Issuer and the Trustee to effect such transfers. The proceeds of such sale, net of any commissions, expenses and taxes due in connection with such sale shall be remitted to the Non-Permitted ERISA Holder. The terms and conditions of any sale under this sub-Section shall be determined in the sole discretion of the Issuer, and none of the Issuer the Trustee or the Collateral Manager shall be liable to any Person having an interest in the Notes or Interests sold as a result of any such sale or the exercise of such discretion.

Section 2.12 [Intentionally Omitted].

Section 2.13 Additional Issuances. (a) At any time during the Reinvestment Period, the Issuer may issue and sell additional notes of each Class (on a pro rata basis with respect to each Class of Notes or, if additional Class A Notes are not being issued, on a pro rata basis for all Classes that are subordinate to the Class A Notes) and use the proceeds to purchase additional Collateral Obligations or as otherwise permitted under this Indenture, provided that the following conditions are met:

(i) the Collateral Manager consents to such issuance, and such issuance is consented to by a Majority of the Interests;

(ii) the aggregate principal amount of Notes of any Class issued in all additional issuances shall not exceed 100% of the Aggregate Outstanding Amount of the Notes of such Class on the Closing Date;

(iii) the terms of the Notes issued must be identical to the respective terms of previously issued Notes of the applicable Class (except that the interest due on additional Notes will accrue from the issue date of such additional Notes and the spread over LIBOR (or stated interest rate, in the case of Fixed Rate Notes) and price of such additional Notes do not have to be identical to those of the initial Notes of that Class; provided that the Interest Rate of any such additional Notes must not exceed the Interest Rate applicable to the initial Notes of that Class);

(iv) the proceeds of any additional Notes (net of fees and expenses incurred in connection with such issuance) will be treated as Principal Proceeds, used to purchase additional Collateral Obligations, or as otherwise permitted hereunder;

(v) the prior written consent of a Majority of the Class A Notes has been obtained;

(vi) the Overcollateralization Ratio with respect to each Class of Notes is not reduced after giving effect to such issuance;

(vii) an Opinion of Counsel from tax counsel of nationally recognized standing in the United States experienced in such matters shall be delivered to the Trustee, in form and substance satisfactory to the Collateral Manager, to the effect that (1) such additional issuance will not (A) result in the Issuer becoming subject to United States federal income taxation with respect to its net income or (B) have a material adverse effect on the tax treatment of the Issuer or the tax consequences to the holders of any Class of Notes outstanding at the time of issuance, (2) such additional issuance will not result in the holders or beneficial owners of the Notes previously issued to be deemed to have sold or exchanged such Notes under Section 1001 of the Code and (3) any additional Notes would have the same U.S. federal income tax characterization as any outstanding Notes that are pari passu with such additional Notes;

(viii) such issuance is accomplished in a manner that allows the Independent accountants of the Issuer to accurately provide the tax information relating to original issue discount required to be provided to the holders of Notes (including the additional Notes); and

(ix) an officer’s certificate of the Issuer is delivered to the Trustee stating that the foregoing conditions (i) through (ix) have been satisfied.

(b) Any additional Notes of any Class issued as described above will, to the extent reasonably practicable, be offered first to holders of that Class in such amounts as are necessary to preserve their pro rata holdings of Notes of such Class.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1 Conditions to Issuance of Notes on Closing Date. The Notes to be issued on the Closing Date may be executed by the Issuer and delivered to the Trustee for authentication and thereupon the same shall be authenticated by the Trustee or the Authenticating Agent and delivered by the Trustee upon Issuer Order and upon receipt by the Trustee of the following:

(a) Responsible Officer’s Certificate of the Issuer Regarding Corporate Matters. A Responsible Officer’s certificate of the Issuer (i) evidencing the authorization by Resolution of the execution and delivery of this Indenture, the Collateral Management Agreement and related transaction documents and the execution, authentication and delivery of the Notes applied for by it, (ii) specifying the Stated Maturity, principal amount and Interest Rate of each Class of Notes to be authenticated and delivered, and (iii) certifying that (A) the attached copy of the Resolution is a true and complete copy thereof, (B) such Resolution has not been rescinded and is in full force and effect on and as of the Closing Date and (C) the Officers authorized to execute and deliver such documents hold the offices and have the signatures indicated thereon.

(b) Governmental Approvals. From the Issuer either (i) a certificate of the Issuer or other official document evidencing the due authorization, approval or consent of any governmental body or bodies, at the time having jurisdiction in the premises, together with an Opinion of Counsel of the Issuer that no other authorization, approval or consent of any governmental body is required for the valid issuance of the Notes or (ii) an Opinion of Counsel of the Issuer that no such authorization, approval or consent of any governmental body is required for the valid issuance of such Notes except as has been given.

(c) Opinions. Opinions of (i) Pepper Hamilton LLP, special Delaware counsel to the Issuer, (ii) Nixon Peabody LLP, counsel to the Trustee and (iii) Dechert LLP, U.S. counsel to the Issuer, the Collateral Manager, the Transferor and the Depositor and U.S. federal income tax counsel to the Issuer, each dated the Closing Date.

(d) Responsible Officer’s Certificate of the Issuer Regarding Indenture. A Responsible Officer’s certificate of the Issuer stating that, to the best of the signing Responsible Officer’s knowledge, the Issuer is not in default under this Indenture and that the issuance of the Notes applied for by it will not result in a default or a breach of any of the terms, conditions or provisions of, or constitute a default under, its organizational documents, any indenture or other agreement or instrument to which it is a party or by which it is bound, or any order of any court or administrative agency entered in any Proceeding to which it is a party or by which it may be bound or to which it may be subject; that all conditions precedent provided herein relating to the authentication and delivery of the Notes applied for by it have been complied with; and that all expenses due or accrued with respect to the Offering of such Notes or relating to actions taken on or in connection with the Closing Date have been paid or reserves therefor have been made. The Responsible Officer’s certificate of the Issuer shall also state that, to the best of the signing Responsible Officer’s knowledge, all of the Issuer’s representations and warranties contained herein are true and correct as of the Closing Date.

(e) Reserved.

(f) Certificate of the Collateral Manager. A Responsible Officer’s certificate of the Collateral Manager, dated as of the Closing Date, to the effect that immediately before the Delivery of the Collateral Obligations on the Closing Date:

(i) the information with respect to each Collateral Obligation in the Schedule of Collateral Obligations is true and correct and such schedule is complete with respect to each such Collateral Obligation;

(ii) each Collateral Obligation in the Schedule of Collateral Obligations satisfies the requirements of the definition of “Collateral Obligation”;

(iii) the Issuer purchased or entered into each Collateral Obligation in the Schedule of Collateral Obligations in compliance with Section 12.2; and

(iv) the Aggregate Principal Balance of the Collateral Obligations which the Issuer has purchased, acquired in the Initial Sale and Contribution or entered into binding commitments to purchase on or prior to the Closing Date is at least U.S.$240,000,000.

(g) Grant of Collateral Obligations. Contemporaneously with the issuance and sale of the Notes on the Closing Date, the Grant pursuant to the Granting Clauses of this Indenture of all of the Issuer’s right, title and interest in and to the Collateral Obligations pledged to the Trustee for inclusion in the Assets on the Closing Date shall be effective, and Delivery of such Collateral Obligations (including each promissory note and all other Underlying Documents related thereto to the extent received by the Issuer) as contemplated by Section 3.3 shall have been effected.

(h) Certificate of the Issuer Regarding Assets. A Responsible Officer’s certificate of the Issuer, dated as of the Closing Date, to the effect that:

(i) in the case of each Collateral Obligation pledged to the Trustee for inclusion in the Assets, on the Closing Date and immediately prior to the Delivery thereof (or immediately after Delivery thereof, in the case of clause (F)(2) below) on the Closing Date;

(A) the Issuer is the owner of such Collateral Obligation free and clear of any liens, claims or encumbrances of any nature whatsoever except for (1) those which are being released on the Closing Date; (2) those Granted pursuant to this Indenture and (3) any other Permitted Liens;

(B) the Issuer has acquired its ownership in such Collateral Obligation in good faith without notice of any adverse claim, except as described in clause (A) above;

(C) the Issuer has not assigned, pledged or otherwise encumbered any interest in such Collateral Obligation (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released) other than interests Granted pursuant to this Indenture and the Securities Account Control Agreement;

(D) the Issuer has full right to Grant a security interest in and assign and pledge such Collateral Obligation to the Trustee;

(E) based on the certificate of the Collateral Manager delivered pursuant to Section 3.1(f), the information set forth with respect to such Collateral Obligation in the Schedule of Collateral Obligations is true and correct;

(F) (1) based on the certificate of the Collateral Manager delivered pursuant to Section 3.1(f), each Collateral Obligation included in the Assets satisfies the requirements of the definition of “Collateral Obligation” and (2) the requirements of Section 3.1(g) have been satisfied;

(G) upon the Grant by the Issuer, the Trustee has a first priority perfected security interest in the Collateral Obligations and other Assets, except as permitted by this Indenture; and

(ii) based on the certificate of the Collateral Manager delivered pursuant to Section 3.1(f), the Aggregate Principal Balance of the Collateral Obligations which the Issuer has purchased, acquired in the Initial Sale and Contribution or entered into binding commitments to purchase on or prior to the Closing Date is at least U.S.$240,000,000.

(i) Rating Letter. A Responsible Officer’s certificate of the Issuer to the effect that attached thereto is a true and correct copy of a letter signed by Moody’s and confirming that each Class of Notes has been assigned the applicable Initial Rating and that such ratings are in effect on the Closing Date.

(j) Accounts. Evidence of the establishment of each of the Accounts.

(k) Issuer Order for Deposit of Funds into Accounts. An Issuer Order signed in the name of the Issuer by a Responsible Officer of the Issuer, dated as of the Closing Date, authorizing the deposit of (i) U.S.$99,922,407.94 from the proceeds of the issuance of the Notes into the Ramp-Up Account for use pursuant to Section 10.3(c) and (ii) the Interest Reserve Amount into the Interest Reserve Account pursuant to Section 10.3(d).

(l) Accountants’ Certificate. An accountants’ certificate satisfactory to the Issuer (i)(A) confirming the information with respect to each Collateral Obligation as of April 6, 2014, by reference to such sources as shall be specified therein and (B) confirming the results of each Collateral Quality Test as of April 6, 2014, and (ii) specifying the procedures undertaken by them to review data and computations relating to clause (i) above.

(m) Retention Letter. A Retention of Net Economic Interest Letter, substantially in the form of Exhibit G hereto.

(n) Other Documents. Such other documents as the Trustee may reasonably require; provided that nothing in this clause (n) shall imply or impose a duty on the part of the Trustee to require any other documents.

Section 3.2 Conditions to Additional Issuance. Any additional securities to be issued in accordance with Section 2.13 may be executed by the Issuer and delivered to the Trustee for authentication and thereupon the same shall be authenticated by the Trustee or the Authenticating Agent and delivered by the Trustee upon Issuer Order and upon receipt by the Trustee of the following:

(a) Responsible Officer’s Certificate of the Issuer Regarding Corporate Matters. An Responsible Officer’s certificate of the Issuer (i) evidencing the authorization by Resolution of the execution, authentication and delivery of the Notes applied for by it, (ii) specifying the Stated Maturity, principal amount and Interest Rate of each Class of Notes to be authenticated and delivered and (ii) certifying that (A) the attached copy of the Resolution is a true and complete copy thereof, (B) such Resolution has not been rescinded and is in full force and effect on and as of the date of issuance and (C) the Officers authorized to execute and deliver such documents hold the offices and have the signatures indicated thereon.

(b) Governmental Approvals. From the Issuer either (i) a certificate of the Issuer or other official document evidencing the due authorization, approval or consent of any governmental body or bodies, at the time having jurisdiction in the premises, together with an Opinion of Counsel of the Issuer that no other authorization, approval or consent of any governmental body is required for the valid issuance of the additional Notes or (ii) an Opinion of Counsel of the Issuer that no such authorization, approval or consent of any governmental body is required for the valid issuance of such additional Notes except as has been given.

(c) Responsible Officer’s Certificate of the Issuer Regarding Indenture. A Responsible Officer’s certificate of the Issuer stating that, to the best of the signing Responsible Officer’s knowledge, the Issuer is not in default under this Indenture and that the issuance of the additional Notes applied for by it will not result in a default or a breach of any of the terms, conditions or provisions of, or constitute a default under, its organizational documents, any indenture or other agreement or instrument to which it is a party or by which it is bound, or any order of any court or administrative agency entered in any Proceeding to which it is a party or by which it may be bound or to which it may be subject; that the provisions of Section 2.13 and all conditions precedent provided in this Indenture relating to the authentication and delivery of the additional Notes applied for by it have been complied with; and that all expenses due or accrued with respect to the Offering of such Notes or relating to actions taken on or in connection with the additional issuance have been paid or reserves therefor have been made. The Responsible Officer’s certificate of the Issuer shall also state that, to the best of the signing Responsible Officer’s knowledge, all of the Issuer’s representations and warranties contained herein are true and correct as of the date of additional issuance.

(d) Supplemental Indenture. A fully executed counterpart of the supplemental indenture making such changes to this Indenture as shall be necessary to permit such additional issuance.

(e) Moody’s Notice. Notice shall have been provided to Moody’s.

(f) Issuer Order for Deposit of Funds into Accounts. An Issuer Order signed in the name of the Issuer by an Responsible Officer of the Issuer, dated as of the date of the additional issuance, authorizing the deposit of the net proceeds of the issuance into the Principal Collection Subaccount for use pursuant to Section 10.2.

(g) Evidence of Required Consents. Satisfactory evidence of the consent of a Majority of the Interests to such issuance (which may be in the form of a Responsible Officer’s certificate of the Issuer).

(h) Other Documents. Such other documents as the Trustee may reasonably require; provided that nothing in this clause (h) shall imply or impose a duty on the part of the Trustee to require any other documents.

Section 3.3 Custodianship; Delivery of Collateral Obligations and Eligible Investments. (a) The Collateral Manager, on behalf of the Issuer, shall deliver or cause to be delivered, on or prior to the Closing Date (with respect to the Initial Collateral Obligations) and within five (5) Business Days after the related Cut-Off Date (with respect to any Additional Collateral Obligations) to a custodian appointed by the Issuer, which shall be a Securities Intermediary (the “Custodian”) or the Trustee, as applicable, all Assets in accordance with the definition of “Deliver”. The Custodian appointed hereby shall act as custodian for the Issuer and as custodian and agent for the Trustee on behalf of the Secured Parties for purposes of perfecting the Trustee’s security interest in those Assets in which a security interest is perfected by Delivery of the related Assets to the Custodian. Initially, the Custodian shall be the Bank. Any successor custodian shall be a state or national bank or trust company that (i) has (A) capital and surplus of at least U.S.$200,000,000, and (B) a rating of at least “Baa1” by Moody’s, and (ii) is a Securities Intermediary. Subject to the limited right to relocate Assets as provided in Section 7.5(b), the Trustee or the Custodian, as applicable, shall hold (i) all Collateral Obligations, Eligible Investments, Cash and other investments purchased in accordance with this Indenture and (ii) any other property of the Issuer otherwise Delivered to the Trustee or the Custodian, as applicable, by or on behalf of the Issuer, in the relevant Account established and maintained pursuant to Article X as to which in each case the Trustee shall have entered into the Securities Account Control Agreement with the Custodian providing, inter alia, that the establishment and maintenance of such Account will be governed by a law of a jurisdiction satisfactory to the Issuer and the Trustee.

(b) Each time that the Collateral Manager on behalf of the Issuer directs or causes the acquisition of any Collateral Obligation, Eligible Investment or other investment, the Collateral Manager (on behalf of the Issuer) shall, if the Collateral Obligation, Eligible Investment or other investment is required to be, but has not already been, transferred to the relevant Account, cause the Collateral Obligation, Eligible Investment or other investment to be Delivered to the Custodian to be held in the Custodial Account (or in the case of any such investment that is not a Collateral Obligation, in the Account in which the funds used to purchase the investment are held in accordance with Article X) for the benefit of the Trustee in accordance with this Indenture. The security interest of the Trustee in the funds or other property used in connection with the acquisition shall, immediately and without further action on the part of the Trustee, be released. The security interest of the Trustee shall nevertheless come into existence and continue in the Collateral Obligation, Eligible Investment or other investment so acquired, including all interests of the Issuer in to any contracts related to and proceeds of such Collateral Obligation, Eligible Investment or other investment.

ARTICLE IV

SATISFACTION AND DISCHARGE

Section 4.1 Satisfaction and Discharge of Indenture. This Indenture shall be discharged and shall cease to be of further effect except as to (i) rights of registration of transfer and exchange, (ii) substitution of mutilated, defaced, destroyed, lost or stolen Notes, (iii) rights of Holders to receive payments of principal thereof and interest thereon, (iv) the rights, obligations and immunities of the Trustee hereunder, (v) the rights, obligations and immunities of the Collateral Manager hereunder and under the Collateral Management Agreement, and (vi) the rights of Holders as beneficiaries hereof with respect to the property deposited with the Trustee and payable to all or any of them (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture) when either:

(a)	(i) either:

(A) all Notes theretofore authenticated and delivered to Holders (other than (1) Notes which have been mutilated, defaced, destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.6 and (2) Notes for whose payment Money has theretofore irrevocably been deposited in trust and thereafter repaid to the Issuer or discharged from such trust, as provided in Section 7.3) have been delivered to the Trustee for cancellation; or

(B) all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable, or (2) will become due and payable at their Stated Maturity within one year, or (3) are to be called for redemption pursuant to

Article IX under an arrangement satisfactory to the Trustee for the giving of notice of redemption by the Issuer pursuant to Section 9.4 and, in each case, the Issuer has irrevocably deposited or caused to be deposited with the Trustee, in trust for such purpose, Cash or non-callable direct obligations of the United States of America; provided that the obligations are entitled to the full faith and credit of the United States of America or are debt obligations which are rated “Aaa” by Moody’s, in an amount sufficient, as verified by a firm of Independent certified public accountants which are nationally recognized, to pay and discharge the entire indebtedness on such Notes not theretofore delivered to the Trustee for cancellation, for principal and interest to the date of such deposit (in the case of Notes which have become due and payable), or to their Stated Maturity or Redemption Date, as the case may be, and shall have Granted to the Trustee a valid perfected security interest in such Eligible Investment that is of first priority and free of any adverse claim, as applicable, and shall have furnished an Opinion of Counsel with respect thereto; provided that this sub-Section (B) shall not apply if an election to act in accordance with the provisions of Section 5.5(a) shall have been made and not rescinded, it being understood that the requirements of this clause (a) may be satisfied as set forth in Section 5.7;

(ii) the Issuer has paid or caused to be paid all other sums then due and payable hereunder (including, without limitation, any amounts then due and payable pursuant to the Collateral Management Agreement, without regard to the Administrative Expense Cap) by the Issuer and no other amounts are scheduled to be due and payable by the Issuer other than Dissolution Expenses, it being understood that the requirements of this clause (b) may be satisfied as set forth in Section 5.7; and

(iii) the Issuer has delivered to the Trustee Officer’s certificates and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with; or

(b)	upon final disposition of all Assets and distribution of the proceeds thereof in accordance with the terms hereof, and:

(i) the Trustee confirms to the Issuer that no Assets (other than (1) the Collateral Management Agreement and the Securities Account Control Agreement and (2) Cash in an amount not greater than the Dissolution Expenses) are on deposit in or to the credit of any deposit account or securities account (including any Accounts) in the name of the Issuer (or the Trustee for the benefit of the Issuer or any Secured Party in connection with this Indenture);

(ii) the Issuer has delivered to the Trustee a certificate stating that (A) there are no Assets (other than (1) the Collateral Management Agreement, the Collateral Administration Agreement and the Securities Account Control Agreement and (2) Cash in an amount not greater than the Dissolution Expenses) that remain subject to the lien of this Indenture, and (B) all funds on deposit in the Accounts have been distributed in accordance with the terms of this Indenture or have otherwise been irrevocably deposited with the Trustee for such purpose; and

(ii) the Issuer has delivered to the Trustee an Officer’s certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with.

Notwithstanding the satisfaction and discharge of this Indenture, the rights and obligations of the Issuer, the Trustee, the Collateral Manager and, if applicable, the Holders, as the case may be, under Sections 2.7, 4.2, 5.4(d), 5.9, 5.18, 6.1, 6.3, 6.6, 6.7, 7.1, 7.3, 13.1, 14.10, 14.11, and 14.12 shall survive.

Section 4.2 Application of Trust Money. All Cash and obligations deposited with the Trustee pursuant to Section 4.1 shall be held in trust and applied by it in accordance with the provisions of the Notes and this Indenture, including, without limitation, the Priority of Payments, either directly or through any Paying Agent, as the Trustee may determine; and such Cash and obligations shall be held in a segregated account identified as being held in trust for the benefit of the Secured Parties.

Section 4.3 Repayment of Monies Held by Paying Agent. In connection with the satisfaction and discharge of this Indenture with respect to the Notes, all Monies then held by any Paying Agent other than the Trustee under the provisions of this Indenture shall, upon demand of the Issuer, be paid to the Trustee to be held and applied pursuant to Section 7.3 hereof and in accordance with the Priority of Payments and thereupon such Paying Agent shall be released from all further liability with respect to such Monies.

Section 4.4 Limitation on Obligation to Incur Administrative Expenses. If at any time when the Indenture is eligible to be discharged pursuant to Section 4.1, the sum of (i) Eligible Investments, (ii) Cash and (iii) amounts reasonably expected to be received by the Issuer in Cash during the current Collection Period (as certified by the Collateral Manager in its reasonable judgment) is less than the sum of Dissolution Expenses and any accrued and unpaid Administrative Expenses, then notwithstanding any other provision of this Indenture, the Issuer shall no longer be required to incur Administrative Expenses as otherwise required by this Indenture to any Person other than the Trustee, the Collateral Manager and their respective Affiliates, and failure to pay such amounts shall not constitute a Default hereunder.

ARTICLE V

EVENTS OF DEFAULT; REMEDIES

Section 5.1 Events of Default. “Event of Default”, wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) a default in the payment, when due and payable, of (i) any interest on any Class A Note or any Class B Note or, if there are no Class A Notes Outstanding or Class B Notes Outstanding, any Class C Note or, if there are no Class A Notes Outstanding or Class B Notes Outstanding or Class C Notes Outstanding, any Class D Note or, if there are no Class A Notes

Outstanding or Class B Notes Outstanding or Class C Notes Outstanding or Class D Notes Outstanding, any Class E Note, or if there are no Class A Notes Outstanding or Class B Notes Outstanding or Class C Notes Outstanding or Class D Notes Outstanding or Class E Notes Outstanding, any Class F Note, and, in each case, the continuation of any such default for three Business Days after a Trust Officer of the Trustee has actual knowledge or receives notice from any holder of Notes of such payment default, or (ii) any principal of, or interest or Deferred Interest on, or any Redemption Price in respect of, any Note at its Stated Maturity or any Redemption Date with respect to such Note, if applicable; provided that the failure to effect any Optional Redemption which is withdrawn by the Issuer in accordance with this Indenture or with respect to which any Refinancing fails to occur shall not constitute an Event of Default or a Failed Optional Redemption and provided, further, that, solely with respect to clause (i) above, in the case of a failure to disburse funds due to an administrative error or omission by the Collateral Manager, Trustee or any Paying Agent, such failure continues for five Business Days after a Trust Officer of the Trustee receives written notice or has actual knowledge of such administrative error or omission;

(b) the failure on any Payment Date to disburse amounts available in the Payment Account in excess of U.S.$1,000 in accordance with the Priority of Payments and continuation of such failure for a period of three Business Days or, in the case of a failure to disburse due to an administrative error or omission by the Trustee, Collateral Manager or any Paying Agent, such failure continues for five Business Days after a Trust Officer of the Trustee receives written notice or has actual knowledge of such administrative error or omission;

(c) either the Issuer or the Assets becomes an investment company required to be registered under the 1940 Act;

(d) except as otherwise provided in this Section 5.1, a default in a material respect in the performance, or breach in a material respect, of any other covenant of the Issuer herein (it being understood, without limiting the generality of the foregoing, that (i) any failure to meet any Concentration Limitation, Collateral Quality Test or Coverage Test is not an Event of Default, except to the extent provided in clause (e) below, and (ii) the failure of the Issuer to satisfy the requirements of Section 7.18 will not constitute an Event of Default unless such failure constitutes an Event of Default under this clause (d) and the Issuer, or the Collateral Manager acting on behalf of the Issuer, has acted in bad faith), or the failure of any material representation or warranty of the Issuer made herein or in any certificate or other writing delivered pursuant hereto or in connection herewith to be correct in each case in all material respects when the same shall have been made and such default, breach or failure has a material adverse effect on the Noteholders, and the continuation of such default, breach or failure for a period of 45 days after notice to the Issuer and the Collateral Manager by registered or certified mail or overnight delivery service, by the Trustee at the direction of the Holders of at least a Majority of the Controlling Class, specifying such default, breach or failure and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder;

(e) on any Measurement Date as of which the Class A Notes are Outstanding, failure of the percentage equivalent of a fraction, (i) the numerator of which is equal to (1) the Collateral Principal Amount plus (2) the aggregate Market Value of all Defaulted Obligations on such date and (ii) the denominator of which is equal to the Aggregate Outstanding Amount of the Class A Notes, to equal or exceed 102.5%;

(f) the entry of a decree or order by a court having competent jurisdiction adjudging the Issuer as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of the Issuer under the Bankruptcy Code or any other applicable law, or appointing a receiver, liquidator, assignee, or sequestrator (or other similar official) of the Issuer or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, respectively, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

(g) the institution by the Issuer of Proceedings to have the Issuer adjudicated as bankrupt or insolvent, or the consent of the Issuer to the institution of bankruptcy or insolvency Proceedings against the Issuer, or the filing by the Issuer of a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code or any other similar applicable law, or the consent by the Issuer to the filing of any such petition or to the appointment in a Proceeding of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Issuer or of any substantial part of its property, respectively, or the making by the Issuer of an assignment for the benefit of creditors, or the admission by the Issuer in writing of its inability to pay its debts generally as they become due, or the taking of any action by the Issuer in furtherance of any such action.

Upon a Responsible Officer’s obtaining knowledge of the occurrence of an Event of Default, each of (i) the Issuer, (ii) the Trustee and (iii) the Collateral Manager shall notify each other. Upon the occurrence of an Event of Default known to a Trust Officer of the Trustee, the Trustee shall promptly (and in no event later than three Business Days thereafter) notify the Noteholders (as their names appear on the Register), each Paying Agent, Moody’s and the Irish Stock Exchange (for so long as any Class of Notes is listed on the Irish Stock Exchange and so long as the guidelines of such exchange so require) of such Event of Default in writing (unless such Event of Default has been waived as provided in Section 5.14).

Section 5.2 Acceleration of Maturity; Rescission and Annulment. (a) If an Event of Default occurs and is continuing (other than an Event of Default specified in Section 5.1(f) or (g)), the Trustee may, and shall, upon the written direction of a Majority of the Controlling Class, by notice to the Issuer and Moody’s, declare the principal of and accrued and unpaid interest on all the Notes to be immediately due and payable, and upon any such declaration such principal, together with all accrued and unpaid interest thereon, and other amounts payable hereunder, shall become immediately due and payable. If an Event of Default specified in Section 5.1(f) or (g) occurs, all unpaid principal, together with all accrued and unpaid interest thereon, of all the Notes, and other amounts payable thereunder and hereunder, shall automatically become due and payable without any declaration or other act on the part of the Trustee or any Noteholder.

(b) At any time after such a declaration of acceleration of maturity has been made and before a judgment or decree for payment of the Money due has been obtained by the Trustee as hereinafter provided in this Article V, a Majority of the Controlling Class by written notice to the Issuer and the Trustee, may rescind and annul such declaration and its consequences if:

(i) The Issuer has paid or deposited with the Trustee a sum sufficient to pay:

(A) all unpaid installments of interest and principal then due on the Notes (other than any principal amounts due to the occurrence of an acceleration);

(B) to the extent that the payment of such interest is lawful, interest upon any Deferred Interest at the applicable Interest Rate; and

(C) all unpaid taxes and Administrative Expenses of the Issuer and other sums paid or advanced by the Trustee hereunder, accrued and unpaid Aggregate Collateral Management Fees then due and owing and any other amounts then payable by the Issuer hereunder prior to such Administrative Expenses and such Aggregate Collateral Management Fees; or

(ii) It has been determined that all Events of Default, other than the nonpayment of the interest on or principal of the Notes that has become due solely by such acceleration, have:

(A) been cured; and

(I) in the case of an Event of Default specified in Section 5.1(e), the Holders of at least a Majority of the Class A Notes, by written notice to the Trustee, have agreed with such determination (which agreement shall not be unreasonably withheld); or

(II) in the case of any other Event of Default, the Holders of at least a Majority of each Class of Notes (voting separately by Class), in each case, by written notice to the Trustee, have agreed with such determination (which agreement shall not be unreasonably withheld); or

(B) been waived as provided in Section 5.14.

No such rescission shall affect any subsequent Default or impair any right consequent thereon.

(c) Notwithstanding anything in this Section 5.2 to the contrary, the Notes will not be subject to acceleration by the Trustee solely as a result of the failure to pay any amount due on the Notes that are not of the Controlling Class other than any failure to pay interest due on the Class B Notes.

Section 5.3 Collection of Indebtedness and Suits for Enforcement by Trustee. The Issuer covenants that if a default shall occur in respect of the payment of any principal of or interest when due and payable on any Note, the Issuer will, upon demand of the Trustee, pay to the Trustee, for the benefit of the Holder of such Note, the whole amount, if any, then due and payable on such Note for principal and interest with interest upon the overdue principal and, to the extent that payments of such interest shall be legally enforceable, upon overdue installments of interest, at the applicable Interest Rate, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and counsel.

If the Issuer fails to pay such amounts forthwith upon such demand, the Trustee, in its own name and as trustee of an express trust, may, and shall, subject to the terms of this Indenture (including Section 6.3(e)) upon direction of a Majority of the Controlling Class, institute a Proceeding for the collection of the sums so due and unpaid, may prosecute such Proceeding to judgment or final decree, and may enforce the same against the Issuer or any other obligor upon the Notes and collect the Monies adjudged or decreed to be payable in the manner provided by law out of the Assets.

If an Event of Default occurs and is continuing, the Trustee may in its discretion, and shall, subject to the terms of this Indenture (including Section 6.3(e)) upon written direction of the Majority of the Controlling Class, proceed to protect and enforce its rights and the rights of the Secured Parties by such appropriate Proceedings as the Trustee shall deem most effectual (if no such direction is received by the Trustee) or as the Trustee may be directed by the Majority of the Controlling Class, to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement herein or in aid of the exercise of any power granted herein, or to enforce any other proper remedy or legal or equitable right vested in the Trustee by this Indenture or by law.

In case there shall be pending Proceedings relative to the Issuer or any other obligor upon the Notes under the Bankruptcy Code or any other applicable bankruptcy, insolvency or other similar law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Issuer its respective property or such other obligor or its property, or in case of any other comparable Proceedings relative to the Issuer or other obligor upon the Notes, or the creditors or property of the Issuer or such other obligor, the Trustee, regardless of whether the principal of any Note shall then be due and payable as therein expressed or by declaration or otherwise and regardless of whether the Trustee shall have made any demand pursuant to the provisions of this Section 5.3, shall be entitled and empowered, by intervention in such Proceedings or otherwise:

(a) to file and prove a claim or claims for the whole amount of principal and interest owing and unpaid in respect of the Notes upon direction by a Majority of the Controlling Class and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for reasonable compensation to the Trustee and each predecessor Trustee, and their respective agents, attorneys and counsel, and for reimbursement of all reasonable expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee, except as a result of negligence or bad faith) and of the Noteholders allowed in any Proceedings relative to the Issuer or to the creditors or property of the Issuer;

(b) unless prohibited by applicable law and regulations, to vote on behalf of the Noteholders upon the direction of a Majority of the Controlling Class, in any election of a trustee or a standby trustee in arrangement, reorganization, liquidation or other bankruptcy or insolvency Proceedings or Person performing similar functions in comparable Proceedings; and

(c) to collect and receive any Monies or other property payable to or deliverable on any such claims, and to distribute all amounts received with respect to the claims of the Noteholders and of the Trustee on their behalf; and any trustee, receiver or liquidator, custodian or other similar official is hereby authorized by each of the Noteholders to make payments to the Trustee, and, if the Trustee shall consent to the making of payments directly to the Noteholders to pay to the Trustee such amounts as shall be sufficient to cover reasonable compensation to the Trustee, each predecessor Trustee and their respective agents, attorneys and counsel, and all other reasonable expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee except as a result of negligence or bad faith.

Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or vote for or accept or adopt on behalf of any Noteholders, any plan of reorganization, arrangement, adjustment or composition affecting the Notes or any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Noteholders, as applicable, in any such Proceeding except, as aforesaid, to vote for the election of a trustee in bankruptcy or similar Person.

In any Proceedings brought by the Trustee on behalf of the Holders of the Notes (and any such Proceedings involving the interpretation of any provision of this Indenture to which the Trustee shall be a party), the Trustee shall be held to represent all the Holders of the Notes.

Notwithstanding anything in this Section 5.3 to the contrary, the Trustee may not sell or liquidate the Assets or institute Proceedings in furtherance thereof pursuant to this Section 5.3 except according to the provisions specified in Section 5.5(a).

Section 5.4 Remedies. (a) If an Event of Default has occurred and is continuing, and the Notes have been declared due and payable and such declaration and its consequences have not been rescinded and annulled, the Issuer agrees that the Trustee may, and shall, subject to the terms of this Indenture (including Section 6.3(e)), upon written direction of a Majority of the Controlling Class, to the extent permitted by applicable law, exercise one or more of the following rights, privileges and remedies:

(i) institute Proceedings for the collection of all amounts then payable on the Notes or otherwise payable under this Indenture, whether by declaration or otherwise, enforce any judgment obtained, and collect from the Assets any Monies adjudged due;

(ii) sell or cause the sale of all or a portion of the Assets or rights or interests therein, at one or more public or private sales called and conducted in any manner permitted by law and in accordance with Section 5.17 hereof;

(iii) institute Proceedings from time to time for the complete or partial foreclosure of this Indenture with respect to the Assets;

(iv) exercise any remedies of a secured party under the UCC and take any other appropriate action to protect and enforce the rights and remedies of the Trustee and the Holders of the Notes hereunder (including exercising all rights of the Trustee under the Securities Account Control Agreement); and

(v) exercise any other rights and remedies that may be available at law or in equity;

provided that the Trustee may not sell or liquidate the Assets or institute Proceedings in furtherance thereof pursuant to this Section 5.4 except according to the provisions of Section 5.5(a).

The Trustee may, but need not, obtain and rely upon an opinion of an Independent investment banking firm of national reputation (the reasonable cost of which shall be payable as an Administrative Expense) in structuring and distributing securities similar to the Notes, which may be the Initial Purchaser, as to the feasibility of any action proposed to be taken in accordance with this Section 5.4 and as to the sufficiency of the proceeds and other amounts receivable with respect to the Assets to make the required payments of principal of and interest on the Notes which opinion shall be conclusive evidence as to such feasibility or sufficiency.

(b) If an Event of Default as described in Section 5.1(d) hereof shall have occurred and be continuing the Trustee may, and at the direction of the Holders of not less than 25% of the Aggregate Outstanding Amount of the Controlling Class shall, subject to the terms of this Indenture (including Section 6.3(e)), institute a Proceeding solely to compel performance of the covenant or agreement or to cure the representation or warranty, the breach of which gave rise to the Event of Default under such Section, and enforce any equitable decree or order arising from such Proceeding.

(c) Upon any sale, whether made under the power of sale hereby given or by virtue of judicial Proceedings, any Secured Party or any Affiliate of the Issuer may bid for and purchase the Assets or any part thereof and, upon compliance with the terms of sale, may hold, retain, possess or dispose of such property in its or their own absolute right without accountability.

Upon any sale, whether made under the power of sale hereby given or by virtue of judicial Proceedings, the receipt of the Trustee, or of the Officer making a sale under judicial Proceedings, shall be a sufficient discharge to the purchaser or purchasers at any sale for its or their purchase Money, and such purchaser or purchasers shall not be obliged to see to the application thereof.

Any such sale, whether under any power of sale hereby given or by virtue of judicial Proceedings, shall bind the Issuer, the Trustee and the Holders of the Notes, shall operate to divest all right, title and interest whatsoever, either at law or in equity, of each of them in and to the property sold, and shall be a perpetual bar, both at law and in equity, against each of them and their successors and assigns, and against any and all Persons claiming through or under them.

(d) Notwithstanding any other provision of this Indenture, none of the Trustee, the Secured Parties or the Noteholders may, prior to the date which is one year and one day (or if longer, any applicable preference period then in effect plus one day) after the payment in full of all Notes, institute against, or join any other Person in instituting against, the Issuer any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation Proceedings, or other similar Proceedings under U.S. federal or state bankruptcy or similar laws. Nothing in this

Section 5.4 shall preclude, or be deemed to stop, the Trustee (i) from taking any action prior to the expiration of the aforementioned period in (A) any case or Proceeding voluntarily filed or commenced by the Issuer or (B) any involuntary insolvency Proceeding filed or commenced by a Person other than the Trustee, or (ii) from commencing against the Issuer or any of its properties any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium, liquidation or similar Proceeding.

Section 5.5 Optional Preservation of Assets. (a) Notwithstanding anything to the contrary herein (but subject to the right of the Collateral Manager to direct the Trustee to sell Collateral Obligations or Equity Securities in strict compliance with Section 12.1), if an Event of Default shall have occurred and be continuing, the Trustee shall retain the Assets securing the Notes intact, collect and cause the collection of the proceeds thereof and make and apply all payments at the date or dates fixed by the Trustee and deposit and maintain all accounts in respect of the Assets and the Notes in accordance with the Priority of Payments and the provisions of Article X, Article XII and Article XIII unless:

(i) the Trustee, pursuant to Section 5.5(c), determines that the anticipated proceeds of a sale or liquidation of all or any portion of the Assets (after deducting the reasonable expenses of such sale or liquidation) would be sufficient to discharge in full the amounts then due (or, in the case of interest, accrued) and unpaid on the Notes for principal and interest (including accrued and unpaid Deferred Interest), and all other amounts that, pursuant to the Priority of Payments, are required to be paid prior to such payments on such Notes (including amounts due and owing as Administrative Expenses (without regard to the Administrative Expense Cap) and due and unpaid Aggregate Collateral Management Fees) and a Majority of the Controlling Class agrees with such determination;

(ii) in the case of an Event of Default specified in (A) Section 5.1(a) due to failure to pay interest on the Class A Notes in accordance with Section 11.1(a)(i) or Section 11.1(a)(ii), (B) Section 5.1(e), or (C) Sections 5.1(f) or (g), the Holders of at least a Majority of the Class A Notes direct the sale and liquidation of the Assets (without regard to whether another Event of Default has occurred prior, contemporaneously or subsequent to such Event of Default); or

(iii) in the case of any Event of Default, the Holders of at least a Majority of each Class of Notes (voting separately by Class) direct the sale and liquidation of the Assets.

So long as such Event of Default is continuing, any such retention pursuant to this Section 5.5(a) may be rescinded at any time when the conditions specified in clause (i), (ii) or (iii) exist.

(b) Nothing contained in Section 5.5(a) shall be construed to require the Trustee to sell the Assets securing the Notes if the conditions set forth in clause (i), (ii) or (iii) of Section 5.5(a) are not satisfied. Nothing contained in Section 5.5(a) shall be construed to require the Trustee to preserve the Assets securing the Notes if prohibited by applicable law.

(c) In determining whether the condition specified in Section 5.5(a)(i) exists, the Trustee shall use reasonable efforts to obtain, with the cooperation of the Collateral Manager, bid prices with respect to each Asset from two nationally recognized dealers (as specified by the Collateral Manager in writing) at the time making a market in such Assets and shall compute the anticipated proceeds of sale or liquidation on the basis of the lower of such bid prices for each such Asset. In the event that the Trustee, with the cooperation of the Collateral Manager, is only able to obtain bid prices with respect to each Asset from one nationally recognized dealer at the time making a market in such Assets, the Trustee shall compute the anticipated proceeds of the sale or liquidation on the basis of such one bid price for each such Asset. In addition, for the purposes of determining issues relating to the execution of a sale or liquidation of the Assets and the execution of a sale or other liquidation thereof in connection with a determination whether the condition specified in Section 5.5(a)(i) exists, the Trustee may retain and rely on an opinion of an Independent investment banking firm of national reputation (the cost of which shall be payable as an Administrative Expense).

The Trustee shall deliver to the Noteholders and the Collateral Manager a report stating the results of any determination required pursuant to Section 5.5(a)(i) no later than 10 days after such determination is made. The Trustee shall make the determinations required by Section 5.5(a)(i) within 30 days after an Event of Default and at the request of a Majority of the Controlling Class at any time during which the Trustee retains the Assets pursuant to Section 5.5(a)(i).

Section 5.6 Trustee May Enforce Claims Without Possession of Notes. All rights of action and claims under this Indenture or under any of the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any trial or other Proceeding relating thereto, and any such action or Proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall be applied as set forth in Section 5.7 hereof.

Section 5.7 Application of Money Collected. Any Money collected by the Trustee with respect to the Notes pursuant to this Article V and any Money that may then be held or thereafter received by the Trustee with respect to the Notes hereunder shall be applied, subject to Section 13.1 and in accordance with the provisions of Section 11.1(a)(iii), at the date or dates fixed by the Trustee. Upon the final distribution of all proceeds of any liquidation effected hereunder, the provisions of Section 4.1(a) and Section 4.1(b) shall be deemed satisfied for the purposes of discharging this Indenture pursuant to Article IV.

Section 5.8 Limitation on Suits. No Holder of any Note shall have any right to institute any Proceedings, judicial or otherwise, with respect to this Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

(a) such Holder has previously given to the Trustee written notice of an Event of Default;

(b) the Holders of not less than 25% of the then Aggregate Outstanding Amount of the Notes of the Controlling Class shall have made written request to the Trustee to institute Proceedings in respect of such Event of Default in its own name as Trustee hereunder and such

Holder or Holders have provided the Trustee indemnity reasonably satisfactory to the Trustee against the costs, expenses (including reasonable attorneys’ fees and expenses) and liabilities which might reasonably be incurred by it in compliance with such request;

(c) the Trustee, for 30 days after its receipt of such notice, request and provision of such indemnity, has failed to institute any such Proceeding; and

(d) no direction inconsistent with such written request has been given to the Trustee during such 30-day period by a Majority of the Controlling Class; it being understood and intended that no one or more Holders of Notes shall have any right in any manner whatever by virtue of, or by availing itself of, any provision of this Indenture to affect, disturb or prejudice the rights of any other Holders of Notes of the same Class or to obtain or to seek to obtain priority or preference over any other Holders of the Notes of the same Class or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all the Holders of Notes of the same Class subject to and in accordance with Section 13.1 and the Priority of Payments.

In the event the Trustee shall receive conflicting or inconsistent requests and indemnity pursuant to this Section 5.8 from two or more groups of Holders of the Controlling Class, each representing less than a Majority of the Controlling Class, the Trustee shall act in accordance with the request specified by the group of Holders with the greatest percentage of the Aggregate Outstanding Amount of the Controlling Class, notwithstanding any other provisions of this Indenture. If all such groups represent the same percentage, the Trustee, in its sole discretion, may determine what action, if any, shall be taken.

Section 5.9 Unconditional Rights of Noteholders to Receive Principal and Interest. Subject to Section 2.7(i), but notwithstanding any other provision of this Indenture, the Holder of any Note shall have the right, which is absolute and unconditional, to receive payment of the principal of and interest on such Note, as such principal, interest and other amounts become due and payable in accordance with the Priority of Payments and Section 13.1, as the case may be, and, subject to the provisions of Section 5.8, to institute proceedings for the enforcement of any such payment, and such right shall not be impaired without the consent of such Holder. Holders of Notes ranking junior to Notes still Outstanding shall have no right to institute Proceedings to request the Trustee to institute proceedings for the enforcement of any such payment until such time as no Note ranking senior to such Note remains Outstanding, which right shall be subject to the provisions of Section 5.8, and shall not be impaired without the consent of any such Holder.

Section 5.10 Restoration of Rights and Remedies. If the Trustee or any Noteholder has instituted any Proceeding to enforce any right or remedy under this Indenture and such Proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Noteholder, then and in every such case the Issuer, the Trustee and the Noteholder shall, subject to any determination in such Proceeding, be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of the Issuer, Trustee and the Noteholder shall continue as though no such Proceeding had been instituted.

Section 5.11 Rights and Remedies Cumulative. No right or remedy herein conferred upon or reserved to the Trustee or to the Noteholders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 5.12 Delay or Omission Not Waiver. No delay or omission of the Trustee or any Holder of Notes to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein or of a subsequent Event of Default. Every right and remedy given by this Article V or by law to the Trustee or to the Holders of the Notes may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders of the Notes.

Section 5.13 Control by Majority of Controlling Class. A Majority of the Controlling Class shall have the right following the occurrence, and during the continuance of, an Event of Default to cause the institution of and direct the time, method and place of conducting any Proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee under this Indenture; provided that:

(a) such direction shall not conflict with any rule of law or with any express provision of this Indenture;

(b) the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction; provided that subject to Section 6.1, the Trustee need not take any action that it determines might involve it in liability or expense (unless the Trustee has received the indemnity as set forth in (c) below);

(c) the Trustee shall have been provided with an indemnity reasonably satisfactory to it; and

(d) notwithstanding the foregoing, any direction to the Trustee to undertake a Sale of the Assets shall be by the Holders of Notes representing the requisite percentage of the Aggregate Outstanding Amount of Notes specified in Section 5.4 and/or Section 5.5.

Section 5.14 Waiver of Past Defaults. Prior to the time a judgment or decree for payment of the Money due has been obtained by the Trustee, as provided in this Article V, a Majority of the Controlling Class may on behalf of the Holders of all the Notes waive any past Default or Event of Default and its consequences, except a Default:

(a) in the payment of the principal of any Note (which may be waived only with the consent of the Holder of such Note);

(b) in the payment of interest on any Note (which may be waived only with the consent of the Holder of such Note);

(c) in respect of a covenant or provision hereof that under Section 8.2 cannot be modified or amended without the waiver or consent of the Holder of each Outstanding Note materially and adversely affected thereby (which may be waived only with the consent of each such Holder); or

(d) in respect of a representation contained in Section 7.19 (which may be waived only by a Majority of the Controlling Class if the Moody’s Rating Condition is satisfied).

In the case of any such waiver, the Issuer, the Trustee and the Holders of the Notes shall be restored to their former positions and rights hereunder, respectively, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereto. The Trustee shall promptly give written notice of any such waiver to Moody’s, the Collateral Manager and each Holder. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture.

Section 5.15 Undertaking for Costs. All parties to this Indenture agree, and each Holder of any Note by such Holder’s acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee for any action taken, or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the provisions of this Section 5.15 shall not apply to any suit instituted by the Trustee, to any suit instituted by any Noteholder, or group of Noteholders, holding in the aggregate more than 10% of the Aggregate Outstanding Amount of the Controlling Class, or to any suit instituted by any Noteholder for the enforcement of the payment of the principal of or interest on any Note on or after the applicable Stated Maturity (or, in the case of redemption which has resulted in an Event of Default, on or after the applicable Redemption Date).

Section 5.16 Waiver of Stay or Extension Laws. The Issuer covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any valuation, appraisement, redemption or marshalling law or rights, in each case wherever enacted, now or at any time hereafter in force, which may affect the covenants set forth in, the performance of, or any remedies under this Indenture; and the Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law or rights, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted or rights created.

Section 5.17 Sale of Assets. (a) The power to effect any sale (a “Sale”) of any portion of the Assets pursuant to Sections 5.4 and 5.5 shall not be exhausted by any one or more Sales as to any portion of such Assets remaining unsold, but shall continue unimpaired until the entire Assets shall have been sold or all amounts secured by the Assets shall have been paid. The Trustee may upon notice to the Noteholders, and shall, upon direction of a Majority of the Controlling Class, from time to time postpone any Sale by public announcement made at the time and place of such Sale. The Trustee hereby expressly waives its rights to any amount fixed by law as compensation for any Sale; provided that the Trustee shall be authorized to deduct the reasonable costs, charges and expenses incurred by it in connection with such Sale from the proceeds thereof notwithstanding the provisions of Section 6.7 or other applicable terms hereof.

(b) The Trustee may bid for and acquire any portion of the Assets in connection with a public Sale thereof, and may pay all or part of the purchase price by crediting against amounts owing on the Notes in the case of the Assets or other amounts secured by the Assets, all or part of the net proceeds of such Sale after deducting the reasonable costs, charges and expenses incurred by the Trustee in connection with such Sale notwithstanding the provisions of Section 6.7 hereof or other applicable terms hereof. The Notes need not be produced in order to complete any such Sale, or in order for the net proceeds of such Sale to be credited against amounts owing on the Notes. The Trustee may hold, lease, operate, manage or otherwise deal with any property so acquired in any manner permitted by law in accordance with this Indenture.

(c) If any portion of the Assets consists of securities issued without registration under the Securities Act (“Unregistered Securities”), the Trustee may seek an Opinion of Counsel, or, if no such Opinion of Counsel can be obtained and with the consent of a Majority of the Controlling Class, seek a no action position from the Securities and Exchange Commission or any other relevant federal or State regulatory authorities, regarding the legality of a public or private Sale of such Unregistered Securities.

(d) The Trustee shall execute and deliver an appropriate instrument of conveyance transferring its interest in any portion of the Assets in connection with a Sale thereof, without recourse, representation or warranty. In addition, the Trustee is hereby irrevocably appointed the agent and attorney in fact of the Issuer to transfer and convey its interest in any portion of the Assets in connection with a Sale thereof, and to take all action necessary to effect such Sale. No purchaser or transferee at such a sale shall be bound to ascertain the Trustee’s authority, to inquire into the satisfaction of any conditions precedent or see to the application of any Monies.

Section 5.18 Action on the Notes. The Trustee’s right to seek and recover judgment on the Notes or under this Indenture shall not be affected by the seeking or obtaining of or application for any other relief under or with respect to this Indenture. Neither the lien of this Indenture nor any rights or remedies of the Trustee or the Noteholders shall be impaired by the recovery of any judgment by the Trustee against the Issuer or by the levy of any execution under such judgment upon any portion of the Assets or upon any of the assets of the Issuer.

ARTICLE VI

THE TRUSTEE

Section 6.1 Certain Duties and Responsibilities. (a) Except during the continuance of an Event of Default known to the Trustee:

(i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth herein, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; provided that in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they substantially conform to the requirements of this Indenture and shall promptly, but in any event within three Business Days in the case of an Officer’s certificate furnished by the Collateral Manager, notify the party delivering the same if such certificate or opinion does not conform. If a corrected form shall not have been delivered to the Trustee within 15 days after such notice from the Trustee, the Trustee shall so notify the Noteholders.

(b) In case an Event of Default known to the Trustee has occurred and is continuing, the Trustee shall, prior to the receipt of directions, if any, from a Majority of the Controlling Class, or such other percentage as permitted by this Indenture, exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(c) No provision of this Indenture shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this sub-Section shall not be construed to limit the effect of sub-Section (a) of this Section 6.1;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it shall be proven that the Trustee was negligent in ascertaining the pertinent facts;

(iii) the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Issuer or the Collateral Manager in accordance with this Indenture and/or a Majority (or such other percentage as may be required by the terms hereof) of the Controlling Class (or other Class if required or permitted by the terms hereof), relating to the time, method and place of conducting any Proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture;

(iv) no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial or other liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers contemplated hereunder, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity satisfactory to it against such risk or liability is not reasonably assured to it unless such risk or liability relates to the performance of its ordinary services, including mailing of notices under this Indenture; and

(v) in no event shall the Trustee be liable for special, indirect, punitive or consequential loss or damage (including lost profits) even if the Trustee has been advised of the likelihood of such damages and regardless of such action.

(d) For all purposes under this Indenture, the Trustee shall not be deemed to have notice or knowledge of any Default or Event of Default described in Sections 5.1(c), (d), (e), or (f) unless a Trust Officer assigned to and working in the Corporate Trust Office has actual knowledge thereof or unless written notice of any event which is in fact such an Event of Default or Default is received by the Trustee at the Corporate Trust Office, and such notice references the Notes generally, the Issuer, the Assets or this Indenture. For purposes of determining the Trustee’s responsibility and liability hereunder, whenever reference is made herein to such an Event of Default or a Default, such reference shall be construed to refer only to such an Event of Default or Default of which the Trustee is deemed to have notice as described in this Section 6.1.

(e) Upon the Trustee receiving written notice from the Collateral Manager stating that an event constituting “Cause” as defined in the Collateral Management Agreement has occurred, the Trustee shall, not later than five Business Days thereafter, forward such notice to the Noteholders (as their names appear in the Register).

(f) Whether or not therein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 6.1.

Section 6.2 Notice of Event of Default. Promptly (and in no event later than three Business Days) after the occurrence of any Event of Default actually known to a Trust Officer of the Trustee or after any declaration of acceleration has been made or delivered to the Trustee pursuant to Section 5.2, the Trustee shall transmit by mail to the Collateral Manager, Moody’s, all Holders (as their names and addresses appear on the Register) and to the Irish Stock Exchange, for so long as any Class of Notes is listed on the Irish Stock Exchange and so long as the guidelines of such exchange so require, notice of all Event of Defaults hereunder known to the Trustee, unless such Event of Default shall have been cured or waived.

Section 6.3 Certain Rights of Trustee. Except as otherwise provided in Section 6.1:

(a) the Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, note or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b) any request or direction of the Issuer mentioned herein shall be sufficiently evidenced by an Issuer Request or Issuer Order, as the case may be;

(c) whenever in the administration of this Indenture the Trustee shall (i) deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officer’s certificate or Issuer Order or (ii) be required to determine the value of any Assets or funds hereunder or the cash flows projected to be received therefrom, the Trustee may, in the absence of bad faith on its part, rely on reports of nationally recognized accountants, investment bankers or other Persons qualified to provide the information required to make such determination, including nationally recognized dealers in Assets of the type being valued, securities quotation services, loan pricing services and loan valuation agents;

(d) as a condition to the taking or omitting of any action by it hereunder, the Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or omitted by it hereunder in good faith and in reliance thereon;

(e) the Trustee shall be under no obligation to exercise or to honor any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have provided to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses (including reasonable attorneys’ fees and expenses) and liabilities which might reasonably be incurred by it in compliance with such request or direction;

(f) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, note or other paper or document, but the Trustee, in its discretion, may, and upon the written direction of a Majority of the Controlling Class or of Moody’s shall (subject to the right hereunder to be reasonably satisfactorily indemnified for associated expense and liability), make such further inquiry or investigation into such facts or matters as it may see fit or as it shall be directed, and the Trustee shall be entitled, on reasonable prior notice to the Issuer and the Collateral Manager, to examine the books and records relating to the Notes and the Assets, personally or by agent or attorney, during the Issuer’s or the Collateral Manager’s normal business hours; provided that the Trustee shall, and shall cause its agents to, hold in confidence all such information, except (i) to the extent disclosure may be required by law by any regulatory, administrative or governmental authority and (ii) to the extent that the Trustee, in its sole discretion, may determine that such disclosure is consistent with its obligations hereunder; provided, further, that the Trustee may disclose on a confidential basis any such information to its agents, attorneys and auditors in connection with the performance of its responsibilities hereunder;

(g) the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys; provided that the Trustee shall not be responsible for any misconduct or negligence on the part of any agent appointed or attorney appointed, with due care by it hereunder;

(h) the Trustee shall not be liable for any action it takes or omits to take in good faith that it reasonably believes to be authorized or within its rights or powers hereunder, including actions or omissions to act at the direction of the Collateral Manager;

(i) nothing herein shall be construed to impose an obligation on the part of the Trustee to monitor, recalculate, evaluate or verify or independently determine the accuracy of any report, certificate or information received from the Issuer or Collateral Manager (unless and except to the extent otherwise expressly set forth herein);

(j) to the extent any defined term hereunder, or any calculation required to be made or determined by the Trustee hereunder, is dependent upon or defined by reference to generally accepted accounting principles (as in effect in the United States) (“GAAP”), the Trustee shall be entitled to request and receive (and rely upon) instruction from the Issuer or the accountants identified in the Accountants’ Certificate (and in the absence of its receipt of timely instruction therefrom, shall be entitled to obtain from an Independent accountant at the expense of the Issuer) as to the application of GAAP in such connection, in any instance;

(k) the Trustee shall not be liable for the actions or omissions of, or any inaccuracies in the records of, the Collateral Manager, the Issuer, any Paying Agent (other than the Trustee), DTC, Euroclear, Clearstream, or any other clearing agency or depository and without limiting the foregoing, the Trustee shall not be under any obligation to monitor, evaluate or verify compliance by the Collateral Manager with the terms hereof or of the Collateral Management Agreement, or to verify or independently determine the accuracy of information received by the Trustee from the Collateral Manager (or from any selling institution, agent bank, trustee or similar source) with respect to the Assets;

(l) notwithstanding any term hereof (or any term of the UCC that might otherwise be construed to be applicable to a “securities intermediary” as defined in the UCC) to the contrary, none of the Trustee, the Custodian or the Securities Intermediary shall be under a duty or obligation in connection with the acquisition or Grant by the Issuer to the Trustee of any item constituting the Assets, or to evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Issuer in connection with its Grant or otherwise, or in that regard to examine any Underlying Document, in each case, in order to determine compliance with applicable requirements of and restrictions on transfer in respect of such Assets;

(m) in the event the Bank is also acting in the capacity of Paying Agent, Registrar, Transfer Agent, Custodian, Calculation Agent or Securities Intermediary, the rights, protections, benefits, immunities and indemnities afforded to the Trustee pursuant to this Article VI shall also be afforded to the Bank acting in such capacities; provided that such rights, protections, benefits, immunities and indemnities shall be in addition to any rights, immunities and indemnities provided in the Securities Account Control Agreement or any other documents to which the Bank in such capacity is a party;

(n) any permissive right of the Trustee to take or refrain from taking actions enumerated herein shall not be construed as a duty;

(o) the Trustee shall not be required to give any bond or surety in respect of the execution of this Indenture or otherwise;

(p) the Trustee shall not be deemed to have notice or knowledge of any matter unless a Trust Officer has actual knowledge thereof or unless written notice thereof is received by the Trustee at the Corporate Trust Office and such notice references the Notes generally, the Issuer or this Indenture. Whenever reference is made herein to a Default or an Event of Default such reference shall, insofar as determining any liability on the part of the Trustee is concerned, be construed to refer only to a Default or an Event of Default of which the Trustee is deemed to have knowledge in accordance with this paragraph;

(q) the Trustee shall not be responsible for delays or failures in performance resulting from circumstances beyond its control (such circumstances include but are not limited to acts of God, strikes, lockouts, riots, acts of war, loss or malfunctions of utilities, computer (hardware or software) or communications services);

(r) to help fight the funding of terrorism and money laundering activities, the Trustee will obtain, verify, and record information that identifies individuals or entities that establish a relationship or open an account with the Trustee. The Trustee will ask for the name, address, tax identification number and other information that will allow the Trustee to identify the individual or entity who is establishing the relationship or opening the account. The Trustee may also ask for formation documents such as organizational documents, an offering memorandum, or other identifying documents to be provided;

(s) in making or disposing of any investment permitted by this Indenture, the Trustee is authorized to deal with itself (in its individual capacity) or with any one or more of its Affiliates, in each case on an arm’s-length basis, whether it or such Affiliate is acting as a subagent of the Trustee or for any third party or dealing as principal for its own account. If otherwise qualified, obligations of the Bank or any of its Affiliates shall qualify as Eligible Investments hereunder;

(t) the Trustee or its Affiliates are permitted to receive additional compensation that could be deemed to be in the Trustee’s economic self-interest for (i) serving as investment adviser, administrator, shareholder, servicing agent, custodian or subcustodian with respect to certain of the Eligible Investments, (ii) using Affiliates to effect transactions in certain Eligible Investments and (iii) effecting transactions in certain Eligible Investments. Such compensation is not payable or reimbursable under Section 6.7 of this Indenture;

(u) the Trustee shall have no duty (i) to see to any recording, filing, or depositing of this Indenture or any supplemental indenture or any financing statement or continuation statement evidencing a security interest, or to see to the maintenance of any such recording, filing or depositing or to any rerecording, refiling or redepositing of any thereof or (ii) to maintain any insurance; and

(v) the Trustee shall not be responsible for determining (i) if a Collateral Obligation meets the criteria or eligibility restrictions imposed by this Indenture or (ii) if the Collateral Manager has not provided it with the information necessary for making such determination whether the conditions specified in the definition of “Deliver,” “Delivered,” or Delivery” have been complied with.

Section 6.4 Not Responsible for Recitals or Issuance of Notes. The recitals contained herein and in the Notes, other than the Certificate of Authentication thereon, shall be taken as the statements of the Issuer; and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Indenture (except as may be made with respect to the validity of the Trustee’s obligations hereunder), the Assets or the Notes. The Trustee shall not be accountable for the use or application by the Issuer of the Notes or the proceeds thereof or any Money paid to the Issuer pursuant to the provisions hereof.

Section 6.5 May Hold Notes. The Trustee, any Paying Agent, Registrar or any other agent of the Issuer, in its individual or any other capacity, may become the owner or pledgee of Notes and/or additional Notes issued pursuant to Sections 2.13 and 3.2, if any, and may otherwise deal with the Issuer or any of their Affiliates with the same rights it would have if it were not Trustee, Paying Agent, Registrar or such other agent.

Section 6.6 Money Held in Trust. Money held by the Trustee hereunder shall be held in trust to the extent required herein. The Trustee shall be under no liability for interest on any Money received by it hereunder except to the extent of income or other gain on investments which are deposits in or certificates of deposit of the Bank in its commercial capacity and income or other gain actually received by the Trustee on Eligible Investments.

Section 6.7 Compensation and Reimbursement. (a) The Issuer agrees:

(i) to pay the Trustee on each Payment Date reasonable compensation, as set forth in a separate fee schedule, for all services rendered by it hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust);

(ii) except as otherwise expressly provided herein, to reimburse the Trustee in a timely manner upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with any provision of this Indenture or other Transaction Document (including, without limitation, securities transaction charges and the reasonable compensation and expenses and disbursements of its agents and legal counsel and of any accounting firm or investment banking firm employed by the Trustee pursuant to Section 5.4, 5.5, 6.3(c) or 10.7, except any such expense, disbursement or advance as may be attributable to its negligence, willful misconduct or bad faith) but with respect to securities transaction charges, only to the extent any such charges have not been waived during a Collection Period due to the Trustee’s receipt of a payment from a financial institution with respect to certain Eligible Investments, as specified by the Collateral Manager;

(iii) to indemnify the Trustee and its Officers, directors, employees and agents for, and to hold them harmless against, any loss, liability or expense (including reasonable attorneys’ fees and expenses) incurred without negligence, willful misconduct or bad faith on their part, arising out of or in connection with the acceptance or administration of this trust or the performance of its duties hereunder, including the costs and expenses of defending themselves (including reasonable attorneys’ fees and costs) against any claim or liability in connection with the exercise or performance of any of their powers or duties hereunder and under any other agreement or instrument related hereto; and

(iv) to pay the Trustee reasonable additional compensation together with its expenses (including reasonable counsel fees) for any collection or enforcement action taken pursuant to Section 6.13 or Article V, respectively.

(b) The Trustee shall receive amounts pursuant to this Section 6.7 and any other amounts payable to it under this Indenture or in any of the Transaction Documents to which the Trustee is a party only as provided in Sections 11.1(a)(i), (ii) and (iii) but only to the extent that funds are available for the payment thereof. Subject to Section 6.9, the Trustee shall continue to serve as Trustee under this Indenture notwithstanding the fact that the Trustee shall not have received amounts due it hereunder; provided that nothing herein shall impair or affect the Trustee’s rights under Section 6.9. No direction by the Noteholders shall affect the right of the Trustee to collect amounts owed to it under this Indenture. If, on any date when a fee or an expense shall be payable to the Trustee pursuant to this Indenture, insufficient funds are available for the payment thereof, any portion of a fee or an expense not so paid shall be deferred and payable on such later date on which a fee or an expense shall be payable and sufficient funds are available therefor.

(c) The Trustee hereby agrees not to cause the filing of a petition in bankruptcy for the non-payment to the Trustee of any amounts provided by this Section 6.7 until at least one year and one day, or, if longer, the applicable preference period then in effect plus one day, after the payment in full of all Notes issued under this Indenture.

(d) The Issuer’s payment obligations to the Trustee under this Section 6.7 shall be secured by the lien of this Indenture payable in accordance with the Priority of Payments, and shall survive the discharge of this Indenture and the resignation or removal of the Trustee.

Section 6.8 Corporate Trustee Required; Eligibility. There shall at all times be a Trustee hereunder which shall be an Independent organization or entity organized and doing business under the laws of the United States of America or of any state thereof, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least U.S.$200,000,000, subject to supervision or examination by federal or state authority, having a rating of at least “Baa1” by Moody’s and having an office within the United States, and who makes the representations contained in Section 6.17. If such organization or entity publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 6.8, the combined capital and surplus of such organization or entity shall be deemed to be its combined capital and surplus as set forth in its most recent published report of condition. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 6.8, it shall resign immediately in the manner and with the effect hereinafter specified in this Article VI.

Section 6.9 Resignation and Removal; Appointment of Successor. (a) No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Article VI shall become effective until the acceptance of appointment by the successor Trustee under Section 6.10.

(b) Subject to Section 6.9(a), the Trustee may not resign except upon (i) the Trustee’s determination that (A) the performance of its duties hereunder is or becomes impermissible under applicable law and (B) there is no reasonable action that the Trustee could take to make the performance of its duties hereunder permissible under applicable law or (ii) obtaining the prior written consent of the Collateral Manager prior to an Event of Default or the prior written consent of a Majority of the Controlling Class after an Event of Default (in each case, such consent shall not be unreasonably withheld); provided, however, in the case of any resignation pursuant to clause (i) or (ii) above, the Trustee shall give prompt notice of such resignation to the Issuer, the Collateral Manager, the Holders of the Notes, the holders of the Interests, and Moody’s. Any such determination permitting the resignation of the Trustee shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Collateral Manager and each Lender. Upon receiving such notice of resignation, the Issuer shall promptly appoint a successor trustee or trustees satisfying the requirements of Section 6.8 by written instrument, in duplicate, executed by a Responsible Officer of the Issuer, one copy of which shall be delivered to the Trustee so resigning and one copy to the successor Trustee or Trustees, together with a copy to each Holder of the Notes, each holder of the Interests and the Collateral Manager; provided that such successor Trustee shall be appointed only upon the Act of a Majority of the Notes of each Class or, at any time when an Event of Default shall have occurred and be continuing, by an Act of a Majority of the Controlling Class. If no successor Trustee shall have been appointed and an instrument of acceptance by a successor Trustee shall not have been delivered to the Trustee within 60 days after the giving of such notice of resignation, the resigning Trustee or any Holder, on behalf of itself and all others similarly situated, may petition any court of competent jurisdiction for the appointment of a successor Trustee satisfying the requirements of Section 6.8.

(c) The Trustee may be removed at any time by Act of a Majority of the Controlling Class and a Majority of each other Class of Notes or, at any time when an Event of Default shall have occurred and be continuing by an Act of a Majority of the Controlling Class, delivered to the Trustee and to the Issuer.

(d) If at any time:

(i) the Trustee shall cease to be eligible under Section 6.8 and shall fail to resign after written request therefor by the Issuer or by any Holder; or

(ii) the Trustee shall become incapable of acting or shall be adjudged as bankrupt or insolvent or a receiver or liquidator of the Trustee or of its property shall be appointed or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation;

then, in any such case (subject to Section 6.9(a)), (A) the Issuer, by Issuer Order, may remove the Trustee, or (B) subject to Section 5.15, any Holder may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(e) If the Trustee shall be removed or become incapable of acting, or if a vacancy shall occur in the office of the Trustee for any reason (other than resignation), the Issuer, by Issuer Order, shall promptly appoint a successor Trustee. If the Issuer shall fail to appoint a successor Trustee within 60 days after such removal or incapability or the occurrence of such vacancy, a successor Trustee may be appointed by a Majority of the Controlling Class by written instrument delivered to the Issuer and the retiring Trustee. The successor Trustee so appointed shall, forthwith upon its acceptance of such appointment, become the successor Trustee and supersede any successor Trustee proposed by the Issuer. If no successor Trustee shall have been so appointed by the Issuer or a Majority of the Controlling Class and shall have accepted appointment in the manner hereinafter provided, subject to Section 5.15, any Holder may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Trustee.

(f) The Issuer shall give prompt notice of each removal of the Trustee and each appointment of a successor Trustee by mailing written notice of such event by first class mail, postage prepaid, to the Collateral Manager, to Moody’s, to the Holders of the Notes as their names and addresses appear in the Register and to the holders of the Interests. Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office. If the Issuer fails to mail such notice within ten days after acceptance of appointment by the successor Trustee, the successor Trustee shall cause such notice to be given at the expense of the Issuer.

Section 6.10 Acceptance of Appointment by Successor. Every successor Trustee appointed hereunder shall meet the requirements of Section 6.8, shall make the representations and warranties contained in Section 6.17, and shall execute, acknowledge and deliver to the Issuer and the retiring Trustee an instrument accepting such appointment. Upon delivery of the required instruments, the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts, duties and obligations of the retiring Trustee; but, on request of the Issuer or a Majority of any Class of Notes or the successor Trustee, such retiring Trustee shall, upon payment of its charges then unpaid, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee, and shall duly assign, transfer and deliver to such successor Trustee all property and Money held by such retiring Trustee hereunder. Upon request of any such successor Trustee, the Issuer shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts.

Section 6.11 Merger, Conversion, Consolidation or Succession to Business of Trustee. Any organization or entity into which the Trustee may be merged or converted or with which it may be consolidated, or any organization or entity resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any organization or entity succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder; provided that such organization or entity shall be otherwise qualified and eligible under this Article VI, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case any of the Notes has been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes.

Section 6.12 Co-Trustees. At any time or times, for the purpose of meeting the legal requirements of any jurisdiction in which any part of the Assets may at the time be located, the Issuer and the Trustee shall have power to appoint one or more Persons to act as co-trustee (subject to satisfaction of the Moody’s Rating Condition), jointly with the Trustee, of all or any part of the Assets, with the power to file such proofs of claim and take such other actions pursuant to Section 5.6 herein and to make such claims and enforce such rights of action on behalf of the Holders, as such Holders themselves may have the right to do, subject to the other provisions of this Section 6.12.

The Issuer shall join with the Trustee in the execution, delivery and performance of all instruments and agreements necessary or proper to appoint a co-trustee. If the Issuer does not join in such appointment within 15 days after the receipt by them of a request to do so, the Trustee shall have the power to make such appointment.

Should any written instrument from the Issuer be required by any co-trustee so appointed, more fully confirming to such co-trustee such property, title, right or power, any and all such instruments shall, on request, be executed, acknowledged and delivered by the Issuer. The Issuer agrees to pay, to the extent funds are available therefor under Section 11.1(a)(i)(A), for any reasonable fees and expenses in connection with such appointment.

Every co-trustee shall, to the extent permitted by law, but to such extent only, be appointed subject to the following terms:

(a) the Notes shall be authenticated and delivered and all rights, powers, duties and obligations hereunder in respect of the custody of securities, Cash and other personal property held by, or required to be deposited or pledged with, the Trustee hereunder, shall be exercised solely by the Trustee;

(b) the rights, powers, duties and obligations hereby conferred or imposed upon the Trustee in respect of any property covered by the appointment of a co-trustee shall be conferred or imposed upon and exercised or performed by the Trustee or by the Trustee and such co-trustee jointly as shall be provided in the instrument appointing such co-trustee;

(c) the Trustee at any time, by an instrument in writing executed by it, with the concurrence of the Issuer evidenced by an Issuer Order, may accept the resignation of or remove any co-trustee appointed under this Section 6.12, and in case an Event of Default has occurred and is continuing, the Trustee shall have the power to accept the resignation of, or remove, any such co-trustee without the concurrence of the Issuer. A successor to any co-trustee so resigned or removed may be appointed in the manner provided in this Section 6.12;

(d) no co-trustee hereunder shall be personally liable by reason of any act or omission of the Trustee hereunder;

(e) the Trustee shall not be liable by reason of any act or omission of a co-trustee; and

(f) any Act of the Holders delivered to the Trustee shall be deemed to have been delivered to each co-trustee.

The Issuer shall notify Moody’s of the appointment of a co-trustee hereunder.

Section 6.13 Certain Duties of Trustee Related to Delayed Payment of Proceeds. If the Trustee shall not have received a payment with respect to any Asset on its Due Date, (a) the Trustee shall promptly notify the Issuer and the Collateral Manager in writing and (b) unless within three Business Days (or the end of the applicable grace period for such payment, if any) after such notice (x) such payment shall have been received by the Trustee or (y) the Issuer, in its absolute discretion (but only to the extent permitted by Section 10.2(a)), shall have made provision for such payment satisfactory to the Trustee in accordance with Section 10.2(a), the Trustee shall, not later than the Business Day immediately following the last day of such period and in any case upon request by the Collateral Manager, request the issuer of such Asset, the trustee under the related Underlying Document or a paying agent designated by either of them, as the case may be, to make such payment not later than three Business Days after the date of such request. If such payment is not made within such time period, the Trustee, subject to the provisions of clause (iv) of Section 6.1(c), shall take such action as the Collateral Manager shall direct. Any such action shall be without prejudice to any right to claim a Default or Event of Default under this Indenture. If the Issuer or the Collateral Manager requests a release of an Asset and/or delivers an additional Collateral Obligation or a Substitute Collateral Obligation in connection with any such action under the Collateral Management Agreement or under this Indenture, such release and/or substitution shall be subject to Section 10.8 and Article XII of this Indenture, as the case may be. Notwithstanding any other provision hereof, the Trustee shall deliver to the Issuer or its designee any payment with respect to any Asset or any additional Collateral Obligation or Substitute Collateral Obligation received after the Due Date thereof to the extent the Issuer previously made provisions for such payment satisfactory to the Trustee in accordance with this Section 6.13 and such payment shall not be deemed part of the Assets.

Reasonably promptly after receipt thereof, the Trustee will notify and provide to the Collateral Manager on behalf of the Issuer a copy of any documents, financial reports, legal opinions or any other information including, without limitation, any notices, reports, requests for waiver, consent requests or any other requests or communications relating to the Assets or any Obligor or to actions affecting the Assets or any Obligor. Upon reasonable request by the Collateral Manager, the Trustee further agrees to provide to the Collateral Manager from time to time, on a timely basis, any information in its possession relating to the Collateral Obligations, the Equity Securities and the Eligible Investments as requested so as to enable the Collateral Manager to perform its duties hereunder or under the Collateral Management Agreement.

Section 6.14 Authenticating Agents. Upon the request of the Issuer, the Trustee shall, and if the Trustee so chooses the Trustee may, appoint one or more Authenticating Agents with power to act on its behalf and subject to its direction in the authentication of Notes in connection with issuance, transfers and exchanges under Sections 2.4, 2.5, 2.6 and 8.5, as fully to all intents and purposes as though each such Authenticating Agent had been expressly authorized by such Sections to authenticate such Notes. For all purposes of this Indenture, the authentication of Notes by an Authenticating Agent pursuant to this Section 6.14 shall be deemed to be the authentication of Notes by the Trustee.

Any Person into which any Authenticating Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, consolidation or conversion to which any Authenticating Agent shall be a party, or any Person succeeding to the corporate trust business of any Authenticating Agent, shall be the successor of such Authenticating Agent hereunder, without the execution or filing of any further act on the part of the parties hereto or such Authenticating Agent or such successor Person.

Any Authenticating Agent may at any time resign by giving written notice of resignation to the Trustee and the Issuer. The Trustee may at any time terminate the agency of any Authenticating Agent by giving written notice of termination to such Authenticating Agent and the Issuer. Upon receiving such notice of resignation or upon such a termination, the Trustee shall, upon the written request of the Issuer, promptly appoint a successor Authenticating Agent and shall give written notice of such appointment to the Issuer.

Unless the Authenticating Agent is also the same entity as the Trustee, the Issuer agrees to pay to each Authenticating Agent from time to time reasonable compensation for its services, and reimbursement for its reasonable expenses relating thereto as an Administrative Expense. The provisions of Sections 2.8, 6.4 and 6.5 shall be applicable to any Authenticating Agent.

Section 6.15 Withholding. If any withholding tax is imposed on the Issuer’s payment (or allocations of income) under the Notes, such tax shall reduce the amount otherwise distributable to the relevant Holder. The Trustee is hereby authorized and directed to retain from amounts otherwise distributable to any Holder sufficient funds for the payment of any tax that is legally owed or required to be withheld by the Issuer (but such authorization shall not prevent the Trustee from contesting any such tax in appropriate proceedings and withholding payment of such tax, if permitted by law, pending the outcome of such proceedings) or may be withheld because of a failure by a Holder to provide any information required under Sections 1441, 1445, 1446 and 1471-1474 of the Code or any other provisions of any applicable law and to timely remit such amounts to the appropriate taxing authority. The amount of any withholding tax imposed with respect to any Note shall be treated as Cash distributed to the relevant Holder at the time it is withheld by the Trustee. If there is a possibility that withholding tax is payable with respect to a distribution, the Paying Agent or the Trustee may, in its sole discretion, withhold such amounts in accordance with this Section 6.15. If any Holder or beneficial owner wishes to apply for a refund of any such withholding tax, the Trustee shall reasonably cooperate with such Person in providing readily available information so long as such Person agrees to reimburse the Trustee for any out-of-pocket expenses incurred. Nothing herein shall impose an obligation on the part of the Trustee to determine the amount of any tax or withholding obligation on the part of the Issuer or in respect of the Notes.

Section 6.16 Fiduciary for Noteholders Only; Agent for each other Secured Party. With respect to the security interest created hereunder, the delivery of any item of Asset to the Trustee is to the Trustee as representative of the Noteholders and agent for each other Secured Party. In furtherance of the foregoing, the possession by the Trustee of any Asset, and the endorsement to or registration in the name of the Trustee of any Asset (including without limitation as entitlement holder of the Custodial Account) are all undertaken by the Trustee in its capacity as representative of the Noteholders, and agent for each other Secured Party.

Section 6.17 Representations and Warranties of the Bank. The Bank hereby represents and warrants as follows, in its individual capacity and in its capacities as described below (and any Person that becomes a successor Trustee pursuant to Sections 6.9, 6.10, or 6.11, or a co-trustee pursuant to Section 6.12, represents and warrants as follows in its individual capacity and in its capacity as Trustee where applicable):

(a) Organization. The Bank has been duly organized and is validly existing as a national banking association with trust powers under the laws of the United States and has the power to conduct its business and affairs as a trustee, paying agent, registrar, transfer agent, custodian, calculation agent and securities intermediary.

(b) Authorization; Binding Obligations. The Bank has the corporate power and authority to perform the duties and obligations of Trustee, Paying Agent, Registrar, Transfer Agent, Custodian, Calculation Agent and Securities Intermediary under this Indenture. The Bank has taken all necessary corporate action to authorize the execution, delivery and performance of this Indenture, and all of the documents required to be executed by the Bank pursuant hereto. This Indenture has been duly authorized, executed and delivered by the Bank and constitutes the legal, valid and binding obligation of the Bank enforceable in accordance with its terms subject, as to enforcement, (i) to the effect of bankruptcy, insolvency or similar laws affecting generally the enforcement of creditors’ rights as such laws would apply in the event of any bankruptcy, receivership, insolvency or similar event applicable to the Bank and (ii) to general equitable principles (whether enforcement is considered in a proceeding at law or in equity).

(c) Eligibility. The Bank is eligible under Section 6.8 to serve as Trustee hereunder.

(d) No Conflict. Neither the execution, delivery and performance of this Indenture, nor the consummation of the transactions contemplated by this Indenture, (i) is prohibited by, or requires the Bank to obtain any consent, authorization, approval or registration under, any law, statute, rule, regulation, judgment, order, writ, injunction or decree that is binding upon the Bank or any of its properties or assets, or (ii) will violate any provision of, result in any default or acceleration of any obligations under, result in the creation or imposition of any lien pursuant to, or require any consent under, any material agreement to which the Bank is a party or by which it or any of its property is bound.

(e) Non-Affiliated. The Trustee is not affiliated, as that term is defined under Rule 405 under the Securities Act, with the Issuer or with any Person involved in the organization or operation of the Issuer.

(f) Qualified Institutions. The Trustee meets the requirements of Rule 3a-7(a)(4)(i) under the 1940 Act.

(g) Ownership of Notes. On the date of its appointment as Trustee, the Trustee does not own any Notes and has no present intention of acquiring any Notes although it is not restricted from doing so in the future as provided in Section 6.5.

ARTICLE VII

COVENANTS

Section 7.1 Payment of Principal and Interest. The Issuer will duly and punctually pay the principal of and interest on the Notes, in accordance with the terms of such Notes and this Indenture pursuant to the Priority of Payments. The Issuer will, to the extent funds are available pursuant to the Priority of Payments, duly and punctually pay all required distributions on the Interests, in accordance with the Issuer Limited Liability Company Agreement and this Indenture.

Amounts properly withheld under the Code or other applicable law by any Person from a payment under a Note shall be considered as having been paid by the Issuer to the relevant Holder for all purposes of this Indenture.

Section 7.2 Maintenance of Office or Agency. The Issuer hereby appoints the Trustee as a Paying Agent for payments on the Notes, and appoints the Trustee as Transfer Agent at its applicable Corporate Trust Office as the Issuer’s agent where Notes may be surrendered for registration of transfer or exchange. The Issuer hereby appoints, for so long as any Class of Notes is listed on the Irish Stock Exchange, Maples and Calder, Dublin Office (the “Irish Listing Agent”) as listing agent in Ireland with respect to the Listed Notes.

The Issuer may at any time and from time to time vary or terminate the appointment of any such agent or appoint any additional agents for any or all of such purposes and no paying agent shall be appointed in a jurisdiction which subjects payments on the Notes to withholding tax solely as a result of such Paying Agent’s activities. The Issuer shall at all times maintain a duplicate copy of the Register at the Corporate Trust Office. The Issuer shall give prompt written notice to the Trustee, Moody’s and the Holders of the appointment or termination of any such agent and of the location and any change in the location of any such office or agency.

If at any time the Issuer shall fail to maintain any such required office or agency, or shall fail to furnish the Trustee with the address thereof, presentations and surrenders may be made (subject to the limitations described in the preceding paragraph) at, notices and demands may be served on the Issuer, and Notes may be presented and surrendered for payment to the appropriate Paying Agent at its main office, and the Issuer hereby appoints the same as their agent to receive such respective presentations, surrenders, notices and demands.

Section 7.3 Money for Note Payments to be Held in Trust. All payments of amounts due and payable with respect to any Notes that are to be made from amounts withdrawn from the Payment Account shall be made on behalf of the Issuer by the Trustee or a Paying Agent with respect to payments on the Notes.

When the Issuer shall have a Paying Agent that is not also the Registrar, the Issuer shall furnish, or cause the Registrar to furnish, no later than the fifth calendar day after each Record Date a list, if necessary, in such form as such Paying Agent may reasonably request, of the names and addresses of the Holders and of the certificate numbers of individual Notes held by each such Holder.

Whenever the Issuer shall have a Paying Agent other than the Trustee, the Issuer shall, on or before the Business Day next preceding each Payment Date and on any Redemption Date, as the case may be, direct the Trustee to deposit on such Payment Date or such Redemption Date, as the case may be, with such Paying Agent, if necessary, an aggregate sum sufficient to pay the amounts then becoming due (to the extent funds are then available for such purpose in the Payment Account), such sum to be held in trust for the benefit of the Persons entitled thereto and (unless such Paying Agent is the Trustee) the Issuer shall promptly notify the Trustee of its action or failure so to act. Any Monies deposited with a Paying Agent (other than the Trustee) in excess of an amount sufficient to pay the amounts then becoming due on the Notes with respect to which such deposit was made shall be paid over by such Paying Agent to the Trustee for application in accordance with Article XI.

The initial Paying Agent shall be as set forth in Section 7.2. Any additional or successor Paying Agents shall be appointed by Issuer Order with written notice thereof to the Trustee; provided that so long as the Notes of any Class are rated by Moody’s, with respect to any additional or successor Paying Agent, either (i) such Paying Agent has a long-term debt rating of “A1” or higher by Moody’s or a short-term debt rating of “P-1” by Moody’s or (ii) the Moody’s Rating Condition is satisfied. If such successor Paying Agent ceases to have a long-term debt rating of “A1” or higher by Moody’s or a short-term debt rating of “P-1” by Moody’s, the Issuer shall promptly remove such Paying Agent and appoint a successor Paying Agent. The Issuer shall not appoint any Paying Agent that is not, at the time of such appointment, a depository institution or trust company subject to supervision and examination by federal and/or state and/or national banking authorities. The Issuer shall cause each Paying Agent other than the Trustee to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee and if the Trustee acts as Paying Agent, it hereby so agrees, subject to the provisions of this Section 7.3, that such Paying Agent will:

(a) allocate all sums received for payment to the Holders of Notes and the Issuer with respect to the Interests for which it acts as Paying Agent on each Payment Date and any Redemption Date among such Persons in the proportion specified in the applicable Distribution Report to the extent permitted by applicable law;

(b) hold all sums held by it for the payment of amounts due with respect to the Notes and the Interests in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided and pay such sums to such Persons as herein provided;

(c) if such Paying Agent is not the Trustee, immediately resign as a Paying Agent and forthwith pay to the Trustee all sums held by it in trust for the payment of Notes and the Interests if at any time it ceases to meet the standards set forth above required to be met by a Paying Agent at the time of its appointment;

(d) if such Paying Agent is not the Trustee, immediately give the Trustee notice of any default by the Issuer in the making of any payment required to be made; and

(e) if such Paying Agent is not the Trustee, during the continuance of any such default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by such Paying Agent.

The Issuer may at any time, for the purpose of obtaining the satisfaction and discharge of this Indenture or for any other purpose, pay, or by Issuer Order direct any Paying Agent to pay, to the Trustee all sums held in trust by the Issuer or such Paying Agent, such sums to be held by the Trustee upon the same trusts as those upon which such sums were held by the Issuer or such Paying Agent; and, upon such payment by any Paying Agent to the Trustee, such Paying Agent shall be released from all further liability with respect to such Money.

Except as otherwise required by applicable law, any Money deposited with the Trustee or any Paying Agent in trust for any payment on any Note and remaining unclaimed for two years after such amount has become due and payable shall be paid to the Issuer on Issuer Order; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Issuer for payment of such amounts (but only to the extent of the amounts so paid to the Issuer) and all liability of the Trustee or such Paying Agent with respect to such trust Money shall thereupon cease. The Trustee or such Paying Agent, before being required to make any such release of payment, may, but shall not be required to, adopt and employ, at the expense of the Issuer any reasonable means of notification of such release of payment, including, but not limited to, mailing notice of such release to Holders whose Notes have been called but have not been surrendered for redemption or whose right to or interest in Monies due and payable but not claimed is determinable from the records of any Paying Agent, at the last address of record of each such Holder.

Section 7.4 Existence of the Issuer. (a) The Issuer shall, to the maximum extent permitted by applicable law, maintain in full force and effect its existence and rights as a limited liability company organized under the laws of the State of Delaware and shall obtain and preserve its qualification to do business as a company, in each jurisdiction in which such qualifications are or shall be necessary to protect the validity and enforceability of this Indenture, the Notes, or any of the Assets; provided that the Issuer shall be entitled to change its jurisdiction of organization from the State of Delaware to any other jurisdiction reasonably selected by the Issuer at the direction of a Majority of the Interests so long as (i) the Issuer has received a legal opinion (upon which the Trustee may conclusively rely) to the effect that such change is not disadvantageous in any material respect to the Holders, (ii) written notice of such change shall have been given to the Trustee by the Issuer, which notice shall be promptly forwarded by the Trustee to the Holders, the Collateral Manager and Moody’s, and (iii) on or prior to the 15th Business Day following receipt of such notice the Trustee shall not have received written notice from a Majority of the Controlling Class objecting to such change.

(b) The Issuer (i) shall ensure that all limited liability company or other formalities regarding its existence are followed, except where the failure to do so could not reasonably be expected to have a material adverse effect on the validity and enforceability of this Indenture, the Notes, or any of the Assets, and (ii) shall not have any employees (other than its officers, if any, and managers to the extent such officers or managers might be considered employees). The Issuer shall not take any action, or conduct its affairs in a manner, that is likely to result in its separate existence being ignored or in its assets and liabilities being substantively consolidated with any other Person in a bankruptcy, reorganization or other insolvency proceeding. Without limiting the foregoing, (i) the Issuer shall not have any subsidiaries, and (ii) except to the extent contemplated in the Issuer Limited Liability Company Agreement (x) the Issuer shall not (A) except as contemplated by the Offering Circular, any Transaction Document or the Issuer Limited Liability Company Agreement, engage in any transaction with any affiliate that would constitute a conflict of interest or (B) make distributions other than in accordance with the applicable terms of this Indenture and the Issuer Limited Liability Company Agreement, and (y) the Issuer shall, except when otherwise required for consolidated accounting purposes or tax purposes, (A) maintain books and records separate from any other Person, (B) maintain its accounts separate from those of any other Person, (C) except with respect to the Concentration Account, not commingle its assets with those of any other Person, (D) conduct its own business in its own name, (E) maintain separate financial statements, (F) pay its own liabilities out of its own funds, (G) maintain an arm’s length relationship with its Affiliates, (H) use separate stationery, invoices and checks, (I) hold itself out as a separate Person, (J) correct any known misunderstanding regarding its separate identity and (K) have at least one Independent Manager.

Section 7.5 Protection of Assets. (a) The Collateral Manager on behalf of the Issuer will cause the taking of such action within the Collateral Manager’s control as is reasonably necessary in order to maintain the perfection and priority of the security interest of the Trustee in the Assets; provided that the Collateral Manager shall be entitled to rely on any Opinion of Counsel delivered pursuant to Section 7.6 and any Opinion of Counsel with respect to the same subject matter delivered pursuant to Section 3.1(c) to determine what actions are reasonably necessary, and shall be fully protected in so relying on such an Opinion of Counsel, unless the Collateral Manager has actual knowledge that the procedures described in any such Opinion of Counsel are no longer adequate to maintain such perfection and priority. The Issuer shall from time to time execute and deliver all such supplements and amendments hereto and file or authorize the filing of all such Financing Statements, continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be necessary or advisable or desirable to secure the rights and remedies of the Holders of the Notes hereunder and to:

(i) Grant more effectively all or any portion of the Assets;

(ii) maintain, preserve and perfect any Grant made or to be made by this Indenture including, without limitation, the first priority nature of the lien or carry out more effectively the purposes hereof;

(iii) perfect, publish notice of or protect the validity of any Grant made or to be made by this Indenture (including, without limitation, any and all actions necessary or desirable as a result of changes in law or regulations);

(iv) enforce any of the Assets or other instruments or property included in the Assets;

(v) preserve and defend title to the Assets and the rights therein of the Trustee, for the benefit of the Secured Parties, in the Assets against the claims of all Persons and parties; or

(vi) pay or cause to be paid any and all taxes levied or assessed upon all or any part of the Assets.

The Issuer hereby designates the Trustee as its agent and attorney in fact to prepare and file and hereby authorizes the filing of any Financing Statement, continuation statement and all other instruments, and take all other actions, required pursuant to this Section 7.5. Such designation shall not impose upon the Trustee, or release or diminish, the Issuer’s and the Collateral Manager’s obligations under this Section 7.5. The Issuer further authorizes and shall cause the Issuer’s counsel to file without the Issuer’s signature an initial Financing Statement on the Closing Date that names the Issuer as debtor and the Trustee, on behalf of the Secured Parties, as secured party and that describes “all personal property of the Debtor now owned or hereafter acquired” as the Assets in which the Trustee has a Grant.

(b) The Trustee shall not, except in accordance with Section 5.5 or Section 10.8(a), (b) and (c), as applicable, permit the removal of any portion of the Assets or transfer any such Assets from the Account to which it is credited, or cause or permit any change in the Delivery made pursuant to Section 3.3 with respect to any Assets, if, after giving effect thereto, the jurisdiction governing the perfection of the Trustee’s security interest in such Assets is different from the jurisdiction governing the perfection at the time of delivery of the most recent Opinion of Counsel pursuant to Section 7.6 (or, if no Opinion of Counsel has yet been delivered pursuant to Section 7.6, the Opinion of Counsel delivered at the Closing Date pursuant to Section 3.1(c)) unless the Trustee shall have received an Opinion of Counsel to the effect that the lien and security interest created by this Indenture with respect to such property and the priority thereof will continue to be maintained after giving effect to such action or actions.

Section 7.6 Opinions as to Assets. On or before June 30th in each calendar year, commencing in 2015, the Issuer shall furnish to the Trustee and Moody’s an Opinion of Counsel relating to the continued perfection of the security interest granted by the Issuer to the Trustee, stating that, as of the date of such opinion, the lien and security interest created by this Indenture with respect to the Assets remain perfected and that no further action (other than as specified in such opinion) needs to be taken to ensure the continued perfection of such lien over the next year.

Section 7.7 Performance of Obligations. (a) The Issuer shall not take any action, and will use its best efforts not to permit any action to be taken by others, that would release any Person from any of such Person’s covenants or obligations under any instrument included in the Assets, except in the case of enforcement action taken with respect to any Defaulted Obligation in accordance with the provisions hereof and actions by the Collateral Manager under the Collateral Management Agreement and in conformity therewith or with this Indenture, as applicable, or as otherwise required hereby or deemed necessary or advisable by the Collateral Manager in accordance with the Collateral Management Agreement.

(b) The Issuer shall notify S&P and Moody’s within 10 Business Days after it has received notice from any Noteholder or the Trustee of any material breach of any Transaction Document, following any applicable cure period for such breach.

Section 7.8 Negative Covenants. (a) The Issuer will not from and after the Closing Date:

(i) sell, transfer, exchange or otherwise dispose of, or pledge, mortgage, hypothecate or otherwise encumber (or permit such to occur or suffer such to exist), any part of the Assets, except as expressly permitted by this Indenture and the Collateral Management Agreement;

(ii) claim any credit on, make any deduction from, or dispute the enforceability of payment of the principal or interest payable (or any other amount) in respect of the Notes (other than amounts withheld or deducted in accordance with the Code or any applicable laws of any jurisdiction);

(iii) (A) incur or assume or guarantee any indebtedness, other than the Notes, this Indenture and the transactions contemplated hereby or (B)(1) issue any additional class of Notes except in accordance with Section 2.13 and 3.2 or (2) issue any additional Interests, except in accordance with the Issuer Limited Liability Company Agreement, other than in connection with a Refinancing;

(iv) (A) permit the validity or effectiveness of this Indenture or any Grant hereunder to be impaired, or permit the lien of this Indenture to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenants or obligations with respect to this Indenture or the Notes except as may be permitted hereby or by the Collateral Management Agreement, (B) except as permitted by this Indenture, permit any lien, charge, adverse claim, security interest, mortgage or other encumbrance (other than the lien of this Indenture) to be created on or extend to or otherwise arise upon or burden any part of the Assets, any interest therein or the proceeds thereof, or (C) except as permitted by this Indenture, take any action that would permit the lien of this Indenture not to constitute a valid first priority security interest in the Assets;

(v) amend the Collateral Management Agreement except pursuant to the terms thereof and Article XV of this Indenture;

(vi) dissolve or liquidate in whole or in part, except as permitted hereunder or required by applicable law;

(vii) pay any Cash distributions other than in accordance with the Priority of Payments;

(viii) permit the formation of any subsidiaries;

(ix) conduct business under any name other than its own;

(x) have any employees (other than its officers, if any, and managers to the extent such officers or managers might be considered employees);

(xi) sell, transfer, exchange or otherwise dispose of Assets, or enter into an agreement or commitment to do so or enter into or engage in any business with respect to any part of the Assets, except as expressly permitted by both this Indenture and the Collateral Management Agreement; and

(xii) fail to maintain an Independent Manager under the Issuer Limited Liability Company Agreement.

(b) The Issuer shall not be party to any agreements without including customary “non-petition” and “limited recourse” provisions therein (and shall not amend or eliminate such provisions in any agreement to which it is party), except for any agreements related to the purchase and sale of any Assets which contain customary (as determined by the Collateral Manager in its sole discretion) purchase or sale terms or which are documented using customary (as determined by the Collateral Manager in its sole discretion) loan trading documentation.

(c) Notwithstanding anything contained herein to the contrary, the Issuer may not acquire any of the Notes; provided that this Section 7.8(c) shall not be deemed to limit any redemption pursuant to the terms of this Indenture.

Section 7.9 Statement as to Compliance. On or before March 31st in each calendar year commencing in 2015, or promptly after a Responsible Officer of the Issuer becomes aware thereof if there has been a Default under this Indenture and prior to the issuance of any additional Notes pursuant to Section 2.13, the Issuer shall deliver to the Trustee (to be forwarded by the Trustee to the Collateral Manager, each Noteholder making a written request therefor and Moody’s) a Responsible Officer’s certificate of the Issuer that, having made reasonable inquiries of the Collateral Manager, and to the best of the knowledge, information and belief of the Issuer, there did not exist, as at a date not more than five days prior to the date of the certificate, nor had there existed at any time prior thereto since the date of the last certificate (if any), any Default hereunder or, if such Default did then exist or had existed, specifying the same and the nature and status thereof, including actions undertaken to remedy the same, and that the Issuer has complied with all of its obligations under this Indenture or, if such is not the case, specifying those obligations with which it has not complied.

Section 7.10 The Issuer May Consolidate, etc. The Issuer (the “Merging Entity”) shall not consolidate or merge with or into any other Person or, except as permitted under this Indenture, transfer or convey all or substantially all of its assets to any Person, unless permitted by United States and Delaware law and unless:

(a) the Merging Entity shall be the surviving entity, or the Person (if other than the Merging Entity) formed by such consolidation or into which the Merging Entity is merged or to which all or substantially all of the assets of the Merging Entity are transferred (the “Successor Entity”) (A) if the Merging Entity is the Issuer, shall be a company organized and existing under the laws of the State of Delaware or such other jurisdiction approved by a Majority of the Controlling Class; provided that no such approval shall be required in connection with any such transaction undertaken solely to effect a change in the jurisdiction of incorporation pursuant to Section 7.4, and (B) shall expressly assume, by an indenture supplemental hereto and an omnibus assumption agreement, executed and delivered to the Trustee, each Holder and the

Collateral Manager, the due and punctual payment of the principal of and interest on all Notes, the payments on the Interests and the performance and observance of every covenant of this Indenture and of each other Transaction Document on its part to be performed or observed, all as provided herein or therein, as applicable;

(b) the Moody’s Rating Condition shall have been satisfied;

(c) if the Merging Entity is not the Successor Entity, the Successor Entity shall have agreed with the Trustee (i) to observe the same legal requirements for the recognition of such formed or surviving entity as a legal entity separate and apart from any of its Affiliates as are applicable to the Merging Entity with respect to its Affiliates and (ii) not to consolidate or merge with or into any other Person or, except as permitted by this Indenture, transfer or convey the Assets or all or substantially all of its assets to any other Person except in accordance with the provisions of this Section 7.10;

(d) if the Merging Entity is not the Successor Entity, the Successor Entity shall have delivered to the Trustee and Moody’s an Officer’s certificate and an Opinion of Counsel each stating that such Person is duly organized, validly existing and in good standing in the jurisdiction in which such Person is organized; that such Person has sufficient power and authority to assume the obligations set forth in sub-Section (a) above and to execute and deliver an indenture supplemental hereto and an omnibus assumption agreement for the purpose of assuming such obligations; that such Person has duly authorized the execution, delivery and performance of a supplemental indenture hereto and an omnibus assumption agreement for the purpose of assuming such obligations and that such supplemental indenture is a valid, legal and binding obligation of such Person, enforceable in accordance with its terms, subject only to bankruptcy, reorganization, insolvency, moratorium and other laws affecting the enforcement of creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(e) if the Merging Entity is the Issuer, that, immediately following the event which causes such Successor Entity to become the successor to the Issuer, (i) such Successor Entity has title, free and clear of any lien, security interest or charge, other than the lien and security interest of this Indenture and any other Permitted Liens, to the Assets securing all of the Notes and (ii) the Trustee continues to have a valid perfected first priority security interest in the Assets securing all of the Notes; and in each case as to such other matters as the Trustee or any Noteholder may reasonably require; provided that nothing in this clause shall imply or impose a duty on the Trustee to require such other documents;

(f) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(g) the Merging Entity shall have notified Moody’s of such consolidation, merger, transfer or conveyance and shall have delivered to the Trustee and each Noteholder an Officer’s certificate and an Opinion of Counsel each stating that such consolidation, merger, transfer or conveyance and such supplemental indenture comply with this Article VII and that all conditions precedent in this Article VII relating to such transaction have been complied with; and

(h) the Merging Entity shall have delivered to the Trustee an Opinion of Counsel stating that after giving effect to such transaction, the Issuer (or, if applicable, the Successor Entity) will not be required to register as an investment company under the 1940 Act.

Section 7.11 Successor Substituted. Upon any consolidation or merger, or transfer or conveyance of all or substantially all of the assets of the Issuer in accordance with Section 7.10 in which the Merging Entity is not the surviving entity, the Successor Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Merging Entity under this Indenture with the same effect as if such Person had been named as the Issuer herein. In the event of any such consolidation, merger, transfer or conveyance, the Person named as the “Issuer” in the first paragraph of this Indenture or any successor which shall theretofore have become such in the manner prescribed in this Article VII may be dissolved, wound up and liquidated at any time thereafter, and such Person thereafter shall be released, without further action by any Person, from its liabilities as obligor and maker on all the Notes and from its obligations under this Indenture and the other Transaction Documents to which it is a party.

Section 7.12 No Other Business. The Issuer shall not have any employees (other than its officers, if any, and managers to the extent such officers or managers might be considered employees) and shall not engage in any business or activity other than issuing, selling, paying, redeeming and refinancing the Notes and any additional Notes pursuant to this Indenture, acquiring, holding, selling, exchanging, redeeming and pledging, solely for its own account, the Assets and other incidental activities thereto, including entering into the Transaction Documents to which it is a party. The Issuer may amend or permit the amendment of the provisions of the Issuer Limited Liability Company Agreement which relate to its bankruptcy remote nature or separateness covenants only if such amendment would satisfy the Moody’s Rating Condition.

Section 7.13 Maintenance of Listing. So long as any Listed Notes remain Outstanding, the Issuer shall use reasonable efforts to maintain the listing of such Notes on the Irish Stock Exchange.

Section 7.14 Annual Rating Review. (a) So long as any of the Notes of any Class remain Outstanding, on or before January 31st in each year commencing in 2015, the Issuer shall request and pay for an annual review of the rating of each such Class of Notes from Moody’s. The Issuer shall promptly notify the Trustee and the Collateral Manager in writing (and the Trustee shall promptly provide the Holders with a copy of such notice) if at any time the Issuer is notified or has actual knowledge that the then-current rating of any such Class of Notes has been, or is known will be, changed or withdrawn.

(b) The Issuer shall request and pay for an annual review of any Collateral Obligation which has a Moody’s Rating or a Moody’s Default Probability Rating derived as set forth in subclauses (b)(iii) or (b)(v) under the heading “Moody’s Derived Rating” in Schedule 4 and any DIP Collateral Obligation.

Section 7.15 Reporting. At any time when the Issuer is not subject to Section 13 or 15(d) of the Exchange Act and is not exempt from reporting pursuant to Rule 12g3 - 2(b) under the Exchange Act, upon the request of a Holder or beneficial owner of a Note, the Issuer shall promptly furnish or cause to be furnished Rule 144A Information to such Holder or beneficial owner, to a prospective purchaser of such Note designated by such Holder or beneficial owner, or to the Trustee for delivery upon an Issuer Order to such Holder or beneficial owner or a prospective purchaser designated by such Holder or beneficial owner, as the case may be, in order to permit compliance by such Holder or beneficial owner with Rule 144A under the Securities Act in connection with the resale of such Note. “Rule 144A Information” shall be such information as is specified pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision thereto).

Section 7.16 Calculation Agent. (a) The Issuer hereby agrees that for so long as any Notes remain Outstanding there will at all times be an agent appointed by the Issuer (which does not control or is not controlled or under common control with the Issuer or its Affiliates or the Collateral Manager or its Affiliates) to calculate LIBOR in respect of each Interest Accrual Period in accordance with the terms of Exhibit C hereto (the “Calculation Agent”). The Issuer hereby appoints the Bank as Calculation Agent. The Calculation Agent may be removed by the Issuer or the Collateral Manager, on behalf of the Issuer, at any time. If the Calculation Agent is unable or unwilling to act as such or is removed by the Issuer or the Collateral Manager, on behalf of the Issuer, the Issuer or the Collateral Manager, on behalf of the Issuer, will promptly appoint a replacement Calculation Agent which does not control or is not controlled by or under common control with the Issuer or its Affiliates or the Collateral Manager or its Affiliates and provide notice thereof to the Trustee. The Calculation Agent may not resign its duties or be removed without a successor having been duly appointed. For so long as any Notes are listed on the Irish Stock Exchange and the guidelines of such exchange so require, notice of the appointment of any successor Calculation Agent shall be sent by the Trustee to the Irish Listing Agent for release to the Irish Stock Exchange.

(b) The Calculation Agent shall be required to agree (and the Trustee as Calculation Agent does hereby agree) that, as soon as possible after 11:00 a.m. London time on each Interest Determination Date, but in no event later than 11:00 a.m. New York time on the London Banking Day immediately following each Interest Determination Date, the Calculation Agent will calculate the Interest Rate applicable to each Class of Floating Rate Notes during the related Interest Accrual Period and the Note Interest Amount (in each case, rounded to the nearest cent, with half a cent being rounded upward) payable on the related Payment Date in respect of such Class of Notes in respect of the related Interest Accrual Period. At such time, the Calculation Agent will communicate such rates and amounts to the Issuer, the Trustee, each Paying Agent, the Collateral Manager, Euroclear and Clearstream. The Calculation Agent will also specify to the Issuer the quotations upon which the foregoing rates and amounts are based, and in any event the Calculation Agent shall notify the Issuer before 5:00 p.m. New York time on every Interest Determination Date if it has not determined and is not in the process of determining any such Interest Rate or Note Interest Amount together with its reasons therefor. The Calculation Agent’s determination of the foregoing rates and amounts for any Interest Accrual Period will (in the absence of manifest error) be final and binding upon all parties.

Section 7.17 Certain Tax Matters. (a) The Issuer has not elected and will not elect to be treated as an association taxable as a corporation for U.S. federal, state or local income or franchise tax purposes and shall make any election necessary to avoid classification as an association taxable as a corporation for U.S. federal, state or local income or franchise tax purposes.

(b) Except during such time as the Issuer is a disregarded entity for U.S. federal, state or local income tax purposes, as applicable, the Issuer will treat each purchase of Collateral Obligations as a “purchase” for tax accounting and reporting purposes.

(c) The Issuer shall file, or cause to be filed, any tax returns, including information tax returns, required by any governmental authority.

(d) If the Issuer has purchased an interest and the Issuer is aware that such interest is a “reportable transaction” within the meaning of Section 6011 of the Code, and a Holder of any Interest or Note that is required to be treated as equity for U.S. federal income tax purposes requests in writing information about any such transactions in which the Issuer is an investor, the Issuer shall provide, or cause its Independent accountants to provide, such information it has reasonably available that is required to be obtained by such Holder under the Code as soon as practicable after such request.

(e) Notwithstanding anything herein to the contrary, the Collateral Manager, the Issuer, the Trustee, the Initial Purchaser, the Holders and beneficial owners of the Notes and each employee, representative or other agent of those Persons, may disclose to any and all Persons, without limitation of any kind, the U.S. tax treatment and tax structure of the transactions contemplated by this Indenture and all materials of any kind, including opinions or other tax analyses, that are provided to those Persons. This authorization to disclose the U.S. tax treatment and tax structure does not permit disclosure of information identifying the Collateral Manager, the Issuer, the Trustee, the Initial Purchaser or any other party to the transactions contemplated by this Indenture, the Offering or the pricing (except to the extent such information is relevant to U.S. tax structure or tax treatment of such transactions).

(f) Upon the Issuer’s receipt of a request of a Holder of a Note that has been issued with more than de minimis “original issue discount” (as defined in Section 1273 of the Code) or written request of a Person certifying that it is an owner of a beneficial interest in a Note that has been issued with more than de minimis “original issue discount” for the information described in United States Treasury Regulation Section 1.1275-3(b)(1)(i) that is applicable to such Note, the Issuer will cause its Independent certified public accountants to provide promptly to the Trustee and such requesting Holder or owner of a beneficial interest in such a Note all of such information. Any additional issuance of additional Notes shall be accomplished in a manner that shall allow the Independent accountants of the Issuer to accurately provide the tax information relating to original issue discount required to be provided to the holders of the Notes (including the additional Notes).

(g) If required to prevent the withholding and imposition of United States income tax on payments made to the Issuer, the Issuer shall deliver or cause to be delivered a United States Internal Revenue Service Form W-9 or applicable successor form certifying as to the U.S. Tax Person status of the Issuer to the Issuer or obligor of or counterparty with respect to an Asset at the time such Asset is purchased or entered into by the Issuer and thereafter prior to the obsolescence or expiration of such form.

(h) Any Class E Notes or Class F Notes initially owned by the Depositor shall not be transferred to another Person unless the Issuer will continue to be able to accurately provide the tax information that this Indenture requires the Issuer to provide to Holders and beneficial owners of Notes.

(i) Each holder of the Notes (and any interest therein) will be deemed to have represented and agreed to treat the Notes as indebtedness for U.S. federal, state and local income and franchise tax purposes.

(j) Each holder of the Class E Notes and/or the Class F Notes (and any interest therein) will be required to represent and warrant that it is a U.S. Tax Person and will be required to provide the Issuer and the Trustee (and any of their agents) with a correct, complete and properly executed Internal Revenue Service Form W-9 (or applicable successor form). If any holder of the Class E Notes and/or the Class F Notes (and any interest therein) fails to provide the Issuer and the Trustee (and any of their agents) with the properly completed and signed tax certifications specified above, the acquisition of its interest in the Class E Notes and/or the Class F Notes shall be void ab initio.

(k) Each holder of the Class A Notes, the Class B Notes, the Class C Notes and/or the Class D Notes (and any interest therein) understands and acknowledges that the failure to provide the Issuer and the Trustee (and any of their agents) with the properly completed and signed tax certifications (generally, in the case of U.S. federal income tax, an Internal Revenue Service Form W-9 (or applicable successor form) in the case of a person that is a U.S. Tax Person or the appropriate Internal Revenue Service Form W-8 (or applicable successor form) in the case of a person that is not a U.S. Tax Person) may result in withholding from payments in respect of such Note, including U.S. federal withholding or back-up withholding.

(l) Each holder of the Notes (and any interest therein) agrees to provide the Issuer and any relevant intermediary with any information or documentation that is required under FATCA or that the Issuer or relevant intermediary deems appropriate to enable the Issuer or relevant intermediary to determine their duties and liabilities with respect to any taxes they may be required to withhold pursuant to FATCA in respect of such Note or the holder of such Note or beneficial interest therein. In addition, each purchaser and subsequent transferee of the Notes will be required or deemed to understand and acknowledge that the Issuer has the right under this Indenture to withhold on any holder or any beneficial owner of an interest in a Note that fails to comply with FATCA.

(m) Each holder of the Class E Notes and/or the Class F Notes (and any interest therein) represents and acknowledges that, except in the case of the Depositor, the Class E Notes and/or the Class F Notes (and any interest therein) may not be acquired or owned by any Person that is classified for U.S. federal income tax purposes as a partnership, subchapter S corporation or grantor trust unless (i) (a) none of the direct or indirect beneficial owners of any interest in such Person have or ever will have more than 40% of the value of its interest in such Person attributable to the aggregate interest of such Person in the combined value of the Class E Notes, the Class F Notes, the Interests (and any other equity interests) in the Issuer, and (b) it is not and will not be a principal purpose of the arrangement involving the investment of such Person in any Class E Notes, Class F Notes, Interests (and any other equity interests) of the Issuer to permit any partnership to satisfy the 100 partner limitation of Treas. Reg. § 1.7704-1(h)(1)(ii) or (ii) such Person obtains an opinion of nationally recognized U.S. tax counsel that such transfer will not cause the Issuer to be treated as a publicly traded partnership taxable as a corporation.

(n) Each holder of the Class E Notes and/or the Class F Notes (and any interest therein) represents and acknowledges that the Class E Notes and/or the Class F Notes (and any interest therein) may not be acquired, and no holder of the Class E Notes and/or the Class F Notes may sell, transfer, assign, participate, pledge or otherwise dispose of the Class E Notes and/or the Class F Notes (and any interest therein) or cause the Class E Notes and/or the Class F Notes (and any interest therein) to be marketed, (i) on or through an “established securities market” within the meaning of Section 7704(b)(1) of the Code and Treas. Reg. § 1.7704-1(b), including without limitation, an interdealer quotation system that regularly disseminates firm buy or sell quotations or (ii) if such acquisition, sale, transfer, assignment, participation, pledge or other disposition would cause the combined number of holders of the Class E Notes, the Class F Notes, the Interests (and any other equity interests) in the Issuer to be held by more than 90 Persons.

(o) Each holder of the Class E Notes and/or the Class F Notes (and any interest therein) represents and acknowledges that it will not enter into any financial instrument payments on which are, or the value of which is, determined in whole or in part by reference to such Notes or the Issuer (including the amount of Issuer distributions on such Notes, the value of the Issuer’s assets, or the result of the Issuer’s operations), or any contract that otherwise is described in U.S. Treasury Regulations Section 1.7704-1(a)(2)(i)(B).

(p) Each holder of the Class E Notes and/or the Class F Notes (and any interest therein) acknowledges and agrees that any sale, transfer, assignment, participation, pledge, or other disposition of the Class E Notes and/or the Class F Notes (and any interest therein) that would violate any of the three preceding paragraphs above or otherwise cause the Issuer to be unable to rely on the “private placement” safe harbor of Treas. Reg. § 1.7704-1(h) will be void and of no force or effect, and it will not transfer any interest in the Class E Notes and/or the Class F Notes to any person that does not agree to be bound by the three preceding paragraphs above or by this paragraph.

(q) Each holder of the Class E Notes and/or the Class F Notes (and any interest therein) will indemnify the Issuer, the Trustee and their respective agents from any and all damages, cost and expenses (including any amount of taxes, fees, interest, additions to tax, or penalties) resulting from the failure by such holder to comply with its obligations under the Class E Notes and/or the Class F Notes. The indemnification will continue with respect to any period during which the holder held a Class E Note and/or Class F Note (and any interest therein), notwithstanding the holder ceasing to be a holder of the Class E Notes and/or the Class F Notes.

Section 7.18 Effective Date; Purchase of Additional Collateral Obligations.

(a) The Issuer will use commercially reasonable efforts to purchase, on or before the Effective Date, Collateral Obligations (i) such that the Target Initial Par Condition is satisfied and (ii) that satisfy, as of the Effective Date, the Concentration Limitations, the Collateral Quality Test and the Coverage Tests.

(b) During the period from the Closing Date to and including the Effective Date, the Issuer will use funds to purchase additional Collateral Obligations in the following order: (i) to pay for the principal portion of any Collateral Obligation, first, any amounts on deposit in the Ramp-Up Account, and second, any Principal Proceeds on deposit in the Collection Account and (ii) to pay for accrued interest on any such Collateral Obligation, first, any amounts on deposit in the Ramp-Up Account and second, any Principal Proceeds on deposit in the Collection Account. In addition, the Issuer will use commercially reasonable efforts to acquire such Collateral Obligations that will satisfy, on the Effective Date, the Concentration Limitations, the Collateral Quality Test and each Overcollateralization Ratio Test.

(c) [Intentionally omitted.]

(d) Unless clause (e) below is applicable, within 30 Business Days after the Effective Date (but in no event later than the Determination Date immediately preceding the first Payment Date), the Issuer will provide, or cause the Collateral Manager to provide, the following documents: (i) to Moody’s and the Trustee, a report identifying the Collateral Obligations, (ii) to Moody’s, the Effective Date Moody’s Report and (iii) to the Trustee, an accountants’ certificate (the “Accountants’ Certificate”) (A) recalculating and comparing the obligor, outstanding principal balance, coupon/spread, stated maturity, country of Domicile, Moody’s Rating and Moody’s Default Probability Rating with respect to each Collateral Obligation as of the Effective Date and the information provided by the Issuer with respect to every other asset included in the Assets, by reference to such sources as shall be specified therein, (B) calculating as of the Effective Date the level of compliance with, or satisfaction or non-satisfaction of (1) the Target Initial Par Condition, (2) each Overcollateralization Ratio Test, (3) the Concentration Limitations and (4) the Collateral Quality Test; and (C) specifying the procedures undertaken by them to review data and computations relating to such Accountants’ Certificate.

(e) If, prior to the date 30 Business Days after the Effective Date (but in no event later than the Determination Date immediately preceding the first Payment Date), (x) the Trustee has not been provided with an Accountants’ Certificate indicating the level of compliance with, or satisfaction or non-satisfaction of Effective Date Specified Tested Items and Moody’s has not been provided with (i) a report identifying the Collateral Obligations and (ii) an Effective Date Moody’s Report or (y) the Moody’s Rating Condition is not satisfied (such occurrence constituting a “Moody’s Ramp-Up Failure”) then (A) the Issuer (or the Collateral Manager on the Issuer’s behalf) shall either (i) notify Moody’s that the Trustee has been provided with such Accountants’ Certificate and Moody’s has been provided with a report identifying the Collateral Obligations and an Effective Date Moody’s Report on or before the first Determination Date or (ii) request Moody’s to confirm on or before the first Determination Date that Moody’s will not reduce or withdraw its Initial Ratings of the Notes and (B) if, by the first Determination Date, the Issuer (or the Collateral Manager on the Issuer’s behalf) has not confirmed to Moody’s that the Trustee has been provided with such Accountants’ Certificate and Moody’s has been provided with a report identifying the Collateral Obligations and an Effective Date Moody’s Report or obtained the confirmation from Moody’s, each as described in the preceding clause (A) of this paragraph, the Issuer (or the Collateral Manager on the Issuer’s behalf) will instruct the Trustee to transfer amounts from the Interest Collection Subaccount to the Principal Collection Subaccount and may, prior to the first Payment Date, purchase additional Collateral Obligations in an amount sufficient to enable the Issuer (or the Collateral Manager on the Issuer’s behalf) to

(i) confirm to Moody’s that the Trustee has been provided with such Accountants’ Certificate and Moody’s has been provided with a report identifying the Collateral Obligations and an Effective Date Moody’s Report or (ii) obtain from Moody’s written confirmation of its Initial Ratings of the Notes; provided that, in lieu of complying with the preceding clauses (A) and (B), the Issuer (or the Collateral Manager on the Issuer’s behalf) may take such action, including but not limited to, a Special Redemption and/or transferring amounts from the Interest Collection Subaccount to the Principal Collection Subaccount as Principal Proceeds (for use in a Special Redemption), sufficient to enable the Issuer (or the Collateral Manager on the Issuer’s behalf) to (1) confirm to Moody’s that the Trustee has been provided with such Accountants’ Certificate and Moody’s has been provided with a report identifying the Collateral Obligations and an Effective Date Moody’s Report or (2) obtain from Moody’s written confirmation of its Initial Ratings of the Notes.

Notwithstanding anything in this Indenture to the contrary, if the Issuer (or the Collateral Manager on the Issuer’s behalf) elects to direct a Special Redemption of the Notes pursuant to this clause (e), the Issuer may use amounts on deposit in the Principal Collection Subaccount to make such Special Redemption on any Business Day (other than a Payment Date) to the extent necessary to obtain from Moody’s its written confirmation of its Initial Ratings of the Notes (provided such confirmation is not required if the Effective Date Moody’s Condition has been satisfied). Payments made in respect of the Notes in connection with such Special Redemption shall be paid in accordance with the Note Payment Sequence. For the avoidance of doubt, such payments will be made without regard to the Priority of Payments.

Amounts may not be transferred from the Interest Collection Subaccount to the Principal Collection Subaccount in connection with such a Special Redemption on a Business Day other than a Payment Date if, after giving effect to such transfer the amounts available pursuant to the Priority of Payments on the next succeeding Payment Date would be insufficient to pay the full amount of the accrued and unpaid interest on any Class of Notes on such next succeeding Payment Date.

(f) U.S.$99,922,407.94 of the net proceeds of the issuance of the Notes will be deposited in the Ramp-Up Account on the Closing Date. At the direction of the Issuer (or the Collateral Manager on behalf of the Issuer), the Trustee shall apply amounts held in the Ramp-Up Account to purchase additional Collateral Obligations from the Closing Date to and including the Effective Date as described in clause (b) above. If on the Effective Date, any amounts on deposit in the Ramp-Up Account have not been applied to purchase Collateral Obligations, such amounts shall be applied as described in Section 10.3(c).

(g) Asset Quality Matrix. On or prior to the Effective Date, the Collateral Manager shall elect the “row/column combination” of the Asset Quality Matrix that shall on and after the Effective Date apply to the Collateral Obligations for purposes of determining compliance with the Moody’s Diversity Test, the Maximum Moody’s Rating Factor Test and the Minimum Floating Spread Test. Thereafter, at any time on written notice of one Business Day to the Trustee (which notice the Trustee shall promptly provide to Moody’s), the Collateral Manager may elect a different “row/column combination” to apply to the Collateral Obligations; provided that if: (i) the Collateral Obligations are currently in compliance with the Asset Quality Matrix case then applicable to the Collateral Obligations, the Collateral Obligations comply with the

Asset Quality Matrix case to which the Collateral Manager desires to change; or (ii) the Collateral Obligations are not currently in compliance with the Asset Quality Matrix case then applicable to the Collateral Obligations or would not be in compliance with any other Asset Quality Matrix case, the Collateral Obligations need not comply with the Asset Quality Matrix case to which the Collateral Manager desires to change so long as the degree of compliance of such Collateral Obligations with each of the Minimum Floating Spread Test, the Moody’s Diversity Test, and Maximum Moody’s Rating Factor Test not in compliance would be maintained or improved if the Asset Quality Matrix case to which the Collateral Manager desires to change is used. If the Collateral Manager does not notify the Trustee that it will alter the “row/column combination” of the Asset Quality Matrix chosen on the Effective Date in the manner set forth above, the “row/column combination” of the Asset Quality Matrix chosen on or prior to the Effective Date shall continue to apply. Notwithstanding the foregoing, the Collateral Manager may elect at any time after the Effective Date, in lieu of selecting a “row/column combination” of the Asset Quality Matrix, to interpolate between two adjacent rows and/or two adjacent columns, as applicable, on a straight-line basis and round the results to two decimal points.

(h) The failure of the Issuer to satisfy the requirements of this Section 7.18 will not constitute an Event of Default unless such failure constitutes an Event of Default under Section 5.1(d) hereof and the Issuer, or the Collateral Manager acting on behalf of the Issuer, has acted in bad faith.

Section 7.19 Representations Relating to Security Interests in the Assets. (a) The Issuer hereby represents and warrants that, as of the Closing Date (which representations and warranties shall survive the execution of this Indenture and be deemed to be repeated on each date on which an Asset is Granted to the Trustee hereunder):

(i) The Issuer owns each Asset free and clear of any lien, claim or encumbrance of any Person, other than such as are being released on the Closing Date contemporaneously with the sale of the Notes on the Closing Date or on the related Cut-Off Date contemporaneously with the purchase of such Asset on the Cut-Off Date, created under, or permitted by, this Indenture and any other Permitted Liens.

(ii) Other than the security interest Granted to the Trustee for the benefit of the Secured Parties pursuant to this Indenture, except as permitted by this Indenture, the Issuer has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Assets. The Issuer has not authorized the filing of and is not aware of any Financing Statements against the Issuer that include a description of collateral covering the Assets other than any Financing Statement relating to the security interest granted to the Trustee hereunder or that has been terminated; the Issuer is not aware of any judgment, PBGC liens or tax lien filings against the Issuer.

(iii) All Assets constitute Cash, accounts (as defined in Section 9-102(a)(2) of the UCC), Instruments, general intangibles (as defined in Section 9-102(a)(42) of the UCC), uncertificated securities (as defined in Section 8-102(a)(18) of the UCC), Certificated Securities or security entitlements to financial assets resulting from the crediting of financial assets to a “securities account” (as defined in Section 8-501(a) of the UCC).

(iv) All Accounts constitute “securities accounts” under Section 8-501(a) of the UCC.

(v) This Indenture creates a valid and continuing security interest (as defined in Section 1 - 201(37) of the UCC) in such Assets in favor of the Trustee, for the benefit and security of the Secured Parties, which security interest is prior to all other liens, claims and encumbrances (except as permitted otherwise herein), and is enforceable as such against creditors of and purchasers from the Issuer.

(b) The Issuer hereby represents and warrants that, as of the Closing Date (which representations and warranties shall survive the execution of this Indenture and be deemed to be repeated on each date on which an Asset is Granted to the Trustee hereunder), with respect to Assets that constitute Instruments:

(i) Either (x) the Issuer has caused or will have caused, within ten days after the Closing Date, the filing of all appropriate Financing Statements in the proper office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Instruments granted to the Trustee, for the benefit and security of the Secured Parties or (y) (A) all original executed copies of each promissory note or mortgage note that constitutes or evidences the Instruments have been delivered to the Trustee or the Issuer has received written acknowledgement from a custodian that such custodian is holding the mortgage notes or promissory notes that constitute evidence of the Instruments solely on behalf of the Trustee and for the benefit of the Secured Parties and (B) none of the Instruments that constitute or evidence the Assets has any marks or notations indicating that they are pledged, assigned or otherwise conveyed to any Person other than the Trustee, for the benefit of the Secured Parties.

(ii) The Issuer has received all consents and approvals required by the terms of the Assets to the pledge hereunder to the Trustee of its interest and rights in the Assets.

(c) The Issuer hereby represents and warrants that, as of the Closing Date (which representations and warranties shall survive the execution of this Indenture and be deemed to be repeated on each date on which an Asset is Granted to the Trustee hereunder), with respect to the Assets that constitute Security Entitlements:

(i) All of such Assets have been and will have been credited to one of the Accounts which are securities accounts within the meaning of Section 8-501(a) of the UCC. The Securities Intermediary for each Account has agreed to treat all assets credited to such Accounts as “financial assets” within the meaning of Section 8-102(a)(9) the UCC.

(ii) The Issuer has received all consents and approvals required by the terms of the Assets to the pledge hereunder to the Trustee of its interest and rights in the Assets.

(iii) (x) The Issuer has caused or will have caused, within ten days after the Closing Date, the filing of all appropriate Financing Statements in the proper office in the appropriate jurisdictions under applicable law in order to perfect the security interest granted to the Trustee, for the benefit and security of the Secured Parties, hereunder and (y) (A) the Issuer has delivered to the Trustee a fully executed Securities Account Control Agreement pursuant to which the Custodian has agreed to comply with all Entitlement Orders and other instructions originated by the Trustee relating to the Accounts without further consent by the Issuer or (B) the Issuer has taken all steps necessary to cause the Custodian to identify in its records the Trustee as the Person having a security entitlement against the Custodian in each of the Accounts.

(iv) The Accounts are not in the name of any Person other than the Issuer or the Trustee. The Issuer has not consented to the Custodian to comply with the Entitlement Order of any Person other than the Trustee (and the Issuer (or the Collateral Manager on behalf of the Issuer) prior to a notice of exclusive control being provided by the Trustee, which notice the Trustee agrees it shall not deliver except after the occurrence and during the continuation of an Event of Default).

(d) The Issuer hereby represents and warrants that, as of the Closing Date (which representations and warranties shall survive the execution of this Indenture and be deemed to be repeated on each date on which an Asset is Granted to the Trustee hereunder), with respect to Assets that constitute general intangibles:

(i) The Issuer has caused or will have caused, within ten days after the Closing Date, the filing of all appropriate Financing Statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Assets granted to the Trustee, for the benefit and security of the Secured Parties, hereunder.

(ii) The Issuer has received, or will receive, all consents and approvals required by the terms of the Assets to the pledge hereunder to the Trustee of its interest and rights in the Assets.

(e) The Issuer agrees to notify the Collateral Manager and Moody’s promptly if it becomes aware of the breach of any of the representations and warranties contained in this Section 7.19 and shall not, without satisfaction of the Moody’s Rating Condition, waive any of the representations and warranties in this Section 7.19 or any breach thereof.

Section 7.20 Limitation on Long Dated Obligations. Neither the Issuer nor the Collateral Manager on behalf of the Issuer shall agree to any amendment or modification to extend the stated maturity of a Collateral Obligation beyond the Stated Maturity date if, immediately following such amendment or modification, (a) more than 2.5% of the Collateral Principal Amount will consist of Long Dated Obligations or (b) for so long as any Class A Notes are Outstanding, the Weighted Average Life Test will not be satisfied after giving effect to such amendment or modification. In addition, neither the Issuer nor the Collateral Manager on behalf of the Issuer shall agree to any amendment or modification to extend the stated maturity of a Collateral Obligation beyond two (2) years following the Stated Maturity.

Section 7.21 Limitation on Certain Maturity Amendments and Spread Amendments to Collateral Obligations. The Issuer (or the Collateral Manager on the Issuer’s behalf) may agree to any amendment, waiver or other modification to any Collateral Obligation that would extend the stated maturity date thereof (a “Maturity Amendment”) or, so long as the Minimum Floating Spread Test is satisfied after giving effect to such amendment, waiver or modification, reduce the per annum interest rate or the spread over the applicable index or benchmark rate, as applicable, of such Collateral Obligation (a “Spread Amendment”); provided, that so long as any of the initial Class B Notes, Class C Notes, and Class D Notes are Outstanding and have not been repaid, redeemed or refinanced, if the quotient of (a) the cumulative outstanding principal amount of Collateral Obligations subject on the date of determination to a Maturity Amendment or Spread Amendment (excluding any such Collateral Obligation subject to a Maturity Amendment or Spread Amendment entered into during the Reinvestment Period, where such Collateral Obligation subject to such Maturity Amendment or Spread Amendment meets the Investment Criteria when considered as a new investment) over (b) the Target Initial Par Amount exceeds seven and one-half percent (7.5%), all collections and other proceeds received by the Issuer in respect of the portion of such Collateral Obligation (including fees associated with any amendment thereof) exceeding such seven and one-half percent (7.5%) quotient shall constitute Principal Proceeds.

ARTICLE VIII

SUPPLEMENTAL INDENTURES

Section 8.1 Supplemental Indentures Without Consent of Holders of Notes. (a) Without the consent of the Holders of any Notes (except as may be required in clauses (xii), (xiv), (xvii) and (xx) below) but with the written consent of the Collateral Manager at any time and from time to time, subject to Section 8.3, and without an Opinion of Counsel being provided to the Issuer or the Trustee as to whether any Class of Notes would be materially and adversely affected thereby, the Issuer and the Trustee may enter into one or more indentures supplemental hereto, in form satisfactory to the Trustee, for any of the following purposes:

(i) to evidence the succession of another Person to the Issuer and the assumption by any such successor Person of the covenants of the Issuer herein and in the Notes;

(ii) to add to the covenants of the Issuer or the Trustee for the benefit of the Secured Parties;

(iii) to convey, transfer, assign, mortgage or pledge any property to or with the Trustee or add to the conditions, limitations or restrictions on the authorized amount, terms and purposes of the issue, authentication and delivery of the Notes;

(iv) to evidence and provide for the acceptance of appointment hereunder by a successor Trustee and to add to or change any of the provisions of this Indenture as shall be necessary to facilitate the administration of the trusts hereunder by more than one Trustee, pursuant to the requirements of Sections 6.9, 6.10 and 6.12 hereof;

(v) to correct or amplify the description of any property at any time subject to the lien of this Indenture, or to better assure, convey and confirm unto the Trustee any property subject or required to be subjected to the lien of this Indenture (including, without limitation, any and all actions necessary or desirable as a result of changes in law or regulations, whether pursuant to Section 7.5 or otherwise) or to subject to the lien of this Indenture any additional property;

(vi) to modify the restrictions on and procedures for resales and other transfers of Notes to reflect any changes in ERISA or other applicable law or regulation (or the interpretation thereof) or to enable the Issuer to rely upon any exemption from registration under the Securities Act or the 1940 Act or otherwise comply with any applicable securities law or to enable the Issuer to comply with any applicable Retention Requirement Laws;

(vii) to remove restrictions on resale and transfer of any Notes (other than Class E Notes or Class F Notes) to the extent not required under clause (vi) above;

(viii) to make such changes (including the removal and appointment of any listing agent in Ireland) as shall be necessary or advisable in order for the Listed Notes to be or remain listed on an exchange, including the Irish Stock Exchange;

(ix) to correct any inconsistent or defective provisions herein or to cure any ambiguity, omission or errors herein;

(x) to conform the provisions of this Indenture to the Offering Circular;

(xi) to take any action necessary or helpful to prevent the Issuer, the holders of any Notes or the Trustee from becoming subject to (or otherwise to minimize) any withholding or other taxes or assessments;

(xii) (A) with the consent of a Majority of the Interests and a Majority of the Class A Notes, to permit the Issuer to issue additional notes in accordance with this Indenture; or (B) at the direction of a Majority of the Interests to permit the Issuer to issue replacement securities in connection with a Refinancing or to reduce the spread over LIBOR (or stated interest rate, in the case of Fixed Rate Notes) in connection with a Re-Pricing, in each case in accordance with this Indenture; provided, that, for the avoidance of doubt, the supplemental indenture executed in connection therewith shall only effect such additional issuance, Refinancing or Re-Pricing, as applicable, and shall not modify any other provisions of this Indenture;

(xiii) to modify the procedures herein relating to compliance with Rule 17g-5;

(xiv) to conform to ratings criteria and other guidelines (including, without limitation, any alternative methodology published by Moody’s or any use of Moody’s credit models or guidelines for ratings determination) relating to collateral debt obligations in general published or otherwise communicated by Moody’s; provided, that, the Trustee shall not execute any such supplemental indenture without the consent of a Majority of the applicable Class of Notes if a Majority of such Class notifies the Trustee in accordance with this Indenture that such supplemental indenture materially and adversely affects such holders;

(xv) to amend, modify or otherwise accommodate changes to this Indenture to comply with any statute, rule or regulation enacted by regulatory agencies of the United States federal government or any Member State of the European Economic Area or otherwise under European law, after the Closing Date that are applicable to the Issuer, the Notes or the transactions contemplated by this Indenture or by the Offering Circular, including, without limitation, any applicable Retention Requirements Laws, securities laws or Dodd-Frank and all rules and regulations thereunder, or as may otherwise be required so that Issuer is not a “covered fund” as defined in the Volcker Rule;

(xvi) to modify any provision to facilitate an exchange of one obligation for another obligation of the same Obligor that has substantially identical terms except transfer restrictions, including to effect any serial designation relating to the exchange;

(xvii) to evidence any waiver or modification by Moody’s as to any requirement or condition, as applicable, of Moody’s set forth in this Indenture; provided, that, the Trustee shall not execute any such supplemental indenture without the consent of a Majority of the applicable Class of Notes if a Majority of such Class notifies the Trustee in accordance with this Indenture that such supplemental indenture materially and adversely affects such holders;

(xviii) to accommodate the settlement of the Notes in book-entry form through the facilities of DTC or otherwise;

(xix) to change the date within the month on which reports are required to be delivered under this Indenture; or

(xx) to modify any of the Collateral Quality Tests, the Investment Criteria, the Concentration Limitations or any related definitions, or the restrictions described in Sections 7.20 or 7.21; provided, that, the Trustee shall not execute any such supplemental indenture without the consent of a Majority of the Controlling Class except as otherwise provided in clause (xiv) above; provided, further, that the Issuer and the Trustee shall not execute any such supplemental indenture unless the Moody’s Rating Condition is satisfied.

Section 8.2 Supplemental Indentures With Consent of Holders of Notes. (a) The Trustee and the Issuer may, with the consent of a Majority of each Class of Notes materially and adversely affected thereby, if any, and of a Majority of the Interests if materially and adversely affected thereby (and with prior notice to all Noteholders and to the Issuer for delivery to the holders of Interests), subject to satisfaction of the Moody’s Rating Condition and Section 8.3, execute one or more indentures supplemental hereto to add provisions to, or change in any manner or eliminate any of the provisions of, this Indenture or modify in any manner the rights of the Holders of the Notes of any Class under this Indenture; provided that notwithstanding anything herein to the contrary, no such supplemental indenture shall, without the consent of the Holder of each Outstanding Note of each Class and the holder of each Interest:

(i) change the Stated Maturity of the principal of or the due date of any installment of interest on any Note, reduce the principal amount thereof or the rate of interest thereon (except in connection with a Re-Pricing) or, except as otherwise expressly permitted by this Indenture, the Redemption Price with respect to any Note, or change the earliest date on which Notes of any Class may be redeemed or re-priced, extend the Reinvestment Period, change the provisions of this Indenture relating to the application of proceeds of any Assets to the payment of principal of or interest on the Notes, or distributions on the Interests or change any place where, or the coin or currency in which, Notes or the principal thereof or interest or any distribution thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the applicable Redemption Date);

(ii) reduce the percentage of the Aggregate Outstanding Amount of Holders of each Class whose consent is required for the authorization of any such supplemental indenture or for any waiver of compliance with certain provisions of this Indenture or certain defaults hereunder or their consequences provided for herein;

(iii) impair or adversely affect the Assets except as otherwise permitted herein;

(iv) except as otherwise permitted by this Indenture, permit the creation of any lien ranking prior to or on a parity with the lien of this Indenture with respect to any part of the Assets or terminate such lien on any property at any time subject hereto or deprive the Holder of any Note of the security afforded by the lien of this Indenture;

(v) reduce the percentage of the Aggregate Outstanding Amount of Holders of any Class of Notes whose consent is required to request the Trustee to preserve the Assets or rescind the Trustee’s election to preserve the Assets pursuant to Section 5.5 or to sell or liquidate the Assets pursuant to Section 5.4 or 5.5;

(vi) modify any of the provisions of (x) this Section 8.2, except to increase the percentage of Outstanding Class A Notes, Class B Notes, Class C Notes, Class D Notes, Class E Notes or Class F Notes or the Interests, the consent of the holders of which is required for any such action or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each Class A Note Outstanding, Class B Note Outstanding, Class C Note Outstanding, Class D Note Outstanding, Class E Note Outstanding, Class F Note Outstanding or outstanding Interest and affected thereby or (y) Section 8.1 or Section 8.3;

(vii) modify the definition of the term “Outstanding” or the Priority of Payments set forth in Section 11.1(a);

(viii) modify any of the provisions of this Indenture in such a manner as to affect the calculation of the amount of any payment of interest or principal on any Note or any amount available for distribution to the Interests, or to affect the rights of the Holders of any Notes to the benefit of any provisions for the redemption of such Notes contained herein; or

(ix) result in the Issuer becoming subject to U.S. federal income taxation with respect to its net income.

Notwithstanding any other provision relating to supplemental indentures herein, at any time after the expiration of the Non-Call Period, if any Class of Notes has been or contemporaneously with the effectiveness of any supplemental indenture will be paid in full in accordance with this Indenture as so supplemented or amended, the written consent of any Holder of any Note of such Class will not be required with respect to such supplemental indenture.

Section 8.3 Execution of Supplemental Indentures. (a) The Collateral Manager shall not be bound to follow any amendment or supplement to this Indenture unless it has consented thereto in accordance with this Article VIII.

(b) The Trustee shall provide notice of any supplemental indenture entered into pursuant to Section 8.1 to Moody’s.

(c) The Trustee shall join in the execution of any such supplemental indenture and shall make any further appropriate agreements and stipulations which may be therein contained, but the Trustee shall not be obligated to enter into any such supplemental indenture which adversely affects the Trustee’s own rights, duties, liabilities or immunities under this Indenture or otherwise, except to the extent required by law.

(d) The Trustee may conclusively rely on an Opinion of Counsel (which may be supported as to factual (including financial and capital markets) matters by any relevant certificates and other documents necessary or advisable in the judgment of counsel delivering the opinion) or a Responsible Officer’s certificate of the Collateral Manager as to whether the interests of any Holder of Notes or holder of Interests would be materially and adversely affected by the modifications set forth in any supplemental indenture, it being expressly understood and agreed that the Trustee shall have no obligation to make any determination as to the satisfaction of the requirements related to any supplemental indenture which may form the basis of such Opinion of Counsel or such Responsible Officer’s certificate; provided that if a Majority of the Holders of any Class of Notes have provided written notice to the Trustee at least one (1) Business Day prior to the execution of such supplemental indenture that such Class would be materially and adversely affected thereby, the Trustee shall not be entitled to rely upon an Opinion of Counsel or Responsible Officer’s certificate of the Collateral Manager as to whether or not the Holders of such Class would be materially and adversely affected by such supplemental indenture and the Trustee shall not enter into such supplemental indenture without the consent of a Majority of such Class. Such determination shall be conclusive and binding on all present and future holders. The Trustee shall not be liable for any such determination made in good faith and in reliance upon an Opinion of Counsel or such a Responsible Officer’s certificate delivered to the Trustee as described herein.

(e) At the cost of the Issuer, for so long as any Notes shall remain Outstanding, not later than 20 Business Days prior to the execution of any proposed supplemental indenture pursuant to Section 8.1 and not later than 15 Business Days prior to the execution of any proposed supplemental indenture pursuant to Section 8.2, the Trustee shall deliver to the Collateral Manager, the Noteholders and the Issuer for delivery to each holder of Interests with respect to the Interests, a copy of such supplemental indenture. At the cost of the Issuer, the Trustee shall provide to the Holders (in the manner described in Section 14.4) a copy of the executed supplemental indenture after its execution. Any failure of the Trustee to publish or deliver such notice, or any defect therein, shall not in any way impair or affect the validity of any such supplemental indenture.

(f) It shall not be necessary for any Act of Holders to approve the particular form of any proposed supplemental indenture, but it shall be sufficient, if the consent of any Holders to such proposed supplemental indenture is required, that such Act shall approve the substance thereof.

(g) For so long as any Notes are listed on the Irish Stock Exchange, the Trustee shall notify the Irish Stock Exchange of any modification to this Indenture.

(h) Notwithstanding any other provision in this Article VIII, no supplemental indenture, or other modification or amendment of this Indenture pursuant to Section 8.1 or Section 8.2 may become effective unless such supplemental indenture or other modification or amendment will not, in the reasonable judgment of the Issuer in consultation with and upon advice of legal counsel experienced in such matters, as certified by the Issuer to the Trustee upon which the Trustee may conclusively rely, (i) result in the Issuer becoming subject to U.S. federal income taxation with respect to its net income or (ii) have a material adverse effect on the tax treatment of the Issuer or the tax consequences to the holders of any Class of Notes Outstanding at the time of the execution of the supplemental indenture or other modification or amendment of this Indenture.

Section 8.4 Effect of Supplemental Indentures. Upon the execution of any supplemental indenture under this Article VIII, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder of Notes theretofore and thereafter authenticated and delivered hereunder shall be bound thereby.

Section 8.5 Reference in Notes to Supplemental Indentures. Notes authenticated and delivered as part of a transfer, exchange or replacement pursuant to Article II or Notes originally issued hereunder after the execution of any supplemental indenture pursuant to this Article VIII may, and if required by the Issuer shall, bear a notice in form approved by the Trustee as to any matter provided for in such supplemental indenture. If the Issuer shall so determine, new Notes, so modified as to conform in the opinion of the Issuer to any such supplemental indenture, may be prepared and executed by the Issuer and authenticated and delivered by the Trustee in exchange for Outstanding Notes.

ARTICLE IX

REDEMPTION OF NOTES

Section 9.1 Mandatory Redemption. If a Coverage Test is not met on any Determination Date on which such Coverage Test is applicable, the Issuer shall apply available amounts in the Payment Account to make payments on the Notes on the applicable Payment Date pursuant to the Priority of Payments.

Section 9.2 Optional Redemption. (a) The Notes may be redeemed by the Issuer at the written direction of a Majority of the Interests as follows: (i) the Notes may be redeemed in whole (with respect to all Classes of Notes) but not in part on any Payment Date after the end of the Non-Call Period from Sale Proceeds and/or Refinancing Proceeds or (ii) the Notes may be redeemed in part by Class from Refinancing Proceeds on any Payment Date after the end of the Non-Call Period as long as the Notes to be redeemed represent not less than the entire Class of such Notes. In connection with any such redemption, the Notes shall be redeemed at the applicable Redemption Prices and a Majority of the Interests must provide the above described written direction to the Issuer and the Trustee not later than 45 days (or such shorter period of time (not to be less than 15 days) as the Trustee and the Collateral Manager find reasonably acceptable) prior to the Payment Date on which such redemption is to be made; provided that all Notes to be redeemed must be redeemed simultaneously.

(b) Upon receipt of a notice of any redemption of Notes in whole (from the Trustee via overnight delivery service) pursuant to Section 9.2(a)(i), the Collateral Manager in its sole discretion shall direct the sale (and the manner thereof) of all or part of the Collateral Obligations and other Assets such that the proceeds from such sale and all other funds available for such purpose in the Collection Account and the Payment Account will be at least sufficient to pay the Redemption Prices of the Notes to be redeemed and to pay all Administrative Expenses (regardless of the Administrative Expense Cap) and Aggregate Collateral Management Fee due and payable under the Priority of Payments. If such proceeds of such sale and all other funds available for such purpose in the Collection Account and the Payment Account would not be sufficient to redeem all Notes and to pay such fees and expenses, the Notes may not be redeemed. The Collateral Manager, in its sole discretion, may effect the sale of all or any part of the Collateral Obligations or other Assets through the direct sale of such Collateral Obligations or other Assets or by participation or other arrangement.

(c) Reserved.

(d) In addition to (or in lieu of) a sale of Collateral Obligations and/or Eligible Investments in the manner provided in Section 9.2(b), the Notes may be redeemed in whole from Refinancing Proceeds and Sale Proceeds or in part by Class from Refinancing Proceeds as provided in Section 9.2(a)(ii) by a Refinancing; provided that the terms of such Refinancing and any financial institutions acting as lenders thereunder or purchasers thereof must be acceptable to the Collateral Manager and a Majority of the Interests and such Refinancing otherwise satisfies the conditions described below. Prior to effecting any Refinancing, the Issuer shall satisfy the Moody’s Rating Condition in relation to such Refinancing.

(e) In the case of a Refinancing upon a redemption of the Notes in whole but not in part pursuant to Section 9.2(a)(i), such Refinancing will be effective only if (i) the Refinancing Proceeds, all Sale Proceeds from the sale of Collateral Obligations and Eligible Investments in accordance with the procedures set forth herein, and all other available funds will be at least sufficient to redeem simultaneously the Notes then required to be redeemed at the respective Redemption Prices thereof, in whole but not in part, and to pay all accrued and unpaid

Administrative Expenses (regardless of the Administrative Expense Cap), including, without limitation, the reasonable fees, costs, charges and expenses incurred by the Trustee and the Collateral Manager (including reasonable attorneys’ fees and expenses) in connection with such Refinancing, (ii) the Sale Proceeds, Refinancing Proceeds and other available funds are used (to the extent necessary) to make such redemption, and (iii) the agreements relating to the Refinancing contain limited recourse and non-petition provisions equivalent (mutatis mutandis) to those contained in Section 13.1(b) and Section 2.7(i).

(f) In the case of a Refinancing upon a redemption of the Notes in part by Class pursuant to Section 9.2(a)(ii), such Refinancing will be effective only if: (i) the Moody’s Rating Condition has been satisfied with respect to any remaining Notes that were not the subject of the Refinancing, (ii) the Refinancing Proceeds will be at least sufficient to pay in full the aggregate Redemption Prices of the entire Class or Classes of Notes subject to Refinancing, (iii) the Refinancing Proceeds are used (to the extent necessary) to make such redemption, (iv) the agreements relating to the Refinancing contain limited recourse and non-petition provisions equivalent (mutatis mutandis) to those contained in Section 13.1(b) and Section 2.7(i), (v) the Aggregate Outstanding Amount of any obligations providing the Refinancing is no greater than the Aggregate Outstanding Amount of the Notes being redeemed with the proceeds of such obligations plus an amount equal to the reasonable fees, costs, charges and expenses incurred in connection with such Refinancing, (vi) the stated maturity of each class of obligations providing the Refinancing is no earlier than the corresponding Stated Maturity of each Class of Notes being refinanced, (vii) the reasonable fees, costs, charges and expenses incurred in connection with such Refinancing have been paid or will be adequately provided for from the Refinancing Proceeds (except for expenses owed to Persons that the Collateral Manager informs the Trustee will be paid solely as Administrative Expenses payable in accordance with the Priority of Payments; provided that any such fees due to the Trustee and determined by the Collateral Manager to be paid in accordance with the Priority of Payments shall not be subject to the Administrative Expense Cap), (viii) in the case of a Refinancing of a Class of (1) Floating Rate Notes, the spread over LIBOR of any obligations providing the Refinancing will not be greater than the spread over LIBOR of the Class of Floating Rate Notes subject to such Refinancing or (2) Fixed Rate Notes, the interest rate of any obligations providing the Refinancing will not be greater than the interest rate of the Class of Fixed Rate Notes subject to such Refinancing, (ix) the obligations providing the Refinancing are subject to the Priority of Payments and do not rank higher in priority pursuant to the Priority of Payments than the Class of Notes being refinanced, (x) the voting rights, consent rights, redemption rights and all other rights of the obligations providing the Refinancing are the same as the rights of the corresponding Class of Notes being refinanced, (xi) the Issuer shall have obtained advice of nationally recognized U.S. tax counsel experienced in such matters to the effect that such Refinancing will not result in the Issuer becoming subject to U.S. federal income taxation with respect to its net income, and (xii) the Majority of the Interests directs the Issuer to effect such Refinancing.

(g) The holders of the Interests will not have any cause of action against the Issuer, the Collateral Manager or the Trustee for any failure to obtain a Refinancing. If a Refinancing is obtained meeting the requirements specified above as certified by the Collateral Manager, the Issuer (with the consent of a Majority of the Interests directing the redemption) and, at the direction of the Collateral Manager, the Trustee shall amend this Indenture to the extent necessary to reflect the terms of the Refinancing and no consent for such amendments shall be required from the Holders of any Class of Notes. The Trustee shall not be obligated to enter into any amendment that, in its view, adversely affects its duties, obligations, liabilities or protections hereunder, and the Trustee shall be entitled to conclusively rely upon an Opinion of Counsel as to matters of law (which may be supported as to factual (including financial and capital markets) matters by any relevant certificates and other documents necessary or advisable in the judgment of counsel delivering such Opinion of Counsel) provided by the Issuer to the effect that such amendment meets the requirements specified above and is permitted under this Indenture (except that such officer or counsel shall have no obligation to certify or opine as to the sufficiency of the Refinancing Proceeds or the sufficiency of the Accountants’ Certificate or other accountants’ certificates or information required hereunder).

(h) In the event of any redemption pursuant to this Section 9.2, the Issuer shall, at least 30 days (or such shorter period of time as the Trustee and the Collateral Manager find reasonably acceptable) prior to the Redemption Date, notify the Trustee in writing of such Redemption Date, the applicable Record Date, the principal amount of Notes to be redeemed on such Redemption Date and the applicable Redemption Prices; provided, that failure to effect any Optional Redemption which is withdrawn by the Issuer in accordance with this Indenture or with respect to which a Refinancing fails to occur shall not constitute an Event of Default or a Failed Optional Redemption. If there is a Failed Optional Redemption, an Enforcement Event shall occur and distributions and proceeds in respect of the Assets will be applied at the date or dates fixed by the Trustee in accordance with Section 11.1(a)(iii).

(i) In connection with any Optional Redemption of the Notes in whole or of any Class of the Notes in connection with a Refinancing of such Class, Holders of 100% of the Aggregate Outstanding Amount of any Class of Notes may elect to receive less than 100% of the Redemption Price that would otherwise be payable to the Holders of such Class of Notes.

Section 9.3 Tax Redemption. (a) The Notes shall be redeemed in whole but not in part (any such redemption, a “Tax Redemption”) at their applicable Redemption Prices at the written direction (delivered to the Trustee) of (x) a Majority of any Affected Class or (y) a Majority of the Interests, in either case following the occurrence and continuation of a Tax Event.

(b) In connection with any Tax Redemption, Holders of 100% of the Aggregate Outstanding Amount of any Class of Notes may elect to receive less than 100% of the Redemption Price that would otherwise be payable to the Holders of such Class of Notes.

(c) Upon its receipt of such written direction directing a Tax Redemption, the Trustee shall promptly notify the Collateral Manager, the Holders and Moody’s thereof.

(d) If an Officer of the Collateral Manager obtains actual knowledge of the occurrence of a Tax Event, the Collateral Manager shall promptly notify the Issuer and the Trustee thereof, and upon receipt of such notice the Trustee shall promptly notify the Holders of the Notes and Moody’s thereof.

Section 9.4 Redemption Procedures. (a) In the event of any redemption pursuant to Section 9.2, the written direction of a Majority of the Interests shall be provided to the Issuer, the Trustee and the Collateral Manager not later than 45 days (or such shorter period of time (not to be less than 15 days) as the Trustee and the Collateral Manager find reasonably acceptable) prior to the Payment Date on which such redemption is to be made (which date shall be designated in such notice). In the event of any redemption pursuant to Section 9.2 or 9.3, a notice of redemption shall be given by the Trustee by overnight delivery service, postage prepaid, mailed not later than nine Business Days prior to the applicable Redemption Date, to each Holder of Notes, at such Holder’s address in the Register and Moody’s. In addition, for so long as any Listed Notes are listed on the Irish Stock Exchange and so long as the guidelines of such exchange so require, notice of redemption pursuant to Section 9.2 or 9.3 to the Holders thereof shall also be sent by the Trustee to the Irish Stock Exchange.

(b) All notices of redemption delivered pursuant to Section 9.4(a) shall state:

(i) the applicable Redemption Date;

(ii) the Redemption Prices of the Notes to be redeemed;

(iii) all of the Notes that are to be redeemed are to be redeemed in full and that interest on such Notes shall cease to accrue on the Payment Date specified in the notice; and

(iv) the place or places where Notes are to be surrendered for payment of the Redemption Prices, which shall be the Corporate Trust Office of the Trustee.

(c) The Issuer may withdraw any such notice of redemption delivered pursuant to Section 9.2 on any day prior to 10:00 a.m. New York time of the Business Day immediately preceding the scheduled Redemption Date.

(d) Notice of redemption pursuant to Section 9.2 or 9.3 shall be given by the Issuer or, upon an Issuer Order, by the Trustee in the name and at the expense of the Issuer. Failure to give notice of redemption, or any defect therein, to any Holder of any Note selected for redemption shall not impair or affect the validity of the redemption of any other Notes.

(e) Unless Refinancing Proceeds are being used to redeem the Notes in whole or in part, in the event of any redemption pursuant to Section 9.2 or 9.3, no Notes may be optionally redeemed unless (i) at least one Business Day before the scheduled Redemption Date the Collateral Manager shall have furnished to the Trustee evidence, in a form reasonably satisfactory to the Trustee, that the Collateral Manager on behalf of the Issuer has entered into a binding agreement or agreements with a financial or other institution or institutions whose short-term unsecured debt obligations (other than such obligations whose rating is based on the credit of a Person other than such institution) are rated, or guaranteed by a Person whose short-term unsecured debt obligations are rated, at least “P-1” by Moody’s to purchase (directly or by participation or other arrangement), not later than the Business Day immediately preceding the scheduled Redemption Date in immediately available funds, all or part of the Assets at a purchase price at least sufficient, together with the Eligible Investments maturing, redeemable or putable to the issuer thereof at par on or prior to the scheduled Redemption Date, to pay all Administrative Expenses (regardless of the Administrative Expense Cap) and Aggregate Collateral Management Fees payable in connection with such Optional Redemption or Tax Redemption, in each case, as applicable and in accordance with the Priority of Payments, and redeem the applicable Class of Notes on the scheduled Redemption Date at the applicable Redemption Prices (including, without limitation, any such amount that the Holders of such Class have elected to receive, where Holders of such Class have elected to receive less than 100% of the Redemption Price that would otherwise be payable to the Holders of such Class), or (ii) prior to selling any Collateral Obligations and/or Eligible Investments, the Collateral Manager shall certify to the Trustee that, in its judgment (which may be based on the Issuer having entered into an agreement to sell such Assets to another special purpose entity that has priced but has not yet closed its securities offering), the aggregate sum of (A) expected proceeds from the sale of Eligible Investments, and (B) for each Collateral Obligation, the product of its Market Value and its Applicable Advance Rate, shall exceed the sum of (x) the aggregate Redemption Prices of the applicable Class of Notes (including, without limitation, any such amount that the Holders of such Class have elected to receive, where Holders of such Class have elected to receive less than 100% of the Redemption Price that would otherwise be payable to the Holders of such Class) and (y) all Administrative Expenses (regardless of the Administrative Expense Cap) and Aggregate Collateral Management Fees payable in connection with such Optional Redemption or Tax Redemption, in each case, as applicable and in accordance with the Priority of Payments. Any certification delivered by the Collateral Manager pursuant to this Section 9.4(e) shall include (1) the prices of, and expected proceeds from, the sale (directly or by participation or other arrangement) of any Collateral Obligations and/or Eligible Investments and (2) all calculations required by this Section 9.4(e). Any holder of Notes, the Transferor, the Collateral Manager or any of their affiliates or accounts managed thereby or by their respective affiliates may, subject to the same terms and conditions afforded to other bidders, bid on Assets to be sold as part of an Optional Redemption or Tax Redemption.

Section 9.5 Notes Payable on Redemption Date. (a) Notice of redemption pursuant to Section 9.4 having been given as aforesaid, the Notes to be redeemed shall, on the Redemption Date, subject to Section 9.4(e) and the Issuer’s right to withdraw any notice of redemption pursuant to Section 9.4(c), become due and payable at the Redemption Prices therein specified, and from and after the Redemption Date (unless the Issuer shall default in the payment of the Redemption Prices and accrued interest) all such Notes that are Notes shall cease to bear interest on the Redemption Date. Upon final payment on a Note to be so redeemed, the Holder shall present and surrender such Note at the place specified in the notice of redemption on or prior to such Redemption Date; provided that if there is delivered to the Issuer and the Trustee such security or indemnity as may be required by them to save such party harmless and an undertaking thereafter to surrender such Note, then, in the absence of notice to the Issuer or the Trustee that the applicable Note has been acquired by a protected purchaser, such final payment shall be made without presentation or surrender. Payments of interest on Notes so to be redeemed which are payable on or prior to the Redemption Date shall be payable to the Holders of such Notes, or one or more predecessor Notes, registered as such at the close of business on the relevant Record Date according to the terms and provisions of Section 2.7(e).

(b) If any Note called for redemption shall not be paid upon surrender thereof for redemption, the principal thereof shall, until paid, bear interest from the Redemption Date at the applicable Interest Rate for each successive Interest Accrual Period such Note remains Outstanding; provided that the reason for such non-payment is not the fault of such Noteholder.

Section 9.6 Special Redemption. Principal payments on the Notes shall be made in part in accordance with the Priority of Payments on any Payment Date or, with respect to a redemption pursuant to clauses (ii) or (iii), as otherwise described in Section 7.18, (i) during the Reinvestment Period, if the Collateral Manager in its sole discretion notifies the Trustee at least five Business Days prior to the applicable Special Redemption Date that it has been unable, for a period of at least 20 consecutive Business Days, to identify additional Collateral Obligations that are deemed appropriate by the Collateral Manager in its sole discretion and which would satisfy the Investment Criteria in sufficient amounts to permit the investment or reinvestment of all or a portion of the funds then in the Collection Account that are to be invested in additional Collateral Obligations, (ii) if the Collateral Manager elects to direct a Special Redemption to the extent necessary to enable the Issuer (or the Collateral Manager on the Issuer’s behalf) to (1) confirm to Moody’s that the Effective Date Moody’s Condition has been satisfied or (2) obtain from Moody’s written confirmation of its Initial Ratings of the Notes, (iii) after the Effective Date, if the Collateral Manager notifies the Trustee that a redemption is required pursuant to Section 7.18 in order to obtain from Moody’s its written confirmation of its Initial Ratings of the Notes (provided such confirmation is not required if the Effective Date Moody’s Condition has been satisfied) to the extent necessary to obtain such confirmation, or (iv) if a Retention Deficiency exists to the extent necessary to reduce such Retention Deficiency to zero. On the first Payment Date (and all subsequent Payment Dates) following the Collection Period in which such notice is given (a “Special Redemption Date”), the amount in the Collection Account representing, as applicable, (i) Principal Proceeds which the Collateral Manager has determined cannot be reinvested in additional Collateral Obligations, (ii) Interest Proceeds and Principal Proceeds available therefor in accordance with the Priority of Payments on each Payment Date until the Issuer obtains confirmation from Moody’s of its Initial Ratings of the Notes (provided such confirmation is not required if the Effective Date Moody’s Condition has been satisfied), or (iii) Principal Proceeds necessary to reduce any outstanding Retention Deficiency to zero (such amount, a “Special Redemption Amount”). In addition, in connection with a redemption pursuant to clauses (ii) or (iii), the Collateral Manager on the Issuer’s behalf may elect to direct a Special Redemption on any Business Day other than a Payment Date as described in Section 7.18 (such date also a “Special Redemption Date” and the applicable amount paid as a redemption thereunder, also a “Special Redemption Amount”). Notice of payments pursuant to this Section 9.6 shall be given by the Trustee not less than three Business Days prior to the applicable Special Redemption Date by facsimile, email transmission or first class mail, postage prepaid, to each Holder of Notes affected thereby at such Holder’s facsimile number, email address or mailing address in the Register and to Moody’s. In addition, for so long as any Listed Notes are listed on the Irish Stock Exchange and so long as the guidelines of such exchange so require, notice of Special Redemption to the holders of such Listed Notes shall also be sent by the Trustee to the Irish Stock Exchange.

Section 9.7 Optional Re-Pricing.

(a) On any Business Day after the Non-Call Period, at the direction of a Majority of the Interests, the Issuer shall reduce the spread over LIBOR (or the stated interest rate, in the case of Fixed Rate Notes) applicable with respect to any Class of Notes (other than the Class A Notes) (such reduction with respect to any such Class of Notes, a “Re-Pricing” and any Class of Notes to be subject to a Re-Pricing, a “Re-Priced Class”); provided that the Issuer shall not effect any Re-Pricing unless each condition specified in this Section 9.7 is satisfied with respect thereto. For the avoidance of doubt, no terms of any Notes other than the Interest Rate applicable thereto may be modified or supplemented in connection with a Re-Pricing. In connection with any Re-Pricing, the Issuer may engage a broker-dealer (the “Re-Pricing Intermediary”) upon the recommendation and subject to the approval of a Majority of the Interests and such Re-Pricing Intermediary shall assist the Issuer in effecting the Re-Pricing.

(b) At least 30 days prior to the Business Day fixed by a Majority of the Interests for any proposed Re-Pricing (the “Re-Pricing Date”), the Issuer, or the Re-Pricing Intermediary on behalf of the Issuer, shall deliver a notice in writing to the Trustee (who shall promptly deliver a copy of such notice to each Holder of the proposed Re-Priced Class, the Collateral Manager and Moody’s), which notice shall:

(i) specify the proposed Re-Pricing Date and the revised spread over LIBOR (or stated interest rate) to be applied with respect to such Class (the “Re-Pricing Rate”);

(ii) request each Holder of the Re-Priced Class to approve the proposed Re-Pricing; and

(iii) specify the price at which Notes of any Holder of the Re-Priced Class which does not approve the Re-Pricing may be sold and transferred pursuant to Section 9.7(c), which, for purposes of such Re-Pricing, shall be the Redemption Price after giving effect on a pro forma basis to all payments to be made pursuant to the Priority of Payments on the Re-Pricing Date if such date is a Payment Date.

(c) In the event any Holders of the Re-Priced Class do not deliver written consent to the proposed Re-Pricing on or before the date that is 10 Business Days prior to the proposed Re-Pricing Date, the Issuer, or the Re-Pricing Intermediary on behalf of the Issuer, shall deliver written notice thereof to the Trustee (who shall promptly deliver a copy of such notice to the consenting Holders of the Re-Priced Class), specifying the Aggregate Outstanding Amount of the Notes of the Re-Priced Class held by such non-consenting Holders, and shall request each such consenting Holder provide written notice to the Issuer, the Trustee, the Collateral Manager and the Re-Pricing Intermediary if such Holder would like to purchase all or any portion of the Notes of the Re-Priced Class held by the non-consenting Holders (each such notice, an “Exercise Notice”) within 5 Business Days after receipt of such notice. In the event the Issuer shall receive Exercise Notices with respect to more than the Aggregate Outstanding Amount of the Notes of the Re-Priced Class held by non-consenting Holders, the Issuer, or the Re-Pricing Intermediary on behalf of the Issuer, shall cause the sale and transfer of such Notes, without further notice to the non-consenting Holders thereof (for settlement on the Re-Pricing Date) to the Holders delivering Exercise Notices with respect thereto, pro rata based on the Aggregate Outstanding Amount of the Notes such Holders indicated an interest in purchasing pursuant to their Exercise Notices. In the event the Issuer shall receive Exercise Notices with respect to less than the Aggregate Outstanding Amount of the Notes of the Re-Priced Class held by non-consenting Holders, the Issuer, or the Re-Pricing Intermediary on behalf of the Issuer, shall cause the sale and transfer of such Notes, without further notice to the non-consenting Holders thereof (for settlement on the Re-Pricing Date) to the Holders delivering Exercise Notices with respect thereto, and any excess Notes of the Re-Priced Class held by non-consenting Holders shall be sold (for settlement on the Re-Pricing Date) to one or more transferees designated by the Re-Pricing Intermediary on behalf of the Issuer. All sales of Notes to be effected pursuant to this clause (c) shall be made at the Redemption Price after giving effect on a pro forma basis to all payments to be made pursuant to the Priority of Payments on the Re-Pricing Date if such date is a Payment Date, and shall be effected only if the related Re-Pricing is effected in accordance with the provisions hereof. The Holder of each Note, by its acceptance of an interest in the Notes, agrees that the Issuer, or the Re-Pricing Intermediary on behalf of the Issuer, may enter into binding commitments to sell and transfer all Notes of a Re-Priced Class held by non-consenting Holders in accordance with this Section 9.7 and, if it is a non-consenting Holder, hereby irrevocably appoints the Issuer, or the Re-Pricing Intermediary on behalf of the Issuer, as its true and lawful agent and attorney-in-fact (with full power of substitution) in its name, place and stead and at its expense, in connection with such sale and transfer, and agrees to sell and transfer its Notes in accordance with this Section 9.7 and to cooperate with the Issuer, the Re-Pricing Intermediary and the Trustee to effectuate such sale and transfers. The Issuer, or the Re-Pricing Intermediary on behalf of the Issuer, shall deliver written notice to the Trustee and the Collateral Manager not later than 5 Business Days prior to the proposed Re-Pricing Date confirming that the Issuer has received written commitments to purchase all Notes of the Re-Priced Class held by non-consenting Holders. For the avoidance of doubt, such Re-Pricing will apply to all the Notes of the Re-Priced Class, including the Notes of the Re-Priced Class held by non-consenting Holders.

(d) The Issuer shall not effect any proposed Re-Pricing unless: (i) with the consent of the Majority of the Interests, the Issuer and the Trustee shall have entered into a supplemental indenture dated as of the Re-Pricing Date solely to decrease the spread over LIBOR (or stated interest rate) applicable to the Re-Priced Class; (ii) the Issuer, or the Re-Pricing Intermediary on behalf of the Issuer, has received written commitments to purchase all Notes of the Re-Priced Class held by non-consenting Holders; (iii) Moody’s shall have been notified of such Re-Pricing; (iv) the Issuer has obtained advice of nationally-recognized U.S. tax counsel experienced in such matters to the effect that such Re-Pricing will not result in the Issuer becoming subject to U.S. federal income taxation with respect to its net income; and (v) all expenses of the Issuer and the Trustee (including the fees of the Re-Pricing Intermediary and fees of counsel) incurred in connection with the Re-Pricing shall not exceed the amount of Interest Proceeds available after taking into account all amounts required to be paid pursuant to the Priority of Payments on the subsequent Payment Date prior to distributions to the Holders of the Interests, unless such expenses shall have been paid (including from proceeds of any additional issuance of Interests) or shall be adequately provided for by an entity other than the Issuer.

(e) If notice has been received by the Trustee from the Issuer, or the Re-Pricing Intermediary on behalf of the Issuer, confirming that the Issuer, or the Re-Pricing Intermediary on behalf of the Issuer, has received written commitments to purchase all Notes of the Re-Priced Class held by non-consenting Holders, notice of a Re-Pricing shall be given by the Trustee by first class mail, postage prepaid, mailed not less than 3 Business Days prior to the proposed Re-Pricing Date, to each Holder of Notes of the Re-Priced Class at the address in the Register (with a copy to the Collateral Manager), specifying the applicable Re-Pricing Date and Re-Pricing Rate. Notice of Re-Pricing shall be given by the Trustee at the expense of the Issuer. Failure to give a notice of Re-Pricing, or any defect therein, to any Holder of any Re-Priced Class shall not impair or affect the validity of the Re-Pricing or give rise to any claim based upon such failure or defect. Any notice of a Re-Pricing may be withdrawn by a Majority of the Interests on or prior to the fourth Business Day prior to the scheduled Re-Pricing Date by written notice to the Issuer, the Trustee, and the Collateral Manager for any reason. Upon receipt of such notice of withdrawal, the Trustee shall send such notice to the Holders of Notes and Moody’s.

(f) The Issuer shall direct the Trustee to segregate payments and take other reasonable steps to effect the Re-Pricing and the Trustee shall have the authority to take such actions as may be directed by the Issuer or the Collateral Manager as the Issuer, or the Re-Pricing Intermediary on behalf of the Issuer, or Collateral Manager shall deem necessary or desirable to effect a Re-Pricing. In order to give effect to the Re-Pricing, the Issuer may, to the extent necessary or desirable, obtain and assign a separate CUSIP or CUSIPs to the Notes of each Class held by such consenting or non-consenting Holder(s). The Trustee shall be entitled to receive, and shall be fully protected in relying upon an Opinion of Counsel stating that the Re-Pricing is authorized or permitted by this Indenture and that all conditions precedent thereto have been complied with. The Trustee may request and rely on an Issuer Order providing direction and any additional information requested by the Trustee in order to effect a Re-Pricing.

ARTICLE X

ACCOUNTS, ACCOUNTINGS AND RELEASES

Section 10.1 Collection of Money. Except as otherwise expressly provided herein, the Trustee may demand payment or delivery of, and shall receive and collect, directly and without intervention or assistance of any fiscal agent or other intermediary, all Money and other property payable to or receivable by the Trustee pursuant to this Indenture, including all payments due on the Assets, in accordance with the terms and conditions of such Assets. The Trustee shall segregate and hold all such Money and property received by it in trust for the Holders of the Notes and shall apply it as provided herein. Each Account shall be established and maintained (a) with a federal or state-chartered depository institution rated at least “P-1” and “A1” by Moody’s, and if such institution’s rating falls below such ratings, the assets held in such Account shall be moved within 30 calendar days to another institution that has such ratings or (b) in segregated trust accounts with the corporate trust department of a federal or state-chartered deposit institution rated at least “P-1” and “A1” by Moody’s (and if such institution’s rating falls below such ratings, the assets held in such Account shall be moved within 30 calendar days to another institution that has such ratings) and is subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulation Section 9.10(b). Such institution shall have a combined capital and surplus of at least U.S.$200,000,000. All Cash deposited in the Accounts shall be invested only in Eligible Investments or Collateral Obligations in accordance with the terms of this Indenture. To avoid the consolidation of the Assets of the Issuer with the general assets of the Bank under any circumstances, the Trustee shall comply, and shall cause the Custodian to comply, with all law applicable to it as a national bank with trust powers holding segregated trust assets in a fiduciary capacity.

Section 10.2 Collection Account. (a) In accordance with this Indenture and the Securities Account Control Agreement, the Issuer shall, prior to the Closing Date, cause the Trustee to establish at the Custodian two segregated trust accounts, one of which will be designated the “Interest Collection Subaccount” and one of which will be designated the

“Principal Collection Subaccount” (and which together will comprise the Collection Account), each held in the name of the Issuer subject to the Lien of this Indenture and each of which shall be maintained with the Custodian in accordance with the Securities Account Control Agreement. Until such time, if any, as the Trustee shall exercise its rights to direct Obligors to make payments directly to the Collection Account, the Collateral Manager shall direct all obligors and loan agents to make all payments or other distributions on the Collateral Obligations to, and any proceeds received from the disposition of any Collateral Obligations will be remitted to, a central collection account (the “Concentration Account”) maintained by a bank selected by NewStar for that purpose, and the Collateral Manager will be required to transfer all Proceeds relating to the Collateral Obligations from the Concentration Account to the Principal Collection Subaccount or the Interest Collection Subaccount, as applicable, within two Business Days after receipt thereof in the Concentration Account. In the event that NewStar decides to change the bank that maintains the Concentration Account, the Collateral Manager shall direct obligors and loan agents to make all payments or other distributions on the Collateral Obligations directly to the Collection Account. The Trustee shall from time to time deposit into the Interest Collection Subaccount, in addition to the deposits required pursuant to Section 10.6(a), immediately upon receipt thereof or upon transfer from the Payment Account, all Interest Proceeds (unless simultaneously reinvested in additional Collateral Obligations in accordance with Article XII). The Trustee shall deposit immediately upon receipt thereof or upon transfer from the Revolver Funding Account all other amounts remitted to the Collection Account into the Principal Collection Subaccount, including in addition to the deposits required pursuant to Section 10.6(a), (i) any funds designated as Principal Proceeds by the Collateral Manager in accordance with this Indenture, (ii) the net proceeds from the issuance of any additional Notes and (iii) all other Principal Proceeds (unless simultaneously reinvested in additional Collateral Obligations in accordance with Article XII or in Eligible Investments). The Issuer may, but under no circumstances shall be required to, deposit from time to time into the Collection Account, in addition to any amount required hereunder to be deposited therein, such Monies received from external sources for the benefit of the Secured Parties or the Issuer (other than payments on or in respect of the Collateral Obligations, Eligible Investments or other existing Assets) as the Issuer deems, in its sole discretion, to be advisable and to designate them as Interest Proceeds or Principal Proceeds. All Monies deposited from time to time in the Collection Account pursuant to this Indenture shall be held by the Trustee as part of the Assets and shall be applied to the purposes herein provided. Subject to Section 10.2(d), amounts in the Collection Account shall be reinvested pursuant to Section 10.6(a).

(b) The Trustee, within one Business Day after receipt of any distribution or other proceeds in respect of the Assets which are not Cash, shall so notify the Issuer and the Issuer (or the Collateral Manager on behalf of the Issuer) shall use its commercially reasonable efforts to, within five Business Days after receipt of such notice from the Trustee (or as soon as practicable thereafter), sell such distribution or other proceeds for Cash in an arm’s length transaction and deposit the proceeds thereof in the Collection Account; provided that the Issuer (i) need not sell such distributions or other proceeds if it delivers an Issuer Order or an Officer’s certificate to the Trustee certifying that such distributions or other proceeds constitute Collateral Obligations, Equity Securities or Eligible Investments or (ii) may otherwise retain such distribution or other proceeds for up to two years from the date of receipt thereof if it delivers an Officer’s certificate to the Trustee certifying that (x) it will sell such distribution within such two-year period and (y) retaining such distribution is not otherwise prohibited by this Indenture.

(c) At any time when reinvestment is permitted pursuant to Article XII, the Collateral Manager on behalf of the Issuer may by Issuer Order direct the Trustee to, and upon receipt of such Issuer Order the Trustee shall, withdraw funds on deposit in the Principal Collection Subaccount representing Principal Proceeds (together with any Principal Financed Accrued Interest and Principal Financed Capitalized Interest) and reinvest (or invest, in the case of funds referred to in Section 7.18) such funds in additional Collateral Obligations, in each case in accordance with the requirements of Article XII and such Issuer Order. At any time, the Collateral Manager on behalf of the Issuer may by Issuer Order direct the Trustee to, and upon receipt of such Issuer Order the Trustee shall, withdraw funds on deposit in the Principal Collection Subaccount representing Principal Proceeds and deposit such funds in the Revolver Funding Account to meet funding requirements on Delayed Drawdown Collateral Obligations or Revolving Collateral Obligations.

(d) The Collateral Manager on behalf of the Issuer may by Issuer Order direct the Trustee to, and upon receipt of such Issuer Order the Trustee shall, pay from amounts on deposit in the Collection Account on any Business Day during any Interest Accrual Period (i) any amount required to purchase additional Collateral Obligations or to exercise a warrant or right to acquire securities held in the Assets in accordance with the requirements of Article XII and such Issuer Order, and (ii) from Interest Proceeds only, any Administrative Expenses (such payments to be counted against the Administrative Expense Cap for the applicable period and to be subject to the order of priority as stated in the definition of Administrative Expenses); provided that the aggregate Administrative Expenses paid pursuant to this Section 10.2(d) during any Collection Period shall not exceed the Administrative Expense Cap for the related Payment Date; provided, further, that the Trustee shall be entitled (but not required) without liability on its part, to refrain from making any such payment of an Administrative Expense pursuant to this Section 10.2 on any day other than a Payment Date if, in its reasonable determination, the payment of such amount is likely to leave insufficient funds available to pay in full each of the items described in Section 11.1(a)(i)(A) as reasonably anticipated to be or become due and payable on the next Payment Date, taking into account the Administrative Expense Cap.

(e) The Trustee shall transfer to the Payment Account, from the Collection Account for application pursuant to Section 11.1(a), on the Business Day immediately preceding each Payment Date, the amount set forth to be so transferred in the Distribution Report for such Payment Date.

Section 10.3 Transaction Accounts.

(a) Payment Account. In accordance with this Indenture and the Securities Account Control Agreement, the Issuer shall, prior to the Closing Date, cause the Trustee to establish at the Custodian a single, segregated non-interest bearing trust account held in the name of U.S. Bank National Association, as Trustee, for the benefit of the Secured Parties, which shall be designated as the Payment Account, which shall be maintained with the Custodian in accordance with the Securities Account Control Agreement. Except as provided in Section 11.1(a), the only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Payment Account shall be to pay amounts due and payable on the Notes in accordance with their terms and the provisions of this Indenture and the Interests in accordance with the provisions of this Indenture and, upon Issuer Order, to pay Administrative Expenses, fees and other amounts due and owing to the Collateral Manager under the Collateral Management Agreement and other amounts specified herein, each in accordance with the Priority of Payments. The Issuer shall not have any legal, equitable or beneficial interest in the Payment Account other than in accordance with this Indenture (including the Priority of Payments) and the Securities Account Control Agreement. Amounts in the Payment Account shall remain uninvested.

(b) Custodial Account. In accordance with this Indenture and the Securities Account Control Agreement, the Issuer shall, prior to the Closing Date, cause the Trustee to establish at the Custodian a single, segregated non-interest bearing trust account held in the name of the Issuer, subject to the Lien of this Indenture, which shall be designated as the Custodial Account, which shall be maintained with the Custodian in accordance with the Securities Account Control Agreement. All Collateral Obligations shall be credited to the Custodial Account. The only permitted withdrawals from the Custodial Account shall be in accordance with the provisions of this Indenture. The Trustee agrees to give the Issuer immediate notice if (to the actual knowledge of a Trust Officer of the Trustee) the Custodial Account or any assets or securities on deposit therein, or otherwise to the credit of the Custodial Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Issuer shall not have any legal, equitable or beneficial interest in the Custodial Account other than in accordance with this Indenture and the Priority of Payments.

(c) Ramp-Up Account. In accordance with this Indenture and the Securities Account Control Agreement, the Issuer shall, prior to the Closing Date, cause the Trustee to establish at the Custodian a single, segregated non-interest bearing trust account held in the name of the Issuer, subject to the Lien of this Indenture, which shall be designated as the Ramp-Up Account, which shall be maintained with the Custodian in accordance with the Securities Account Control Agreement. The Issuer shall direct the Trustee to deposit the amount specified in Section 3.1(k)(i) to the Ramp-Up Account on the Closing Date. In connection with any purchase of an additional Collateral Obligation, the Trustee will apply amounts held in the Ramp-Up Account as provided by Section 7.18(b) and Section 7.18(f). Any income earned on amounts deposited in the Ramp-Up Account will be deposited in the Interest Collection Subaccount. All other amounts on deposit in the Ramp-Up Account will be deemed to represent Principal Proceeds. On the Effective Date or upon the occurrence and during the continuance of an Enforcement Event (and excluding any proceeds that will be used to settle binding commitments entered into prior to such date), the Trustee will deposit any remaining amounts in the Ramp-Up Account into the Principal Collection Subaccount as Principal Proceeds.

(d) Interest Reserve Account. In accordance with this Indenture and the Securities Account Control Agreement, the Issuer will, prior to the Closing Date, cause the Trustee to establish at the Custodian a single, segregated non-interest bearing trust account held in the name of the Issuer, subject to the Lien of this Indenture, which will be designated as the Interest Reserve Account, which shall be maintained with the Custodian in accordance with the Securities Account Control Agreement. On the Closing Date, the Issuer will deposit an amount equal to the Interest Reserve Amount into the Interest Reserve Account using capital contributions received by the Issuer. On or before the Determination Date in the first Collection Period, the Collateral Manager may direct that any portion of the Interest Reserve Amount be transferred to the Collection Account and included as Interest Proceeds or Principal Proceeds for such Collection Period. On the first Payment Date, all amounts on deposit in the Interest Reserve

Account will be transferred to the Payment Account and applied as Interest Proceeds or Principal Proceeds (as directed by the Collateral Manager) in accordance with the Priority of Payments, and the Trustee will close the Interest Reserve Account.

Section 10.4 The Revolver Funding Account. Upon the purchase or acquisition of any Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation identified by written notice to the Trustee, funds in an amount equal to the undrawn portion of such obligation shall be withdrawn first from the Ramp-Up Account (if prior to the Effective Date) and, if necessary, from the Principal Collection Subaccount and deposited by the Trustee in a single, segregated trust account established (in accordance with this Indenture and the Securities Account Control Agreement) at the Custodian and held in the name of the Issuer subject to the Lien of this Indenture (the “Revolver Funding Account”). Upon initial purchase or acquisition of any such obligations, funds deposited in the Revolver Funding Account in respect of any Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation will be treated as part of the purchase price therefor. Amounts on deposit in the Revolver Funding Account will be invested in overnight funds that are Eligible Investments selected by the Collateral Manager pursuant to Section 10.6 and earnings from all such investments will be deposited in the Interest Collection Subaccount as Interest Proceeds. All other amounts held in the Revolver Funding Account will be deemed to represent Principal Proceeds.

The Issuer shall, at all times, maintain sufficient funds on deposit in the Revolver Funding Account such that the sum of the amount of funds on deposit in the Revolver Funding Account shall be at least equal to the sum of the unfunded funding obligations under all such Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations then included in the Assets. Funds shall be deposited in the Revolver Funding Account upon the purchase of any Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation and upon the receipt by the Issuer of any Principal Proceeds with respect to a Revolving Collateral Obligation as directed by the Collateral Manager on behalf of the Issuer. In the event of any shortfall in the Revolver Funding Account, the Collateral Manager (on behalf of the Issuer) may direct the Trustee to, and the Trustee thereafter shall, transfer funds in an amount equal to such shortfall from the Principal Collection Subaccount to the Revolver Funding Account.

Any funds in the Revolver Funding Account (other than earnings from Eligible Investments therein) will be treated as Principal Proceeds and will be available solely to cover any drawdowns on the Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations; provided that any excess of (A) the amounts on deposit in the Revolver Funding Account over (B) the sum of the unfunded funding obligations under all Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations that are included in the Assets (which excess may occur for any reason, including upon (i) the sale or maturity of a Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation, (ii) the occurrence of an event of default with respect to any such Delayed Drawdown Obligation or Revolving Collateral Obligation or (iii) any other event or circumstance which results in the irrevocable reduction of the undrawn commitments under such Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation) may be transferred by the Trustee (at the written direction of the Collateral Manager on behalf of the Issuer) from time to time as Principal Proceeds to the Principal Collection Subaccount.

Section 10.5 Capital Contributions. Subject to the immediately following sentence, at any time the holders of the Interests may, but shall not be required to, make capital contributions of cash, Eligible Investments and Collateral Obligations to the Issuer for any purpose. After the Closing Date, all capital contributions other than any made in connection with any additional issuance of Notes (including capital contributions by any newly admitted holders of the Interests but excluding for purposes of this sentence deemed capital contributions in connection with sales, repurchases or substitutions of loans as expressly provided herein and in the Master Loan Sale Agreement) shall be in minimum increments of $1,000,000 or any greater amount (or such lesser amount consented to by a Majority of the Controlling Class), and the holders of the Interests may make up to four (4) such capital contributions after the Closing Date without the consent of a Majority of the Controlling Class.

Section 10.6 Reinvestment of Funds in Accounts; Reports by Trustee. (a) By Issuer Order (which may be in the form of standing instructions), the Issuer (or the Collateral Manager on behalf of the Issuer) shall at all times direct the Trustee to, and, upon receipt of such Issuer Order, the Trustee shall, invest all funds on deposit in the Collection Account, the Ramp-Up Account and the Revolver Funding Account, as so directed in Eligible Investments having stated maturities no later than the Business Day preceding the next Payment Date (or such shorter maturities expressly provided herein). If prior to the occurrence of an Event of Default, the Issuer shall not have given any such investment directions, the Trustee shall seek instructions from the Collateral Manager within three Business Days after transfer of any funds to such accounts. If the Trustee does not thereafter receive written instructions from the Collateral Manager within five Business Days after transfer of such funds to such accounts, it shall invest and reinvest the funds held in such accounts, as fully as practicable, in the Standby Directed Investment or other Eligible Investments of the type described in clause (ii) of the definition of “Eligible Investments” maturing no later than the Business Day immediately preceding the next Payment Date (or such shorter maturities expressly provided herein). If after the occurrence of an Event of Default, the Issuer shall not have given such investment directions to the Trustee for three consecutive days, the Trustee shall invest and reinvest such Monies as fully as practicable in the Standby Directed Investment unless and until contrary investment instructions as provided in the preceding sentence are received or the Trustee receives a written instruction from the Issuer, or the Collateral Manager on behalf of the Issuer, changing the Standby Directed Investment. Except to the extent expressly provided otherwise herein, all interest and other income from such investments shall be deposited in the Interest Collection Subaccount, any gain realized from such investments shall be credited to the Principal Collection Subaccount upon receipt, and any loss resulting from such investments shall be charged to the Principal Collection Subaccount. The Trustee shall not in any way be held liable by reason of any insufficiency of such accounts which results from any loss relating to any such investment; provided that nothing herein shall relieve the Bank of (i) its obligations or liabilities under any security or obligation issued by the Bank or any Affiliate thereof or (ii) liability for any loss resulting from gross negligence, willful misconduct or fraud on the part of the Bank or any Affiliate thereof.

(b) The Trustee agrees to give the Issuer immediate notice if any Account or any funds on deposit in any Account, or otherwise to the credit of an Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process.

(c) The Trustee shall supply, in a timely fashion, to the Issuer, Moody’s and the Collateral Manager any information regularly maintained by the Trustee that the Issuer, Moody’s or the Collateral Manager may from time to time reasonably request with respect to the Assets, the Accounts and the other Assets and provide any other requested information reasonably available to the Trustee by reason of its acting as Trustee hereunder and required to be provided by Section 10.7 or to permit the Collateral Manager to perform its obligations under the Collateral Management Agreement or the Issuer’s obligations hereunder that have been delegated to the Collateral Manager. The Trustee shall promptly forward to the Collateral Manager copies of notices and other writings received by it from the Obligor or issuer of any Asset or from any Clearing Agency with respect to any Asset which notices or writings advise the holders of such Asset of any rights that the holders might have with respect thereto (including, without limitation, requests to vote with respect to amendments or waivers and notices of prepayments and redemptions) as well as all periodic financial reports received from such Obligor or issuer and Clearing Agencies with respect to such Obligor or issuer.

Section 10.7 Accountings.

(a) Monthly. Not later than the twentieth calendar day (or, if such day is not a Business Day, on the next succeeding Business Day) of each calendar month (other than January, April, July and October in each year) and commencing in August, 2014, the Issuer shall compile and give to the Trustee (who shall make available to Moody’s, the Collateral Manager, the Initial Purchaser, any other Holder shown on the Register of a Note and any beneficial owner of a Note who has delivered a Beneficial Ownership Certificate to the Trustee), a monthly report on a settlement date basis (except as otherwise expressly provided in this Indenture) (each such report a “Monthly Report”). As used herein, the “Monthly Report Determination Date” with respect to any calendar month will be the tenth day of such calendar month; provided, that if such tenth day is not a Business Day, the next succeeding Business Day. The Monthly Report for a calendar month shall contain the following information with respect to the Collateral Obligations and Eligible Investments included in the Assets, and shall be determined as of the close of business on the Monthly Report Determination Date for such calendar month:

(i) Aggregate Principal Balance of Collateral Obligations, the aggregate unfunded commitments of the Collateral Obligations, any capitalized interest on the Collateral Obligations and Eligible Investments representing Principal Proceeds.

(ii) Adjusted Collateral Principal Amount of Collateral Obligations.

(iii) Collateral Principal Amount of Collateral Obligations.

(iv) A list of Collateral Obligations, including, with respect to each such Collateral Obligation, the following information:

(A) The obligor thereon (including the issuer ticker, if any);

(B) The CUSIP or security identifier thereof;

(C) The Principal Balance thereof (other than any accrued interest that was purchased with Principal Proceeds) and any unfunded commitment pertaining thereto;

(D) The percentage of the aggregate Collateral Principal Amount represented by such Collateral Obligation;

(E) (x) The related interest rate or spread (in the case of a LIBOR Floor Obligation, calculated both with and without regard to the applicable specified “floor” rate per annum), (y) if such Collateral Obligation is a LIBOR Floor Obligation, the related LIBOR floor and (z) the identity of any Collateral Obligation that is not a LIBOR Floor Obligation and for which interest is calculated with respect to any index other than LIBOR;

(F) The stated maturity thereof;

(G) The related Moody’s Industry Classification;

(H) The Moody’s Rating, unless such rating is based on a credit estimate unpublished by Moody’s (and, in the event of a downgrade or withdrawal of the applicable Moody’s Rating, the prior rating and the date such Moody’s Rating was changed);

(I) The Moody’s Default Probability Rating, unless such rating is based on a credit estimate unpublished by Moody’s;

(J) The country of Domicile;

(K) An indication as to whether each such Collateral Obligation is (1) a Senior Secured Loan, (2) a Second Lien Loan, (3) a Defaulted Obligation, (4) a Delayed Drawdown Collateral Obligation, (5) a Revolving Collateral Obligation, (6) a Participation Interest (indicating the related Selling Institution, if applicable, and its ratings by Moody’s), (7) a Permitted Deferrable Obligation, (8) a Fixed Rate Obligation, (9) a Current Pay Obligation, (10) a Discount Obligation, (11) a Discount Obligation purchased in the manner described in clause (y) of the proviso to the definition “Discount Obligation”, (12) a DIP Collateral Obligation and (13) a Cov-Lite Loan;

(L) With respect to each Collateral Obligation that is a Discount Obligation purchased in the manner described in clause (y) of the proviso to the definition “Discount Obligation”,

(I) the identity of the Collateral Obligation (including whether such Collateral Obligation was classified as a Discount Obligation at the time of its original purchase) the proceeds of whose sale are used to purchase the purchased Collateral Obligation;

(II) the purchase price (as a percentage of par) of the purchased Collateral Obligation and the sale price (as a percentage of par) of the Collateral Obligation the proceeds of whose sale are used to purchase the purchased Collateral Obligation;

(III) the Moody’s Default Probability Rating assigned to the purchased Collateral Obligation and the Moody’s Default Probability Rating assigned to the Collateral Obligation the proceeds of whose sale are used to purchase the purchased Collateral Obligation; and

(IV) the Aggregate Principal Balance of Collateral Obligations that have been excluded from the definition of “Discount Obligation” and relevant calculations indicating whether such amount is in compliance with the limitations described in clauses (z)(A) and (z)(B) of the proviso to the definition of “Discount Obligation.”

(M) The Principal Balance of each Cov-Lite Loan and the Aggregate Principal Balance of all Cov-Lite Loans; and

(N) The Moody’s Recovery Rate, unless such rate is based on a rating or credit estimate unpublished by Moody’s.

(O) Based on the monthly report of, and as reported by, the Retention Provider, the holding by the Retention Provider of the Retention Interest as of the date of its report.

(v) If the Monthly Report Determination Date occurs on or after the Effective Date, for each of the limitations and tests specified in the definitions of Concentration Limitations and Collateral Quality Test, (1) the result, (2) the related minimum or maximum test level (including any Moody’s Weighted Average Recovery Adjustment, if applicable, indicating to which test such Moody’s Weighted Average Recovery Adjustment was allocated, the amount of such allocation and the result of such test calculated without giving effect to the Moody’s Weighted Average Recovery Adjustment) and (3) if such Monthly Report Determination Date occurs on or prior to the last day of the Reinvestment Period, a determination as to whether such result satisfies the related test.

(vi) The calculation of each of the following:

(A) Each Interest Coverage Ratio (and setting forth the percentage required to satisfy each Interest Coverage Test); and

(B) Each Overcollateralization Ratio (and setting forth the percentage required to satisfy each Overcollateralization Ratio Test).

(vii) The calculation specified in Section 5.1(e).

(viii) The identity of each Defaulted Obligation, the Moody’s Collateral Value and Market Value of each such Defaulted Obligation and date of default thereof.

(ix) The identity of each Collateral Obligation with a Moody’s Default Probability Rating of “Caa1” or below and, if the Concentration Limitations with respect to “Caa1” described in clause (iv) of the definition thereof is not satisfied as of the relevant Monthly Report Determination Date, the Market Value of each such Collateral Obligation.

(x) The identity of each Deferring Obligation, the Moody’s Collateral Value and Market Value of each Deferring Obligation, and the date on which interest was last paid in full in Cash thereon.

(xi) The identity of each Current Pay Obligation, the Market Value of each such Current Pay Obligation, and the percentage of the Collateral Principal Amount comprised of Current Pay Obligations.

(xii) The Aggregate Principal Balance, measured cumulatively from the Closing Date onward, of all Collateral Obligations that would have been acquired through a Distressed Exchange but for the operation of the proviso in the definition of “Distressed Exchange”, all as reported to the Trustee by the Collateral Manager.

(xiii) The Weighted Average Moody’s Rating Factor and the Adjusted Weighted Average Moody’s Rating Factor.

(xiv) A copy of the notice provided by the Collateral Manager pursuant to Section 12.2(b) hereof setting forth the details of any Trading Plan (including the proposed amendments and/or proposed investments identified by the Collateral Manager for acquisition or entry, as applicable, as part of such Trading Plan (which details shall be reported on a dedicated page of the Monthly Report)).

(xv) Such other information as Moody’s or the Collateral Manager may reasonably request.

For each instance in which the Market Value is reported pursuant to the foregoing, the Monthly Report shall also indicate the manner in which such Market Value was determined and the source(s) (if applicable) used in such determination.

Upon receipt of each Monthly Report, the Trustee shall compare the information contained in such Monthly Report to the information contained in its records with respect to the Assets and shall, within three Business Days after receipt of such Monthly Report, notify the Issuer, Moody’s and the Collateral Manager if the information contained in the Monthly Report does not conform to the information maintained by the Trustee with respect to the Assets. If any discrepancy exists, the Issuer, or the Collateral Manager on behalf of the Issuer, shall attempt to resolve the discrepancy. If such discrepancy cannot be promptly resolved, the Trustee shall within ten (10) Business Days notify the Collateral Manager who shall, on behalf of the Issuer, request that the Independent accountants appointed by the Issuer pursuant to Section 10.9 review such Monthly Report and the Trustee’s records to determine the cause of such discrepancy. If such review reveals an error in the Monthly Report or the Trustee’s records, the Monthly Report or the Trustee’s records shall be revised accordingly and, as so revised, shall be utilized in making all calculations pursuant to this Indenture and notice of any error in the Monthly Report shall be sent as soon as practicable by the Issuer to all recipients of such report which may be accomplished by making a notation of such error in the subsequent Monthly Report.

(b) Payment Date Accounting. The Issuer shall render an accounting to the Trustee (each a “Distribution Report”), determined as of the close of business on each Determination Date preceding a Payment Date (and the Trustee shall make available such Distribution Report to the Collateral Manager, the Initial Purchaser, Moody’s, any Holder shown on the Register of a Note and any beneficial owner of a Note who has delivered a Beneficial Ownership Certificate to the Trustee) not later than the related Payment Date. The Distribution Report shall contain the following information:

(i) the information required to be in the Monthly Report pursuant to Section 10.7(a);

(ii) (a) the Aggregate Outstanding Amount of the Notes of each Class at the beginning of the Interest Accrual Period and such amount as a percentage of the original Aggregate Outstanding Amount of the Notes of such Class, (b) the amount of principal payments to be made on the Notes of each Class on the next Payment Date, the amount of any Deferred Interest on the Deferrable Notes and the Aggregate Outstanding Amount of the Notes of each Class after giving effect to the principal payments, if any, on the next Payment Date and such amount as a percentage of the original Aggregate Outstanding Amount of the Notes of such Class and (c) the amount of payments, if any, to be made on the Interests on the next Payment Date;

(iii) the Interest Rate and accrued interest for each applicable Class of Notes for such Payment Date;

(iv) the amounts payable pursuant to each clause of Section 11.1(a)(i) and each clause of Section 11.1(a)(ii) or each clause of Section 11.1(a)(iii), as applicable, on the related Payment Date;

(v) for the Collection Account:

(A) the Balance on deposit in the Collection Account at the end of the related Collection Period;

(B) the amounts payable from the Collection Account to the Payment Account, in order to make payments pursuant to Section 11.1(a)(i) and Section 11.1(a)(ii) on the next Payment Date (net of amounts which the Collateral Manager intends to re-invest in additional Collateral Obligations pursuant to Article XII); and

(C) the Balance remaining in the Collection Account immediately after all payments and deposits to be made on such Payment Date;

(vi) for each Account, a schedule showing the beginning balance, each credit or debit specifying the nature, source and amount, and the ending balance;

(vii) a schedule showing for each of the following the beginning balance, the amount of Interest Proceeds received from the date of determination of the immediately preceding Distribution Report, and the ending balance for the Determination Date preceding the current Payment Date:

(A) Interest Proceeds from Collateral Obligations; and

(B) Interest Proceeds from Eligible Investments;

(viii) purchases, prepayments, and sales:

(A) the identity, Principal Balance (other than any accrued interest that was purchased with Principal Proceeds), unfunded commitment (if any), capitalized interest (if any), Principal Proceeds and Interest Proceeds received, and date for (X) each Collateral Obligation that was released for sale or disposition pursuant to Section 12.1 since the Determination Date immediately preceding the last Distribution Report and (Y) each prepayment or redemption of a Collateral Obligation, and in the case of (X), whether such Collateral Obligation was a Credit Risk Obligation or a Credit Improved Obligation, whether the sale of such Collateral Obligation was a discretionary sale;

(B) the identity, Principal Balance (other than any accrued interest that was purchased with Principal Proceeds), unfunded commitment (if any), capitalized interest (if any) and Principal Proceeds and Interest Proceeds expended to acquire each Collateral Obligation acquired pursuant to Section 12.2 or 12.3 since the Determination Date immediately preceding the last Distribution Report; and

(C) the identity, Principal Balance (other than any accrued interest that was purchased with Principal Proceeds), unfunded commitment (if any), Principal Proceeds and Interest Proceeds received, and date for each Collateral Obligation that was substituted pursuant to Section 12.3(a) or repurchased pursuant to Section 12.3(b) (and, in either case, an indication as to whether each such substitution or repurchase was a mandatory substitution or repurchase) since the Determination Date immediately preceding the last Distribution Report, all as reported to the Trustee by the Collateral Manager at the time of such purchase, repurchase or substitution (or, if no Collateral Obligations were so substituted or repurchased during such period, a statement to that effect); and

(ix) such other information as the Collateral Manager may reasonably request.

Each Distribution Report shall constitute instructions to the Trustee to withdraw funds from the Payment Account and pay or transfer such amounts set forth in such Distribution Report in the manner specified and in accordance with the priorities established in Section 11.1 and Article XIII.

(c) Interest Rate Notice. The Trustee shall include in the Monthly Report a notice setting forth the Interest Rate for each Class of Notes for the Interest Accrual Period preceding the next Payment Date.

(d) Failure to Provide Accounting. If the Trustee shall not have received any accounting provided for in this Section 10.7 on the first Business Day after the date on which such accounting is due to the Trustee, the Trustee shall notify the Collateral Manager who shall use all reasonable efforts to obtain such accounting by the applicable Payment Date. To the extent the Collateral Manager is required to provide any information or reports pursuant to this Section 10.7 as a result of the failure of the Issuer to provide such information or reports, the Collateral Manager shall be entitled to retain an Independent certified public accountant in connection therewith and the reasonable costs incurred by the Collateral Manager for such Independent certified public accountant shall be paid by the Issuer.

(e) Required Content of Certain Reports. Each Monthly Report and each Distribution Report sent to any Holder or beneficial owner of an interest in a Note shall contain, or be accompanied by, the following notices:

The Notes may be beneficially owned only by Persons that are (a) Qualified Purchasers that are not “U.S. persons” (as defined in Regulation S) and are purchasing their beneficial interest outside of the United States in reliance on Regulation S or (b) both (i) Qualified Institutional Buyers or Institutional Accredited Investors and (ii) Qualified Purchasers (or corporations, partnerships, limited liability companies or other entities (other than trusts) each shareholder, partner, member or other equity owner of which is either a Qualified Purchaser). The Issuer has the right to compel any beneficial owner of an interest in Regulation S Global Notes or Rule 144A Global Notes that does not meet the qualifications set forth in the preceding sentence to sell its interest in such Notes, or may sell such interest on behalf of such owner, pursuant to Section 2.11 of the Indenture.

Each holder receiving this report agrees to keep all non-public information herein confidential and not to use such information for any purpose other than its evaluation of its investment in the Notes; provided that any holder may provide such information on a confidential basis to any prospective purchaser of such holder’s Notes that is permitted by the terms of the Indenture to acquire such holder’s Notes and that agrees to keep such information confidential in accordance with the terms of the Indenture.

(f) Initial Purchaser Information. The Issuer and the Initial Purchaser, or any successor to an Initial Purchaser, may post the information contained in a Monthly Report or Distribution Report to a password-protected internet site accessible only to the Holders of the Notes and to the Collateral Manager.

(g) Distribution of Reports. The Trustee will make the Monthly Report and the Distribution Report available via its website. The Trustee’s website shall initially be located at www.usbank.com/cdo. The Trustee may change the way such statements are distributed. As a condition to access to the Trustee’s website, the Trustee may require registration and the acceptance of a disclaimer. The Trustee shall be entitled to rely on but shall not be responsible for the content or accuracy of any information provided in the Monthly Report and the Distribution Report which the Trustee disseminates in accordance with this Indenture and may affix thereto any disclaimer it deems appropriate in its reasonable discretion.

(h) Effective Date Moody’s Report. The Trustee shall compile and make available to Moody’s the Effective Date Moody’s Report based solely on information contained in the Monthly Reports or provided by the Collateral Manager to the Trustee. The Collateral Manager shall cooperate with the Trustee in connection with the preparation of the Effective Date Moody’s Report. Without limiting the generality of the foregoing, the Collateral Manager shall supply in a timely fashion any information maintained by it that the Trustee may from time to time request with respect to the Collateral and reasonably need to complete the Effective Date Moody’s Report or required to permit the Trustee to perform its obligations hereunder. The Collateral Manager shall review and verify the contents of the aforesaid reports, instructions, statements and certificates and shall send such reports, instructions, statements and certificates to the Issuer for execution.

Section 10.8 Release of Assets. (a) Subject to Article XII, the Issuer may, by Issuer Order executed by an Officer of the Collateral Manager, delivered to the Trustee at least one Business Day prior to the settlement date for any sale of an Asset certifying that the sale, repurchase or substitution of such Asset is being made in accordance with Section 12.1 or 12.3 hereof or Section 7.2 of the Master Loan Sale Agreement, as applicable, and such sale, repurchase or substitution complies with all applicable requirements of Section 12.1 or 12.3 hereof or Section 7.2 of the Master Loan Sale Agreement, as applicable (provided that if an Event of Default has occurred and is continuing, neither the Issuer nor the Collateral Manager (on behalf of the Issuer) may direct the Trustee to release or cause to be released such Asset from the lien of this Indenture pursuant to a sale under Section 12.1(e), Section 12.1(f) or Section 12.1(g) unless the sale of such Asset is permitted pursuant to Section 12.4(c)), direct the Trustee to release or cause to be released such Asset from the lien of this Indenture and, upon receipt of such Issuer Order, the Trustee shall deliver any such Asset, if in physical form, duly endorsed to the broker or purchaser designated in such Issuer Order or, if such Asset is a Clearing Corporation Security, cause an appropriate transfer thereof to be made, in each case against receipt of the sales price therefor as specified by the Collateral Manager in such Issuer Order; provided that the Trustee may deliver any such Asset in physical form for examination in accordance with industry custom.

(b) Subject to the terms of this Indenture, the Trustee shall upon an Issuer Order (i) deliver any Asset, and release or cause to be released such Asset from the lien of this Indenture, which is set for any mandatory call or redemption or payment in full to the appropriate payor or paying agent, as applicable, on or before the date set for such call, redemption or payment, in each case against receipt of the call or redemption price or payment in full thereof and (ii) provide notice thereof to the Collateral Manager.

(c) Upon receiving actual notice of any Offer or any request for a waiver, direction, consent, amendment or other modification or action with respect to any Asset, the Trustee on behalf of the Issuer shall notify the Collateral Manager of any Asset that is subject to a tender offer, voluntary redemption, exchange offer, conversion or other similar action (an “Offer”) or such request. Unless the Notes have been accelerated following an Event of Default, the Collateral Manager may, by Issuer Order, direct (x) the Trustee to accept or participate in or decline or refuse to participate in such Offer and, in the case of acceptance or participation, to release from the lien of this Indenture such Asset in accordance with the terms of the Offer against receipt of payment therefor, or (y) the Issuer or the Trustee to agree to or otherwise act with respect to such consent, direction, waiver, amendment, modification or action; provided that in the absence of any such direction, the Trustee shall not respond or react to such Offer or request.

(d) As provided in Section 10.2(a), the Trustee shall deposit any proceeds received by it from the disposition or replacement of an Asset in the applicable subaccount of the Collection Account, unless simultaneously applied to the purchase of additional Collateral Obligations or Eligible Investments as permitted under and in accordance with the requirements of this Article X and Article XII.

(e) The Trustee shall, upon receipt of an Issuer Order at such time as there are no Notes Outstanding and all obligations of the Issuer hereunder have been satisfied, release any remaining Assets from the lien of this Indenture.

(f) Any security, Collateral Obligation or amounts that are released pursuant to Section 10.8(a), (b) or (c) shall be released from the lien of this Indenture.

(g) Any amounts paid from the Payment Account to the holders of the Interests in accordance with the Priority of Payments shall be released from the lien of this Indenture.

Section 10.9 Reports by Independent Accountants. (a) At the Closing Date, the Issuer shall appoint one or more firms of Independent certified public accountants of recognized international reputation for purposes of reviewing and delivering the reports or certificates of such accountants required by this Indenture, which may be the firm of Independent certified public accountants that performs accounting services for the Issuer or the Collateral Manager. The Issuer may remove any firm of Independent certified public accountants at any time without the consent of any Holder of Notes. Upon any resignation by such firm or removal of such firm by the Issuer, the Issuer (or the Collateral Manager on behalf of the Issuer) shall promptly appoint by Issuer Order delivered to the Trustee and Moody’s a successor thereto that shall also be a firm of Independent certified public accountants of recognized international reputation, which may be a firm of Independent certified public accountants that performs accounting services for the Issuer or the Collateral Manager. If the Issuer shall fail to appoint a successor to a firm of Independent certified public accountants which has resigned within 30 days after such resignation, the Issuer shall promptly notify the Trustee of such failure in writing. If the Issuer shall not have appointed a successor within ten days thereafter, the Trustee shall promptly notify the Collateral Manager, who shall appoint a successor firm of Independent certified public accountants of recognized international reputation. The fees of such Independent certified public accountants and its successor shall be payable by the Issuer.

(b) On or before March 31st of each year, commencing in 2015, the Issuer shall cause to be delivered to the Trustee a statement from a firm of Independent certified public accountants for the Distribution Report prepared in April and October of the prior year (i) indicating that the calculations within those Distribution Reports have been performed in accordance with the applicable provisions of this Indenture and (ii) listing the Aggregate Principal Balance of the

Assets and the Aggregate Principal Balance of the Collateral Obligations securing the Notes as of the relevant Determination Dates; provided that in the event of a conflict between such firm of Independent certified public accountants and the Issuer with respect to any matter in this Section 10.9, the determination by such firm of Independent public accountants shall be conclusive.

(c) Upon the written request of the Trustee, or any holder of an Interest, the Issuer will cause the firm of Independent certified public accountants appointed pursuant to Section 10.9(a) to provide any holder of Interests with all of the information required to be provided by the Issuer or pursuant to Section 7.17 or assist the Issuer in the preparation thereof.

(d) The Trustee shall have no responsibility to make any inquiry or investigation as to, and shall have no obligation in respect of, the terms of any engagement of Independent accountants by the Issuer (or the Collateral Manager on behalf of the Issuer) or the terms of any agreed upon procedures in respect of such engagement; provided, however that the Trustee shall be authorized, upon receipt of an Issuer Order directing the same, to execute any acknowledgement or other agreement with the Independent accountants required for the Trustee to receive any of the reports or instructions provided for herein, which acknowledgement or agreement may include, among other things, (i) acknowledgement that the Issuer has agreed that the procedures to be performed by the Independent accountants are sufficient for the Issuer’s purposes, (ii) releases by the Trustee (on behalf of itself and the Holders) of claims against the Independent accountants and acknowledgement of other limitations of liability in favor of the Independent accountants, and (iii) restrictions or prohibitions on the disclosure of information or documents provided to it by such firm of Independent accountants (including to the Holders). Notwithstanding the foregoing, in no event shall the Trustee be required to execute any agreement in respect of the Independent accountants that the Trustee reasonably determines adversely affects it. In addition, the Trustee shall not be required to forward or otherwise disclose to the Holders any report or statement received by Independent accountants appointed pursuant to this Section 10.9. In the event a Holder wishes to request any such report or statement, it must do so directly from such accountants. Upon request, the Trustee shall provide to the requesting Holder the contact information for such accountants. The Trustee shall not have any liability to any Holder relating to such accountant’s report or statement or the unavailability thereof.

Section 10.10 Reports to Moody’s and Additional Recipients. In addition to the information and reports specifically required to be provided to Moody’s pursuant to the terms of this Indenture, the Issuer shall provide Moody’s with such additional information as it may from time to time reasonably request, and the Issuer shall notify Moody’s of any Specified Amendment, which notice to Moody’s shall include (x) a copy of such Specified Amendment, (y) a brief summary of its purpose and (z) which criteria under the definition of “Collateral Obligation” are no longer satisfied with respect to such Collateral Obligation after giving effect to the Specified Amendment, if any); provided, that any notification to Moody’s regarding a Specified Amendment shall be delivered to GMOCreditEstimatesAmericas@moodys.com. Moody’s may, at its option, re-determine the credit estimate of any such Collateral Obligation which is subject to a Specified Amendment. The Issuer (or the Collateral Manager on behalf of the Issuer) shall deliver to GMOCreditEstimatesAmericas@moodys.com in connection with each Distribution Report, a file containing the current RiskCalc estimates, the rating date and rating for applicable Collateral Obligations.

Section 10.11 Procedures Relating to the Establishment of Accounts Controlled by the Trustee. Notwithstanding anything else contained herein, the Trustee agrees that with respect to each of the Accounts, it will cause each Securities Intermediary establishing such accounts to enter into a securities account control agreement and, if the Securities Intermediary is the Bank, shall cause the Bank to comply with the provisions of such securities account control agreement. The Trustee shall have the right to open such subaccounts of any such account as it deems necessary or appropriate for convenience of administration.

Section 10.12 Section 3(c)(7) Procedures. For so long as any Notes are Outstanding, the Issuer shall do the following:

(a) Notification. Each Monthly Report sent or caused to be sent by the Issuer to the Noteholders will include a notice to the following effect:

“The Investment Company Act of 1940, as amended (the “1940 Act”), requires that all holders of the outstanding securities of the Issuer be “Qualified Purchasers” (“Qualified Purchasers”) as defined in Section 2(a)(51)(A) of the 1940 Act and related rules. Under the rules, the Issuer must have a “reasonable belief” that all holders of its outstanding securities, including transferees, are Qualified Purchasers. Consequently, all sales and resales of the Notes must be made solely to purchasers that are Qualified Purchasers. Each purchaser of a Note (such Note a “Restricted Note”) will be deemed (or required, as the case may be) to represent at the time of purchase that: (i) the purchaser is a Qualified Purchaser who is either (x) an institutional accredited investor (“IAI”) within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”), (y) a qualified institutional buyer as defined in Rule 144A under the Securities Act (“QIB”), or (z) except for with respect to the Class E Notes and/or Class F Notes, a non-U.S. person acquiring such notes in an offshore transaction (as defined in Regulation S under the Securities Act) in reliance on the exemption from registration provided by Regulation S under the Securities Act; (ii) the purchaser is acting for its own account or the account of another Qualified Purchaser and QIB/IAI/non-U.S. person (as applicable); (iii) the purchaser is not formed for the purpose of investing in the Issuer; (iv) the purchaser, and each account for which it is purchasing, will hold and transfer at least the Minimum Denominations of the Notes specified herein; (v) the purchaser understands that the Issuer may receive a list of participants holding positions in securities from one or more book-entry depositories; and (vi) the purchaser will provide written notice of the foregoing, and of any applicable restrictions on transfer, to any subsequent transferees. The Restricted Notes may only be transferred to another Qualified Purchaser and QIB/IAI/non-U.S. person (as applicable) and all subsequent transferees are deemed to have made representations (i) through (vi) above.”

“The Issuer directs that the recipient of this notice, and any recipient of a copy of this notice, provide a copy to any Person having an interest in this Note as indicated on the books of DTC or on the books of a participant in DTC or on the books of an indirect participant for which such participant in DTC acts as agent.”

“The Indenture provides that if, notwithstanding the restrictions on transfer contained therein, the Issuer determines that any holder of, or beneficial owner of an interest in, a

Restricted Note who is determined not to have been a Qualified Purchaser at the time of acquisition of such Restricted Note, or beneficial interest therein, the Issuer may require, by notice to such Holder or beneficial owner, that such Holder or beneficial owner sell all of its right, title and interest to such Restricted Note (or any interest therein) to a Person that is either (x) except for with respect to the Class E Notes and/or Class F Notes, a Qualified Purchaser acquiring the Notes in an offshore transaction (as defined in Regulation S) in reliance on the exemption from registration provided by Regulation S, or (y) a Qualified Purchaser who is either an IAI or a QIB (as applicable), with such sale to be effected within 30 days after notice of such sale requirement is given. If such holder or beneficial owner fails to effect the transfer required within such 30-day period, (i) the Issuer or the Collateral Manager acting for the Issuer, without further notice to such holder, shall and is hereby irrevocably authorized by such holder or beneficial owner, to cause its Restricted Note, or beneficial interest therein to be transferred in a commercially reasonable sale (conducted by the Collateral Manager in accordance with Article 9 of the UCC as in effect in the State of New York as applied to securities that are sold on a recognized market or that may decline speedily in value) to a Person that certifies to the Trustee, the Issuer and the Collateral Manager, in connection with such transfer, that such Person meets the qualifications set forth in clauses (x) and (y) above and (ii) pending such transfer, no further payments will be made in respect of such Restricted Note, or beneficial interest therein held by such holder or beneficial owner.”

(b) DTC Actions. The Issuer will direct DTC to take the following steps in connection with the Global Notes:

(i) The Issuer will direct DTC to include the marker “3c7” in the DTC 20-character security descriptor and the 48-character additional descriptor for the Global Notes in order to indicate that sales are limited to Qualified Purchasers.

(ii) The Issuer will direct DTC to cause each physical deliver order ticket that is delivered by DTC to purchasers to contain the 20-character security descriptor. The Issuer will direct DTC to cause each deliver order ticket that is delivered by DTC to purchasers in electronic form to contain a “3c7” indicator and a related user manual for participants. Such user manual will contain a description of the relevant restrictions imposed by Section 3(c)(7).

(iii) On or prior to the Closing Date, the Issuer will instruct DTC to send a Section 3(c)(7) Notice to all DTC participants in connection with the offering of the Global Notes.

(iv) In addition to the obligations of the Registrar set forth in Section 2.5, the Issuer will from time to time (upon the request of the Trustee) make a request to DTC to deliver to the Issuer a list of all DTC participants holding an interest in the Global Notes.

(v) The Issuer will cause each CUSIP number obtained for a Global Note to have a fixed field containing “3c7” and “144A” indicators, as applicable, attached to such CUSIP number.

(c) Bloomberg Screens, Etc. The Issuer will from time to time request all third-party vendors to include on screens maintained by such vendors appropriate legends regarding Rule 144A and Section 3(c)(7) under the 1940 Act restrictions on the Global Notes. Without limiting the foregoing, the Initial Purchaser will request that each third-party vendor include the following legends on each screen containing information about the Notes:

(i) Bloomberg.

(A) “Iss’d Under 144A/3c7”, to be stated in the “Note Box” on the bottom of the “Security Display” page describing the Global Notes;

(B) a flashing red indicator stating “See Other Available Information” located on the “Security Display” page;

(C) a link to an “Additional Security Information” page on such indicator stating that the Global Notes are being offered in reliance on the exception from registration under Rule 144A of the Securities Act of 1933 to Persons that are both (i) “Qualified Institutional Buyers” as defined in Rule 144A under the Securities Act and (ii) “Qualified Purchasers” as defined under Section 2(a)(51) of the 1940 Act, as amended; and

(D) a statement on the “Disclaimer” page for the Global Notes that the Notes will not be and have not been registered under the Securities Act of 1933, as amended, that the Issuer has not been registered under the 1940 Act, as amended, and that the Global Notes may only be offered or sold in accordance with Section 3(c)(7) of the 1940 Act, as amended.

(ii) Reuters.

(A) a “144A – 3c7” notation included in the security name field at the top of the Reuters Instrument Code screen;

(B) a “144A3c7Disclaimer” indicator appearing on the right side of the Reuters Instrument Code screen; and

(C) a link from such “144A3c7Disclaimer” indicator to a disclaimer screen containing the following language: “These Notes may be sold or transferred only to Persons who are both (i) Qualified Institutional Buyers, as defined in Rule 144A under the Securities Act, and (ii) Qualified Purchasers, as defined under Section 3(c)(7) under the U.S. Investment Company Act of 1940.”

ARTICLE XI

APPLICATION OF MONIES

Section 11.1 Disbursements of Monies from Payment Account. (a) Notwithstanding any other provision herein, but subject to the other sub-Sections of this Section 11.1 and to

Section 13.1, on each Payment Date, the Trustee shall disburse amounts transferred from the Collection Account to the Payment Account pursuant to Section 10.2 in accordance with the following priorities (the “Priority of Payments”); provided that, unless an Enforcement Event has occurred and is continuing, (x) amounts transferred from the Interest Collection Subaccount shall be applied solely in accordance with Section 11.1(a)(i); and (y) amounts transferred from the Principal Collection Subaccount shall be applied solely in accordance with Section 11.1(a)(ii).

(i) On each Payment Date, unless an Enforcement Event has occurred and is continuing, Interest Proceeds on deposit in the Collection Account, to the extent received on or before the related Determination Date (or if such Determination Date is not a Business Day, the next succeeding Business Day) and that are transferred into the Payment Account, shall be applied in the following order of priority:

(A) to the payment of (1) first, taxes and governmental fees owing by the Issuer, if any and (2) second, the accrued and unpaid Administrative Expenses, in the priority stated in the definition thereof, up to the Administrative Expense Cap (except as otherwise expressly provided in connection with any Optional Redemption or Tax Redemption);

(B) to the payment to the Collateral Manager of (i) any accrued and unpaid Senior Collateral Management Fee due on such Payment Date (including any interest accrued on any Senior Collateral Management Fee Shortfall Amount) minus the amount of any Current Deferred Senior Management Fee, if any, and (ii) any Cumulative Deferred Senior Management Fee requested to be paid at the option of the Collateral Manager; provided that, to the extent Interest Proceeds are needed to satisfy any of the Coverage Tests (calculated on a pro forma basis after giving effect to all payments pursuant to this subclause (ii)), such Interest Proceeds shall not be used to pay such portion of the Cumulative Deferred Senior Management Fee requested to be paid pursuant to this subclause (ii);

(C) to the payment of accrued and unpaid interest on the Class A Notes (including any defaulted interest);

(D) to the payment of accrued and unpaid interest on the Class B-1 Notes and the Class B-2 Notes (including any defaulted interest), allocated in proportion to the amount of accrued and unpaid interest (including any defaulted interest) on each such Class;

(E) if the Class A/B Overcollateralization Ratio Test or, with respect to the second Determination Date and each Determination Date thereafter, the Class A/B Interest Coverage Test, is not satisfied on the related Determination Date, to make payments in accordance with the Note Payment Sequence to the extent necessary to cause all Class A/B Coverage Tests that are applicable on such Payment Date to be satisfied on a pro forma basis after giving effect to all payments pursuant to this clause (E);

(F) to the payment of (1) first, accrued and unpaid interest on the Class C Notes, and (2) second, any Deferred Interest on the Class C Notes (and interest accrued thereon);

(G) if the Class C Overcollateralization Ratio Test or, with respect to the second Determination Date and each Determination Date thereafter, the Class C Interest Coverage Test, is not satisfied on the related Determination Date, to make payments in accordance with the Note Payment Sequence to the extent necessary to cause all Class C Coverage Tests that are applicable on such Payment Date to be satisfied on a pro forma basis after giving effect to all payments pursuant to this clause (G);

(H) to the payment of (1) first, accrued and unpaid interest on the Class D Notes and (2) second, any Deferred Interest on the Class D Notes (and interest accrued thereon);

(I) if the Class D Overcollateralization Ratio Test or, with respect to the second Determination Date and each Determination Date thereafter, the Class D Interest Coverage Test, is not satisfied on the related Determination Date, to make payments in accordance with the Note Payment Sequence to the extent necessary to cause all Class D Coverage Tests that are applicable on such Payment Date to be satisfied on a pro forma basis after giving effect to all payments pursuant to this clause (I);

(J) to the payment of (1) first, accrued and unpaid interest on the Class E Notes, and (2) second, any Deferred Interest on the Class E Notes (and interest accrued thereon);

(K) if the Class E Overcollateralization Ratio Test is not satisfied on the related Determination Date, to make payments in accordance with the Note Payment Sequence to the extent necessary to cause the Class E Overcollateralization Ratio Test to be satisfied on a pro forma basis after giving effect to all payments pursuant to this clause (K);

(L) to the payment of (1) first, accrued and unpaid interest on the Class F Notes, and (2) second, any Deferred Interest on the Class F Notes (and interest accrued thereon);

(M) if, with respect to any Payment Date following the Effective Date, Moody’s has not yet confirmed its Initial Ratings of the Notes pursuant to Section 7.18(e) (unless the Effective Date Moody’s Condition has been satisfied), amounts available for distribution pursuant to this clause (M) shall be used for application in accordance with the Note Payment Sequence on such Payment Date in an amount sufficient to satisfy the Moody’s Rating Condition;

(N) to the payment to the Collateral Manager of (i) any accrued and unpaid Subordinate Collateral Management Fee due on such Payment Date (including any interest accrued on any Subordinate Collateral Management Fee

Shortfall Amount) minus the amount of any Current Deferred Subordinate Management Fee, if any, and (ii) any Cumulative Deferred Subordinate Management Fee, requested to be paid at the option of the Collateral Manager;

(O) to the payment of (1) first, (in the same manner and order of priority stated therein) any Administrative Expenses not paid pursuant to clause (A)(2) above due to the limitation contained therein and (2) second, any expenses related to a Re-Pricing;

(P) to the payment of any obligations of the Issuer or to establish any reserves determined by the Issuer to be necessary or desirable; and

(Q) any remaining Interest Proceeds to be paid to the holders of the Interests.

(ii) On each Payment Date, unless an Enforcement Event has occurred and is continuing, Principal Proceeds on deposit in the Collection Account that are received on or before the related Determination Date (or if such Determination Date is not a Business Day, the next succeeding Business Day) and that are transferred to the Payment Account (which will not include (i) amounts required to meet funding requirements with respect to Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations that are deposited in the Revolver Funding Account or (ii) during the Reinvestment Period, Principal Proceeds that have previously been reinvested in Collateral Obligations or Principal Proceeds which the Issuer has entered into any commitment to reinvest in Collateral Obligations) shall be applied in the following order of priority:

(A) to pay the amounts referred to in clauses (A) through (D) of Section 11.1(a)(i) (and in the same manner and order of priority stated therein), but only to the extent not paid in full thereunder;

(B) to pay the amounts referred to in clause (E) of Section 11.1(a)(i), but only to the extent not paid in full thereunder and to the extent necessary to cause the Class A/B Coverage Tests that are applicable on such Payment Date to be met as of the related Determination Date on a pro forma basis after giving effect to any payments made through this clause (B);

(C) if the principal amounts of the Class A Notes and the Class B Notes have been paid in full, to pay the amounts referred to in clause (F) of Section 11.1(a)(i) (and in the same manner and order of priority stated therein), but only to the extent not paid in full thereunder;

(D) to pay the amounts referred to in clause (G) of Section 11.1(a)(i), but only to the extent not paid in full thereunder and to the extent necessary to cause the Class C Coverage Tests that are applicable on such Payment Date to be met as of the related Determination Date;

(E) if the principal amounts of the Class A Notes, the Class B Notes, and the Class C Notes have been paid in full, to pay the amounts referred to in clause (H) of Section 11.1(a)(i) (and in the same manner and order of priority stated therein), but only to the extent not paid in full thereunder;

(F) to pay the amounts referred to in clause (I) of Section 11.1(a)(i), but only to the extent not paid in full thereunder and to the extent necessary to cause the Class D Coverage Tests that are applicable on such Payment Date to be met as of the related Determination Date;

(G) if the principal amounts of the Class A Notes, the Class B Notes, the Class C Notes and the Class D Notes have been paid in full, to pay the amounts referred to in clause (J) of Section 11.1(a)(i) (and in the same manner and order of priority stated therein), but only to the extent not paid in full thereunder;

(H) to pay the amounts referred to in clause (K) of Section 11.1(a)(i), but only to the extent not paid in full thereunder and to the extent necessary to cause the Class E Overcollateralization Ratio Test to be met as of the related Determination Date;

(I) if the principal amounts of the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes and the Class E Notes have been paid in full, to pay the amounts referred to in clause (L) of Section 11.1(a)(i) (and in the same manner and order of priority stated therein), but only to the extent not paid in full thereunder;

(J) with respect to any Payment Date following the Effective Date, if after the application of Interest Proceeds pursuant to clause (M) of Section 11.1(a)(i), Moody’s has not yet confirmed its Initial Ratings of the Notes pursuant to Section 7.18(e) (unless the Effective Date Moody’s Condition has been satisfied), amounts available for distribution pursuant to this clause (J) shall be used for application in accordance with the Note Payment Sequence on such Payment Date in an amount sufficient to satisfy the Moody’s Rating Condition;

(K) if such Payment Date is a Redemption Date, to make payments in accordance with the Note Payment Sequence as appropriate;

(L) if such Payment Date is a Special Redemption Date occurring in connection with a Special Redemption described in (1) clause (i) of the first sentence of Section 9.6, to make payments in the amount of the Special Redemption Amount at the election of the Collateral Manager, or (2) clause (iv) of the first sentence of Section 9.6, to make payments in an amount necessary to reduce the outstanding Retention Deficiency to zero, in each such case in accordance with the Note Payment Sequence;

(M) during the Reinvestment Period, to the Collection Account as Principal Proceeds to invest in Eligible Investments (pending the purchase of additional Collateral Obligations) and/or to the purchase of additional Collateral Obligations;

(N) after the Reinvestment Period, to make payments in accordance with the Note Payment Sequence;

(O) to pay the amounts referred to in clause (N) of Section 11.1(a)(i) (in the same manner and order of priority stated therein), but only to the extent not paid in full thereunder;

(P) after the Reinvestment Period, to pay the amounts referred to in clause (O) of Section 11.1(a)(i) only to the extent not already paid (in the same manner and order of priority stated therein);

(Q) after the Reinvestment Period, to pay any Cumulative Deferred Senior Management Fee or Cumulative Deferred Subordinate Management Fee to the extent not already paid;

(R) to the payment of any obligations of the Issuer or to establish any reserves determined by the Issuer to be necessary or desirable; and

(S) any remaining proceeds to be paid to the holders of the Interests.

Notwithstanding anything to the contrary in clause (A) of Section 11.1(a)(ii), if the Issuer is prohibited under subclause (ii) of clause (B) of Section 11.1(a)(i) from using Interest Proceeds on a Payment Date to pay a portion of the Cumulative Deferred Senior Management Fee requested to be paid on such Payment Date pursuant to such subclause (ii), the Issuer may not use Principal Proceeds to pay such portion of the Cumulative Deferred Senior Management Fee.

On the Stated Maturity of the Notes, the Trustee shall pay the net proceeds from the liquidation of the Assets and all available Cash, but only after the payment of (or establishment of a reserve for) all Administrative Expenses (in the same manner and order of priority stated in the definition thereof), Aggregate Collateral Management Fees, and interest and principal on the Notes, to the Holders of the Interests in final payment of such Interests (such payments to be made in accordance with the priority set forth in Section 11.1(a)(iii)).

(iii) Notwithstanding the provisions of the foregoing Sections 11.1(a)(i) and 11.1(a)(ii) (other than the last paragraph thereof), on the Stated Maturity of the Notes, on a Redemption Date occurring with respect to a Failed Optional Redemption, or if the maturity of the Notes has been accelerated following an Event of Default and has not been rescinded in accordance with the terms herein (an “Enforcement Event”), pursuant to Section 5.7, distributions and proceeds in respect of the Assets will be applied at the date or dates fixed by the Trustee in the following order of priority:

(A) to the Revolver Funding Account as directed by the Collateral Manager in an amount necessary to meet funding requirements with respect to Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations;

(B) to the payment of (1) first, taxes and governmental fees owing by the Issuer, if any, and (2) second, the accrued and unpaid Administrative Expenses, in the priority stated in the definition thereof, up to the Administrative Expense Cap;

(C) to the payment of the Aggregate Senior Collateral Management Fee due and payable (including any accrued and unpaid interest thereon) to the Collateral Manager until such amount has been paid in full, other than any Cumulative Deferred Senior Management Fee, to the extent not already paid;

(D) to the payment of accrued and unpaid interest on the Class A Notes (including any defaulted interest);

(E) to the payment of principal of the Class A Notes, until the Class A Notes have been paid in full;

(F) to the payment of accrued and unpaid interest on the Class B-1 Notes and the Class B-2 Notes (including any defaulted interest), allocated in proportion to the amount of accrued and unpaid interest (including any defaulted interest) on such Class of Notes;

(G) to the payment of principal of the Class B-1 Note and Class B-2 Notes (pro rata, based on their respective aggregate outstanding amounts), until the Class B Notes have been paid in full;

(H) to the payment of accrued and unpaid interest (excluding Deferred Interest but including interest on Deferred Interest) on the Class C Notes;

(I) to the payment of any Deferred Interest on the Class C Notes;

(J) to the payment of principal of the Class C Notes, until the Class C Notes have been paid in full;

(K) to the payment of accrued and unpaid interest (excluding Deferred Interest but including interest on Deferred Interest) on the Class D Notes;

(L) to the payment of any Deferred Interest on the Class D Notes;

(M) to the payment of principal of the Class D Notes, until the Class D Notes have been paid in full;

(N) to the payment of accrued and unpaid interest (excluding Deferred Interest but including interest on Deferred Interest) on the Class E Notes;

(O) to the payment of any Deferred Interest on the Class E Notes;

(P) to the payment of principal of the Class E Notes, until the Class E Notes have been paid in full;

(Q) to the payment of accrued and unpaid interest (excluding Deferred Interest but including interest on Deferred Interest) on the Class F Notes;

(R) to the payment of any Deferred Interest on the Class F Notes;

(S) to the payment of principal of the Class F Notes, until the Class F Notes have been paid in full;

(T) to the payment of the Aggregate Subordinate Collateral Management Fee due and payable (including any accrued and unpaid interest thereon) to the Collateral Manager until such amount has been paid in full, other than any Cumulative Deferred Subordinate Management Fee, to the extent not already paid;

(U) to the payment of (in the same manner and order of priority stated therein) any Administrative Expenses not paid pursuant to clause (B)(2) above due to the limitation contained therein;

(V) to the payment of any Cumulative Deferred Senior Management Fees or Cumulative Deferred Subordinate Management Fees to the extent not already paid;

(W) to the payment of any obligations of the Issuer or to establish any reserves determined by the Issuer to be necessary or desirable; and

(X) to pay the balance to the holders of the Interests.

If any declaration of acceleration has been rescinded in accordance with the provisions herein, proceeds in respect of the Assets will be applied in accordance with Section 11.1(a)(i) or (ii), as applicable.

(b) If on any Payment Date the amount available in the Payment Account is insufficient to make the full amount of the disbursements required by the Distribution Report, the Trustee shall make the disbursements called for in the order and according to the priority set forth under Section 11.1(a) above, subject to Section 13.1, to the extent funds are available therefor.

(c) In connection with the application of funds to pay Administrative Expenses of the Issuer in accordance with Section 11.1(a)(i), Section 11.1(a)(ii) and Section 11.1(a)(iii), the Trustee shall remit such funds, to the extent available (and subject to the order of priority set forth in the definition of “Administrative Expenses”), as directed and designated in an Issuer Order (which may be in the form of standing instructions, including standing instructions to pay Administrative Expenses in such amounts and to such entities as indicated in the Distribution Report in respect of such Payment Date) delivered to the Trustee no later than the Business Day prior to each Payment Date.

(d) The Collateral Manager may, in its sole discretion, elect to waive payment of any or all of any Collateral Management Fee or Aggregate Collateral Management Fee otherwise due on any Payment Date by notice to the Issuer and the Trustee no later than the Determination Date immediately prior to such Payment Date in accordance with the terms of Section 8(b) of the Collateral Management Agreement. Any such Collateral Management Fee, once waived, shall not thereafter become due and payable and any claim of the Collateral Manager therein shall be extinguished.

(e) Any amounts to be paid to the holders of Interests pursuant to the terms hereof, shall be paid by the Trustee or Paying Agent directly to an account of the Issuer designated in writing by the Issuer (which account shall initially be as set forth on Exhibit F hereof) and following the transfer of funds to such account, the Issuer shall disburse such amounts to the holders of the Interests in the amounts and at the time determined by the Issuer.

ARTICLE XII

SALE OF COLLATERAL OBLIGATIONS;

PURCHASE OF ADDITIONAL COLLATERAL OBLIGATIONS

Section 12.1 Sales of Collateral Obligations. Subject to the satisfaction of the conditions specified in Section 12.4, the Collateral Manager on behalf of the Issuer may (except as otherwise specified in this Section 12.1) direct the Trustee to sell and the Trustee shall sell on behalf of the Issuer in the manner directed by the Collateral Manager any Collateral Obligation or Equity Security if, as certified by the Collateral Manager, such sale meets the requirements of any one of paragraphs (a) through (i) of this Section 12.1 (subject in each case to any applicable requirement of disposition under Section 12.1(h) and provided that if an Event of Default has occurred and is continuing, the Collateral Manager may not direct the Trustee to sell any Collateral Obligation or Equity Security pursuant to Section 12.1(e), Section 12.1(f) or Section 12.1(g)). For purposes of this Section 12.1, the Sale Proceeds of a Collateral Obligation sold by the Issuer shall include any Principal Financed Accrued Interest and Principal Financed Capitalized Interest received in respect of such sale.

(a) Credit Risk Obligations. The Collateral Manager may direct the Trustee to sell any Credit Risk Obligation at any time.

(b) Credit Improved Obligations. The Collateral Manager may direct the Trustee to sell any Credit Improved Obligation either:

(i) at any time if (A) the Sale Proceeds from such sale are at least equal to the outstanding principal balance (or, in the case of any Discount Obligation, the purchase price, excluding accrued interest expressed as a percentage of par and multiplied by the outstanding principal balance thereof) of such Credit Improved Obligation or (B) after giving effect to such sale, the Adjusted Collateral Principal Amount (excluding the Collateral Obligation being sold but including, without duplication, the anticipated net proceeds of such sale) will be greater than the Reinvestment Target Par Balance; or

(ii) solely during the Reinvestment Period, if the Collateral Manager reasonably believes prior to such sale that either (A) after giving effect to such sale and subsequent reinvestment, the Adjusted Collateral Principal Amount (excluding the

Collateral Obligation being sold but including, without duplication, the Collateral Obligation being purchased and the anticipated cash proceeds, if any, of such sale that are not applied to the purchase of such additional Collateral Obligation) will be greater than or equal to the Reinvestment Target Par Balance, or (B) it will be able to enter into binding commitments to reinvest all or a portion of the proceeds of such sale, in compliance with the Investment Criteria, in one or more additional Collateral Obligations with an aggregate outstanding principal balance at least equal to the outstanding principal balance (or, in the case of any Discount Obligation, the purchase price, excluding accrued interest, expressed as a percentage of par and multiplied by the outstanding principal balance thereof) of such Credit Improved Obligation within 20 Business Days of such sale.

(c) Defaulted Obligations. The Collateral Manager may direct the Trustee to sell any Defaulted Obligation at any time. With respect to each Defaulted Obligation that remained a Defaulted Obligation for a continuous period of three years after becoming a Defaulted Obligation and has not been sold or terminated during such three year period, the Market Value and the Principal Balance of such Defaulted Obligation shall be deemed to be zero.

(d) Equity Securities. The Collateral Manager may, on behalf of the Issuer, direct the Trustee to sell any Equity Security at any time and shall use its commercially reasonable efforts to effect the sale of any Equity Security, regardless of price:

(i) within three years after receipt, if such Equity Security is (A) received upon the conversion of a Defaulted Obligation, or (B) received in an exchange initiated by the Obligor to avoid bankruptcy; and

(ii) within 45 days after receipt, if such Equity Security constitutes Margin Stock, unless such sale is prohibited by applicable law or contractual restriction, in which case such Equity Security shall be sold as soon as such sale is permitted by applicable law or such contract.

(e) Optional Redemption. After the Issuer has notified the Trustee of an Optional Redemption of the Notes in accordance with Section 9.2, if necessary to effect such Optional Redemption, the Collateral Manager shall direct the Trustee to sell (which sale may be through participation or other arrangement) all or a portion of the Collateral Obligations if the requirements of Article IX (including the certification requirements of Section 9.4(e)(ii), if applicable) are satisfied. If any such sale is made through participations, the Issuer shall use reasonable efforts to cause such participations to be converted to assignments within six months after the sale.

(f) Tax Redemption. After a Majority of an Affected Class or a Majority of the Interests has directed (by a written direction delivered to the Trustee) a Tax Redemption, the Collateral Manager shall, if necessary to effect such Tax Redemption, direct the Trustee to sell (which sale may be through participation or other arrangement) all or a portion of the Collateral Obligations if the requirements of Article IX (including the certification requirements of Section 9.4(e)(ii), if applicable) are satisfied. If any such sale is made through participations, the Issuer shall use reasonable efforts to cause such participations to be converted to assignments within six months after the sale.

(g) Discretionary Sales. The Collateral Manager may direct the Trustee to sell any Collateral Obligation at any time other than during a Restricted Trading Period if (i) (A) after giving effect to such sale, the Aggregate Principal Balance of all Collateral Obligations sold as described in this Section 12.1(g) during the preceding period of 12 calendar months (or, for the first 12 calendar months after the Closing Date, during the period commencing on the Closing Date) is not greater than 30% of the Collateral Principal Amount as of the Determination Date immediately preceding the first day of such 12 calendar month period (or as of the Closing Date, as the case may be), it being understood that the foregoing limitation shall not apply to any optional or mandatory substitutions or repurchases effected by the Transferor pursuant to the Master Loan Sale Agreement and Section 12.3; and (B) if such Collateral Obligation is to be sold to an Affiliate of the Collateral Manager or the Issuer, the Collateral Manager obtains either (x) bids for such Collateral Obligation from three unaffiliated loan market participants (or, if the Collateral Manager is unable to obtain bids from three such participants, then such lesser number of unaffiliated loan market participants from which the Collateral Manager can obtain bids using efforts consistent with the Collateral Manager Standard), or (y) if the Collateral Manager is unable to obtain any bids for such Collateral Obligation from an unaffiliated loan market participant, the value determined as the bid side market value of such Collateral Obligation either (A) as reasonably determined by the Collateral Manager (so long as the Collateral Manager is a Registered Investment Adviser) consistent with the Collateral Manager Standard, which value shall be consented to by the Issuer through the Independent Review Party, if any, pursuant to Section 5 of the Collateral Management Agreement and certified by the Collateral Manager to the Trustee or (B) as determined by a Valuation obtained by the Collateral Manager with respect thereto, and in either case such Affiliate acquires such Collateral Obligation for a price equal to the value so determined; and (ii) either:

(A) solely during the Reinvestment Period, the Collateral Manager reasonably believes prior to such sale that it will be able to enter into binding commitments to reinvest all or a portion of the proceeds of such sale, together with Eligible Investments constituting Principal Proceeds, in compliance with the Investment Criteria, in one or more additional Collateral Obligations with an aggregate outstanding principal balance at least equal to the outstanding principal balance (or, in the case of any Discount Obligation, the purchase price, excluding accrued interest, expressed as a percentage of par and multiplied by the outstanding principal balance thereof) of such Collateral Obligation within 30 days after such sale; or

(B) after giving effect to such sale, the Adjusted Collateral Principal Amount (excluding the Collateral Obligation being sold but including, without duplication, the anticipated net proceeds of such sale) will be greater than or equal to the Reinvestment Target Par Balance.

(h) Mandatory Sales. The Collateral Manager on behalf of the Issuer shall use its commercially reasonable efforts to effect the sale (regardless of price) of any Collateral Obligation that (i) no longer meets the criteria described in clause (vii) of the definition of

“Collateral Obligation”, within 18 months after the failure of such Collateral Obligation to meet such criteria or (ii) no longer meets the criteria described in clause (vi) of the definition of “Collateral Obligation” within 45 days after the failure of such Collateral Obligation to meet such criteria.

(i) Master Loan Sale Agreement. The Collateral Manager may direct the Trustee to sell any Collateral Obligation at any time when the Issuer is obligated to do so under the Master Loan Sale Agreement.

(j) Stated Maturity. The Collateral Manager may direct the Trustee to sell any Collateral Obligation in order to repay the Notes at their Stated Maturity.

Section 12.2 Purchase of Additional Collateral Obligations. On any date during the Reinvestment Period, the Collateral Manager on behalf of the Issuer may, subject to the other requirements in this Indenture and compliance with the Portfolio Acquisition and Disposition Requirements, direct the Trustee to invest Principal Proceeds, proceeds of additional notes issued pursuant to Section 2.13 and 3.2, amounts on deposit in the Ramp-Up Account, Principal Financed Accrued Interest and Principal Financed Capitalized Interest, and the Trustee shall invest such Principal Proceeds and other amounts in accordance with such direction. After the Reinvestment Period, the Collateral Manager shall not direct the Trustee to invest any such amounts on behalf of the Issuer; provided that in accordance with Section 12.2(d), Cash on deposit in any Account (other than the Payment Account) may be invested in Eligible Investments following the Reinvestment Period.

(a) Investment Criteria. No obligation may be purchased by the Issuer unless each of the following conditions is satisfied as of the date the Collateral Manager commits on behalf of the Issuer to make such purchase, in each case as determined by the Collateral Manager after giving effect to such purchase and all other sales or purchases previously or simultaneously committed to; provided that the conditions set forth in clauses (ii), (iii) and (iv) below need only be satisfied with respect to purchases of Collateral Obligations occurring on or after the Effective Date (the “Investment Criteria”):

(i) such obligation is a Collateral Obligation;

(ii) each Coverage Test will be satisfied, or if not satisfied, will be maintained or improved;

(iii) (A) in the case of an additional Collateral Obligation purchased with the proceeds from the sale of a Credit Risk Obligation or a Defaulted Obligation, either (1) the aggregate outstanding principal balance of all additional Collateral Obligations purchased with the proceeds from such sale will at least equal the Sale Proceeds from such sale, (2) the aggregate outstanding principal balance of the Collateral Obligations will be maintained or increased (when compared to the aggregate outstanding principal balance of the Collateral Obligations immediately prior to such sale) or (3) the Adjusted Collateral Principal Amount (excluding the Collateral Obligation being sold but including, without duplication, the Collateral Obligation being purchased and the anticipated cash proceeds, if any, of such sale that are not applied to the purchase of such additional Collateral Obligation) will be greater than the Reinvestment Target Par Balance and (B) in the case of any other purchase of additional Collateral Obligations purchased with the proceeds from the sale of a Collateral Obligation, either (1) the aggregate outstanding principal balance of the Collateral Obligations will be maintained or increased (when compared to the aggregate outstanding principal balance of the Collateral Obligations immediately prior to such sale) or (2) the Adjusted Collateral Principal Amount (excluding the Collateral Obligation being sold but including, without duplication, the Collateral Obligation being purchased and the anticipated cash proceeds, if any, of such sale that are not applied to the purchase of such additional Collateral Obligation) will be greater than the Reinvestment Target Par Balance;

(iv) either (A) each requirement or test, as the case may be, of the Concentration Limitations and the Collateral Quality Test will be satisfied or (B) if any such requirement or test was not satisfied immediately prior to such investment, such requirement or test will be maintained or improved after giving effect to the investment; and

(v) the date on which the Issuer (or the Collateral Manager on its behalf) commits to purchase such Collateral Obligation occurs during the Reinvestment Period.

(b) Trading Plan Period. For purposes of calculating compliance with the Investment Criteria, at the election of the Collateral Manager in its sole discretion and with prior notice to the Trustee, any proposed investment (whether a single Collateral Obligation or a group of Collateral Obligations) identified as such in such notice by the Collateral Manager at the time when compliance with the Investment Criteria is required to be calculated (a “Trading Plan”) may be evaluated after giving effect to all sales and reinvestments proposed to be entered into within the ten Business Days following the date of determination of such compliance (such period, the “Trading Plan Period”); provided that (w) no Trading Plan may result in the purchase of Collateral Obligations having an Aggregate Principal Balance that exceeds 5% of the Collateral Principal Amount as of the first day of the Trading Plan Period, (x) no Trading Plan Period may include a Determination Date, (y) no more than one Trading Plan may be in effect at any time during a Trading Plan Period and (z) if the Investment Criteria are satisfied prospectively after giving effect to a Trading Plan but are not satisfied upon the expiry of the related Trading Plan Period, the Investment Criteria shall not at any time thereafter be evaluated by giving effect to a Trading Plan. Notice of any Trading Plan from the Collateral Manager shall include the details of such Trading Plan (including the proposed amendments and/or proposed investments identified by the Collateral Manager for acquisition or entry, as applicable, as part of such Trading Plan).

(c) Certification by Collateral Manager. Not later than the Cut-Off Date for any Collateral Obligation purchased in accordance with this Section 12.2, the Collateral Manager shall deliver by e-mail or other electronic transmission to the Trustee a Responsible Officer’s certificate of the Collateral Manager certifying that such purchase complies with this Section 12.2 and Section 12.4. The Trustee hereby agrees to post any notice received from the Collateral Manager of any Trading Plan entered into by the Issuer and provided to the Trustee by the Collateral Manager pursuant to Section 12.2(b) on the Trustee’s website.

(d) Investment in Eligible Investments. Cash on deposit in any Account (other than the Payment Account) may be invested at any time in Eligible Investments in accordance with Article X.

Section 12.3 Optional Repurchase or Substitution of Collateral Obligations.

(a) Optional Substitutions.

(i) With respect to any Collateral Obligation as to which a Substitution Event has occurred, subject to the limitations set forth in this Section 12.3, the Transferor may (but shall not be obligated to) either (x) convey to the Depositor (and cause the Depositor to contemporaneously convey to the Issuer) one or more Collateral Obligations in exchange for such Collateral Obligation or (y) deposit into the Principal Collection Subaccount the Transfer Deposit Amount with respect to such Collateral Obligation and then, prior to the expiration of the Substitution Period, convey to the Depositor (and cause the Depositor to contemporaneously convey to the Issuer) one or more Collateral Obligations in exchange for the funds so deposited or a portion thereof.

(ii) Any substitution pursuant to this Section 12.3(a) shall be initiated by delivery of written notice in the form of Exhibit E hereto (a “Notice of Substitution”) by the Transferor to the Trustee, the Depositor, the Issuer and the Collateral Manager that the Transferor intends to substitute a Collateral Obligation pursuant to this Section 12.3(a) and shall be completed prior to the earliest of: (x) the expiration of 90 days after delivery of such notice; (y) delivery of written notice to the Trustee from the Transferor stating that the Transferor does not intend to convey any additional Substitute Collateral Obligations through the Depositor to the Issuer in exchange for any remaining amounts deposited in the Principal Collection Subaccount under clause (a)(i)(y); or (z) in the case of a Collateral Obligation which has become subject to a Specified Amendment, the effective date set forth in such Specified Amendment (such period described in clause (ii)(x), (y) or (z), as applicable, being the “Substitution Period”).

(iii) Each Notice of Substitution shall specify the Collateral Obligation to be substituted, the reasons for such substitution and the Transfer Deposit Amount with respect to the Collateral Obligation. On the last day of any Substitution Period, any amounts previously deposited in accordance with clause (a)(i)(y) above which relate to such Substitution Period that have not been applied to purchase one or more Substitute Collateral Obligations or to fund the Revolver Funding Account if necessary with respect thereto shall be deemed to constitute Principal Proceeds; provided that prior to the expiration of the related Substitution Period any such amounts shall not be deemed to be Principal Proceeds and shall remain in the Principal Collection Subaccount until applied to acquire Substitute Collateral Obligations or to fund the Revolver Funding Account if necessary with respect thereto. To the extent any cash or other property received by the Issuer from the Depositor and by the Depositor from the Transferor in connection with a Substitution Event pursuant to this Section 12.3 exceeds the fair market value of the replaced Collateral Obligation, such excess shall be deemed a capital contribution from the Transferor to the Depositor and from the Depositor to the Issuer.

(iv) The substitution of any Substitute Collateral Obligation will be subject to the satisfaction of the Substitute Collateral Obligations Qualification Conditions as of the related Cut-Off Date for each such Collateral Obligation (after giving effect to such substitution).

(v) Prior to any substitution of a Collateral Obligation, the Collateral Manager must provide written notice thereof to Moody’s. The Collateral Manager on behalf of the Issuer will present each Substitute Collateral Obligation proposed to be included in the Assets to Moody’s within 10 Business Days of the acquisition thereof so that Moody’s may provide a rating and a recovery rate with respect to such Collateral Obligation; provided that (a) such Collateral Obligation may become a part of the Assets prior to the Collateral Manager’s presentment of the Collateral Obligation to Moody’s as described herein, (b) the Collateral Manager’s failure to present a Collateral Obligation to Moody’s as described herein shall not constitute an independent breach of, or default under, any Transaction Document, and (c) the Collateral Manager shall have no obligation to present a Substitute Collateral Obligation to Moody’s if (1) a Moody’s Rating for such Collateral Obligation has been determined by reference to Moody’s RiskCalc, (2) such Collateral Obligation has a public rating from Moody’s, or (3) such Collateral Obligation has a Moody’s credit estimate.

(b) Repurchases. In addition to the right to substitute for any Collateral Obligations that become subject to a Substitution Event, the Transferor shall have the right, but not the obligation, to repurchase from the Depositor and cause the Depositor to repurchase from the Issuer and convey to the Transferor any such Collateral Obligation subject to the Repurchase and Substitution Limit. In the event of such a repurchase, the Transferor shall deposit in the Collection Account an amount equal to the Transfer Deposit Amount for such Collateral Obligation (or applicable portion thereof) as of the date of such repurchase. The Issuer and, at the written direction of the Issuer, the Trustee shall execute and deliver such instruments, consents or other documents and perform all acts reasonably requested by the Transferor or by the Collateral Manager in order to effect the transfer and release of any of the Issuer’s interests in the Collateral Obligations (together with the Assets related thereto) that are being repurchased and the release thereof from the lien of this Indenture. To the extent any cash or other property received by the Issuer from the Depositor and by the Depositor from the Transferor in connection with such a repurchase exceeds the fair market value of the repurchased Collateral Obligation, such excess shall be deemed a capital contribution from the Transferor to the Depositor and from the Depositor to the Issuer.

(c) Repurchase and Substitution Limit. At all times, (i) the Aggregate Principal Balance of all Collateral Obligations that are Substitute Collateral Obligations plus (ii) the Aggregate Principal Balance related to all Collateral Obligations that have been repurchased by the Transferor pursuant to its right of optional repurchase or substitution and not subsequently applied to purchase a Substitute Collateral Obligation may not exceed an amount equal to 15% of the Net Purchased Loan Balance; provided that clause (ii) above shall not include (A) the Principal Balance related to any Collateral Obligation that is repurchased by the Transferor in connection with a proposed Specified Amendment to such Collateral Obligation so long as (x) the Transferor certifies in writing to the Collateral Manager and the Trustee that such purchase is, in the commercially reasonable business judgment of the Transferor, necessary or advisable in connection with the restructuring of such Collateral Obligation and such restructuring is expected to result in a Specified Amendment to such Collateral Obligation, and (y) the Collateral Manager certifies in writing to the Trustee that the Collateral Manager either would not be permitted to or would not elect to enter into such Specified Amendment pursuant to the Collateral Manager Standard or any provision of this Indenture or the Collateral Management Agreement, (B) the purchase price of any Collateral Obligations or, for the avoidance of doubt, any Equity Securities sold by and at the option of the Issuer to the Transferor pursuant to Section 12.1(d) or Section 12.1(g) as determined as described in Section 12.1(g)(i) or (C) the Principal Balance related to any Ineligible Collateral Obligation that is repurchased or substituted by the Transferor in connection with a mandatory repurchase or substitution thereof pursuant to the Master Loan Sale Agreement. The foregoing provisions in this paragraph constitute the “Repurchase and Substitution Limit.”

(d) Third Party Beneficiaries. The Issuer and the Trustee agree that the Transferor shall be a third party beneficiary of this Indenture solely for purposes of this Section 12.3, and shall be entitled to rely upon and enforce such provisions of this Section 12.3 to the same extent as if it were a party hereto.

Section 12.4 Conditions Applicable to All Sale and Purchase Transactions. (a) Any transaction effected under this Article XII or in connection with the acquisition, disposition or substitution of any Asset shall be conducted on an arm’s length basis and, if effected with a Person Affiliated with the Collateral Manager (or with an account or portfolio for which the Collateral Manager or any of its Affiliates serves as investment adviser), shall be effected in accordance with the requirements of Section 5 of the Collateral Management Agreement on terms no less favorable to the Issuer than would be the case if such Person were not so Affiliated, provided that the Trustee shall have no responsibility to oversee compliance with this clause (a) by the other parties. Any sale of a Collateral Obligation or an Equity Security to an Affiliate of the Collateral Manager or of the Issuer shall be at fair market value (or as otherwise required in connection with the repurchase or substitution of a Collateral Obligation by the Transferor under the Master Loan Sale Agreement but in no event for less than fair market value) determined as follows: the Collateral Manager shall obtain either (x) bids for such Collateral Obligation or Equity Security from three unaffiliated loan market participants (or, if the Collateral Manager is unable to obtain bids from three such participants, then such lesser number of unaffiliated loan market participants from which the Collateral Manager can obtain bids using efforts consistent with the Collateral Manager Standard), or (y) if the Collateral Manager is unable to obtain any bids for such Collateral Obligation or Equity Security from an unaffiliated loan market participant, the value determined as the bid side market value of such Collateral Obligation or Equity Security either (A) as reasonably determined by the Collateral Manager (so long as the Collateral Manager is a Registered Investment Adviser) consistent with the Collateral Manager Standard, which value shall be consented to by the Issuer through the Independent Review Party, if any, as required pursuant to Section 5 of the Collateral Management Agreement and certified by the Collateral Manager to the Trustee or (B) as determined by a Valuation obtained by the Collateral Manager with respect thereto, and in either case such Affiliate acquires such Collateral Obligation or Equity Security for a price equal to the value so determined (or, in connection with a repurchase or substitution by the Transferor pursuant to the Master Loan Sale Agreement at the price required therein but in no event less than fair market value).

(b) Upon any acquisition of a Collateral Obligation pursuant to this Article XII, all of the Issuer’s right, title and interest to the Asset or Assets shall be Granted to the Trustee pursuant to this Indenture, such Asset or Assets shall be Delivered to the Custodian, and, if applicable, the Custodian shall receive such Asset or Assets. The Trustee shall also receive, not later than the Cut-Off Date, an Officer’s certificate of the Issuer containing the statements set forth in Section 3.1(h); provided that such requirement shall be satisfied, and such statements shall be deemed to have been made by the Issuer, in respect of such acquisition by the delivery to the Trustee of a trade ticket in respect thereof that is signed by a Responsible Officer of the Collateral Manager.

(c) Notwithstanding anything contained in this Article XII or Article V to the contrary, but subject to the Portfolio Acquisition and Disposition Requirements, the Issuer shall have the right to effect any sale of any Asset or purchase of any Collateral Obligation and the Transferor shall have the right to exercise any optional repurchase or substitution rights (1) with the consent of Noteholders evidencing at least (i) with respect to purchases, optional repurchases or substitutions during the Reinvestment Period and sales during or after the Reinvestment Period, 75% of the Aggregate Outstanding Amount of each Class of Notes and (ii) with respect to purchases, optional repurchases or substitutions after the Reinvestment Period, 100% of the Aggregate Outstanding Amount of each Class of Notes and (2) of which Moody’s and the Trustee has been notified.

(d) Notwithstanding anything contained in this Article XII or Article V to the contrary, upon the occurrence and during the continuance of an Enforcement Event, the Issuer shall not have the right to effect any sale of any Asset or purchase of any Collateral Obligation and the Transferor shall not exercise any optional repurchase or substitution rights, in each case, without the consent of a Majority of the Controlling Class.

(e) Notwithstanding anything set forth herein, any acquisition, disposition or substitution of any Collateral Obligation shall satisfy the Portfolio Acquisition and Disposition Requirements.

Section 12.5 Hedging. The Issuer will not enter into any hedging transaction or derivatives without first obtaining an Opinion of Counsel that such action will not cause the Issuer to be deemed a “covered fund” under the Volcker Rule.

ARTICLE XIII

NOTEHOLDERS’ RELATIONS

Section 13.1 Subordination. (a) Anything in this Indenture or the Notes to the contrary notwithstanding, the Holders of each Class of Notes that constitute a Junior Class agree for the benefit of the Holders of the Notes of each Priority Class with respect to such Junior Class that such Junior Class shall be subordinate and junior to the Notes of each such Priority Class to the extent and in the manner expressly set forth in the Priority of Payments.

(b) The Holders of each Class of Notes and beneficial owners of each Class of Notes agree, for the benefit of all Holders of each Class of Notes and beneficial owners of each Class of Notes, not to cause the filing of a petition in bankruptcy, insolvency or a similar proceeding in the United States or any other jurisdiction against the Issuer until the payment in full of all Notes and the expiration of a period equal to one year and one day or, if longer, the applicable preference period then in effect plus one day, following such payment in full.

Section 13.2 Standard of Conduct. In exercising any of its or their voting rights, rights to direct and consent or any other rights as a Holder under this Indenture, a Holder or Holders shall not have any obligation or duty to any Person or to consider or take into account the interests of any Person and shall not be liable to any Person for any action taken by it or them or at its or their direction or any failure by it or them to act or to direct that an action be taken, without regard to whether such action or inaction benefits or adversely affects any Holder, the Issuer, or any other Person, except for any liability to which such Holder may be subject to the extent the same results from such Holder’s taking or directing an action, or failing to take or direct an action, in bad faith or in violation of the express terms of this Indenture.

ARTICLE XIV

MISCELLANEOUS

Section 14.1 Form of Documents Delivered to Trustee. In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an Officer of the Issuer or the Collateral Manager may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel (provided that such counsel is a nationally or internationally recognized and reputable law firm, one or more of the partners of which are admitted to practice before the highest court of any State of the United States or the District of Columbia which law firm may, except as otherwise expressly provided herein, be counsel for the Issuer), unless such Officer knows, or should know, that the certificate or opinion or representations with respect to the matters upon which such certificate or opinion is based are erroneous. Any such certificate of an Officer of the Issuer or the Collateral Manager or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, the Issuer, the Collateral Manager or any other Person (on which the Trustee shall be entitled to rely), stating that the information with respect to such factual matters is in the possession of the Issuer, the Collateral Manager or such other Person, unless such Officer of the Issuer or the Collateral Manager or such counsel knows that the certificate or opinion or representations with respect to such matters are erroneous. Any Opinion of Counsel may also be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an Officer of the Collateral Manager or of the Issuer, stating that the information with respect to such matters is in the possession of the Collateral Manager or of the Issuer, unless such counsel knows that the certificate or opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

Whenever in this Indenture it is provided that the absence of the occurrence and continuation of a Default or Event of Default is a condition precedent to the taking of any action by the Trustee at the request or direction of the Issuer, then notwithstanding that the satisfaction of such condition is a condition precedent to the Issuer’ right to make such request or direction, the Trustee shall be protected in acting in accordance with such request or direction if it does not have knowledge of the occurrence and continuation of such Default or Event of Default as provided in Section 6.1(d).

The Bank (in any capacity under the Transaction Documents) agrees to accept and act upon instructions or directions pursuant to the Transaction Documents sent by unsecured email, facsimile transmission or other similar unsecured electronic methods. If such person elects to give the Bank email or facsimile instructions (or instructions by a similar electronic method) and the Bank in its discretion elects to act upon such instructions, the Bank’s reasonable understanding of such instructions shall be deemed controlling. The Bank shall not be liable for any losses, costs or expenses arising directly or indirectly from the Bank’s reliance upon and compliance with such instructions notwithstanding such instructions conflicting with or being inconsistent with a subsequent written instruction. Any person providing such instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Bank, including without limitation the risk of the Bank acting on unauthorized instructions, and the risk of interception and misuse by third parties and acknowledges and agrees that there may be more secure methods of transmitting such instructions than the method(s) selected by it and agrees that the security procedures (if any) to be followed in connection with its transmission of such instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances. The Bank acknowledges and agrees that there may be more secure methods of transmitting such instructions than the method(s) selected by it and agrees that the security procedures (if any) to be followed in connection with its transmission of such instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.

Section 14.2 Acts of Holders. (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee, and, where it is hereby expressly required, to the Issuer. Such instrument or instruments (and the action or actions embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 14.2.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved in any manner which the Trustee reasonably deems sufficient.

(c) The principal amount or face amount, as the case may be, and registered numbers of Notes held by any Person, and the date of such Person’s holding the same, shall be proved by the Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Notes shall bind the Holder (and any transferee thereof) of such and of every Note issued upon the registration thereof or in exchange therefor or in lieu thereof, in respect of anything done, omitted or suffered to be done by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(e) Notwithstanding anything herein to the contrary, a holder of a beneficial interest in a Global Note will have the right to receive access to reports on the Trustee’s website and will be entitled to exercise rights to vote, give consents and directions which holders of the related Class of Notes are entitled to give under this Indenture upon delivery of a beneficial ownership certificate (a “Beneficial Ownership Certificate”) to the Trustee which certifies (i) that such Person is a beneficial owner of an interest in a Global Note, (ii) the amount and Class of Notes so owned, and (iii) that such Person will notify the Trustee when it sells all or a portion of its beneficial interest in such Class of Notes. A separate Beneficial Ownership Certificate must be delivered each time any such vote, consent or direction is given; provided that, nothing shall prevent the Trustee from requesting additional information and documentation with respect to any such beneficial owner.

Section 14.3 Notices, etc. to Certain Parties.

(a) Any request, demand, authorization, direction, instruction, order, notice, consent, waiver or Act of Noteholders or other documents or communication provided or permitted by this Indenture to be made upon, given, e-mailed or furnished to, or filed with:

(i) the Trustee shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to and mailed, by certified mail, return receipt requested, hand delivered, sent by overnight courier service guaranteeing next day delivery, by electronic mail, or by facsimile in legible form to U.S. Bank National Association, as Trustee, One Federal Street, 3rd Floor, Boston, Massachusetts 02110, Attention: NewStar Commercial Loan Funding 2014-1 LLC (Kyle Harcourt), email: kyle.harcourt@usbank.com, facsimile No. (866) 381-6889, or at any other address previously furnished in writing to the other parties hereto by the Trustee, and executed by a Responsible Officer of the entity sending such request, demand, authorization, direction, instruction, order, notice, consent, waiver or other document; provided that any demand, authorization, direction, instruction, order, notice, consent, waiver or other document sent to U.S. Bank National Association (in any capacity hereunder) will be deemed effective only upon receipt thereof by U.S. Bank National Association;

(ii) the Issuer shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service, by electronic mail, or by facsimile in legible form, to the Issuer addressed to it at c/o NewStar Financial, Inc., 500 Boylston Street, Suite 1250, Boston, Massachusetts 02116, Attention: Brian Forde, email:

operations@newstarfin.com, facsimile No. (617) 848-4373, or at any other address previously furnished in writing to the other parties hereto by the Issuer, with a copy to the Collateral Manager at its address below;

(iii) the Collateral Manager shall be sufficient for every purpose hereunder if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service, by electronic mail or by facsimile in legible form, to the Collateral Manager addressed to it at c/o NewStar Financial, Inc., 500 Boylston Street, Suite 1250, Boston, Massachusetts 02116, Attention: Brian Forde, email: operations@newstarfin.com, facsimile No. (617) 848-4373, or at any other address previously furnished in writing to the parties hereto;

(iv) Wells Fargo Securities shall be sufficient for every purpose hereunder if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service or by facsimile in legible form, addressed to 550 South Tryon Street, Charlotte, North Carolina 28202, Attention: Mary Katherine DuBose, facsimile No. (704) 410-0223 or at any other address previously furnished in writing to the Issuer and the Trustee by Wells Fargo Securities;

(v) Moody’s shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service addressed to it at Moody’s Investors Service, Inc., 7 World Trade Center, New York, New York 10007, Attention: CBO/CLO Monitoring or by email to cdomonitoring@moodys.com;

(vii) the Irish Stock Exchange shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to and mailed, by certified mail, return receipt requested, hand delivered, sent by overnight courier service guaranteeing next day delivery or by facsimile in legible form, to the Irish Stock Exchange addressed to it at 28 Anglesea Street, Dublin 2, Ireland; and

(vi) the Irish Listing Agent shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to and mailed, by certified mail, return receipt requested, hand delivered, sent by overnight courier service guaranteeing next day delivery or by facsimile in legible form, to the Irish Listing Agent addressed to it at Maples and Calder, 75 St. Stephen’s Green, Dublin 2, Ireland, or at any other address previously furnished in writing to the other parties hereto by the Irish Listing Agent, of if to be published on the Irish Stock Exchange website, by e-mail to dublindebtlisting@maplesandcalder.com (such notices to be sent in Microsoft Word format to the extent possible).

(b) If any provision herein calls for any notice or document to be delivered simultaneously to the Trustee and any other Person, the Trustee’s receipt of such notice or document shall entitle the Trustee to assume that such notice or document was delivered to such other Person or entity unless otherwise expressly specified herein.

(c) Notwithstanding any provision to the contrary contained herein or in any agreement or document related thereto, any report, statement or other information required to be provided by the Issuer or the Trustee (except information required to be provided to the Irish Stock Exchange) may be provided by providing access to a website containing such information.

(d) Unless the parties hereto otherwise agree, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided, that if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day; provided, further, that if in any instance the intended recipient declines or opts out of the receipt acknowledgment, then such notice or communication shall be deemed to have been received on the Business Day sent or posted, if sent or posted during normal business hours on such Business Day, or if otherwise, at the opening of business on the next Business Day.

Section 14.4 Notices to Holders; Waiver. Except as otherwise expressly provided herein, where this Indenture provides for notice to Holders of any event:

(a) such notice shall be sufficiently given to Holders if in writing and mailed, first class postage prepaid, or by overnight delivery service (or, in the case of Holders of Global Notes, e-mailed to DTC), to each Holder affected by such event, at the address of such Holder as it appears in the Register not earlier than the earliest date and not later than the latest date prescribed for the giving of such notice;

(b) for so long as any Notes are listed on the Irish Stock Exchange and the guidelines of the Irish Stock Exchange so require, such notice shall also be sent to the Irish Stock Exchange; and

(c) such notice shall be in the English language.

Any such notices shall be delivered to Holders by the Trustee on behalf of the Issuer and shall be deemed to have been given on the date of such mailing or transmission to the Irish Stock Exchange, as applicable.

Where this Indenture provides for notice to holders of Interests, such notice shall be sufficiently given if in writing and mailed, first class postage prepaid, or by overnight delivery service to Issuer, or by electronic mail transmission, at the Issuer’s address pursuant to Section 14.3 hereof. The Issuer shall forward all notices received pursuant to the preceding sentence to the holders of Interests. The Issuer shall provide notice and a consent solicitation package to each holder of an Interest to the extent that such holder’s consent or approval is required hereunder. The Issuer shall provide written notice to the Trustee confirming any such approval or consent obtained from the requisite holders of the Interests.

Notwithstanding clause (a) above, a Holder may give the Trustee a written notice that it is requesting that notices to it be given by electronic mail or by facsimile transmissions and stating the electronic mail address or facsimile number for such transmission. Thereafter, the Trustee shall give notices to such Holder by electronic mail or facsimile transmission, as so requested; provided that if such notice also requests that notices be given by mail, then such notice shall also be given by mail in accordance with clause (a) above. Notices for Holders shall also be posted to the Trustee’s website.

Subject to the requirements of Section 14.15, the Trustee will deliver to the Holders any information or notice relating to this Indenture requested to be so delivered by at least 25% of the Holders of any Class of Notes (by Aggregate Outstanding Amount), at the expense of the Issuer; provided that the Trustee may decline to send any such notice that it reasonably determines to be contrary to (i) any of the terms of this Indenture, (ii) any duty or obligation that the Trustee may have hereunder or (iii) applicable law. The Trustee may require the requesting Holders to comply with its standard verification policies in order to confirm Noteholder status.

Neither the failure to mail any notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. In case by reason of the suspension of regular mail service as a result of a strike, work stoppage or similar activity or by reason of any other cause it shall be impracticable to give such notice by mail of any event to Holders when such notice is required to be given pursuant to any provision of this Indenture, then such notification to Holders as shall be made with the approval of the Trustee shall constitute a sufficient notification to such Holders for every purpose hereunder.

Where this Indenture provides for notice in any manner, such notice may be waived in writing by any Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

Section 14.5 Effect of Headings and Table of Contents. The Article and Section headings herein (including those used in cross-references herein) and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 14.6 Successors and Assigns. All covenants and agreements herein by the Issuer shall bind its successors and assigns, whether so expressed or not.

Section 14.7 Severability. If any term, provision, covenant or condition of this Indenture or the Notes, or the application thereof to any party hereto or any circumstance, is held to be unenforceable, invalid or illegal (in whole or in part) for any reason (in any relevant jurisdiction), the remaining terms, provisions, covenants and conditions of this Indenture or the Notes, modified by the deletion of the unenforceable, invalid or illegal portion (in any relevant jurisdiction), will continue in full force and effect, and such unenforceability, invalidity, or illegality will not otherwise affect the enforceability, validity or legality of the remaining terms, provisions, covenants and conditions of this Indenture or the Notes, as the case may be, so long as this Indenture or the Notes, as the case may be, as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the deletion of such portion of this Indenture or the Notes, as the case may be, will not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.

Section 14.8 Benefits of Indenture. Except as otherwise expressly set forth in this Indenture, nothing herein or in the Notes, expressed or implied, shall give to any Person, other than the parties hereto and their successors hereunder, the Collateral Manager, the Holders of the Notes and (to the extent provided herein) and the other Secured Parties any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section 14.9 Reserved.

Section 14.10 Governing Law. This Indenture shall be construed in accordance with, and this Indenture and any matters arising out of or relating in any way whatsoever to this Indenture (whether in contract, tort or otherwise), shall be governed by, the law of the State of New York without reference to its conflicts of laws provisions (other than Section 5-1401 of the New York General Obligations Law).

Section 14.11 Submission to Jurisdiction. With respect to any suit, action or proceedings relating to this Indenture or any matter between the parties arising under or in connection with this Indenture (“Proceedings”), each party irrevocably: (i) submits to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan and the United States District Court for the Southern District of New York, and any appellate court from any thereof; and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party. Nothing herein precludes any of the parties from bringing Proceedings in any other jurisdiction, nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

Section 14.12 WAIVER OF JURY TRIAL. EACH OF THE ISSUER, THE HOLDERS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY. Each party hereby (i) certifies that no representative, agent or attorney of the other has represented, expressly or otherwise, that the other would not, in the event of a Proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it has been induced to enter into this Indenture by, among other things, the mutual waivers and certifications in this paragraph.

Section 14.13 Counterparts. This Indenture (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by e-mail (.pdf) or facsimile transmission), each of which will be deemed an original, and all of which together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Indenture by e-mail (.pdf) or facsimile shall be effective as delivery of a manually executed counterpart of this Indenture.

Section 14.14 Acts of Issuer. Any report, information, communication, request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or performed by the Issuer shall be effective if given or performed by the Issuer or by the Collateral Manager on the Issuer’s behalf.

The Issuer agrees to coordinate with the Collateral Manager with respect to any communication to Moody’s and to comply with the provisions of this Section and Section 14.16, unless otherwise agreed to in writing by the Collateral Manager.

Section 14.15 Confidential Information. (a) The Trustee and each Holder of Notes will maintain the confidentiality of all Confidential Information in accordance with procedures adopted by such Person in good faith to protect Confidential Information of third parties delivered to such Person; provided that such Person may deliver or disclose Confidential Information (other than any Confidential Information on the Website subject to a non-disclosure agreement which may only be disclosed as provided in such non-disclosure agreement) to: (i) such Person’s directors, trustees, officers, employees, agents, attorneys and affiliates who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 14.15 and to the extent such disclosure is reasonably required for the administration of this Indenture, the matters contemplated hereby or the investment represented by the Notes; (ii) such Person’s legal advisors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 14.15 and to the extent such disclosure is reasonably required for the administration of this Indenture, the matters contemplated hereby or the investment represented by the Notes; (iii) any other Holder, or any of the other parties to this Indenture, the Collateral Management Agreement; (iv) except for Specified Obligor Information, any Person of the type that would be, to such Person’s knowledge, permitted to acquire Notes or any other security of the Issuer in accordance with the requirements of Section 2.5 hereof to which such Person sells or offers to sell any such Note or security or any part thereof; (v) any federal or state or other regulatory, governmental or judicial authority having jurisdiction over such Person; (vi) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about the investment portfolio of such Person, reinsurers and liquidity and credit providers that agree to hold confidential the Confidential Information substantially in accordance with this Section 14.15; (vii) Moody’s or any other NRSRO (subject to Section 14.16); (viii) any other Person with the consent of the Issuer and the Collateral Manager; or (ix) any other Person to which such delivery or disclosure may be necessary or appropriate (A) to effect compliance with any law, rule, regulation or order applicable to such Person, (B) in response to any subpoena or other legal process (unless prohibited by applicable law, rule, order or decree or other requirement having the force of law), (C) in connection with any litigation to which such Person is a party (unless prohibited by applicable law, rule, order or decree or other requirement having the force of law), (D) if an Event of Default has occurred and is continuing, to the extent such Person may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under the Notes or this Indenture or (E) in the Trustee’s performance of its obligations under this Indenture or the other transaction document related thereto; and provided that delivery to the Holders by the Trustee of any report of information required by the terms of this Indenture to be provided to Holders shall not be a violation of this Section 14.15. Each Holder or beneficial owner of Notes will, by its acceptance of its Note, be deemed to have agreed, except as set forth in clauses (v), (vi) and (ix) above, that it shall use the Confidential Information for the sole purpose of making an investment in the Notes or administering its investment in the Notes; and that the Trustee shall neither be required nor authorized to disclose to Holders any Confidential Information in violation of this Section 14.15. In the event of any required disclosure of the Confidential Information by such Holder or beneficial owner such Holder or beneficial owner will, by its acceptance of its Note, be deemed to have agreed to use reasonable efforts to protect the confidentiality of the Confidential Information. Each Holder or beneficial owner of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 14.15 (subject to Section 7.17(e)).

(b) For the purposes of this Section 14.15, (A) “Confidential Information” means information delivered to the Trustee or any Holder of Notes by or on behalf of the Issuer or NewStar or any of their respective affiliates in connection with and relating to the Issuer, NewStar, or any of their affiliates or the transactions contemplated by or otherwise pursuant to this Indenture and the other Transaction Documents (including, without limitation, information relating to Obligors); provided that such term does not include information that: (i) was publicly known or otherwise known to the Trustee or such Holder prior to the time of such disclosure; (ii) subsequently becomes publicly known through no act or omission by the Trustee, any Holder or any Person acting on behalf of the Trustee or any Holder; (iii) otherwise is known or becomes known to the Trustee or any Holder other than (x) through disclosure by the Issuer, NewStar or any of its affiliates, as applicable, or (y) to the knowledge of the Trustee or a Holder, as the case may be, in each case after reasonable inquiry, as a result of the breach of a fiduciary duty or a contractual duty to the Issuer, NewStar or any of its affiliates, as applicable; or (iv) is allowed to be treated as non-confidential with the prior written consent of the Issuer; and (B) “Specified Obligor Information” means Confidential Information relating to Obligors that is not otherwise included in the Monthly Reports or Distribution Reports or the disclosure of which would be prohibited by Applicable Law or the Underlying Documents relating to such Obligor’s Collateral Obligation.

(c) Notwithstanding the foregoing, the Trustee may disclose Confidential Information to the extent disclosure thereof may be required by law or by any regulatory or governmental authority and the Trustee may disclose on a confidential basis any Confidential Information to its agents, attorneys and auditors in connection with the performance of its responsibilities hereunder.

Section 14.16 17g-5 Information. (a) The Issuer shall comply with its obligations under Rule 17g-5 promulgated under the Exchange Act (“Rule 17g-5”), by its or its agent’s posting on the 17g-5 Website, no later than the time such information is provided to the Moody’s, all information that the Issuer or other parties on its behalf, including the Trustee and the Collateral Manager, provide to Moody’s for the purposes of determining the Initial Ratings of the Notes or undertaking credit rating surveillance of the Notes (the “17g-5 Information”); provided, that no party other than the Issuer, the Trustee or the Collateral Manager may provide information to Moody’s on the Issuer’s behalf without the prior written consent of the Collateral Manager.

(b) To the extent that any of the Issuer, the Collateral Manager or the Trustee is required to provide any information to, or communicate with, Moody’s in writing in accordance with its obligations under this Indenture or the Collateral Management Agreement, the Issuer, the Collateral Manager or the Trustee, as applicable (or their respective representatives or advisers), shall promptly post, or cause to be posted, such information or communication to the 17g-5 Website.

(c) To the extent any of the Issuer, the Trustee or the Collateral Manager are engaged in oral communications with Moody’s for the purposes of determining the Initial Ratings of the Notes or undertaking credit rating surveillance of the Notes, the party communicating with Moody’s shall cause such oral communication to either be (x) recorded and an audio file containing the recording to be promptly posted to the 17g-5 Website or (y) summarized in writing and the summary to be promptly posted to the 17g-5 Website.

(d) All information to be made available to Moody’s pursuant to Section 14.3(a) shall be made available on the 17g-5 Website. In the event that any information is delivered or posted in error, the Issuer may remove it, or cause it be removed, from the 17g-5 Website, and shall so remove promptly when instructed to do so by the Person that delivered such information. None of the Trustee or the Collateral Manager shall have obtained or shall be deemed to have obtained actual knowledge of any information solely due to receipt and posting to the 17g-5 Website. Access will be provided to any NRSRO upon receipt by the Issuer of an NRSRO Certification from such NRSRO (which may be submitted electronically via the 17g-5 Website).

(e) Notwithstanding the requirements herein, the Trustee shall have no obligation to engage in or respond to any oral communications, for the purposes of determining the initial credit rating of the Notes or undertaking credit rating surveillance of the Notes, with Moody’s or any of their respective officers, directors or employees.

(f) The Trustee shall not be responsible for maintaining the 17g-5 Website, posting any 17g-5 Information to the 17g-5 Website or assuring that the 17g-5 Website complies with the requirements of this Indenture, Rule 17g-5, or any other law or regulation. In no event shall the Trustee be deemed to make any representation in respect of the content of the 17g-5 Website or compliance of the 17g-5 Website with this Indenture, Rule 17g-5, or any other law or regulation.

(g) The Trustee shall not be responsible or liable for the dissemination of any identification numbers or passwords for the 17g-5 Website, including by the Issuer, Moody’s, the NRSROs, any of their agents or any other party. The Trustee shall not be liable for the use of any information posted on the 17g-5 Website, whether by the Issuer, Moody’s, the NRSROs or any other third party that may gain access to the 17g-5 Website or the information posted thereon.

(h) Notwithstanding anything herein to the contrary, the maintenance by NetRoadshow, Inc. of the 17g-5 Website shall not be deemed as compliance by or on behalf of the Issuer with Rule 17g-5 or any other law or regulation related thereto.

Notwithstanding anything to the contrary in this Indenture, a breach of this Section 14.16 shall not constitute a Default or Event of Default.

ARTICLE XV

ASSIGNMENT OF CERTAIN AGREEMENTS

Section 15.1 Assignment of Collateral Management Agreement. (a) The Issuer hereby acknowledges that its Grant pursuant to the first Granting Clause hereof includes all of the Issuer’s estate, right, title and interest in, to and under the Collateral Management Agreement, including (i) the right to give all notices, consents and releases thereunder, (ii) the right to give all notices of termination and to take any legal action upon the breach of an obligation of the Collateral Manager thereunder, including the commencement, conduct and consummation of proceedings at law or in equity, (iii) the right to receive all notices, accountings, consents, releases and statements thereunder and (iv) the right to do any and all other things whatsoever that the Issuer is or may be entitled to do thereunder; provided that notwithstanding anything herein to the contrary, the Trustee shall not have the authority to exercise any of the rights set forth in (i) through (iv) above or that may otherwise arise as a result of the Grant until the occurrence of an Event of Default hereunder and such authority shall terminate at such time, if any, as such Event of Default is cured or waived. From and after the occurrence and continuance of an Event of Default, the Collateral Manager shall continue to perform and be bound by the provisions of the Collateral Management Agreement and this Indenture applicable thereto.

(b) The assignment made hereby is executed as collateral security, and the execution and delivery hereby shall not in any way impair or diminish the obligations of the Issuer under the provisions of the Collateral Management Agreement, nor shall any of the obligations contained in the Collateral Management Agreement be imposed on the Trustee.

(c) Upon the retirement of the Notes, the payment of all amounts required to be paid pursuant to the Priority of Payments and the release of the Assets from the lien of this Indenture, this assignment and all rights herein assigned to the Trustee for the benefit of the Noteholders shall cease and terminate and all the estate, right, title and interest of the Trustee in, to and under the Collateral Management Agreement shall revert to the Issuer and no further instrument or act shall be necessary to evidence such termination and reversion.

(d) The Issuer represents that, as of the date hereof, the Issuer has not executed any other assignment of the Collateral Management Agreement.

(e) The Issuer agrees that this assignment is irrevocable, and that it will not take any action which is inconsistent with this assignment or make any other assignment inconsistent herewith. The Issuer will, from time to time, execute all instruments of further assurance and all such supplemental instruments with respect to this assignment as may be necessary to continue and maintain the effectiveness of such assignment.

(f) The Issuer hereby agrees, and hereby undertakes to obtain the agreement and consent of the Collateral Manager in the Collateral Management Agreement, to the following:

(i) The Collateral Manager shall consent to the provisions of this assignment and agree to perform any provisions of this Indenture applicable to the Collateral Manager subject to the terms (including the Collateral Manager Standard) of the Collateral Management Agreement.

(ii) The Collateral Manager shall acknowledge that the Issuer is assigning all of its right, title and interest in, to and under the Collateral Management Agreement to the Trustee as representative of the Noteholders and the Collateral Manager shall agree that all of the representations, covenants and agreements made by the Collateral Manager in the Collateral Management Agreement are also for the benefit of the Trustee.

(iii) The Collateral Manager shall deliver to the Trustee copies of all notices, statements, communications and instruments delivered or required to be delivered by the Collateral Manager to the Issuer pursuant to the Collateral Management Agreement.

(iv) Neither the Issuer nor the Collateral Manager will enter into any agreement amending, modifying or terminating the Collateral Management Agreement without satisfaction of the Moody’s Rating Condition and obtaining the consent of a Majority of the Controlling Class and a Majority of the Interests (voting separately by Class); provided that no such satisfaction or consent will be required in connection with any amendment thereto the sole purpose of which is to (i) correct inconsistencies, typographical or other errors, defects or ambiguities or (ii) conform the Collateral Management Agreement to the final Offering Circular or this Indenture.

(v) Except as otherwise set forth herein and therein (including pursuant to Section 8 of the Collateral Management Agreement), the Collateral Manager shall continue to serve as Collateral Manager under the Collateral Management Agreement notwithstanding that the Collateral Manager shall not have received amounts due it under the Collateral Management Agreement because sufficient funds were not then available hereunder to pay such amounts in accordance with the Priority of Payments set forth under Section 11.1. The Collateral Manager agrees not to cause the filing of a petition in bankruptcy against the Issuer for the nonpayment of the fees or other amounts payable by the Issuer to the Collateral Manager under the Collateral Management Agreement until the payment in full of all Notes issued under this Indenture and the expiration of a period equal to one year and a day, or, if longer, the applicable preference period then in effect plus one day, following such payment. Nothing in this Section 15.1 shall preclude, or be deemed to stop, the Collateral Manager (i) from taking any action prior to the expiration of the aforementioned period in (A) any case or Proceeding voluntarily filed or commenced by the Issuer, or (B) any involuntary insolvency Proceeding filed or commenced by a Person other than the Collateral Manager, or (ii) from commencing against the Issuer or any of its properties any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceeding.

(g) The Issuer and the Trustee agree that the Collateral Manager shall be a third party beneficiary of this Indenture, and shall be entitled to rely upon and enforce such provisions of this Indenture to the same extent as if it were a party hereto.

(h) Upon a Trust Officer of the Trustee receiving written notice from the Collateral Manager that an event constituting “Cause” as defined in the Collateral Management Agreement has occurred, the Trustee shall, not later than two Business Days thereafter, forward such notice to the Noteholders (as their names appear in the Register).

[Signature Pages Follow]

IN WITNESS WHEREOF, we have set our hands as of the day and year first written above.

NEWSTAR COMMERCIAL LOAN FUNDING 2014-1 LLC

By:	NewStar Financial, Inc., its Designated
Manager

By:	/s/ JOHN KIRBY BRAY
Name:	John Kirby Bray
Title:	Chief Financial Officer

[Signature Page to Indenture]

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ JACK LINDSAY
Name:
Title:

[Signature Page to Indenture]

Schedule 1

Schedule of Collateral Obligations

Obligor	Principal Balance
3SI Security Systems	$3,827,586.21
5.11, Inc.	5,000,000.00
ABP Corporation	3,930,743.47
Acrisure, LLC	1,369,356.03
Aerco International, Inc.	5,333,067.27
Agilex F&F	1,465,610.72
Airxcel	2,645,825.91
Alpha Packaging	568,538.45
Anaren, Inc.	3,241,875.00
Ansira Holdings, LLC	2,497,323.75
Apex Companies, LLC	2,758,962.72
B&H Education	1,807,386.23
CAbi LLC	2,312,500.00
Carpathia Hosting, Inc.	1,552,946.59
CGI Windows & Doors, Inc.	2,761,902.23
Colson Caster	1,361,862.42
Colson Caster	733,514.22
Confie Seguros	5,000,000.00
Connolly Holdings	5,486,250.00
Creative Circle	3,253,669.62
Curo Health Services	5,000,000.00
DCS Business Services	3,155,769.69
Document Technologies	1,350,098.09
EDAC	3,970,000.00
El Pollo Loco	1,995,000.00
Excelitas Technologies Corp.	6,214,981.06
Fischbein LLC	4,143,750.00
Fort Dearborn	1,791,271.35
Fort Dearborn	115,077.80
Fort Dearborn	1,722,876.16
Fort Dearborn	103,662.59
GeoDigm Corp.	1,363,636.00
GeoDigm Corp.	1,949,762.68
Hospice Advantage	1,310,064.95
IEP technologies, LLC	5,000,000.00
Inland Pipe Rehabilitation, Inc.	2,783,178.16
Innovative Aftermarket Systems	4,937,500.00
Integrated Power Services	1,893,501.91
Katena Products	1,844,213.38

Obligor	Principal Balance
Kel-Tech	5,000,000.00
Liqui-Box	2,426,339.06
Marshall Retail Group	2,959,531.45
Material Handling Services, LLC	2,000,000.00
MB Aerospace	4,962,500.00
MP Assets Corporation	5,000,000.00
Naylor, LLC / Naylor (Canada), Inc.	4,937,500.00
Nellson Nutraceutical, LLC	6,965,000.00
NeuroTherm, Inc.	2,106,619.94
NEX Performance Films	5,151,562.49
Plano Molding Company	3,105,468.75
PlayCore Holdings	4,014,868.74
Plaze, Inc.	1,680,110.46
Pride Manufacturing	509,354.42
Revspring Inc.	4,487,178.31
Senior Care Centers of America	3,873,599.12
Shari’s Management Corporation	1,760,755.23
SHO Holdings II Corp.	2,259,661.66
Spinrite Acquisition Corp	3,109,233.12
Suture Express, Inc.	3,593,815.65
Taylor Precision Products, Inc.	7,265,217.30
Tectum Holdings	5,000,000.00
Trinity Consultants Holdings, Inc.	3,910,156.25
TruckPro, LLC	4,234,041.55
Universal Fiber Systems	4,400,000.00
Veritext	2,084,250.00
Watchfire Enterprises, Inc	2,487,500.00
WNA Holdings, Inc.	2,005,013.02
Xand Holdings, LLC	4,500,000.00
High Ridge Brands	2,052,215.19
Compass Group Diversified Holdings LLC	6,761,784.74
Jacobson Companies	3,000,000.00
Monitronics International	3,898,804.56
Sonneborn	3,281,271.79
Sterling Infosystems	694,172.86
Vestcom International, Inc.	2,221,875.00
Technimark	5,134,250.00
Xand Holdings, LLC	4,250,000.00
American Dental Partners, Inc.	5,000,000.00
Total	$249,636,915.32

S-1-2

Schedule 2

Moody’s Industry Classification Group List

CORP - Aerospace & Defense	1
CORP - Automotive	2
CORP - Banking, Finance, Insurance & Real Estate	3
CORP - Beverage, Food & Tobacco	4
CORP - Capital Equipment	5
CORP - Chemicals, Plastics, & Rubber	6
CORP - Construction & Building	7
CORP - Consumer goods: Durable	8
CORP - Consumer goods: Non-durable	9
CORP - Containers, Packaging & Glass	10
CORP - Energy: Electricity	11
CORP - Energy: Oil & Gas	12
CORP - Environmental Industries	13
CORP - Forest Products & Paper	14
CORP - Healthcare & Pharmaceuticals	15
CORP - High Tech Industries	16
CORP - Hotel, Gaming & Leisure	17
CORP - Media: Advertising, Printing & Publishing	18
CORP - Media: Broadcasting & Subscription	19
CORP - Media: Diversified & Production	20
CORP - Metals & Mining	21
CORP - Retail	22
CORP - Services: Business	23
CORP - Services: Consumer	24
CORP - Sovereign & Public Finance	25
CORP - Telecommunications	26
CORP - Transportation: Cargo	27
CORP - Transportation: Consumer	28
CORP - Utilities: Electric	29
CORP - Utilities: Oil & Gas	30
CORP - Utilities: Water	31
CORP - Wholesale	32

Schedule 3

Diversity Score Calculation

The Diversity Score is calculated as follows:

(a) An “Issuer Par Amount” is calculated for each issuer of a Collateral Obligation, and is equal to the Aggregate Principal Balance of all Collateral Obligations issued by that issuer and all affiliates.

(b) An “Average Par Amount” is calculated by summing the Issuer Par Amounts for all issuers, and dividing by the number of issuers.

(c) An “Equivalent Unit Score” is calculated for each issuer, and is equal to the lesser of (x) one and (y) the Issuer Par Amount for such issuer divided by the Average Par Amount.

(d) An “Aggregate Industry Equivalent Unit Score” is then calculated for each of the Moody’s industry classification groups, shown on Schedule 2, and is equal to the sum of the Equivalent Unit Scores for each issuer in such industry classification group.

(e) An “Industry Diversity Score” is then established for each Moody’s industry classification group, shown on Schedule 2, by reference to the following table for the related Aggregate Industry Equivalent Unit Score; provided that if any Aggregate Industry Equivalent Unit Score falls between any two such scores, the applicable Industry Diversity Score will be the lower of the two Industry Diversity Scores:

Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score

0.0000	0.0000	5.0500	2.7000	10.1500	4.0200	15.2500	4.5300
0.0500	0.1000	5.1500	2.7333	10.2500	4.0300	15.3500	4.5400
0.1500	0.2000	5.2500	2.7667	10.3500	4.0400	15.4500	4.5500
0.2500	0.3000	5.3500	2.8000	10.4500	4.0500	15.5500	4.5600
0.3500	0.4000	5.4500	2.8333	10.5500	4.0600	15.6500	4.5700
0.4500	0.5000	5.5500	2.8667	10.6500	4.0700	15.7500	4.5800
0.5500	0.6000	5.6500	2.9000	10.7500	4.0800	15.8500	4.5900
0.6500	0.7000	5.7500	2.9333	10.8500	4.0900	15.9500	4.6000
0.7500	0.8000	5.8500	2.9667	10.9500	4.1000	16.0500	4.6100
0.8500	0.9000	5.9500	3.0000	11.0500	4.1100	16.1500	4.6200
0.9500	1.0000	6.0500	3.0250	11.1500	4.1200	16.2500	4.6300
1.0500	1.0500	6.1500	3.0500	11.2500	4.1300	16.3500	4.6400
1.1500	1.1000	6.2500	3.0750	11.3500	4.1400	16.4500	4.6500
1.2500	1.1500	6.3500	3.1000	11.4500	4.1500	16.5500	4.6600
1.3500	1.2000	6.4500	3.1250	11.5500	4.1600	16.6500	4.6700
1.4500	1.2500	6.5500	3.1500	11.6500	4.1700	16.7500	4.6800
1.5500	1.3000	6.6500	3.1750	11.7500	4.1800	16.8500	4.6900
1.6500	1.3500	6.7500	3.2000	11.8500	4.1900	16.9500	4.7000

Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score

1.7500	1.4000	6.8500	3.2250	11.9500	4.2000	17.0500	4.7100
1.8500	1.4500	6.9500	3.2500	12.0500	4.2100	17.1500	4.7200
1.9500	1.5000	7.0500	3.2750	12.1500	4.2200	17.2500	4.7300
2.0500	1.5500	7.1500	3.3000	12.2500	4.2300	17.3500	4.7400
2.1500	1.6000	7.2500	3.3250	12.3500	4.2400	17.4500	4.7500
2.2500	1.6500	7.3500	3.3500	12.4500	4.2500	17.5500	4.7600
2.3500	1.7000	7.4500	3.3750	12.5500	4.2600	17.6500	4.7700
2.4500	1.7500	7.5500	3.4000	12.6500	4.2700	17.7500	4.7800
2.5500	1.8000	7.6500	3.4250	12.7500	4.2800	17.8500	4.7900
2.6500	1.8500	7.7500	3.4500	12.8500	4.2900	17.9500	4.8000
2.7500	1.9000	7.8500	3.4750	12.9500	4.3000	18.0500	4.8100
2.8500	1.9500	7.9500	3.5000	13.0500	4.3100	18.1500	4.8200
2.9500	2.0000	8.0500	3.5250	13.1500	4.3200	18.2500	4.8300
3.0500	2.0333	8.1500	3.5500	13.2500	4.3300	18.3500	4.8400
3.1500	2.0667	8.2500	3.5750	13.3500	4.3400	18.4500	4.8500
3.2500	2.1000	8.3500	3.6000	13.4500	4.3500	18.5500	4.8600
3.3500	2.1333	8.4500	3.6250	13.5500	4.3600	18.6500	4.8700
3.4500	2.1667	8.5500	3.6500	13.6500	4.3700	18.7500	4.8800
3.5500	2.2000	8.6500	3.6750	13.7500	4.3800	18.8500	4.8900
3.6500	2.2333	8.7500	3.7000	13.8500	4.3900	18.9500	4.9000
3.7500	2.2667	8.8500	3.7250	13.9500	4.4000	19.0500	4.9100
3.8500	2.3000	8.9500	3.7500	14.0500	4.4100	19.1500	4.9200
3.9500	2.3333	9.0500	3.7750	14.1500	4.4200	19.2500	4.9300
4.0500	2.3667	9.1500	3.8000	14.2500	4.4300	19.3500	4.9400
4.1500	2.4000	9.2500	3.8250	14.3500	4.4400	19.4500	4.9500
4.2500	2.4333	9.3500	3.8500	14.4500	4.4500	19.5500	4.9600
4.3500	2.4667	9.4500	3.8750	14.5500	4.4600	19.6500	4.9700
4.4500	2.5000	9.5500	3.9000	14.6500	4.4700	19.7500	4.9800
4.5500	2.5333	9.6500	3.9250	14.7500	4.4800	19.8500	4.9900
4.6500	2.5667	9.7500	3.9500	14.8500	4.4900	19.9500	5.0000
4.7500	2.6000	9.8500	3.9750	14.9500	4.5000
4.8500	2.6333	9.9500	4.0000	15.0500	4.5100
4.9500	2.6667	10.0500	4.0100	15.1500	4.5200

(f) The Diversity Score is then calculated by summing each of the Industry Diversity Scores for each Moody’s industry classification group shown on Schedule 2.

(g) For purposes of calculating the Diversity Score, affiliated issuers in the same Industry are deemed to be a single issuer except as otherwise agreed to by Moody’s.

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Schedule 4

Moody’s Rating Definitions

MOODY’S DEFAULT PROBABILITY RATING

(a)	With respect to any Collateral Obligation (other than a DIP Collateral Obligation):

(i)	if the Obligor of such Collateral Obligation has a corporate family rating by Moody’s, then such corporate family rating; and (solely for purposes of determining the Adjusted Weighted Average Moody’s Rating Factor) with respect to a Collateral Obligation that is a Current Pay Obligation, one subcategory below the facility rating (whether public or private) of such Current Pay Obligation rated by Moody’s;

(ii)	if not determined pursuant to clause (a)(i) above, if the Obligor of such Collateral Obligation has one or more senior unsecured obligations publicly rated by Moody’s, then the Moody’s public rating on any such obligation as selected by the Collateral Manager in its sole discretion;

(iii)	if not determined pursuant to clause (a)(i) or (a)(ii) above, if the obligor of such Collateral Obligation has one or more senior secured obligations publicly rated by Moody’s, then the Moody’s public rating on any such obligation as selected by the Collateral Manager in its sole discretion notched down by one notch;

(iv)	if not determined pursuant to clause (a)(i), (a)(ii) or (a)(iii) above, a credit estimate or a rating based on Moody’s RiskCalc;

(v)	if not determined pursuant to clause (a)(i), (a)(ii), (a)(iii) or (a)(iv) above, the Moody’s Derived Rating; and

(vi)	if not determined pursuant to clause (a)(i), (a)(ii), (a)(iii), (a)(iv) or (a)(v) above, then “Caa3.”

(b)	With respect to a DIP Collateral Obligation, the rating which is one subcategory below the facility rating (whether public or private) of such DIP Collateral Obligation rated by Moody’s.

provided that, with respect to Collateral Obligations the Moody’s rating of which is determined through application of Moody’s RiskCalc, (i) such Collateral Obligations, at all times prior to the end of the Reinvestment Period, shall not represent more than 20% of the Collateral Principal Amount and (ii) such Collateral Obligations shall not represent, after the end of the Reinvestment Period, the greater of (x) 20% of the Collateral Principal Amount and (y) the Aggregate Principal Balance of Collateral Obligations included in the Assets which have a Moody’s rating previously determined through application of Moody’s RiskCalc; provided, further that the Collateral Manager shall redetermine and report to Moody’s (which report shall include the Moody’s RiskCalc input and output files) the Moody’s rating for each Collateral Obligation determined through application of Moody’s RiskCalc within 30 days after receipt of the annual audited financial statements from the related Obligor.

For purposes of calculating a Moody’s Default Probability Rating, each applicable rating (i) on credit watch by Moody’s with positive implications will be treated as having been upgraded by one rating subcategory, (ii) on credit watch by Moody’s with negative implications will be treated as having been downgraded by two rating subcategories and (iii) on negative outlook by Moody’s will be treated as having been downgraded by one rating subcategory.

MOODY’S RATING

(a)	With respect to a Collateral Obligation that (A) is publicly rated by Moody’s, such public rating, or (B) is not publicly rated by Moody’s but for which a rating has been assigned by Moody’s upon the request of the Issuer or the Collateral Manager, such rating.

(b)	With respect to a Collateral Obligation that is a first-lien loan or Participation Interest in a first-lien loan (if not determined pursuant to clause (a) above), if the Obligor of such Collateral Obligation has a corporate family rating by Moody’s, then such corporate family rating notched up by one notch.

(c)	With respect to a Collateral Obligation, if not determined pursuant to clause (a) or (b) above, if the Obligor of such Collateral Obligation has one or more senior unsecured obligations publicly rated by Moody’s, then the Moody’s public rating on any such obligation (or, if such Collateral Obligation is a first-lien loan, the Moody’s rating that is two notches higher than the Moody’s public rating on any such senior unsecured obligation) as selected by the Collateral Manager in its sole discretion.

(d)	With respect to a Collateral Obligation other than a first lien loan or Participation Interest in a first lien loan (if not determined pursuant to clause (a), (b) or (c) above) if the obligor of such Collateral Obligation has one or more senior unsecured obligations publicly rated by Moody’s, then the Moody’s Rating on any such obligation;

(e)	With respect to a Collateral Obligation other than a first-lien loan or Participation Interest in a first-lien loan (if not determined pursuant to clause (a), (b), (c) or (d) above), if the Obligor of such Collateral Obligation has a corporate family rating by Moody’s, then such corporate family rating notched down by one notch;

(f)	With respect to a Collateral Obligation other than a first-lien loan or Participation Interest in a first-lien loan (if not determined pursuant to clause (a), (b), (c), (d) or (e) above), if the Obligor of such Collateral Obligation has one or more subordinated obligations publicly rated by Moody’s, then the Moody’s public rating on any such obligation notched up by one notch as selected by the Collateral Manager in its sole discretion;

(g)	If not determined pursuant to clause (a), (b), (c), (d), (e) or (f) above, the Moody’s Derived Rating; and

(h)	If not determined pursuant to clause (a), (b), (c), (d), (e), (f) or (g) above, then “Caa3.”

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provided that, with respect to Collateral Obligations the Moody’s rating of which is determined through application of Moody’s RiskCalc, (i) such Collateral Obligations, at all times prior to the end of the Reinvestment Period, shall not represent more than 20% of the Collateral Principal Amount and (ii) such Collateral Obligations shall not represent, after the end of the Reinvestment Period, the greater of (x) 20% of the Collateral Principal Amount and (y) the Aggregate Principal Balance of Collateral Obligations included in the Assets which have a Moody’s rating previously determined through application of Moody’s RiskCalc; provided, further, that the Collateral Manager shall redetermine and report to Moody’s (which report shall include the Moody’s RiskCalc input and output files) the Moody’s rating for each Collateral Obligation determined through application of Moody’s RiskCalc within 30 days after receipt of the annual audited financial statements from the related Obligor.

For purposes of calculating a Moody’s Rating, each applicable rating (i) on credit watch by Moody’s with positive implications will be treated as having been upgraded by one rating subcategory, (ii) on credit watch by Moody’s with negative implications will be treated as having been downgraded by two rating subcategories and (iii) on negative outlook by Moody’s will be treated as having been downgraded by one rating subcategory.

For purposes of the definitions of “Moody’s Default Probability Rating”, “Moody’s Derived Rating” and “Moody’s Rating”, any credit estimate assigned by Moody’s and any Moody’s RiskCalc rating obtained by the Issuer or Collateral Manager shall expire one year from the date such estimate was issued; provided that, for purposes of any calculation under this Indenture, if Moody’s fails to renew for any reason a credit estimate for a previously acquired Collateral Obligation thereunder on or before such one-year anniversary (which may be extended at Moody’s option to the extent the annual audited financial statements for the Obligor have not yet been received), after the Issuer or the Collateral Manager on the Issuer’s behalf has submitted to Moody’s all information that the Issuer or the Collateral Manager believed in good faith was required to provide such renewal, (1) the Issuer for a period of 60 days will continue using the previous credit estimate assigned by Moody’s with respect to such Collateral Obligation until such time as Moody’s renews the credit estimate for such Collateral Obligation, (2) after 60 days until the earlier to occur of the 120th day or such time as Moody’s renews the credit estimate for such Collateral Obligation the Collateral Obligation will be treated as having been downgraded by one rating subcategory and (3) after 120 days but before Moody’s renews the credit estimate for such Collateral Obligation, the Collateral Obligation will be deemed to have a Moody’s rating of “Caa3.”

MOODY’S DERIVED RATING

With respect to a Collateral Obligation whose Moody’s Rating or Moody’s Default Probability Rating cannot otherwise be determined pursuant to the definitions thereof, such Moody’s Rating or Moody’s Default Probability Rating shall be determined as set forth below.

(a)	If the obligor of such Collateral Obligation has a corporate family rating by Moody’s, then one subcategory below such corporate family rating.

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(b)	If not determined pursuant to clause (a) above, then by using any one of the methods provided below:

(i)	pursuant to the table below:

Obligation Category of Rated Obligation	Rating by S&P (Public and Monitored)	Collateral Obligation Rated by S&P	Number of Subcategories Relative to Moody’s Equivalent of Rating by S&P
Not Structured Finance Obligation	greater than or equal to BBB-	Not a Loan or Participation Interest in Loan	–1
Not Structured Finance Obligation	less than BB+	Not a Loan or Participation Interest in Loan	–2
Not Structured Finance Obligation		Loan or Participation Interest in Loan	–2

(ii)	if such Collateral Obligation is not rated by S&P but another security or obligation of the Obligor has a public and monitored rating by S&P (a “parallel security”), then the rating of such parallel security will at the election of the Collateral Manager be determined in accordance with the table set forth in subclause (b)(i) above, and the Moody’s Rating or Moody’s Default Probability Rating of such Collateral Obligation will be determined by treating the parallel security as if it were rated by Moody’s at the rating determined pursuant to this subclause (b)(ii) and adjusting the rating of the related Moody’s rated obligations of the related Obligor by the number of rating subcategories according to the table below:

Obligation Category of Rated Obligation	Rating of Rated Obligation	Number of Subcategories Relative to Rated Obligation Rating
Senior secured obligation	greater than or equal to B2	–1
Senior secured obligation	less than B2	–2
Subordinated obligation	greater than or equal to B3	+1
Subordinated obligation	less than B3	0

(iii)

If such Collateral Obligation is not rated by Moody’s and no other security or obligation of the issuer of such Collateral Obligation is rated by Moody’s the rating will be the rating estimate determined by Moody’s and, if one has not been provided but Moody’s has been requested by the Issuer, the Collateral Manager or the issuer of such Collateral Obligation to assign a rating or rating estimate with respect to such Collateral Obligation but such rating or rating estimate has not been received, pending receipt of such estimate, the Moody’s Rating or Moody’s Default Probability Rating of such Collateral Obligation shall be (x) “B3” if the Collateral Manager certifies to the Trustee that the Collateral Manager believes that such estimate will be at least “B3” and if the Aggregate Principal Balance of Collateral Obligations determined pursuant to this subclause (b)(iii) does not exceed 15% of the Collateral Principal Amount of all Collateral Obligations, (y) if not determined pursuant to clause (x), “Caa1” if the Aggregate Principal Balance

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of Collateral Obligations determined pursuant to this clause (y) does not exceed 15% of the Collateral Principal Amount of all Collateral Obligations, and (z) in either case, if such rating or rating estimate has not been received within fifteen months of the request to Moody’s, “Caa3”.

(iv)	If not determined pursuant to clause (b)(i), (b)(ii) or (b)(iii) above, then “Caa3”.

For purposes of calculating a Moody’s Derived Rating, each applicable rating (i) on credit watch by Moody’s with positive implications will be treated as having been upgraded by one rating subcategory, (ii) on credit watch by Moody’s with negative implications will be treated as having been downgraded by two rating subcategories and (iii) on negative outlook by Moody’s will be treated as having been downgraded by one rating subcategory.

S-4-5

Schedule 5

MOODY’S RISKCALC CALCULATION

“.EDF” means, with respect to any Collateral Obligation, the lowest of (A) the weakest of the 5-year expected default frequencies for the current year and previous 4 years for such Collateral Obligation as determined by running the current version of Moody’s RiskCalc in the Credit Cycle Adjusted (“CCA”) mode and (B) the 5-year expected default frequency for such Collateral Obligation as determined by running the current version of Moody’s RiskCalc in the Financial Statement Only (“FSO”) mode.

“Moody’s Industries” means any one of the Moody’s industrial classification groups as published by Moody’s from time to time.

“Pre-Qualifying Conditions” means, with respect to any Collateral Obligation, conditions that will be satisfied if the Obligor with respect to the applicable Collateral Obligation satisfies the following criteria:

1. an unqualified, signed, US GAAP audit opinion for the most recent annual statement is the source for model inputs. There should be no explanatory paragraph addressing the Obligor as a going concern or indicating any significant financial concerns;

2. the Obligor’s EBITDA is equal to or greater than U.S.$5,000,000;

3. the Obligor’s annual sales are equal to or greater than U.S.$10,000,000;

4. the Obligor’s book assets are equal to or greater than U.S.$10,000,000;

5. the Obligor represents not more than 3.0% of the Collateral Principal Amount;

6. the Obligor is a private company with no public rating from Moody’s;

7. for the current and prior fiscal year, such Obligor’s:

(a) EBIT/interest expense ratio is greater than 1.00:1.00 with respect to non-retail and 1.25:1.00 with respect to retail (adjusted for rent expense);

(b) debt/EBITDA ratio is less than 6.0:1.0;

8. no greater than 25% of the Obligor’s revenue is generated from any one customer of the Obligor;

9. no financial covenants in the Underlying Documents have been modified or waived within the immediately preceding three month period;

10. none of the original terms of the Underlying Documents have been modified or waived within the immediately preceding three month period; and

11. the Obligor is a for-profit operating company in any one of the Moody’s Industries with the exception of (i) Banking, Finance, Insurance & Real Estate (Moody’s industrial classification group #3) and (ii) Sovereign & Public Finance (Moody’s industrial classification group #25).

1. The Collateral Manager shall calculate the .EDF for each of the Collateral Obligations to be rated pursuant to this Schedule 5 and applicable inputs should be taken directly from signed, unqualified US GAAP full-year audit data. The Collateral Manager shall also provide Moody’s with the .EDF and the information necessary to calculate such ..EDF on an annual basis or more frequently upon request from Moody’s. Moody’s shall have the right (in its commercially reasonable judgment) to (i) amend or modify any of the information utilized to calculate the .EDF and recalculate the .EDF based upon such revised information, in which case such .EDF shall be determined using the table in paragraph 2 below in order to determine the applicable Moody’s Rating, or (ii) have a Moody’s credit analyst provide a rating estimate for any Collateral Obligation rated pursuant to this Schedule 5, in which case such rating estimate provided by such credit analyst shall be the applicable Moody’s Rating.

2. The Moody’s Rating for each Collateral Obligation that satisfies the Pre-Qualifying Conditions shall be the lower of (i) the Collateral Manager’s internal rating or (ii) the rating based on the .EDF for such Collateral Obligation, as determined in accordance with the table below:

RiskCalc-Derived .EDF	Moody’s Rating Factor
Baa3.edf and above	1766
Ba1.edf	2720
Ba2.edf	2720
Ba3.edf	2720
B1.edf	2720
B2.edf	3490
B3.edf	3490
Caa.edf	4770

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3. The Moody’s Recovery Rate for each Collateral Obligation that meets the Pre-Qualifying Conditions shall be the lower of (i) the Collateral Manager’s internal recovery rate or (ii) the recovery rate as determined in accordance with the table below:

Type of Collateral Obligation	Moody’s Recovery Rate

U.S. or Canadian Obligor senior secured, first priority, first lien and first out	50%

U.S. or Canadian Obligor second lien, first lien and last out, all other senior secured	25%

U.S. or Canadian Obligor senior unsecured	25%

U.S. or Canadian Obligor senior subordinated or junior subordinated	25%

Non-U.S. Non-Canadian Obligor any loan	25%

provided that Moody’s shall have the right (in its commercially reasonable judgment) to issue a recovery rate or a credit estimate assigned by one of its credit analysts, in which case such recovery rate or a credit estimate, as applicable, provided by such credit analyst shall be the applicable Moody’s Recovery Rate or Moody’s Rating.

S-5-3